     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 5, 1996

                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                 ADAPTEC, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          CALIFORNIA                        36798                         94-2748530
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD-INDUSTRIAL          (I.R.S. EMPLOYER
     OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)        IDENTIFICATION NUMBER)
         ORGANIZATION)

                          691 SOUTH MILPITAS BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600

          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                F. GRANT SAVIERS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ADAPTEC, INC.
                          691 SOUTH MILPITAS BOULEVARD
                           MILPITAS, CALIFORNIA 95035
                                 (408) 945-8600

            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

         HENRY P. MASSEY, JR., ESQ.                       A. PETER PARSONS, ESQ.
           DAVID C. DRUMMOND, ESQ.                           ERIC DEJONG, ESQ.
           GEOFFREY B. HALE, ESQ.                          DAVIS WRIGHT TREMAINE
      WILSON SONSINI GOODRICH & ROSATI                      2600 CENTURY SQUARE
          PROFESSIONAL CORPORATION                          1501 FOURTH AVENUE
             650 PAGE MILL ROAD                           SEATTLE, WA 98101-1688
          PALO ALTO, CA 94304-1050                            (206) 622-3150
               (415) 493-9300

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the Effective Time of the Merger of CDT Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Adaptec, Inc. ("Adaptec"), with and into Cogent Data Technologies, Inc., a Washington corporation ("Cogent"), as described herein.
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------

                                                       PROPOSED
                                        PROPOSED       MAXIMUM
                                        MAXIMUM       AGGREGATE      AMOUNT OF
       TITLE OF EACH CLASS OF        OFFERING PRICE    OFFERING     REGISTRATION
    SECURITIES TO BE REGISTERED      PER SHARE(2)     PRICE(2)        FEE(3)
- --------------------------------------------------------------------------------
Common Stock $0.001 par value.......     N/A          $7,476           $100
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

(1) This Registration Statement relates to securities of Adaptec issuable to the shareholders of Cogent in the proposed acquisition of Cogent by Adaptec and represents the maximum number of shares of Adaptec's Common Stock, $.001 par value (the "Adaptec Common Stock"), issuable to the shareholders of Cogent upon consummation of the Merger.

(2) There is no established trading market for the shares of Cogent which are to be converted into shares of Common Stock of the Registrant pursuant to the Merger described herein. In accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, given that Cogent has an accumulated capital deficit, the Proposed Maximum Aggregate Offering Price has been calculated on the basis of one-third of the par value of the Cogent shares. One-third of such par value was $7,476 on March 31, 1996, the most recent practicable date for determination.

(3) In accordance with Section 6(b) under the Securities Act of 1933, as amended (the "Securities Act"), the registration fee is set at the minimum amount for filing of a registration statement as it is greater than the fee payable pursuant to Rule 457(f) of the Securities Act.
                            ------------------------

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 ADAPTEC, INC.

                             CROSS-REFERENCE SHEET

                 SHOWING LOCATION IN PROSPECTUS OF INFORMATION
                         REQUIRED BY ITEMS OF FORM S-4

          FORM S-4 REGISTRATION STATEMENT
                  ITEM AND HEADING                           LOCATION IN PROSPECTUS
      ----------------------------------------   ----------------------------------------------
                              (INFORMATION ABOUT THE TRANSACTION)
  1.  Forepart of the Registration Statement
        and Outside Front Cover Page of
        Prospectus............................   Facing Page; Cross-Reference Sheet; Outside
                                                 Front Cover Page
  2.  Inside Front and Outside Back Cover
        Pages of Prospectus...................   Available Information; Inside Front and
                                                 Outside Back Cover Pages of Prospectus
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges and Other Information.........   Summary; Risk Factors; Selected Historical
                                                 Financial Data; Comparative Historical Per
                                                   Share Data; Background of and Reasons for
                                                   the Merger; Terms of the Merger
  4.  Terms of the Transaction................   Summary; Introduction; Background of and
                                                 Reasons for the Merger; Terms of the Merger,
                                                   Comparison of Rights of Holders of Adaptec
                                                   Common Stock and Holders of Cogent Common
                                                   Stock
  6.  Material Contacts with the Company Being
        Acquired..............................   Background of and Reasons for the Merger
  7.  Additional Information Required for
        Reoffering by Persons and Parties
        Deemed to be Underwriters.............   *
  8.  Interests of Named Experts and
        Counsel...............................   Legal Matters
  9.  Disclosure of Securities and Exchange
        Commission Position on Indemnification
        for Securities Act Liabilities........   *
                              (INFORMATION ABOUT THE REGISTRANT)
 10.  Information with Respect to S-3
        Registrants...........................   *
 11.  Incorporation of Certain Information by
        Reference.............................   *
 12.  Information with Respect to S-2 or S-3
        Registrants...........................   *
 13.  Incorporation of Certain Information by
        Reference.............................   *
 14.  Information with Respect to Registrants
        Other Than S-2 or S-3 Registrants.....   Summary; Risk Factors; Background of and
                                                 Reasons for the Merger; Adaptec Business;
                                                   Properties; Selected Financial Data of
                                                   Adaptec; Management's Discussion and
                                                   Analysis of Financial Condition and Results
                                                   of Operations; Adaptec Financial Statements

          FORM S-4 REGISTRATION STATEMENT
                  ITEM AND HEADING                           LOCATION IN PROSPECTUS
      ----------------------------------------   ----------------------------------------------
                        (INFORMATION ABOUT THE COMPANY BEING ACQUIRED)
 15.  Information with Respect to S-3
        Companies.............................   *
 16.  Information with Respect to S-2 or S-3
        Companies.............................   *
 17.  Information with Respect to Companies
        Other Than S-2 or S-3 Companies.......   Summary; Risk Factors; Background of and
                                                 Reasons for the Merger; Cogent Business;
                                                   Principal
                                                   Shareholders of Cogent and Security
                                                   Ownership of Management; Selected Financial
                                                   Data of Cogent; Management's Discussion and
                                                   Analysis of Financial Condition and Results
                                                   of Operations; Cogent Financial Statements
                              (VOTING AND MANAGEMENT INFORMATION)
 18.  Information if Proxies, Consents or
        Authorizations Are to be Solicited....   Summary; Introduction; Cogent Special Meeting;
                                                   Background of and Reasons for the Merger
 19.  Information if Proxies, Consents or
        Authorizations Are Not to be Solicited
        or in an Exchange Offer...............   *

- ---------------
* Not Applicable.

                         COGENT DATA TECHNOLOGIES, INC.
                               640 MULLIS STREET
                        FRIDAY HARBOR, WASHINGTON 98250

                                                                          , 1996

Dear Shareholder:

     You are cordially invited to attend a Special Meeting (the "Special Meeting") of the shareholders of Cogent Data Technologies, Inc. ("Cogent"), to
be held on             , August   , 1996 at      a.m., local time, at the
offices of             , located at             .

     At this Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of May 31, 1996 (the "Merger Agreement"), among Cogent, Adaptec, Inc., a California corporation ("Adaptec"), and Adaptec's wholly owned subsidiary, CDT Acquisition Corp., a Delaware corporation ("Sub"), providing for the merger (the "Merger") of Sub with and into Cogent, as described in the accompanying Prospectus/Proxy Statement.

     Upon the consummation of the Merger, holders of Cogent capital stock will receive an aggregate number of shares of Adaptec Common Stock, $.001 par value (the "Adaptec Common Stock"), ranging in aggregate value from $72,201,736 (less certain third party expenses of Cogent) to $65,325,380 (less certain third party expenses of Cogent), depending upon the average price of a share of Adaptec Common Stock for a period prior to the closing date of the Merger. Options to acquire Cogent Common Stock must be exercised in order to receive shares of such Adaptec Common Stock, all as more fully described in the accompanying Prospectus/Proxy Statement in the section entitled "Terms of the Merger -- Manner and Basis of Converting Shares." The consideration payable by virtue of the Merger (the "Purchase Price") will consist of shares of Adaptec Common Stock, with the actual number of shares to be determined upon the closing of the Merger. The actual Purchase Price payable to holders of Cogent capital stock is subject to reduction and adjustment as described in the accompanying Prospectus/Proxy Statement in the section entitled "Terms of the Merger -- Manner and Basis of Converting Shares" and in Section 3 of the Merger Agreement attached thereto.

     Cogent's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and unanimously recommends a vote in favor of approval and adoption of the Merger Agreement. Under the Merger Agreement, it is a condition to consummation of the Merger that the Merger Agreement and Merger be approved by the affirmative vote of holders of ninety percent (90%) of the outstanding shares of Cogent Common Stock. If the Merger is approved by the required vote and consummated, you will receive detailed information on how to transmit your Cogent share certificates to obtain your shares of Adaptec Common Stock.

     Abstentions from voting will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger since they represent one less vote for adoption of such proposals.

     In the material accompanying this letter, you will find a Prospectus/Proxy Statement relating to the actions to be taken by Cogent shareholders at the Special Meeting. The Prospectus/Proxy Statement more fully describes the proposed Merger and includes important information concerning Adaptec and Cogent.

     Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your Proxy in the manner described in the accompanying Prospectus/Proxy Statement at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                          Sincerely,

                                          DR. CHARLES ANDERSON
                                          Chief Executive Officer

                         COGENT DATA TECHNOLOGIES, INC.
                               640 MULLIS STREET
                        FRIDAY HARBOR, WASHINGTON 98250

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON AUGUST      , 1996

TO THE SHAREHOLDERS OF COGENT DATA TECHNOLOGIES, INC.:

     NOTICE IS HEREBY GIVEN that a Special Meeting (the "Special Meeting") of Shareholders of Cogent Data Technologies, Inc., a Washington corporation
("Cogent"), will be held on             , August   , 1996 at      a.m., local
time, at the offices of             , located at             .

     At the Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of May 31, 1996 (the "Merger Agreement"), among Cogent, Adaptec, Inc., a California corporation ("Adaptec"), and Adaptec's wholly owned subsidiary, CDT Acquisition Corp., a Delaware corporation ("Sub"), providing for the merger of Sub with and into Cogent (the "Merger"), as described in the accompanying Prospectus/Proxy Statement.

     In particular, you will be asked to vote on the following matters:

          1. To adopt and approve an Agreement and Plan of Merger, dated as of May 31, 1996, by and among Cogent, Adaptec and Sub, which provides, among other things, for the merger of Sub with and into Cogent, all as more fully described in the accompanying Prospectus/Proxy Statement.

          2. For the transaction of such other business as may properly come before said meeting or adjournments thereof.

     In addition to your review of the details of the proposed Merger appearing in the accompanying Prospectus/Proxy Statement and in the Merger Agreement and related agreements attached as exhibits thereto, you should carefully review the investment considerations associated with the Merger discussed under the section entitled "Risk Factors" in the accompanying Prospectus/Proxy Statement.

     If the Merger is consummated, shareholders of Cogent who do not vote in favor of the Merger Agreement and who otherwise comply with the provisions of Chapter 23B.13 of the Washington Business Corporation Act (the "Washington Law") will be entitled to statutory dissenters' appraisal rights. The rights of dissenting shareholders under Washington Law are discussed in the section entitled "Cogent Data Technologies, Inc. Special Meeting -- Rights of Dissenting Cogent Shareholders." Any exercise of dissenters' rights must be in accordance with the procedures set forth in Chapter 23B.13 of the Washington Law, which sections are attached as Annex B to the Prospectus/ Proxy Statement.

     Only shareholders of record at the close of business on July   , 1996 are
entitled to notice of, and to vote at, the Special Meeting, or at any continuance(s) or adjournment(s) thereof.

     You are cordially invited to attend the Special Meeting in person. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it promptly in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the Special Meeting, you may still revoke such proxy at any time prior to the Special Meeting by providing written notice of such revocation to Cogent Data Technologies, Inc., Attention: Corporate Secretary.

                                          By Order of the Board of Directors,

                                          DR. CHARLES ANDERSON
                                          Chief Executive Officer

Friday Harbor, Washington
              , 1996

     TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE ATTACHED PROSPECTUS/PROXY STATEMENT.

                   SUBJECT TO COMPLETION, DATED        , 1996

                                 ADAPTEC, INC.
                         COGENT DATA TECHNOLOGIES, INC.
                           PROSPECTUS/PROXY STATEMENT
                            ------------------------

     This Prospectus/Proxy Statement is being furnished to shareholders of Cogent Data Technologies, Inc., a Washington corporation ("Cogent"), in connection with the proposed acquisition of Cogent by Adaptec, Inc., a California corporation ("Adaptec" or the "Company"), by means of the merger of CDT Acquisition Corp., a Delaware corporation ("Sub") and wholly owned subsidiary of Adaptec, with and into Cogent (the "Merger"), pursuant to the terms set forth in the Agreement and Plan of Reorganization, dated as of May 31, 1996 (the "Merger Agreement"), by and among Adaptec, Sub and Cogent.

     This Prospectus/Proxy Statement and the accompanying form of proxy are
first being mailed to shareholders of Cogent on or about               , 1996.

     This Prospectus/Proxy Statement constitutes (a) the Proxy Statement of Cogent relating to the Special Meeting of Shareholders of Cogent, scheduled to
be held on               , 1996 (the "Special Meeting") and (b) the Prospectus
of Adaptec constituting part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission relating to the shares of Adaptec Common Stock issuable to Cogent shareholders in connection with the Merger. All information herein with respect to Cogent has been furnished by Cogent, and all information herein with respect to Adaptec and Sub has been furnished by Adaptec.

                            ------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED CAREFULLY BY COGENT SHAREHOLDERS IN EVALUATING THE PROPOSALS TO BE VOTED ON AT THE SPECIAL MEETING AND THE ACQUISITION OF THE SECURITIES OFFERED HEREBY.

                            ------------------------

NEITHER THIS TRANSACTION NOR THE SECURITIES OF ADAPTEC OFFERED HEREBY HAVE
  BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
    ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
      COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
       ACCURACY OR ADEQUACY OF THIS PROSPECTUS/REGISTRATION STATEMENT.
        ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

       The date of this Prospectus/Proxy Statement is             , 1996.

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     1
SUMMARY...............................................................................     2
  The Companies.......................................................................     2
  Special Meeting of Shareholders of Cogent...........................................     2
  The Merger..........................................................................     3
SELECTED HISTORICAL FINANCIAL DATA....................................................     6
COMPARATIVE HISTORICAL PER SHARE DATA.................................................     7
RISK FACTORS..........................................................................     8
SPECIAL MEETING OF COGENT SHAREHOLDERS................................................    10
  General.............................................................................    10
  Matters to be Considered at the Meeting.............................................    10
  Record Date; Shares Entitled to Vote; Vote Required.................................    10
  Proxies; Proxy Solicitation.........................................................    11
BACKGROUND OF AND REASONS FOR THE MERGER..............................................    12
  Adaptec's Reasons for the Merger....................................................    12
  Cogent's Reasons for the Merger.....................................................    12
  Material Contacts...................................................................    14
  Fairness Opinion of Financial Advisor...............................................    15
  Affiliate Agreements................................................................    17
  Certain Federal Income Tax Considerations...........................................    17
  Governmental and Regulatory Approvals...............................................    19
  Accounting Treatment................................................................    19
TERMS OF THE MERGER...................................................................    20
  Effective Time......................................................................    20
  Manner and Basis of Converting Shares...............................................    20
  Conduct of the Business of the Combined Companies Following the Merger..............    23
  Conduct of Cogent's Businesses Prior to the Merger..................................    23
  Conduct of Majority Shareholders Prior to the Merger................................    24
  No Solicitation.....................................................................    24
  Indemnification by Cogent and Escrow of Purchase Price..............................    25
  Conditions to the Merger............................................................    25
  Termination or Amendment of Merger Agreement........................................    27
  Employment Agreements...............................................................    27
  Affiliate Agreements................................................................    28
  Rights of Dissenting Cogent Shareholders............................................    28
INTERESTS OF CERTAIN PERSONS IN THE MERGER............................................    30
STOCK PRICE AND DIVIDEND INFORMATION..................................................    31
ADAPTEC BUSINESS......................................................................    32
  General.............................................................................    32
  Background..........................................................................    32
  Market Overview.....................................................................    32
  Products............................................................................    33
  Board-Based I/O Solutions...........................................................    33
  Integrated Circuits.................................................................    34
  Research and Development............................................................    34
  Marketing and Customers.............................................................    34

                                                                                        PAGE
                                                                                        ----
  Backlog.............................................................................    35
  Competition.........................................................................    35
  Manufacturing.......................................................................    36
  Patents and Licenses................................................................    36
  Employees...........................................................................    36
  Foreign and Domestic Operations.....................................................    36
  Properties..........................................................................    37
SELECTED FINANCIAL DATA OF ADAPTEC....................................................    38
ADAPTEC MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................    39
  Fiscal 1996 Compared to Fiscal 1995.................................................    39
  Fiscal 1995 Compared to Fiscal 1994.................................................    40
  Liquidity and Capital Resources.....................................................    41
BUSINESS OF COGENT....................................................................    43
  General.............................................................................    43
  Market..............................................................................    43
  Products............................................................................    43
  Competition.........................................................................    44
  Marketing...........................................................................    44
  Manufacturing.......................................................................    44
  Employees...........................................................................    44
  Facilities..........................................................................    44
COGENT SELECTED FINANCIAL DATA........................................................    45
COGENT MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL
  CONDITION...........................................................................    46
  Overview............................................................................    46
  Revenues............................................................................    46
  Cost of Sales.......................................................................    46
  Operating Expenses..................................................................    47
  Federal Income Tax Benefits.........................................................    47
  Liquidity and Capital Resources.....................................................    47
STOCK OWNED BY COGENT MANAGEMENT AND PRINCIPAL SHAREHOLDERS...........................    48
MANAGEMENT............................................................................    49
  Directors and Executive Officers....................................................    49
  Executive Compensation and Other Matters............................................    51
DESCRIPTION OF ADAPTEC CAPITAL STOCK..................................................    54
  General.............................................................................    54
  Adaptec Common Stock................................................................    54
  Adaptec Preferred Stock.............................................................    54
  Common Stock Rights.................................................................    54
COMPARATIVE RIGHTS OF COGENT SHAREHOLDERS.............................................    59
  Amendments To Articles of Incorporation and Bylaws..................................    59
  Shareholder Power To Call Special Shareholders' Meeting; Shareholder Nominations
     and Proposals....................................................................    59
  Action by Written Consent of the Shareholders.......................................    60
  Cumulative Voting in Election of Directors..........................................    60
  Approval of Certain Corporate Transactions..........................................    60
  Dissenters' Rights..................................................................    61

                                                                                        PAGE
                                                                                        ----
  Anti-Takeover Provisions............................................................    61
  "Blank Check" Preferred Stock and Common Stock Rights...............................    62
  Removal of Directors................................................................    62
  Classified Board of Directors.......................................................    63
  Dividends and Repurchase of Shares..................................................    63
EXPERTS...............................................................................    63
LEGAL MATTERS.........................................................................    64
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................   F-1
  Annex A  -- Agreement and Plan of Reorganization
  Annex B  -- Dissenter's Rights
  Annex C  -- Fairness Opinion
  Annex D  -- Tax Opinion from Davis Wright Tremaine
PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS.....................................  II-1

                             AVAILABLE INFORMATION

     Adaptec is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, CA 90036-3648. Copies of such material may be obtained by mail from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Adaptec's Common Stock is quoted on The Nasdaq Stock Market and such reports, proxy statements and other information can also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

     Adaptec has filed with the SEC a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Adaptec Common Stock to be issued pursuant to the Merger. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the SEC. Such additional information may be obtained from the SEC's principal office in Washington, D.C. Statements contained in this Prospectus/Proxy Statement as to the contents of any contract or other ument referred to herein or therein are not necessarily complete, and in each instance, reference is made to the copy of such contract or other ument filed as an exhibit to the Registration Statement or to such other ument, each such statement being qualified in all respects by such reference.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THESE MATTERS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ADAPTEC OR COGENT. NEITHER THE DELIVERY HEREOF NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS HEREIN SET FORTH SINCE THE DATE HEREOF. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.
                            ------------------------

     References made in this Registration Statement on Form S-4 to "Adaptec", the "Company" or the "Registrant" refer to Adaptec, Inc. and its wholly owned subsidiaries. Adaptec, the Adaptec logo, EZ-SCSI and SCSIselect are trademarks of Adaptec, Inc., which may be registered in some jurisdictions. Cogent, the Cogent logo, eMASTER and Predictive Pipelining are trademarks of Cogent. All other trademarks used are owned by their respective owners.

                                    SUMMARY

     The following contains a brief summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary does not contain a complete statement of all provisions of the proposals to be voted on and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement and in the information and documents annexed hereto.

THE COMPANIES

     Adaptec, Inc. Adaptec, Inc. ("Adaptec" or the "Company") is a leader in high-performance input/output ("I/O") and connectivity solutions, a foundation technology for the global information infrastructure. Adaptec designs, manufactures, and markets hardware and software products that enhance data transfer rates between computers, peripherals, and networks. Its high-performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers worldwide. Adaptec's board-based solutions range from simple connectivity products for single-user and small-office desktop computers, to intelligent subsystem, high-performance Small Computer Systems Interface ("SCSI"), Redundant Array for Independent Disks ("RAID") and a Asynchronous Transfer Mode ("ATM") products for enterprise-wide computing and networked environments. The Company's integrated circuit ("IC") products include single chip disk controllers for disk drives and single chip SCSI host adapters.

     Adaptec employed over 2,211 employees worldwide as of March 31, 1996, and has research, manufacturing, technical support and sales facilities in Europe, North America, Asia and the Pacific.

     As used in this Prospectus/Proxy Statement, unless the context indicates otherwise, the "Company" or "Adaptec" refers to Adaptec, Inc., a California corporation, and its subsidiaries and Adaptec Common Stock refers to Adaptec's Common Stock, $.001 par value. The Company's principal executive offices are located at 691 South Milpitas Boulevard, Milpitas, California 95035 and its telephone number at that address is (408) 945-8600.

     Acquisition Subsidiary. CDT Acquisition Corp., a Delaware corporation ("Sub"), is a corporation wholly owned by Adaptec and will be utilized for the purpose of effecting the acquisition of Cogent. It has no material assets and is not engaged in any activities except in connection with such proposed acquisition. Sub's executive offices are located at 691 South Milpitas Boulevard, Milpitas, California 95035 and its telephone number at that address is (408) 945-8600.

     Cogent Data Technologies, Inc. Cogent Data Technologies, Inc. ("Cogent") designs, develops, manufactures, and distributes a line of networking hardware adapter add-in boards for personal computers ("PCs"). Cogent's adapter products conform to industry standards for Ethernet and for Fast Ethernet Personal Computer Local Area Networks ("PC LANs"). These adapters are designed for the high performance segment of the PC LAN marketplace. Cogent's products are marketed directly to OEMs and large corporations, and indirectly through domestic and international distributors to customers that currently have a need for high performance network products. Cogent has focused its marketing activities primarily in North America and Europe. Sales are accomplished primarily through two tier distribution and through OEM channels. Cogent was incorporated under the laws of the State of Washington in 1982 under the name Prism Computer Systems, Incorporated. Cogent's principal offices are located at 640 Mullis Street, Friday Harbor, Washington 98250, and its telephone number at that address is (360) 378-2929.

SPECIAL MEETING OF SHAREHOLDERS OF COGENT

     Time, Date, Place and Purpose.  A Special Meeting of Shareholders of Cogent
(the "Special Meeting") will be held at           a.m., PST, on
  , 1996 at the offices of                               , located at
          . The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement, providing for the merger of Sub with and into Cogent, and to transact such other business as may properly come before the meeting.

     Record Date and Vote Required.  Only Cogent shareholders of record at the
close of business on           , 1996 (the "Record Date") are entitled to notice
of, and to vote at, the Special Meeting. Under the Merger Agreement, it is a condition to consummation of the Merger that the Merger Agreement and Merger be approved by the affirmative vote of holders of ninety percent (90%) of the outstanding shares of Cogent

Common Stock, $.01 par value (the "Cogent Common Stock"). The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Cogent Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. Abstentions from voting will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger, since they represent one less vote for adoption of such proposals.

     As of the Record Date, there were outstanding an aggregate of shares of Cogent Common Stock held by 75 holders of record.

THE MERGER

     Terms of the Merger. At the Effective Time (as defined below), Sub will be merged into Cogent. After the Merger, Cogent will become a wholly owned subsidiary of Adaptec and will change its corporate name "Adaptec Networking, Inc." The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of Washington and the Secretary of the State of Delaware (the "Effective Time"). Assuming all conditions to the Merger are met or waived prior thereto, it is anticipated that the Effective Time will occur on
or about               , 1996 (the "Closing Date").

     The aggregate purchase price (the "Purchase Price") to be paid by Adaptec in exchange for the acquisition of all shares of Cogent Common Stock outstanding as of the Effective Time will be the number of shares of Adaptec Common Stock determined by dividing $68,763,558 (less certain Third Party Expenses of Cogent (as defined below)) by $58.55, unless, the Closing Price (as defined below) is
(i) greater than $61.4775, in which case the number of shares of Adaptec Common Stock issuable to the Cogent Shareholders will equal $72,201,736 (less certain Third Party Expenses) divided by the Closing Price, or (ii) less than $55.6225, in which case, the number of shares of Adaptec Common Stock issuable to the Cogent Shareholders will equal $65,325,380 (less certain Third Party Expenses) divided by the Closing Price. The "Closing Price" will be the average of the closing sale prices of a share of Adaptec Common Stock on The Nasdaq National Market over the five market trading days immediately prior to the Closing Date. "Third Party Expenses" means (i) any brokers', finders' or advisory fees payable on behalf of Cogent in connection with the Merger and the transactions contemplated thereby in excess of $700,000, and (ii) any legal or accounting fees in excess of $100,000 undertaken on behalf of Cogent or its principals in connection with the Merger and the transactions contemplated hereby. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Conditions to the Merger; Termination; Amendment. Consummation of the Merger is subject to the satisfaction of various conditions. The Merger Agreement may be terminated under certain circumstances, including (a) by mutual written consent of Adaptec and Cogent, (b) by either Adaptec or Cogent if the other party is in material breach of any representation, warranty or covenant contained in the Merger Agreement which has not been cured within thirty (30) business days after delivery of a notice of a breach; and (c) by either party if the Merger is not consummated on or before October 31, 1996. The Merger Agreement may be amended only with the consent of Cogent, Adaptec, Sub and each of the Majority Shareholders, at any time before or after the approval of the Merger Agreement by the Cogent shareholders, provided that after any such shareholder approval has been obtained no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining further approval. It is not currently anticipated that any of the agreements executed in connection with the Merger will be amended in any way. See "Terms of the Merger -- Conditions to the Merger." "-- Termination or Amendment of Merger Agreement."

     Indemnification by certain Cogent Shareholders and Escrow of Adaptec Common Stock. In connection with the Merger, ten percent of the total number of shares of Adaptec Common Stock issuable in the Merger (the "Escrow Shares") otherwise issuable to certain of the Cogent shareholders (the "Cogent Majority Shareholders") will be placed into an escrow account with a nationally recognized banking institution to serve as security for any losses incurred by Adaptec in the event of certain breaches by Cogent of covenants, representations or warranties contained in the Merger Agreement. At the Closing, the Escrow Shares, without any further act by any Cogent Majority Shareholder, will be placed into such escrow account. The Escrow

Shares will be contributed on behalf of each Cogent Majority Shareholder in proportion to the number of shares of Adaptec Common Stock such Cogent Majority Shareholder would otherwise receive in the Merger. The Escrow Shares will be
held in escrow until           , 1997. See "Terms of the
Merger -- Indemnification by Certain Cogent Shareholders and Escrow of Purchase Price."

     Stock Ownership Following the Merger. Based upon the discussion under the section entitled "Summary -- The Merger" and the number of shares of Adaptec
Common Stock issued and outstanding as of July   , 1996, and assuming no
exercise of dissenters' rights following the Merger, former holders of Cogent
Common Stock would hold approximately      % of Adaptec's total issued and
outstanding shares.

     Resales of Adaptec Common Stock. The shares of Adaptec Common Stock to be issued pursuant to the Merger Agreement have been registered under the Securities Act, and therefore may be resold without restriction by persons who are not deemed to be Affiliates (as such term is defined below) of Cogent. See "Background of Reasons for the Merger -- Affiliate Agreements."

     Listing of Adaptec Common Stock; Market Price Data. At the Effective Time of the Merger, the shares of Adaptec Common Stock to be issued pursuant to the Merger Agreement will be approved for listing on The Nasdaq National Market under the trading symbol "ADPT." The Adaptec Common Stock has been traded on The Nasdaq Stock Market under the symbol "ADPT" since Adaptec's initial public offering in 1986. No established trading market exists for Cogent Common Stock.

     The closing sale price per share of Adaptec Common Stock, as reported on The Nasdaq Stock Market on May 31, 1996, the trading day and the date of
execution of the Merger Agreement by Adaptec, and on           , 1996, the
latest practicable trading day before the printing of this Prospectus/Proxy
Statement, were $59.875 per share and $          , respectively. See "Stock
Price and Dividend Information."

     Reasons for the Merger. In the discussions that led to the signing of the Merger Agreement, Adaptec and Cogent identified a number of potential benefits which may result from the Merger. Reasons for the Merger include: (i) a significant time-to-market advantage for the combined company over competitors in addressing the performance needs of client/server systems; (ii) the combined company will have considerably greater resources to market Cogent's Fast Ethernet line of products; (iii) the combined company will be able to sell these products through the combined world wide distribution channels which will greatly expand the reach of Cogent products; (iv) the combined company will be able to apply the significant manufacturing capabilities already established at Adaptec to provide increased quantities at lower costs; (v) there exists considerable synergy in the strategic plans of the two companies that will provide both short and long term benefits including the possible development of new products that combine Cogent's LAN and Adaptec's hard disk expertise; (vi) further synergy exists between Cogent's Fast Ethernet and Adaptec's ATM product lines which should better position the combined companies as a full solution provider of high speed networking to its customers and (vii) Cogent's shareholders will receive Adaptec Common Stock which is publicly traded and therefore provide an increase in liquidity. See "Background of and Reasons for the Merger -- Adaptec's Reasons for the Merger and Cogent's Reasons for the Merger."

     Recommendation of Cogent's Board of Directors. The Board of Directors of Cogent has unanimously approved the Merger Agreement and UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "Background of and Reasons for the Merger."

     Conduct of the Combined Companies Following the Merger. Assuming the Merger is consummated, Sub will be merged into Cogent and cease to exist as a corporation. All of the business, assets, liabilities and obligations of Cogent will continue to be held and managed by Cogent as the surviving corporation (the "Surviving Corporation"). The Board of Directors of the Surviving Corporation will consist of F. Grant Saviers and Paul Hansen. Mr. Saviers will act as President of the Surviving Corporation and Mr. Hansen will act as Chief Financial Officer. See "Terms of the Merger -- Conduct of the Business of the Combined Companies Following the Merger."

     Exchange of Cogent Stock Certificates. At, or if practicable, at least five days prior to the Effective Time, Adaptec, acting through an exchange agent (the "Exchange Agent"), will deliver to each Cogent shareholder of record a letter of transmittal with instructions to be used by such shareholder in surrendering certificates, which, prior to the Merger, represented shares of Cogent Common Stock, or the right to acquire shares of Cogent Common Stock, as the case may be. CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF COGENT COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT. See "Terms of the Merger -- Manner and Basis of Converting Shares."

     Employment Agreements. Two employees of Cogent, Dr. Charles Anderson, Chief Executive Officer, and Deanna Anderson, Executive Vice President, have agreed to enter into employment agreements with Adaptec (the "Employment Agreements"). The Employment Agreements will be between these employees and Adaptec and their effectiveness is contingent upon the closing of the Merger. See "Terms of the Merger -- Employment Agreements."

     Affiliate Agreements. As a condition to the Merger, seven shareholders and optionholders of Cogent, each of whom was identified by Cogent as an affiliate (the "Affiliates"), entered into an agreement with Adaptec restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Cogent Common Stock held by them prior to the Merger and the shares of Adaptec Common Stock received by them in the Merger to help insure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Terms of the Merger -- Conditions to the Merger" and " -- Affiliate Agreements."

     Certain Income Tax Considerations. The Merger is intended to qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and accordingly (i) none of Adaptec, Cogent or Sub should recognize gain or loss as a result of the Merger, (ii) holders of Cogent Common Stock should recognize no gain or loss on the exchange of their shares of Cogent Common Stock for shares of Adaptec Common Stock in the Merger. The ability of Adaptec, Cogent and the Cogent shareholders to treat the Merger as a reorganization under Section 368(a) of the Code, and the corresponding right of the Cogent shareholders to defer recognition of gain realized on the receipt of Adaptec Common Stock in the Merger, are dependent upon the satisfaction of the "continuity of interest" requirement. ALL COGENT SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS. See "Background of and Reasons for the Merger -- Certain Federal Income Tax Considerations."

     Accounting Treatment. The Merger will be treated as a pooling for financial reporting purposes in accordance with generally accepted accounting principles. It is a condition to the closing of the Merger that the Merger qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and the rules, regulations and policies of the SEC. See "Terms of the Merger -- Accounting Treatment."

     Dissenters' Rights. Shareholders of Cogent who give proper written demand for the appraisal of their shares prior to the Special Meeting, who do not vote in favor of the Merger and who comply with other applicable requirements of Washington Business Corporation Act will have a right to receive payment in cash for the "fair value" of their shares of Cogent Common Stock. See "Terms of the Merger -- Rights of Dissenting Cogent Shareholders."

     Regulatory Matters. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust division of the United States Justice Department (the "Antitrust Division"), and specified waiting period requirements have been satisfied. The FTC granted early termination under the HSR Act of the review period for the Merger on June 27, 1996. See "The Merger -- Regulatory Matters."

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of Adaptec, insofar as it relates to each of the fiscal years ended March 31, 1992 through March 31, 1996, has been derived from the audited consolidated financial statements of Adaptec, including the consolidated balance sheets at March 31, 1995 and 1996 and the related consolidated statements of operations and of cash flows for each of the three fiscal years in the period ended March 31, 1996 and the related notes thereto appearing elsewhere herein.

     The following selected historical financial data of Cogent, insofar as it relates to each of the fiscal years ended March 31, 1992 through March 31, 1996, has been derived from the audited consolidated financial statements, including the balance sheets at March 31, 1995 and 1996 and the related statements of operations and of cash flows for each of the last two fiscal years in the period ended March 31, 1996 and the related notes thereto appearing elsewhere herein.

     Pro forma Adaptec data giving effect to the Merger on a pooling of interest basis has not been presented because it is not materially different from historical Adaptec information.

                                 ADAPTEC, INC.
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                        FISCAL YEAR ENDED MARCH 31,
                                          --------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                          --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA:
  Net revenues..........................  $150,315    $311,339    $372,245    $466,194    $659,347
  Net income............................  $ 14,614    $ 49,390    $ 58,950    $ 93,402    $103,375
  Net income per share..................  $    .35    $    .96    $   1.10    $   1.75    $   1.89
  Weighted average shares outstanding...  $ 41,664    $ 51,652    $ 53,602    $ 53,357    $ 54,569

                                                              AS OF MARCH 31,
                                          --------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                          --------    --------    --------    --------    --------
BALANCE SHEET DATA:
  Working capital.......................  $105,671    $191,693    $243,451    $294,058    $334,989
  Total assets..........................  $138,614    $282,896    $358,475    $435,708    $646,486
  Long-term debt, net of current
     portion............................  $    423    $ 14,450    $ 11,050    $  7,650    $  4,250
  Shareholders' equity..................  $117,742    $225,155    $297,616    $371,644    $511,945

                         COGENT DATA TECHNOLOGIES, INC.
                                 (IN THOUSANDS)

                                                             FISCAL YEAR ENDED MARCH 31,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   ------    ------    ------    ------    -------
STATEMENT OF OPERATIONS DATA:
  Revenues.......................................  $2,348    $3,863    $4,248    $6,630    $12,534
  Net earnings (loss)............................  $  133    $  412    $  609    $ (187)   $   (66)

                                                                   AS OF MARCH 31,
                                                   -----------------------------------------------
                                                    1992      1993      1994      1995      1996
                                                   ------    ------    ------    ------    -------
BALANCE SHEET DATA:
  Working capital (deficit)......................  $ (192)   $1,386    $1,860    $1,559    $ 1,349
  Total assets...................................  $  961    $2,095    $2,670    $3,195    $ 4,946
  Stockholders' equity...........................  $  238    $1,618    $2,258    $2,071    $ 2,005

                     COMPARATIVE HISTORICAL PER SHARE DATA

     The following table sets forth (1) historical income per share and historical book value per share data of Adaptec and (2) historical net income
(loss) per share and historical book value per share data of Cogent. The information in the table should be read in conjunction with the audited consolidated financial statements of Adaptec and the notes thereto and the audited financial statements of Cogent and the notes thereto included herein.

                                                                    FISCAL YEAR ENDED MARCH 31,
                                                                    ---------------------------
                                                                    1994       1995       1996
                                                                    -----     ------     ------
Adaptec:
  Net income per share(1)(2)......................................  $1.10     $ 1.75     $ 1.89
Cogent:
  Net income (loss) per share(1)..................................  $0.27     $(0.08)    $(0.03)

                                                                           AS OF MARCH 31,
                                                                      -------------------------
                                                                      1994      1995      1996
                                                                      -----     -----     -----
Book value per share(3)
  Per Adaptec share(2)..............................................  $5.69     $7.19     $9.66
  Per Cogent share..................................................  $1.01     $0.92     $0.89

- ---------------
(1) No dividends were declared or paid during the fiscal years ended March 31, 1994, 1995 or 1996 by either Adaptec or Cogent.

(2) Pro forma Adaptec data giving effect to the Merger on a pooling of interest basis has not been presented because it is not materially different from historical Adaptec information.

(3) Book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of the period.

                                  RISK FACTORS

     The following factors should be considered carefully in evaluating the proposals to be voted on at the Special Meeting and the acquisition of the securities offered hereby. For periods following the Merger, references to the products, business, financial results or financial condition of Adaptec should be considered to refer to Adaptec and its subsidiaries, including Cogent, unless the context otherwise requires.

     Reliance on the High-Performance Microcomputer Market. Adaptec's products are used primarily in high performance computer systems designed to support I/O intensive applications and operating systems. Historically, Adaptec's growth has been supported by increasing consumer demand for systems which support desktop publishing, multimedia, video, CAD/CAM, multitasking and networking applications. Should the growth of demand for such systems slow, Adaptec's revenues and income may be adversely affected by a decline in demand for Adaptec's products and increased pricing pressures from both competitors and customers.

     Uncertainty of Timing and Amount of Capital Expenditures. Predicting the timing and amount of capital expenditures by Adaptec is difficult for a number of reasons, including (i) the fact that opportunities to acquire other businesses, products and technologies of interest to Adaptec may arise on short notice and require substantial amounts of capital and (ii) that in the increasingly competitive market for wafer supplies, wafer manufacturers have been frequently requiring substantial capital commitments by customers in order to obtain guaranteed wafer capacity. Opportunities to obtain such capacity can arise on relatively short notice and require significant commitments on the part of Adaptec.

     Dependence on Suppliers. The majority of Adaptec's integrated circuits are manufactured by a limited number of semiconductor manufacturers. If one or more of these manufacturers were to experience significant difficulty or disruptions in the shipment of integrated circuits, delays in developing alternative sources could adversely affect Adaptec's business. In addition, Adaptec's host adapter products make extensive use of standard logic, memory and microprocessor circuits. An extended supply shortage or a major increase in the market price of these components could have an adverse effect on Adaptec's business.

     Fluctuation in Demand. Adaptec's customers encounter uncertain and changing demand for their products. They typically order products from Adaptec based on their forecasts. If demand falls below customers' forecasts, or if customers do not control their inventories effectively, they may cancel or reschedule shipments previously ordered from Adaptec. Adaptec has in the past experienced, and may at any time and with minimal notice in the future experience, cancellations and postponements of orders.

     Management of Growth and Acquisitions. Adaptec recently has experienced growth in the number of its employees and the scope of its operations and has completed several acquisitions of other companies resulting in increased responsibilities for its management. In order to manage potential future growth and acquisitions, Adaptec will need to hire, train, motivate and manage a growing number of employees. A failure to effectively manage growth or acquisitions could materially adversely affect Adaptec's business and operating results.

     Reliance on Industry Standards. Adaptec's products are designed to conform with certain industry standards such as SCSI, UltraSCSI, PCI, RAID and ATM. If consumer acceptance of these standards was to decline or if new standards were to emerge, Adaptec's business and operating results could be materially adversely affected if Adaptec were unable to adapt to these standards in a timely manner.

     Technological Change; Competition; Dependence on New Products. The markets for Adaptec's products are characterized by rapidly changing technology, frequent new product introductions and declining average selling prices over product life cycles. Adaptec's future success is highly dependent upon the timely completion and introduction of new products at competitive price/performance levels. In addition, Adaptec must respond to current competitors, who may choose to increase their presence in Adaptec's markets, and to new competitors, who may choose to enter those markets. If Adaptec is unable to make timely introduction of new products or respond to competitive threats, its business and operating results could be materially adversely affected.

     Future Operating Results Subject to Fluctuation. Adaptec's operating results may fluctuate in the future as a result of a number of other factors, including: variations in Adaptec's sales channels or the mix of products it sells, changes in pricing policies by Adaptec's suppliers, the timing of acquisitions of other businesses, products and technologies and any associated charges to earnings and the market acceptance of new and enhanced versions of Adaptec's products. Further, Adaptec's expense levels are based in part on expectations of future revenues, and Adaptec has been significantly increasing and intends to continue to significantly increase operating expenditures and inventory as it expands its operations. The rate of new orders may vary significantly from month to month; consequently, if anticipated sales and shipments in any quarter do not occur when expected, operating expenses and inventory levels could be disproportionately high, and Adaptec's operating results for that quarter, and potentially for future quarters, would be adversely affected. Fluctuations in operating results may cause volatility in the price of Adaptec's Common Stock.

     Volatility of Stock Price. In recent months, the stock market in general, and the market for shares of technology companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of the affected companies. In addition, factors such as technological innovations or new product introductions by Adaptec, its competitors or its customers may have a significant impact on the market price of Adaptec's Common Stock. Furthermore, quarter-to-quarter fluctuations in Adaptec's results of operations caused by changes in customer demand, changes in the microcomputer and peripherals markets, or other factors, may have a significant impact on the market price of Adaptec's Common Stock. These conditions, as well as factors which generally affect the market for stocks of high technology companies, could cause the price of Adaptec's stock to fluctuate substantially over short periods.

                     SPECIAL MEETING OF COGENT SHAREHOLDERS

GENERAL

     This Prospectus/Proxy Statement is being furnished to holders of Cogent Common Stock (the "Cogent Common Stock") in connection with the solicitation of proxies by the Cogent Board of Directors for use at the Special Meeting of
Cogent shareholders to be held on           , 1996, at           , Washington,
commencing at   .m. local time (the "Special Meeting") and at any adjournments or postponements thereof. This Prospectus/Proxy Statement and the accompanying form of proxy is first being mailed to shareholders of Cogent on or about
          , 1996.

     This Prospectus/Proxy Statement is also furnished by Adaptec to Cogent shareholders in connection with the issuance by Adaptec of its Common Stock, $.001 par value (the "Adaptec Common Stock") in connection with the Merger described herein.

     The information set forth herein concerning Cogent has been furnished by Cogent. The information set forth herein concerning Adaptec and Sub has been furnished by Adaptec.

     This Prospectus/Proxy Statement contains certain information set forth more fully in the Agreement and Plan of Reorganization, dated as of May 31, 1996 (the "Merger Agreement"), by and among Adaptec, CDT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Adaptec ("Sub") and Cogent (along with the exhibits thereto) attached hereto as Annex A and is qualified in its entirety by reference to the Merger Agreement (including all exhibits thereto) which is hereby incorporated herein by reference. The Merger Agreement should be read carefully by each Cogent shareholder in formulating a voting decision with respect to the proposed Merger and other transactions contemplated by the Merger Agreement.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Special Meeting, shareholders of record of Cogent as of the close of
business on           , 1996 (the "Record Date"), will consider and vote upon a
proposal to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, Sub will merge with and into Cogent, Cogent will become a wholly owned subsidiary of Adaptec, each share of Cogent Common Stock issued and outstanding immediately prior to the Merger will be converted into that number of shares of Adaptec Common Stock as described below. See "Terms of the Merger -- Manner and Basis of Converting Shares." No fractional shares of Adaptec Common Stock will be issued in the Merger. In lieu of any such fractional shares, each holder of Cogent Common Stock who otherwise would be entitled to receive a fractional share of Adaptec Common Stock pursuant to the Merger will be paid an amount in cash, without interest, equal to the closing price of Adaptec Common Stock as reported on the The Nasdaq National Market as of the Effective Date multiplied by such fraction.

     THE COGENT BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT COGENT SHAREHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

     The close of business on           , 1996 has been fixed as the record date
for determining the holders of Cogent Common Stock who are entitled to notice of and to vote at the Special Meeting (the "Record Date"). As of the Record Date,
there were           shares of Cogent Common Stock outstanding and entitled to
vote. The holders of record of shares of Cogent Common Stock on the Record Date are entitled to one vote per share of Cogent Common Stock. The presence in person or by proxy of the holders of shares representing a majority of the voting power of the Cogent Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Special Meeting. Under the Washington Business Corporation Act (the "WBCA"), the affirmative vote of holders of shares representing two-thirds of the outstanding voting power of the Cogent Common Stock are required for approval and adoption of the Merger Agreement and the Merger.

It is a condition of the Merger that holders of at least 90% of the outstanding shares of Cogent Common Stock vote in favor of the Merger. See "The
Merger -- Conditions; Waivers."

     Abstentions from voting will have the practical effect of voting against the approval and adoption of the Merger Agreement and the Merger since they represent one less vote for adoption of such proposals.

PROXIES; PROXY SOLICITATION

     Shares of Cogent Common Stock represented by properly executed proxies received at or prior to the Cogent Special Meeting that have not been revoked will be voted at the Special Meeting in accordance with the instructions contained therein. Shares of Cogent Common Stock represented by properly executed proxies for which no instruction is given will be voted "FOR" approval and adoption of the Merger Agreement and the Merger. Cogent shareholders are requested to complete, sign, date and return promptly the enclosed proxy card in the postage-prepaid envelope provided for this purpose to ensure that their shares are voted. A shareholder may revoke a proxy by submitting at any time prior to the vote on the Merger Agreement and the Merger by delivering written notice of revocation to the Secretary of Cogent at any time prior to such vote or by attending the Cogent Special Meeting and voting in person. Mere attendance at the Special Meeting will not in and of itself revoke a proxy.

     If the Special Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Special Meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     Proxy Solicitation. Cogent will bear the cost of soliciting proxies from its shareholders. In addition to solicitation by mail, directors, officers and employees of Cogent may solicit proxies by telephone, telegram or otherwise. Such directors, officers and employees of Cogent will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith.

                    BACKGROUND OF AND REASONS FOR THE MERGER

ADAPTEC'S REASONS FOR THE MERGER

     New high bandwidth network infrastructures and high speed CPU's are shifting performance bottlenecks from the processing of data to the movement of data. Adaptec's strategy is to provide a broad family of solutions which eliminate performance bottlenecks in client/server networks by accelerating the movement of information to and from the network. The rise in popularity of Fast Ethernet as a network access technology makes it a key component of this strategy. Adaptec believes that the Fast Ethernet technology and product family that has been developed and marketed by Cogent, when integrated with Adaptec's core competencies and expertise in the movement of data, will give the combined companies a significant time-to-market advantage over competitors in addressing the performance needs of client/server systems, and that this time-to-market advantage will enable it to establish a leading role in the emerging market for optimized performance solutions for client/server networks.

COGENT'S REASONS FOR THE MERGER

     In 1994, the Cogent Board of Directors determined that some form of shareholder liquidity should be pursued on behalf of its shareholders. At that time, Cogent sales after 13 years of operation were approximately $5 million. Cogent was profitable and had cash reserves of approximately $1 million. Virtually all of Cogent's revenues were generated by OEM sales to larger companies such as Siemens, Unisys and Network General that would incorporate Cogent products within their own. With the exception of a one person sales office in Munich, Germany, Cogent's entire operations were located in Friday Harbor, Washington. At that time, Cogent senior management, principally Chairman and Chief Executive Officer Dr. Charles Anderson, Director and Executive Vice President Deanna Anderson and Chief Financial Officer Dan Wittkopp, were directed to explore paths to shareholder eventual liquidity.

     Cogent management met with an advisor knowledgeable about Cogent's industry and recent sales of similar adapter companies. They reported to the Cogent Board of Directors that there appeared to be little interest in companies like Cogent which was a relatively stable company, but had virtually no visibility in the marketplace and slow growth in its sales. Were Cogent to be placed on the market, Cogent management reported to the Board of Directors, its shareholders should expect a sales price of approximately $5-$8 million.

     The Cogent Board of Directors directed management to propose a plan of growth that would be reasonably calculated to yield a substantially high sale price for Cogent. The Cogent Board of Directors also indicated that it was prepared to utilize the Cogent cash reserves and, if necessary, raise additional funds to achieve a better acquisition profile for Cogent. Based upon that directive, Cogent management formulated a plan of growth that would entail: (i) establishment of brand identity for the Cogent trademark as the leading provider of high-end Ethernet adapters; (ii) creating a distribution channel for Cogent products; (iii) recruiting a strong sales team to support distribution; (iv) increasing foreign sales; and (v) directing its development efforts to create leading edge Fast Ethernet products.

     The Cogent management and Board of Directors believed that by creating visibility in the market place for Cogent products, ramping up sales and production in the coming Fast Ethernet marketplace, Cogent would be far more attractive to potential acquisition partners or to an underwriter for a public offering. Beginning in late 1994, Cogent began establishing a series of distribution relationships for its products. At the same time, it increased advertising for its products under the Cogent mark in industry publications and it also increased its presence at trade shows. In this expansion, it was clear that Friday Harbor, Washington, had limitations in both office space and available work force. Cogent opened its Bellevue office in October 1994, where it has centralized its sales and some of its engineering resources.

     Cogent's development efforts yielded results. It was one of the first companies to introduce a suite of Fast Ethernet products. Cogent has brought is products to the attention of industry press and has been rewarded by a series of awards for product excellence in the United States and Europe. Increasing product recognition and working with its growing distribution channel has led to a substantial and continuing increase in sales. At the end of fiscal year 1996, Cogent's sales to OEM customers, distributors and to foreign customers were approximately equal components of gross revenues.

     In 1995, it became apparent to Cogent management that Cogent's rapid growth would strain its capital resources. In early 1995, Cogent management and its Board of Directors again considered the alternatives of: (i) a sale, (ii) private placement or (iii) an expanded credit relationship with a bank. At that time, it did not appear to the Cogent Board of Directors, or its advisors, that a private placement would yield a desirable valuation and, thus, an expanded credit relationship with Silicon Valley Bank was established.

     In late summer of 1995, contact was made with a company interested in acquiring Cogent. After negotiations, the parties were unable to agree upon a valuation for Cogent. Moreover, the Cogent Board of Directors became concerned that the potential acquirer was not sufficiently stable to assure Cogent shareholders that an exchange of shares would be in their best interest.

     Following the termination of these negotiations, Cogent continued to be receptive to a sale, private placement or a public offering -- if an advantageous opportunity developed. During the winter of 1995, Cogent was again approached by a large company interested in an acquisition. Negotiations with this suitor continued into January, 1996. Management changes within the potential acquirer caused the acquisition discussions to be placed indefinitely on hold. After renewed discussions with investment bankers and other advisors, Cogent determined that the most probable path to achieving shareholder liquidity would be through an acquisition. During this time period, general consolidation within the industry had been causing a substantial increase in the price that larger companies were willing to pay for companies such as Cogent.

     The Cogent Board of Directors believes that the Merger will be beneficial to Cogent and the Cogent shareholders. Cogent has entered a rapid growth phase in the highly competitive and rapidly growing Fast Ethernet marketplace. Cogent has a wide range of new products targeted for this marketplace. There are many competitors already in this market and Cogent management expects that more will follow. Many of these competitors are much larger than Cogent and have considerably greater resources.

     While there remains the possibility that continuing to grow Cogent would ultimately yield a higher price for the Cogent shareholders, the risk associated with the introduction of new products and the establishment of appropriate distribution channels is considerable. Although Cogent management believes that Cogent could continue to grow on its own, the Board of Directors has determined that it would be advantageous to merge with a larger partner and leverage the larger Company's marketing, sales and manufacturing capabilities into a much greater market share. The Board of Directors believes that the temporal opportunity available to establish this increased market position is very short. The Merger with Adaptec is the type of shareholder liquidity transaction that the Cogent Board of Directors set out to achieve in 1994, and, therefore, the Cogent Board of Directors believes a merger now with Adaptec will achieve the best balance of risks and benefits for the Cogent shareholders.

     The Board of Directors of Cogent believes that the Merger will be beneficial to Cogent for the following additional reasons: (i) the combined company will have considerably greater resources to market Cogent's Fast Ethernet line of products; (ii) the combined company will be able to sell these products through the combined world wide distribution channels which will greatly expand the reach of Cogent products; (iii) the combined company will be able to apply the significant manufacturing capabilities already established at Adaptec to provide increased quantities at lower costs; (iv) there exists considerable synergy in the strategic plans of the two companies that will provide both short and long term benefits including the possible development of new products that combine Cogent's LAN and Adaptec's hard disk expertise; (v) further synergy exists between Cogent's Fast Ethernet and Adaptec's ATM product lines which should better position the combined companies as a full solution provider of high speed networking to its customers; and (vi) Cogent's shareholders will receive Adaptec Common Stock which is publicly traded and therefore provide an increase in liquidity.

     The Cogent Board of Directors also considered a variety of potentially negative factors in its deliberations concerning the Merger, including, but not limited to: (i) the risk that the possible benefits of the Merger might not be realized; (ii) the negative impacts of any post Merger restructuring on Cogent's employees and facilities; and (iii) the possibility that the Merger might not be consummated and the effect of public announcement of the Merger on Cogent's operating results, customers, personnel and future valuation.

     The Cogent Board of Directors further considered the following: (i) a review of Cogent's and Adaptec's businesses, operating results, products, markets, technologies and management; (ii) the financial condition of the combined companies after the Merger; (iii) the current financial and historical market condition of Adaptec including volatility and trading volumes; (iv) the public information available on Adaptec including but not limited to the annual report to shareholders and market analyst write ups; (v) review of the representations and warranties and schedule of disclosure made as part of the Merger Agreement for both companies; (vi) a review of other possible merger candidates, their readiness to move to an offer, and estimates of their valuation placed on Cogent; (vii) the prospects of Cogent continuing as an independent company; (viii) alternative forms of growth financing including an IPO; (ix) the consideration given to the shareholders of Cogent including a review of the fairness opinion presented by Broadview Associates LLC ("Broadview") and discussions with their representative concerning the fairness of the Merger consideration and the possibilities of other candidates or other offers; and (x) the effect of the Merger on the employees and customers of Cogent.

     In view of the variety of factors considered in connection with the evaluation of the Merger, the Cogent Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

MATERIAL CONTACTS

     Over the last two years, Adaptec has developed and begun marketing ATM products as part of its strategy to be an early entrant and leader in the new market for optimized network solutions that is emerging as the networking market as a whole transitions to new technologies. However, the demand for ATM products is developing more slowly than anticipated, and the useful life of existing technologies, such as Ethernet and Fast Ethernet, has been extended. In late 1995, Adaptec determined that as part of its strategy to address the emerging market for optimized performance solutions for client/server systems, it needed to have a Fast Ethernet product line to complement its ATM products. Rather than taking the time to develop this technology internally, which would hinder Adaptec's attempts to establish an early leadership position in this market, Adaptec decided to acquire Fast Ethernet technology and products through licensing, merger or other strategic relationship with another company.

     Cogent has developed a broad line of Fast Ethernet products which deliver superior performance and have received several industry awards. However, Cogent's limited financial and other resources presented significant challenges to penetrating and gaining a substantial share of the networking market. As a result, Dr. Charles Anderson, President of Cogent, advised the Cogent Board of Directors that he would work toward the goal of merging with an appropriate strategic partner, and Cogent retained the firm of Broadview, to assist in the search for a merger partner.

     Following a trade show in Germany in March 1996, Clay Marr, Vice President of Adaptec, contacted Dr. Anderson to determine Cogent's interest in a possible relationship between the two companies. At that time, Mr. Marr and Dr. Anderson had some exploratory discussions regarding the possible synergies that might be realized through combining the technologies, products and resources of the two companies.

     At a meeting of Cogent's Board of Directors following the trade show, Dr. Anderson reported on his contact with Mr. Marr, and on the efforts of Broadview to locate a merger partner for Cogent. Mr. Marr reported his discussions with Dr. Anderson to the management and Board of Directors of Adaptec. Christopher G. O'Meara, Corporate Vice President and Treasurer of Adaptec, and Alicia Jayne Moore, Vice President and General Counsel of Adaptec, were delegated to pursue further discussions with Cogent.

     Subsequently, a series of meetings was held at which Dr. Anderson, Mr. O'Meara and Ms. Moore discussed the financial and other terms of a possible merger. During the course of these discussions, Dr. Anderson conducted a number of telephone conference calls with the members of Cogent's Board of Directors to keep them apprised of the discussions and obtain the guidance of the Board of Directors on key negotiating issues, which included valuation of the transaction, establishing an escrow account for a portion of the Adaptec shares to be issued to Cogent's shareholders in the transaction, and structuring the transaction as a pooling of interests. Mr. O'Meara and Ms. Moore similarly kept the executive staff and Board of Directors of Adaptec informed as to the status of the discussions.

     After a series of meetings, negotiations and preliminary due diligence in April and May, Cogent and Adaptec signed a non-binding letter of intent on May 16, 1996. In late May 1996, representatives of the two companies and their respective legal and financial advisors met to negotiate the terms of the definitive Merger Agreement. The members of Cogent's Board of Directors monitored the status of these negotiations through communications with Dr. Anderson, and Broadview delivered a written opinion to Cogent's Board of Directors stating that the terms of the proposed Merger were reasonable and fair to Cogent's shareholders. On the evening of May 31, following final approval by the respective Boards of Directors of Cogent and Adaptec, the Merger Agreement was signed. A press release announcing the proposed Merger was issued before the trading markets opened on June 3.

FAIRNESS OPINION OF FINANCIAL ADVISOR

     In February 1996, Cogent retained Broadview to provide financial advisory services with respect to the possible sale of Cogent. See "Background of and Reasons for the Merger -- Background." Broadview was selected by Cogent based on its qualifications and expertise, particularly in mergers and acquisitions of companies in the information technology industry. Broadview acted as financial advisor in connection with the Merger, including advising Cogent's management on valuation issues and conducting financial due diligence.

     For Broadview's services as financial advisor to Cogent in connection with the Merger, in the event the Merger is consummated, Cogent will pay Broadview a fee ranging from approximately $899,000 to approximately $968,000, plus $75,000 for rendering the fairness opinion. Cogent has also agreed to reimburse Broadview for all of its out-of-pocket expenses incurred in connection with its role as financial advisor to Cogent, and to indemnify Broadview and its officers, directors, employees and controlling persons for liabilities under applicable federal and state laws arising from actions or omissions of Cogent or actions or omissions of Broadview taken in conformity with Cogent' consent or instructions, unless involving gross negligence, willful misconduct or bad faith of Broadview. The fees payable to Broadview are included in Third Party Expenses (as defined below) of Cogent and any amount in excess of $700,000 will be included in the Third Party Expenses and will, therefore, be deducted from the Purchase Price.

     Broadview delivered to the Cogent Board of Directors its written opinion dated May 31, 1996, that, based upon and subject to the various considerations set forth in the opinion, the consideration to be received by the holders of Cogent Common Stock in the Merger is fair from a financial point of view to such holders. Broadview's opinion will be updated at the time of mailing of this Prospectus/Proxy Statement to Cogent shareholders. The complete text of that opinion is attached to this Prospectus/Proxy Statement as Annex C and should be read carefully in its entirety.

     Broadview was not requested to and did not make any recommendation to the Cogent Board of Directors as to the form or amount of consideration to be paid by Adaptec in acquiring Cogent. The form and amount of consideration to be received by Cogent shareholders in exchange for their shares of Cogent Common Stock was determined through arms-length negotiations between Adaptec and Cogent. Although Broadview participated in the negotiation process by identifying the business and financial information and valuation methodologies being considered by Cogent, the Purchase Price was ultimately determined by Adaptec and Cogent. The opinion of Broadview related to the consideration to be paid in the aggregate in connection with the Merger and, accordingly, the Broadview opinion expresses no opinion relative to the distribution of the consideration paid among the holders of Cogent Common Stock.

     The Broadview opinion does not constitute a recommendation to any Cogent shareholder as to how such shareholder should vote at the Cogent Special Meeting. Broadview was not requested to, and did not, opine as to the underlying business decision to proceed with or effect the Merger.

     In arriving at its opinion delivered to the Cogent Board of Directors, Broadview reviewed or considered, among other things, (i) the latest available draft of the Merger Agreement; (ii) audited financial statements of Cogent for the years ended March 31, 1994 and 1995, and unaudited financial statements for the year ended March 31, 1996; and (iii) certain confidential internal financial and operating data and planning information regarding Cogent; (iv) certain financial and trading data of publicly-traded companies deemed by Broadview to be relevant to its analysis; (v) publicly available and private terms of certain merger and acquisition transactions involving companies operating in industries deemed relevant by Broadview to that in which Cogent operates; (vi) audited financial statements of Adaptec for the years ended March 31, 1994 and 1995, and unaudited financial statements for the year ended March 31, 1996; (vii) certain publicly available trading data of Adaptec and the total number of shares of Adaptec Common Stock outstanding; and (viii) certain recent analyst reports regarding Adaptec. Broadview engaged in discussions with managements of both Cogent and Adaptec regarding the financial condition, current operating results and business outlook of their respective companies, as well as the proposed Merger. Broadview also visited the headquarters of both Cogent and Adaptec. For purposes of its analysis described below, Broadview assumed a number of shares of Adaptec Common Stock (to be used as consideration in the Merger), calculated by dividing (i) the quotient of $68,763,558 and the average of the closing prices of Adaptec Common Stock for the five trading days prior to the date of execution of the Merger Agreement ($58.55) by (ii) the total number of shares of Cogent Common Stock issued and outstanding at the date of its opinion (assuming, for this purpose, the exercise of all options to purchase Cogent Common Stock outstanding as of such date).

     The following is a summary of the information reviewed and analysis performed by Broadview in arriving at its opinion:

  Comparable Acquisition Analysis.

     Broadview reviewed recent merger and acquisition transactions for which information was publicly available, as well as certain confidential information regarding other transactions which Broadview had access to, which involved companies sharing many characteristics with Cogent deemed relevant by Broadview, including revenues, products offered and business model. Broadview identified eight transactions (the "Comparable Acquisitions"), involving acquisitions of companies primarily in the LAN adapter industry, for which data was publicly available (or, if not publicly available, which Broadview otherwise had access to) and which occurred in the last three years. The Comparable Acquisitions included the acquisition of Grand Junction Networks, Inc. by Cisco Systems, Inc.; the acquisition of Xylogics, Inc. by Bay Networks, Inc.; the acquisition of Networth, Inc. by Compaq Computer Corporation; the acquisition of Lannet Data Communications, Ltd. by Madge Networks, N.V.; the acquisition of Synernetics Inc. by 3 Com Corporation; the acquisition of Bus-Tech Inc. by Network Systems Corporation ; and two other confidential, non-public transactions with respect to which Broadview had relevant information. In reviewing the Comparable Acquisitions, Broadview analyzed the valuations of the acquired companies in those transactions as a multiple of revenues ("P/R Multiple") (typically using the trailing twelve months' sales). The range of P/R Multiples for the Comparable Acquisitions was 3.4 to 11.6, with a median
P/R Multiple of 4.9. This median P/R Multiple implied a valuation of Cogent of $60.8 million, well below the value placed on Cogent in the Merger.

  Comparable Public Company Analysis.

     Broadview also compared various valuation ratios for Cogent to the same ratios for publicly-traded companies deemed relevant to Cogent (the "Comparable Companies"). The Comparable Companies consisted of ten companies (3Com Corporation, Asante Technologies, Inc., Cabletron Systems, Inc., Digi International, Inc., FORE Systems, Inc., Microcom, Inc., Network Peripherals, Inc., Olicom A/S, Shiva Corporation and U.S. Robotics, Inc.). Broadview determined that there was no publicly-traded company focused exclusively on the particular market segments in which Cogent competes, but deemed the ten Comparable Companies relevant to its analysis based on their products, customers and overall industry focus. The ratios that Broadview deemed primarily relevant for this analysis were the ratio of total market capitalization to last twelve months' revenue ("TMC/R"), the ratio of price to projected earnings for the 12 months ending March 31, 1997 earnings ("Projected P/E") and the ratio of total market capitalization to projected revenue for the 12 months ending March 31, 1997 ("Projected TMC/R"). The Comparable Companies had TMC/R multiples ranging from 0.9 to 16.1, with a median of 3.7. The median TMC/R multiple implied a valuation for Cogent of $36.7 million, almost half of the value placed on Cogent in the Merger. The Comparable Companies had Projected P/E multiples ranging from 15.4 to 77.9, with a median of 23.6. The median Projected P/E ratio implied a valuation for Cogent of $20 million, less than a third of the value placed on Cogent in the Merger. Finally, the Comparable Companies had Projected TMC/R multiples ranging from 0.9 to 10.7, with a median of 3.3. The median Projected TMC/R ratio implied a valuation for Cogent of $60.3 million, well below the value placed on Cogent in the Merger.

     Taken together, the information and analyses employed by Broadview lead to Broadview's opinion that the Merger is fair to Cogent's shareholders from a financial point of view. In reaching its conclusion as to the fairness of the consideration to be paid for Cogent, Broadview did not rely on any single analysis or factor described above or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process. Analyses of the valuation of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in the analysis is exactly comparable to Cogent or the circumstances surrounding this particular transaction. Accordingly, an analysis of the results is not entirely mathematical. Valuation analysis involves complex considerations and judgments concerning differences in the various characteristics of the Comparable Acquisitions to which the Merger was compared and in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading value of the companies to which Cogent was compared.

     For purposes of Broadview's opinion, Broadview relied upon and assumed the accuracy, completeness and fairness of the financial and other information that was publicly available or furnished to Broadview by Cogent or Adaptec and did not attempt independently to verify such information. Broadview assumed that the financial projections provided by Cogent were the best available estimates and the good faith judgments of Cogent management as to the future performance of Cogent. Broadview did not review any internal financial projections for and prepared by Adaptec, as such projections were not made available to Broadview. In arriving at the Broadview opinion, Broadview did not perform, nor was it furnished, any appraisal or valuation of specific assets of Cogent. Broadview expressed no opinion as to the price at which Adaptec Common Stock has traded historically or will trade in the future. The Broadview opinion is based upon information available to Broadview and the facts and circumstances as they existed and were subject to evaluation on the date of the Broadview opinion. Events occurring after such date could materially affect the assumptions used in preparing the Broadview opinion. Broadview did not receive any instruction or limitations on what it could consider for purposes of rendering its opinion.

AFFILIATE AGREEMENTS

     The Adaptec Common Stock to be issued pursuant to the Merger will be freely transferable under the Securities Act, except for shares issued to any person who is an Affiliate of Cogent within the meaning of Accounting Releases 130 and 135, as amended, of the SEC. In order to help ensure that the Merger will be treated as a "pooling of interests" for accounting and financial reporting purposes, Affiliate Agreements to be executed by Affiliates of Cogent provide that such Affiliate will not (i) sell, transfer or otherwise dispose of any shares of Adaptec Common Stock, or (ii) in any way reduce such Affiliate's interest in or risk relating to such shares of Adaptec Common Stock, during the period from the thirty day period prior to Closing until one day after such time as results of combined sales and net income covering at least 30 days of combined operations of Adaptec and Cogent have been published by Adaptec in the form of a quarterly earnings report, an effective registration statement filed with the SEC, a report to the SEC on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes such results of combined sales and net income.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes the material federal income tax considerations of the Merger that are generally applicable to holders of Cogent Common Stock. This section reflects the tax opinion of Davis Wright Tremaine delivered to Cogent in connection with the Merger, which is attached as Annex D to this

Prospectus /Proxy Statement (the "Tax Opinion"). The Tax Opinion includes an opinion to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). The Tax Opinion is based on certain assumptions and subject to certain limitations and qualifications as noted in the Tax Opinion. Of particular importance will be certain assumptions relating to the "continuity of interest" requirement.

     To satisfy the continuity of interest requirement, Cogent shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their Cogent Common Stock in anticipation of the Merger, or (ii) the Adaptec Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the Cogent shareholders, as a group, would no longer have a significant equity interest in the Cogent business being conducted by Adaptec after the Merger. Planned Dispositions include, among other things, shares disposed of pursuant to the exercise of any dissenters' rights. Cogent shareholders will generally be regarded as having a significant equity interest as long as the Adaptec Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the Cogent shareholders in the Merger. If the continuity of interest requirement is not satisfied, the Merger would not be treated as a "reorganization" and the tax consequences set forth in the last paragraph of this section would result.

     Cogent shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular Cogent shareholders, in light of their particular circumstances, such as shareholders who are dealers in securities, foreign persons, or shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger) including, without limitation, the exercise of options to acquire Cogent Common Stock in anticipation of the Merger. Furthermore, no foreign, state or local tax considerations are addressed herein. The discussion is based upon the Code, Treasury Regulations thereunder, and administrative rulings and court decisions as of the date hereof. All of the foregoing are subject to change and any such change could affect the continuing validity of the Tax Opinion. Accordingly, COGENT SHAREHOLDERS AND OPTION HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     Subject to the limitations and qualifications described herein and in the Tax Opinion, the Merger constitutes a reorganization within the meaning of
Section 368 of the Code, and the following tax consequences will result:

          a. No gain or loss will be recognized by holders of Cogent Common Stock upon their receipt in the Merger of Adaptec Common Stock in exchange therefor,

          b. The tax basis of the Adaptec Common Stock received in the Merger (including any fractional share not actually received) will be the same as the tax basis of Cogent capital stock surrendered in exchange therefor,

          c. The holding period of the Adaptec Common Stock received in the Merger will include the period for which the Cogent Common Stock surrendered in exchange therefor was held,

          d. Cash payments in lieu of a fractional share will be treated as if a fractional share of Adaptec Common Stock had been issued in the Merger and then redeemed by Adaptec. A Cogent shareholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference (if any) between such shareholder's basis in the fractional share and the amount of cash received.

          e. A shareholder who exercises dissenters' rights with respect to a share of Cogent Common Stock and receives payment for such share in cash will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such share and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
     Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of Cogent Common

     Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of Adaptec Common Stock (either actually or constructively within the meaning of Section 318 of the Code). If however, a shareholder's sale for cash of Cogent Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

     A successful IRS challenge to the "reorganization" status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in an Cogent shareholder recognizing gain or loss with respect to each share of Cogent Common Stock surrendered equal to the difference between the shareholder's basis in such share and the fair market value, as the Effective Time, of the Adaptec Common Stock received in exchange therefor. In such event, a shareholder's aggregate basis in the Adaptec Common Stock so received would equal its fair market value and the holding period for such stock would begin the day after the Merger.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR COGENT SHAREHOLDER SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS, SUCH AS DEALERS IN SECURITIES, BANKS, INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS, NON-UNITED STATES PERSONS AND SHAREHOLDERS WHO ACQUIRED THEIR SHARES OF COGENT COMMON STOCK PURSUANT TO THE EXERCISE OF COGENT STOCK OPTIONS OR OTHERWISE AS COMPENSATION, NOR DOES IT ADDRESS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE CODE, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF, ALL OF THE FOREGOING ARE SUBJECT TO CHANGE AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. COGENT SHAREHOLDERS AND OPTION HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER TO THEM.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the HSR Act of and the rules promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division and the FTC and specified waiting period requirements have been satisfied. Adaptec and Cogent each filed with the Antitrust Division and the FTC a Notification and Report Form (an "HSR Notice") with respect to the Merger on June 12, 1996. The FTC granted termination under the HSR Act of the review period for the Merger on June 27, 1996. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of Cogent by Adaptec, or Adaptec's respective subsidiaries. State attorneys general and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances.

ACCOUNTING TREATMENT

     It is a condition to closing of the Merger that the Merger qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles and the rules, regulations and policies of the Securities and Exchange Commission. Consummation of the Merger is conditioned upon receipt by Adaptec of a final opinion from Price Waterhouse LLP, Adaptec's independent auditors, to that effect. Consumation of the Merger is also conditioned upon receipt by Adaptec of a letter from Deloitte & Touche LLP to the effect that it is not aware of any actions taken by Cogent or its affiliates that would adversely affect the ability of Adaptec to account for the Merger as a pooling of interests.

                              TERMS OF THE MERGER

     The following discussion summarizes the proposed Merger and related transactions. The following is not, however, a complete statement of all provisions of the Merger Agreement and related agreements. Detailed terms of and conditions to the Merger and certain related transactions are contained in the Merger Agreement, a conformed copy of which (with exhibits) is attached to this Prospectus/Proxy Statement as Annex A. Statements made in this Prospectus/Proxy Statement with respect to the terms of the Merger and such related transactions are qualified in their respective entireties by reference to the more detailed information set forth in the Merger Agreement. The discussion and analysis below contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors," and elsewhere in this Prospectus/Proxy Statement.

EFFECTIVE TIME

     The Merger Agreement provides that the Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of Washington in accordance with Washington Law and the Secretary of State of the State of Delaware in accordance with the General Corporation Law of Delaware (the "Effective Time"). It is anticipated that if the Merger Agreement is approved at the Special Meeting and all other conditions of the Merger have been fulfilled
or waived, the Effective Time will occur on or about               , 1996, or on
a date as soon as practicable thereafter.

     At the Effective Time of the Merger, Sub, a wholly owned subsidiary of Adaptec, will be merged with and into Cogent.

MANNER AND BASIS OF CONVERTING SHARES

     The aggregate purchase price (the "Purchase Price") to be paid by Adaptec in exchange for the acquisition of all shares of Cogent Common Stock outstanding as of the Effective Time will be determined as specified below, and will depend on the Closing Price (as defined below) of a share of Adaptec Common Stock. The Purchase Price will range in value from $65,235,380 (less Third Party Expenses, as defined below) to $72,201,736 (less Third Party Expenses). The "Closing Price" per share of Adaptec Common Stock will be the average of the closing sale prices of Adaptec Common Stock on The Nasdaq National Market over the five market trading days immediately prior to the Closing Date.

     1. Determination of Number of Shares of Adaptec Common Stock. The number of shares of Adaptec Common Stock to be issued in the Merger will be determined as follows:

          (i) in the event that the Closing Price is greater than or equal to $55.6225 per share and less than or equal to $61.4775 per share, then the Purchase Price will be an amount of shares equal to $68,763,558, less the amount of all Third Party Expenses of Cogent ("Third Party Expenses" means
     (x) any brokers', finders' or advisory fees payable on behalf of Cogent in connection with the Merger and the transactions contemplated thereby in excess of $700,000, and (y) any legal or accounting fees in excess of $100,000 undertaken on behalf of Cogent or its principals in connection with the Merger and the transactions contemplated hereby) divided by the Closing Price;

          (ii) in the event that the Closing Price is less than $55.6225 per share, then the aggregate Purchase Price will be $65,325,380, less the amount of all Third Party Expenses of Cogent divided by the Closing Price;

          (iii) in the event that the Closing Price is greater than $61.4775 per share, then the aggregate Purchase Price will be $72,201,736, less the amount of all Third Party Expenses of Cogent divided by the Closing Price;

     It is currently estimated that the Third Party Expenses will range from approximately $329,000 to approximately $398,000.

     All outstanding stock options for the purchase of Cogent Common Stock must be exercised prior to the Effective Time of the Merger. Unexercised stock options will terminate at the Effective Time of the Merger.

     No fractional shares will be issued by Adaptec in the Merger. Each shareholder of Cogent otherwise entitled to a fractional share (after aggregating all fractional shares of Adaptec Common Stock) held by such individual holder will receive from Adaptec an amount of cash equal to such fraction of a share multiplied by the closing price of Adaptec Common Stock as reported on The Nasdaq National Market on the Effective Date of the Merger.

     2. Determination of Allocation of Adaptec Common Stock among Holders of Cogent Common Stock. The Purchase Price will be allocated pro-rata among holders of Cogent Common Stock based on the number of shares held by each Cogent shareholder.

     3. Illustration.

     Example 1 -- Closing Price less than $55.6225 per share:

          Determination of Purchase Price. If the Closing Price were less than $55.6225, then the aggregate Purchase Price would be equal to $65,325,380 less the Third Party Expenses of Cogent. For illustrative purposes only, if the Closing Price were equal to $45.00 and Third Party Expenses of Cogent were $329,000, then the Purchase Price would be equal to $64,996,380 (comprised of $65,325,380 less $329,000 of Third Party Expenses). Assuming
     (i) no Dissenting Shares; (ii) the exercise of Cogent options for the purchase of 337,250 shares of Cogent Common Stock; and (iii) the capitalization of Cogent as of March 31, 1996 (2,242,793 shares outstanding) (collectively, the "Assumptions"), the Purchase Price would consist of approximately 1,444,364 shares of Adaptec Common Stock and each share of Cogent Common Stock issued and outstanding as of immediately prior to the Effective Time would be converted at such time into the right to receive .559822 shares of Adaptec Common Stock. Accordingly, a holder of 100 shares of Cogent Common Stock would receive 55 shares of Adaptec
     Common Stock and cash for a fraction of a share equal to .9822 times the per share closing price of Adaptec Common Stock on the Effective Date of the Merger (which, if such price were to equal $45.00 would equal $44.20). Accordingly, a holder of 100 shares of Cogent Common Stock would receive Adaptec Common Stock and cash with an aggregate value (as of the Effective
     Time) of $2,519.20 or $25.19 per share of Cogent Common Stock.

     Example 2 -- Closing Price greater than or equal to $55.6225 and less than or equal to $61.4775 per share:

          Determination of Purchase Price. If the Closing Price were greater than or equal to $55.6225 and less than or equal to $61.4775, the aggregate Purchase Price will be $68,763,558 (less the Third Party Expenses of Cogent). For illustrative purposes only, if the Closing Price were to equal $58.00 and Third Party Expenses were $364,000, then the Purchase Price would be equal to $68,399,558 (comprised of $68,763,558 less $364,000 of Third Party Expenses). Assuming the Assumptions, the Purchase Price would consist of approximately 1,168,225 shares of Adaptec Common Stock and each share of Cogent Common Stock issued and outstanding as of immediately prior to the Effective Time would be converted at such time into the right to receive .452793 shares of Adaptec Common Stock. Accordingly, a holder of 100 shares of Cogent Common Stock would receive 45 shares of Adaptec
     Common Stock and cash for a fraction of a share equal to .2793 times the per share closing price of Adaptec Common Stock on the Effective Date of the Merger (which, if such price were to equal $58.00, would equal
     $16.20). Accordingly, a holder of 100 shares of Cogent Common Stock would receive Adaptec Common Stock and cash with an aggregate value (as of the Effective Time) of $2,626.20 or $26.26 per share of Cogent Common Stock.

     Example 3 -- Closing Price greater than $61.4775 per share:

          Determination of Purchase Price. If the Closing Price were greater than $61.4775 then the aggregate Purchase Price would be $72,201,736, less the Third Party Expenses of Cogent. For illustrative purposes only, if the Closing Price were to equal $62.00 and Third Party Expenses were $398,000, then the Purchase Price would be equal to $71,803,736 (comprised of $72,201,736 less $398,000 in Third Party Expenses). Assuming the Assumptions, the Purchase Price would consist of approximately 1,158,125 shares of Adaptec Common Stock and each share of Cogent Common Stock issued and outstanding as of immediately prior to the Effective Time would be converted at such time into the right to receive .448878 shares of Adaptec Common Stock. Accordingly, a holder of 100 shares of Cogent Common Stock would receive 44 shares of Adaptec Common Stock and cash for a fraction of a share equal to .8878 times the per share closing price of Adaptec Common Stock on the Effective Date of the Merger (which, if such price were to equal $62.00, would equal $55.04). Accordingly, a holder of 100 shares of Cogent Common Stock would receive Adaptec Common Stock and cash with an aggregate value (as of the Effective Time) of $2,783.04 or $27.83 per share of Cogent Common Stock.

     On May 31, 1996, the last trading day prior to the execution of the Merger Agreement by Adaptec and Cogent, the closing sale price of Adaptec Common Stock
as reported on The Nasdaq Stock Market was $59.875. On             , 1996, the
closing sale price of Adaptec Common Stock as reported on The Nasdaq Stock
Market was $          . There can be no assurance as to the actual price of
Adaptec Common Stock prior to, at, or at any time following, the Effective Time. Accordingly, there can be no assurance as to the actual amount of shares of Adaptec Common Stock that a holder of Cogent Common Stock would receive by virtue of the Merger.

     Stock Ownership Following the Merger. Based upon the number of shares of Cogent Common Stock issued and outstanding as of March 31, 1996 (assuming the Assumptions and Third Party Expenses of $364,000), and assuming that the Closing Price is $58.55, an aggregate of 1,168,225 shares of Adaptec Common Stock will be issued to Cogent shareholders.

     Assuming the Assumptions, Third Party Expenses of $364,000 and the number of shares of Adaptec Common Stock issued and outstanding as of March 31, 1996, (53,020,000) then, following the Merger, former holders of Cogent Common Stock would hold approximately 2.2% of Adaptec's total issued and outstanding shares.

     At, or if practicable, at least five days prior to the Effective Time, Chemical Mellon Shareholder Services, as exchange agent for Adaptec, (the "Exchange Agent") will deliver to each Cogent shareholder of record a letter of transmittal with instructions to be used by such individual in surrendering certificates warrants or option agreements, as the case may be, which, prior to the Merger, represented shares of Cogent Common Stock. CERTIFICATES SHOULD NOT BE SURRENDERED BY THEIR HOLDERS UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Upon the surrender of a certificate representing shares of Cogent Common Stock to the Exchange Agent, together with a duly executed letter of transmittal, the holder of such certificate (or agreement) will be entitled to receive in exchange therefor the number of shares of Adaptec Common Stock to which such holder of is entitled pursuant to the provisions of the Merger Agreement. In the event of a transfer of ownership of shares of Cogent Common Stock which is not registered on the transfer records of Cogent, the appropriate number of shares of Adaptec Common Stock may be delivered to a transferee if the certificate representing such shares of Cogent Common Stock is presented to the Exchange Agent properly endorsed, together with the related letter of transmittal, and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     Until a certificate representing shares of Cogent Common Stock has been surrendered to the Exchange Agent, each such certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the number of shares of Adaptec Common Stock to which the holder thereof is entitled under the Merger Agreement.

CONDUCT OF THE BUSINESS OF THE COMBINED COMPANIES FOLLOWING THE MERGER

     Once the Merger is consummated, Sub, a wholly owned subsidiary of Adaptec will cease to exist as a corporation, and Cogent will be become a wholly owned subsidiary of Adaptec and the surviving corporation (the "Surviving Corporation"). The corporate name of Cogent will be changed to Adaptec Networking, Inc.

     Pursuant to the Merger Agreement, the Certificate of Incorporation of Sub in effect immediately prior to the Effective Time will become the Certificate of Incorporation of the Surviving Corporation and the Bylaws of Sub will become the Bylaws of the Surviving Corporation. The Board of Directors of the Surviving Corporation will consist of F. Grant Saviers and Paul G. Hansen. Mr. Saviers will act as President of the Surviving Corporation and Mr. Hansen will act as Chief Financial Officer.

CONDUCT OF COGENT'S BUSINESSES PRIOR TO THE MERGER

     Under the Merger Agreement, Cogent has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time (a) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and taxes when due; (c) to pay or perform other obligations when due; (d) to the extent consistent with such business, use all reasonable efforts consistent with past practice and policies to (i) preserve intact Cogent's present business organizations; (ii) keep available the services of its present officers and key employees; and (iii) preserve its relationships with clients, suppliers, distributors, licensors, licensees, and others having business dealings with Cogent; (e) to promptly notify Adaptec of any event or occurrence not in the ordinary course of business of Cogent, and any material event involving Cogent which would result in any of the representations and warranties of Cogent in the Merger Agreement being inaccurate in any material respect; (f) to use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by the Merger Agreement; (g) to give any notices to third parties and use its reasonable best efforts to obtain any third party consents that Adaptec reasonably may request in connection with: (i) a conflict with, (ii) a breach of, (iii) a default under, (iv) the occurrence of acceleration events of,
(v) the creation in any party of the right to accelerate, terminate, modify, or cancel, or (vi) the requirement of any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Cogent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets); (h) to obtain any third party consents that Adaptec reasonably make request as may be necessary for Adaptec to operate the business of Cogent as an ongoing concern following the Closing Date.

     In addition, Cogent has agreed, during the period from the date of the Merger Agreement and continuing until the earlier of the termination of the Merger Agreement pursuant to its terms and the Effective Time, except to the extent Adaptec consents in writing that Cogent will not (a) engage in any practice, take any action, or enter into any transaction outside the ordinary course of business; (b) cause or permit any amendment to its Articles of Incorporation or Bylaws, (c) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock (other than in connection with the exercise of stock options outstanding on May 31, 1996; (d) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, sell, lease, transfer, or assign any assets or properties, tangible or intangible, outside the ordinary course of business, except as disclosed to Adaptec; (e) enter into, assume or become bound under or obligated by any agreement, contract, lease or commitment or extended or modified the terms of any agreement which involves: (i) the payment of greater than $50,000 per annum or which extends for more than one year; (ii) any payment or obligation to any affiliate of Cogent other than in the ordinary course of business; (iii) the sale of any assets material to the business and operations of Cogent; (iv) any OEM relationship; or (v) any exclusive or extraordinary license of Cogent's technology; (f) modify, cancel or waive or settle any debts or claims held by it, outside the ordinary course of business, or waived or settled any rights or claims of a substantial value, whether or not in the ordinary course of business; (g) subject any of the assets of Cogent, tangible or intangible, to any Security Interest; (h) make any capital expenditures except in the ordinary course of business and not exceeding $50,000 in the aggregate of all such capital expenditures; (i) make any capital investment in, or any loan to, any other person in excess of $10,000; (j) create, incur, assume, prepay or guarantee any indebtedness for borrowed money and capitalized lease obligations, or extend or modify any existing indebtedness; (k) except in the ordinary course of business, grant any license or sublicense of any rights under or with respect to any its intellectual property; (l) make or authorize a change in the articles of incorporation or bylaws of cogent; (m) issue, sell, or otherwise dispose of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock; (n) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock; (o) experience any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000 in the aggregate of all such damage, destruction and losses; (p) suffer any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services; (q) enter into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its affiliates, directors, officers, or employees, and, in any event, any such transaction was on fair and reasonable terms no less favorable to cogent than would be obtained in a comparable arm's length transaction with a person which is not such an affiliate, director, officer or employee thereof; (r) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement; (s) grant any increase in the base compensation of any of its directors or officers, or, except in the ordinary course of business, any of its employees; (t) adopt, amend, modify, or terminate any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or take any such action with respect to any other employee benefit plan); (u) make any other change in employment terms for any of its directors, officers, or employees outside the ordinary course of business; (v) suffer any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers; (w) suffer any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;(x) change any of the accounting principles followed by it or the method of applying such principles; (y) make a change in any of its banking or safe deposit arrangements; (z) enter into any transaction other than in the ordinary course of business; or (aa) commit to any of the foregoing.

CONDUCT OF MAJORITY SHAREHOLDERS FOLLOWING THE MERGER

     Each of the Majority Shareholders has agreed that following the Effective Time, that such Majority Shareholder shall (a) not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Cogent from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Cogent prior to the Effective Time of the Merger; (b) treat and hold as such all of the confidential information; (c) refrain from using any confidential information except in connection with the Merger Agreement; (d) in the event of a request or requirement (by oral question or request for information or uments in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by law or regulation pursuant to the advice of counsel), to disclose any confidential information, notify Adaptec promptly of the request or requirement so that Adaptec may seek an appropriate protective order; (e) upon being compelled, on the advice of counsel, to disclose any confidential information, disclose the confidential information; provided, however, that such disclosing Majority Shareholder shall use its reasonable efforts to obtain, at the reasonable request of Adaptec, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as Adaptec shall designate.

NO SOLICITATION

     Until the earlier to occur of the Closing Date or the date of termination of the Merger Agreement pursuant to the provisions thereof, as the case may be, neither Cogent nor any of the Majority Shareholders will directly or indirectly, take any of the following actions with any party other than Adaptec and its designees: (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Cogent (including any acquisition structured as a merger, consolidation, or share exchange) (an "Other Proposal"); (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek, any Other Proposal; (c) except to immediate family members or trusts created on their behalf, transfer or offer to transfer any of their Cogent Common Stock; or (d) vote their Cogent Common Stock in favor of any other proposal.

INDEMNIFICATION BY COGENT AND ESCROW OF PURCHASE PRICE

     In connection with the Merger, a portion of the aggregate Purchase Price otherwise payable to certain Cogent Shareholders (the "Majority Shareholders") will be placed into escrow; in particular ten percent (10%) of the total number of shares of Adaptec Common Stock issuable in the Merger (the "Escrow Shares") otherwise issuable to the Majority Shareholders will be placed into escrow. The Escrow Shares, without any act of any Cogent shareholder, will be placed into an escrow account with a nationally recognized bank. The Escrow Shares shall be contributed on behalf of each Majority Shareholder in proportion to the aggregate consideration such holder would otherwise receive by virtue of the Merger. The Escrow Shares will be held in escrow as security for any losses incurred by Adaptec in the event of certain breaches by Cogent of covenants, representations or warranties contained in the Merger Agreement. No amounts will be contributed to the Escrow Shares on behalf of any Cogent Shareholder other than the Majority Shareholders.

     In the Merger Agreement, Cogent and the Majority Shareholders made a variety of representations and warranties including, without limitation, those relating to Cogent's organization and standing, capital structure, authority, financial statements, absence of changes, taxes, title to properties and condition of equipment, intellectual property, material contracts, minute books, environmental matters, employee matters, compliance with laws, and full disclosure. Resort to the Escrow Shares will be the exclusive contractual remedy of Adaptec and its affiliates for any breaches of any representations, warranties, agreements or covenants if the Merger closes, provided that, nothing will limit any remedy for fraud. In addition, Adaptec may resort to the Escrow Shares in the event of any failure of Cogent prior to the Closing to comply with applicable federal and state securities laws and any failure to comply with applicable German tax laws with respect to Cogent's German operations. Notwithstanding the foregoing, Adaptec may not receive any amounts from the Escrow Shares unless and until losses in excess of $150,000 have been suffered by Adaptec, in which case Adaptec may recover from the Escrow Shares an amount equal to the total of its losses including the first $150,000. The escrow shall terminate and the Escrow Shares shall be released to the Majority Shareholders in proportion to their interest in the Escrow Shares, less any amounts previously paid out of the Escrow Shares to Adaptec subject to the resolution of
unsatisfied claims by Adaptec, on           , 1997. The Cogent shareholders will
have voting rights with respect to the Escrow Shares while in escrow.

     BY APPROVING THE MERGER AGREEMENT, THE MAJORITY SHAREHOLDERS WILL BE DEEMED TO HAVE CONSENTED TO THE APPOINTMENT OF DEANNA ANDERSON, CURRENTLY EXECUTIVE VICE PRESIDENT OF COGENT, TO ACT AS THE AGENT ON BEHALF OF THE MAJORITY SHAREHOLDERS TO OBJECT TO SUCH DELIVERIES, TO AGREE TO, TO NEGOTIATE AND ENTER INTO SETTLEMENTS AND COMPROMISES WITH RESPECT TO SUCH CLAIMS, AND TO TAKE CERTAIN OTHER ACTIONS ON BEHALF OF THE MAJORITY SHAREHOLDERS, ALL AS MORE FULLY DESCRIBED IN ARTICLE 9 OF THE MERGER AGREEMENT.

CONDITIONS TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions: (a) the Registration Statement on Form S-4 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceeding for that purpose (or any similar proceeding with respect to the Proxy Statement) shall have been initiated or threatened by the SEC; (b) the Merger Agreement and the Articles of Merger shall have been approved and adopted by holders of at least 90% of the Cogent Common Stock; (c) the applicable waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and (d) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement and the Articles of Merger shall have been filed, expired or been obtained.

     In addition, the obligations of Cogent to consummate and effect the Merger Agreement and the transactions contemplated and thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Cogent: (a) the representations and warranties of Adaptec and Sub in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Adaptec shall have performed and complied with all covenants and obligations of the Merger Agreement in all material respects required to be performed and complied with by it as of the Effective Time; (b) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by the Merger Agreement or (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clauses (i) or (ii) above to occur; (c) the Chief Financial Officer or other duly authorized officer of Adaptec shall have delivered to Cogent a certificate to the effect that each of the conditions specified above in clauses (a)-(b) is satisfied in all respects; (d) Adaptec and Dr. Charles Anderson and Deanna Anderson shall each have executed and delivered an Employment Agreement and such agreement shall be in full force and effect;
(e) Cogent shall have received from counsel to Adaptec an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Cogent, and dated as of the Closing Date; (f) Cogent shall have received an opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code; and (g) all actions to be taken by Adaptec in connection with consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments, and other uments required to effect the transactions contemplated by the Merger Agreement will be reasonably satisfactory in form and substance to Cogent and its counsel.

     In addition, the obligations of Adaptec and Sub to consummate and effect the Merger Agreement and the transactions contemplated thereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Adaptec: (a) the representations and warranties of Cogent and the Cogent Majority Shareholders in the Merger Agreement shall be true and correct in all material respects on and as of the Effective Time as though such representations and warranties were made on and as of such time and Cogent shall have performed and complied with all covenants and obligations of the Merger Agreement in all material respects required to be performed and complied with by it as of the Effective Time; (b) all Cogent options and warrants shall have been terminated or shall have been exercised for, or converted into, shares of Cogent Common Stock; (c) Cogent shall have procured all of the third party consents specified in the Merger Agreement; (d) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by the Merger Agreement, (ii) cause any of the transactions contemplated by the Merger Agreement to be rescinded following consummation, (iii) affect materially and adversely the right of Adaptec to control the Surviving Corporation following the Effective Time of the Merger, or (iv) affect adversely the right of Cogent or the Surviving Corporation to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (i), (ii), (iii), or (iv) above to occur; (e) Adaptec shall have been provided with a certificate executed on behalf of Cogent by its Chief Executive Officer to the effect that, as of the Effective Time: (i) all representations and warranties made by Cogent and the Cogent Majority Shareholders in the Merger Agreement are true and correct in all material respects; and (ii) all covenants and obligations of the Merger Agreement to be performed by Cogent and the Cogent Majority Shareholders on or before such date have been so performed in all material respects;

and (iii) the obligations contained in clauses (b), (c) and (d) above have been satisfied; (f) Dr. Charles Anderson and Deanna Anderson shall have executed and delivered an Employment Agreement and such agreement shall be in full force and effect; (g) Adaptec shall have received from counsel to Cogent an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Adaptec, and dated as of the Closing Date; (h) Adaptec shall have received a letter from Price Waterhouse LLP in form and substance satisfactory to Adaptec to the effect that the Merger will be accounted for as a pooling of interests;
(i) Adaptec shall have received executed Affiliate Agreements from the Cogent shareholders; (j) Adaptec, as agent for the shareholders of Cogent shall have received a properly executed FIRPTA Notification Letter, in form and substance satisfactory to Adaptec, which states that shares of capital stock of Cogent do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Adaptec's obligations under Treasury Regulation Section 1.1445-2(c)(3); (k) all actions to be taken by the Cogent Majority Shareholders and Cogent in connection with consummation of the transactions contemplated by the Merger Agreement and all certificates, opinions, instruments, and other uments required to effect the transactions contemplated by the Merger Agreement will be reasonably satisfactory in form and substance to Adaptec and its counsel; (l) each officer and director of Cogent shall have executed and delivered a general release of any claims against Cogent and its successors; (m) there shall have been no material adverse effect on Cogent on or before the Closing Date; (n) all disputes between Cogent and third parties shall have been resolved to the satisfaction of Adaptec; (o) Deloitte & Touche LLP shall have completed its audit of Cogent's financial statements for the fiscal year ended March 31, 1996 and such audit shall be satisfactory to Adaptec; and (p) Adaptec shall have received a letter from Deloitte & Touche LLP to the effect that it is not aware of any actions taken by Cogent or its Affiliates that would adversely affect the ability of Adaptec to account for the Merger as a pooling of interests.

TERMINATION OR AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement provides that it may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by Cogent's shareholders, (a) by mutual consent of Adaptec and Cogent, (b) by Adaptec or Cogent if the closing of the transactions contemplated by the Merger Agreement have not occurred by September 30, 1996; (c) by Adaptec if it is not in material breach of its obligations under the Merger Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Cogent unless such breach, if curable, is cured within thirty (30) business days; and (e) by Cogent if it is not in material breach of its obligations under the Merger Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement on the part of Adaptec or Sub unless such breach, if curable, is cured within thirty (30) business days.

     In the event of termination of the Merger Agreement pursuant to its terms, the Merger Agreement shall become void and there shall be no liability or obligation on the part of Adaptec, Sub or Cogent, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of the Merger Agreement prior to its termination. Notwithstanding the foregoing, however, the provision of the Merger Agreement similar transaction with any party other than requiring Adaptec and Cogent to maintain the confidentiality of certain information mutually exchanged by Adaptec and Cogent during their negotiations shall remain in full force and effect and survive any termination of the Merger Agreement.

     The Merger Agreement may be amended only with the consent of Cogent, Adaptec, Sub and each of the Majority Shareholders, at any time before or after the approval of the Merger Agreement by the Cogent shareholders, provided that after any such shareholder approval has been obtained, no amendment of any of the agreements executed in connection with the Merger may be made which by law requires the further approval of the shareholders, without obtaining further approval. It is not currently anticipated that any of the agreements executed in connection with the Merger will be amended in any way.

EMPLOYMENT AGREEMENTS

     Adaptec and two employees of Cogent, Dr. Charles Anderson, Cogent's Chief Executive Officer, and Deanna Anderson, its Executive Vice President, expect to enter into employment agreements (the "Employ-ment Agreements") with Adaptec which become effective as of the Effective Time. The proposed Employment Agreements are expected to have provisions that are consistent with agreements between Adaptec and employees of comparable level at Adaptec.

AFFILIATE AGREEMENTS

     Affiliate Agreements. As a condition to the Merger, 7 shareholders of Cogent, each of whom was identified by Cogent as an affiliate, entered into an agreement with Adaptec restricting sales, dispositions or other transactions reducing their risk of investment in respect of the shares of Cogent Common Stock held by them prior to the Merger and the shares of Adaptec Common Stock received by them in the Merger to help insure that the Merger will be treated as a pooling of interests for accounting and financial reporting purposes. See "Terms of the Merger -- Conditions to the Merger."

RIGHTS OF DISSENTING COGENT SHAREHOLDERS

     The following is a brief summary of the rights of shareholders of Cogent who dissent from the Merger. It is qualified in its entirety by reference to the applicable statutory provisions of the WBCA attached hereto as Annex B.

     A record or beneficial shareholder of Cogent Common Stock will have the right to dissent with respect to the Merger, and subject to certain conditions, will be entitled to receive a cash payment equal to the "fair value" of his or her shares under the WBCA. Each beneficial owner asserting dissenters' rights must assert such rights with respect to all shares of which such shareholder is the beneficial owner or over which he or she has power to direct the vote, and such shareholder must submit to Cogent, with or prior to his or her assertion of dissenters' rights, the record shareholder's written consent to such dissent. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in such shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies Cogent in writing of the name and address of each person on whose behalf such shareholder asserts dissenters' rights. A Cogent dissenting shareholder (i) must deliver to Cogent, before the vote on the Merger is taken, written notice of his or her intent to demand payment for his or her shares if the Merger is effectuated and (ii) must not vote such shareholder's shares in favor of the Merger. A vote against the Merger will not in itself satisfy the notice requirement, and failure to vote against the Merger will not in itself constitute a waiver of dissenters' rights with respect to such shares. Such notice should be delivered to Cogent at its principal executive offices: 640 Mullis Street, Friday Harbor, Washington 98250. A shareholder who does not satisfy both of these requirements will not be entitled to dissenters' rights.

     If the Merger is approved by shareholders of Cogent, Cogent is required to send written notice not later than ten days after the Effective Time to each of its dissenting shareholders (i) stating where such shareholder must send his or her written payment demand, (ii) stating where and when certificates representing Cogent Common Stock must be deposited, (iii) containing a form for demanding payment which requires that the dissenter certify whether or not he or she acquired beneficial ownership before the first public announcement of the Merger on June 3, 1996, and (iv) setting a date by which such written payment demand must be received. A Cogent dissenting shareholder who does not demand payment, certify that such shareholder acquired the shares on or before June 3, 1996 and deposit his or her shares within the time provided by such notice will not be entitled to dissenters' rights.

     Cogent will pay to each Cogent dissenting shareholder who complies with the procedures described above, within 30 days after the later of the Effective Time and the date the payment demand is received, the amount that Cogent estimates to be the fair value of his or her shares, plus accrued interest. Cogent will provide, along with such payment, certain financial information, including Cogent's balance sheet, income statement and statement of cash flows for its last fiscal year and Cogent's latest available interim financial statements, an explanation of how Cogent estimated the fair value of the shares, an explanation of how the accrued interest was calculated and certain other information; provided, however, that Cogent may elect to withhold such payment from any dissenter who was not the beneficial owner of the shares of Cogent Common Stock as to which dissenters' rights are asserted before the date of first public announcement of the Merger,

June 3, 1996, and send a statement to such dissenter setting forth its estimate of the fair value of such shares and offering to pay such amount, with interest, as a final settlement of such dissenter's demand for payment. Any dissenting shareholder who is dissatisfied with such payment or such offer may, within 30 days of such payment or offer for payment, notify Cogent in writing of such shareholder's estimate of fair value of his or her shares and the amount of interest due and demand payment thereof.

     If any Cogent dissenting shareholder's demand for payment is not settled within 60 days after receipt by Cogent of such shareholder's payment demand, the WBCA requires that Cogent commence a proceeding in King County Superior Court, and petition the court to determine the fair value of the shares and accrued interest, naming all Cogent dissenting shareholders whose demands remain unsettled as parties to the proceeding. The court may appoint one or more persons as appraisers to receive evidence and recommend the fair value of the shares. The dissenters will be entitled to the same discovery rights as parties in other civil actions. Each dissenter made a party to the proceeding will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by Cogent.

     Holders of shares of Cogent Common Stock should recognize that such a determination of fair value could result in a price higher than, lower than or equal to the price available to Cogent shareholders pursuant to the Merger. Under the WBCA, a court may consider a variety of factors in determining fair value. The WBCA requires that the court consider all relevant facts and circumstances in determining the fair value and that it not give undue emphasis to any one factor.

     Court costs and appraisal fees would be assessed against Cogent, except that the court may assess such costs against some or all of the dissenters to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of counsel and experts of the respective parties in amounts that the court finds equitable: (i) against Cogent, if the court finds that it did not substantially comply with certain provisions of the WBCA concerning dissenters' rights and (ii) against the dissenter or against Cogent, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith. If the court finds that services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees should not be assessed against Cogent, the court may award to such counsel reasonable fees to be paid out of the amounts awarded to dissenters who benefitted from the proceedings.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Cogent's Board of Directors was aware of the agreements, transactions and interests of certain persons in the Merger described below and considered them, among other matters, in recommending approval of the Merger and the transactions contemplated thereby. Specifically (i) certain members of Cogent's senior management are expected to enter into employment agreements with Cogent upon the closing of the Merger; (ii) certain members of the Board of Directors and members of management hold substantial amounts of Cogent's Common Stock; and
(iii) Cogent has engaged Broadview Associates L.P. as its financial advisor with respect to the Merger. See "Terms of the Merger -- Employment Agreements" and "Terms of the Merger -- Fairness Opinion of Financial Advisor".

     Board of Directors and Management. As of the Record Date, non-employee directors of the Cogent Board beneficially owned an aggregate of 594,093 shares of Cogent Common Stock (excluding shares issuable on exercise of outstanding stock options) of which Messrs. Bellanca, Gubelman and Rome beneficially owned 357,565, 77,994 and 158,534, shares, respectively. In addition, as of the Record Date, the non-employee directors held stock options to acquire an aggregate of 103,250 shares, exercisable at prices ranging from $0.90 to $2.75 per share, of which Messrs. Bellanca, Gubelman, Rome and Foster held stock options for 30,000, 30,000, 30,000 and 13,250 shares, respectively. See "Stock Owned by Cogent Management and Principal Shareholders." Assuming the exercise of all outstanding stock options held by non-employee directors (but without taking into account the exercise price of options and the tax effect to such directors on exercise of such options), Messrs. Bellanca, Gubelman, Rome and Foster, will receive approximately 15.02%, 4.19%, 7.31% and 0.51% of the aggregate Purchase Price, respectively.

     As of the Record Date, Charles Anderson and Deanna Anderson, the Chief Executive Officer and Executive Vice President, respectively, of Cogent, were together the beneficial owners of 570,790 shares of Cogent Common Stock (excluding shares issuable on exercise of outstanding stock options). In addition, as of the Record Date, the executive officers of Cogent (Dr. Anderson, Ms. Anderson and Daniel Wittkopp, Chief Financial Officer) held stock options to acquire an aggregate of 77,000, exercisable at prices ranging from $1.75 to $2.75 per share, of which Dr. Anderson, Ms. Anderson and Mr. Wittkopp held options for 13,500, 13,500 and 50,000, respectively. See "Stock Owned by Cogent Management and Principal Shareholders." Assuming the exercise of all outstanding stock options held by the executive officers (but without taking into account the exercise price of options and the tax effect to such directors on exercise of such options), Dr. and Ms. Anderson and Mr. Wittkopp will receive approximately 23.17% and 2.25%, respectively.

     It is a condition to closing of the Merger that Dr. Charles Anderson and Deanna Anderson enter into employment agreements with Adaptec. Such employment agreements provide for a term of one year, and at the end of one year, the Andersons' employment shall be at will. Mr. Anderson will assume the position of Chief Technologist -- Network Products and receive a base salary of $175,000 and, subject to approval by the Adaptec Board of Directors, options for 25,000 shares of Adaptec Common Stock. Ms. Anderson will assume the position of Director -- Business Alliances and receive a base salary of $120,000 and, subject to approval by the Adaptec Board of Directors, options for 12,000 shares of Adaptec Common Stock. Additionally, Mr. and Ms. Anderson will be entitled to the same employee benefits as apply to other employees in similar positions.

                      STOCK PRICE AND DIVIDEND INFORMATION

     The Adaptec Common Stock has been traded on The National Market of the National Association of Securities Dealers, Inc.'s Automated Quotation System ("Nasdaq") under the symbol "ADPT" since Adaptec's initial public offering in 1986. Following the Merger, Adaptec Common Stock will continue to be traded on The Nasdaq Stock Market under the symbol "ADPT." The following table sets forth the range of high and low closing prices for the Adaptec Common Stock as reported on The Nasdaq Stock Market for the periods indicated.

                                                                         HIGH         LOW
                                                                        -------     -------
    Fiscal 1994
      First quarter...................................................  $12 13/16   $ 9 1/4
      Second quarter..................................................  $16 5/8     $10 9/16
      Third quarter...................................................  $19 15/16   $13 1/16
      Fourth quarter..................................................  $22 1/2     $17 3/4]
    Fiscal 1995
      First quarter...................................................  $19 1/2     $14
      Second quarter..................................................  $21 1/4     $16 1/4
      Third quarter...................................................  $24 3/4     $17 1/4
      Fourth quarter..................................................  $37         $21 3/4
    Fiscal 1996
      First quarter...................................................  $39 7/8     $29 1/4
      Second quarter..................................................  $47 1/4     $34 1/2
      Third quarter...................................................  $48 3/8     $35 5/8
      Fourth quarter..................................................  $56 3/8     $35 1/8

     In March 1992 and January 1994, Adaptec's Board of Directors approved a two-for-one-split of its common stock. The above net income per share information has been adjusted to reflect the stock splits.

     At March 31, 1996, there were 724 holders of record of Adaptec Common Stock. Adaptec has not paid cash dividends on its common stock and does not currently plan to pay cash dividends to its shareholders in the near future.

     On May 31, 1996, the last trading day prior to the announcement by Adaptec and Cogent that they had reached an agreement concerning the proposed Merger, the closing sale price of Adaptec Common Stock as reported on The Nasdaq
National Market was $59.875 per share. On             , 1996, the closing sale
price of Adaptec Common Stock as reported on The Nasdaq Stock Market was
$          . There can be no assurance as to the actual price of Adaptec Common
Stock prior to, at, or at any time following, the Effective Time of the Merger or at any time thereafter.

     No established trading market exists for Cogent Common Stock. As of
            , 1996, there were 75 holders of record of Cogent Common Stock and 21 holders of options to purchase shares of Cogent Common Stock. Cogent has never paid, and has no present intentions to pay in the foreseeable future, any cash dividends on the Cogent Common Stock. Cogent's credit agreements with Silicon Valley Bank prohibit the payment of dividends without the prior consent of Silicon Valley Bank.

     Adaptec has never paid cash dividends on shares of Adaptec Common Stock. Following the Merger, it is expected that the Board of Directors of Adaptec will continue the policy of not paying cash dividends in order to retain earnings for reinvestment in its business.

                                ADAPTEC BUSINESS

GENERAL

     Adaptec is a leader in high-performance I/O and connectivity solutions, a foundation technology for the global information infrastructure. Adaptec designs, manufactures, and markets hardware and software products that enhance data transfer rates between computers, peripherals, and networks. Its high-performance I/O, connectivity, and network products are incorporated into the systems and products of major computer and peripheral manufacturers worldwide. Adaptec's board-based solutions range from simple connectivity products for single-user and small-office desktop computers, to intelligent subsystem, high-performance SCSI, RAID and ATM products for enterprise-wide computing and networked environments. Adaptec's integrated circuit (IC) products include single chip disk controllers for disk drives and single chip SCSI host adapters.

BACKGROUND

     The rapid growth of client/server networking environments, complex microcomputer based applications, and the expanded adoption of various peripheral devices, such as CD-ROM, CD-Recordable (CD-R), and tape drives, continue to be factors beneficial to growth in the markets that Adaptec operates in. Critical factors driving this growth have been the development of increasingly sophisticated software for applications such as multimedia, multitasking, networking, and high resolution graphics. These application developments continue to result in the need for increased data transmission rates between central processing units ("CPUs") and peripherals and the need to facilitate efficient CPU utilization and bandwidth management which would enhance the overall performance of microcomputer systems, servers and networks. Adaptec addresses these needs with products that significantly enhance and optimize overall microcomputer system performance, particularly in complex operating environments, involving sophisticated applications and multiple peripherals.

MARKET OVERVIEW

     Adaptec provides high-performance hardware and software products to virtually all major microcomputer and disk drive manufacturers and distributors around the world. Adaptec believes that technical leadership, product innovation, marketing expertise and brand name recognition allow it to compete favorably worldwide supplying I/O solutions to enterprise and personal computing markets and providing ICS to mass storage markets. Operating systems for computing continue to evolve with Graphical User Interfaces (GUIs), such as Microsoft's Windows 95, being standard in most desktop and portable computers. The need in recent years for the microcomputer to become the information access center continues to drive the growth of complex and graphics-intensive applications including multimedia, multitasking, video, desktop publishing, and networking applications. Additionally, many desktop and portable computers are being configured with a more diverse set of peripherals, such as CD-ROM, Tape, Write Once Read Many (WORM), CD-R and Digital Audio Tape (DAT) drives, either at the time of purchase or after the original equipment sale. These continuing trends in operating systems, applications and peripherals benefit Adaptec in its markets where the demand for high-performance I/O solutions continues to increase.

     The enterprise computing market continues to be characterized by increasingly more sophisticated and graphics-intensive applications, such as network management software, distributed multimedia, video and desktop publishing applications. These applications, existing primarily in client/server environments, typically require a file server to be configured with multiple peripherals such as WORM, CD-ROM and DAT drives, together with hard disk subsystems that provide security and data integrity capabilities such as Redundant Array of Independent Disks (RAID). Successful implementation of such critical systems requires significant knowledge of networking software and I/O subsystems. The personal computing market has also rapidly migrated to more high-performance computers in the last few years, with new generations of microprocessors continually increasing CPU speed as well as an increased number of computers being sold with a diverse set of peripherals. This shift in the personal computing market continues to generate demand for products incorporating SCSI technology.

     Virtually every microcomputer is shipped with inexpensive mass storage devices which are required to store vast amounts of information and data. Such devices include CD-ROM, tape drives and most commonly hard disk drives. In the past year, non-hard disk devices, such as Iomega's Zip and Ditto drives, have been increasingly used in addition to a hard disk and often have SCSI interfaces. Common uses for non-hard disk SCSI devices include data backup and archiving for tape drives and storage needed for multimedia programs where video, text, graphics and sound are stored on a CD-ROM or CD-R. Hard disk drives are usually part of a standard desktop, portable or networked microcomputer configuration, and generally are used to store operating systems, user applications and data files. Most hard disk drives are shipped with either an EIDE or a SCSI interface and have relatively fast data access and transfer capabilities.

PRODUCTS

     Adaptec's products are designed and manufactured using a core set of technologies and resources. Adaptec's semiconductor technology design centers develop products for all markets Adaptec serves. Adaptec continues to utilize a process called concurrent engineering, in which manufacturing, marketing and engineering work together early in the development cycle, to meet the demands of emerging technologies as well as decrease the "time to volume" of product shipments. Adaptec maintains an Internet Web site (www.adaptec.com) to provide its customers with detailed company and product information.

BOARD-BASED I/O SOLUTIONS

     Adaptec's board-based I/O solutions, which include SCSI host adapters, ATM network interface cards, and related software, meet the demanding I/O and connectivity requirements of high-performance desktop and portable computers, technical workstations, and enterprise servers, across all important microprocessor based platforms.

     Adaptec's proprietary single chip host adapters are the principal component of these products. These ICS, together with Adaptec's extensive array of software products, provide customers the most comprehensive board-based I/O solutions available in the markets it serves. Adaptec provides bus mastering, SCSI host adapters that manage all I/O processing activity, thereby freeing the CPU to focus most of its power on task processing. Adaptec offers these host adapters across all ranges of bus architectures including PCI, ISA, EISA, VL, PCMCIA and Micro Channel. Adaptec also provides non-bus mastering host adapters which provide standardized SCSI connectivity between the CPU and its peripherals. Demand for Adaptec's board-based I/O solutions has increased with the continued adoption of SCSI as the high-performance I/O standard in personal computing. Additionally, demand is being driven by the increased use of file servers where SCSI usage approaches 100%. To meet this increased demand, Adaptec continues to develop and market I/O solutions meeting specific OEM requirements and turnkey kits for the distributor channels. These kits include a SCSI host adapter and related software that enable end-users to more readily connect SCSI peripherals to their microcomputer. Adaptec also provides ATM network interface cards to major OEMs supporting a number of major operating systems.

     To facilitate the use of SCSI in microcomputer systems, Adaptec developed Advanced SCSI Programming Interface (ASPI), an operating system-level interface allowing seamless connectivity between SCSI host adapters, operating systems, and peripherals. ASPI enables users to integrate high-performance SCSI peripherals with microcomputers using popular operating systems, such as DOS, Windows, Windows 95, Windows NT, NetWare, OS/2 and UNIX. Adaptec is engaged in strategic relationships with leading operating system vendors, such as IBM, Microsoft and Novell, resulting in joint development projects to embed Adaptec's software within their operating systems. In addition, Adaptec has developed several software utilities such as Adaptec EZ-SCSI and SCSIselect products, which simplify connecting a SCSI host adapter and peripherals to a microcomputer system. As a result of business acquisitions in fiscal 1996, Adaptec now provides CD-R products which include powerful, easy-to-use CD writing and photo CD solutions for cross-platform CD data and multimedia applications. Additionally, Adaptec has incorporated new software with its host adapters and accelerator cards compatible with Power PC-based systems.

INTEGRATED CIRCUITS

     Adaptec develops proprietary ICS for use in mass storage devices and microcomputer systems and for use in its own board-based SCSI host adapters and network interface cards (NICs). Adaptec's proprietary ICS provide innovative solutions for managing complex I/O functions in high-performance microcomputer and storage applications. Working closely with customers, Adaptec provides complete solutions that include sophisticated ICS, with related firmware and software, to optimize overall subsystem design.

     Adaptec's current IC products include SCSI, and EIDE programmable storage controllers and single-chip SCSI host adapters. All of Adaptec's IC products are developed using advanced design technologies to meet market requirements for higher levels of physical integration, increased functionality and performance. Adaptec's programmable SCSI and EIDE storage controllers are typically configured to address specific customer requirements in the mass storage market and are used primarily in high capacity hard disk drives as well as non-hard disk drives. Adaptec's SCSI host adapter ICS incorporate similar technology and are used by system manufacturers to embed SCSI on the system motherboard.

RESEARCH AND DEVELOPMENT

     Adaptec believes research and development is fundamental to its success, especially in integrated circuit design, software development, and I/O solutions that encompass emerging technologies. The development of proprietary integrated circuits that support multiple architectures and peripheral devices requires a combination of engineering disciplines. In addition, extensive knowledge of computer and subsystem architectures, expertise in the design of high-speed digital integrated circuits and knowledge of operating system software is essential. Adaptec's research and development efforts continue to focus on the development of proprietary integrated circuits that support multiple architectures and peripheral devices. These proprietary integrated circuits are incorporated with a wide range of I/O solutions that facilitate high-speed data transfer rates, which are essential to the enhanced performance of client/server networking environments, applications requiring high-performance I/O, and the adoption of various peripheral devices.

     Adaptec continues to leverage its technical expertise and product innovation capabilities to address I/O solutions across a broad range of users and platforms. While SCSI solutions currently remain the core of Adaptec's business, in fiscal 1996 Adaptec continued to invest in newer products and technologies including ATM, RAID, and CD-R technologies and invested in the research and development of serial architectures such as Fibre Channel and 1394.

     Approximately 25% of Adaptec's employees are engaged in research and development. In fiscal 1996, 1995 and 1994, Adaptec spent approximately $88 million, $61 million, and $40 million respectively, for research and development.

MARKETING AND CUSTOMERS

     Adaptec sells its products through both OEM and distributor channels and packages these products to meet the specific requirements of system integrators and end users. Adaptec works closely with its OEM customers on the design of current and next generation products that incorporate Adaptec's board-based products and integrated circuits. Adaptec provides its OEM customers with extensive applications and system design support. Adaptec also sells boardbased products to end users through major computer product distributors and provides technical support to its customers worldwide. Adaptec believes it has successfully positioned itself as a leading supplier in offering a full range of I/O solutions providing bandwidth management in both OEM and distributor channels worldwide.

     Adaptec focuses its global marketing efforts on major OEM customers and distributors through its direct sales force located in the United States and primary industrial centers in Europe and the Far East. Adaptec also makes selective use of sales representatives on a worldwide basis. OEM customers include Acer, Compaq, Conner Peripherals, Digital Equipment Corporation, Dell Computer Corporation, Fujitsu, Gateway 2000, Hewlett-Packard Company, IBM Corporation, Intel Corporation, IOmega, Maxtor Corporation, NEC Technologies, Samsung, Siemens Nixdorf and Toshiba America. Distribution customers include, Actebis,

Computer 2000, Gates/Arrow, Ingram Micro, Merisel, Nissho, and Tech Data. In fiscal 1996, sales to Nissho represented 10% of net revenues. In fiscal 1995 and 1994 no customer accounted for more than 10% of Adaptec's net revenues.

     Adaptec emphasizes solution-oriented customer support as a key element of its marketing strategy and maintains technical applications groups in the field as well as at Adaptec's headquarters. Support provided by these groups includes assisting current and prospective customers in the use of Adaptec's products, writing application notes and conducting seminars for system designers. The systems-level expertise and software experience of Adaptec's engineering staff are also available to customers with particularly difficult I/O design problems. A high level of customer support is also maintained through technical support hotlines, electronic bulletin boards and dial-in-fax capability.

     International net revenues accounted for approximately 56%, 62% and 58% of net revenues in fiscal 1996, 1995, and 1994, respectively. Sales of Adaptec's products internationally are subject to certain risks common to all export activities, such as governmental regulation and the risk of imposition of tariffs or other trade barriers. Sales to customers are primarily denominated in U.S. dollars. As a result, Adaptec believes its foreign currency exchange rate risk is minimal.

BACKLOG

     Adaptec's backlog was approximately $111 million and $66 million at March 31, 1996 and March 31, 1995, respectively. These backlog figures include only orders scheduled for shipment within six months, of which the majority are scheduled for delivery within 90 days. Adaptec's customers may cancel or delay purchase orders for a variety of reasons, including rescheduling of new product introductions and changes in inventory policies and forecasted demand. Accordingly, Adaptec's backlog as of any particular date may not be indicative of Adaptec's actual sales for any succeeding fiscal period.

COMPETITION

     In the enterprise and personal computing markets, Adaptec's principal competitors are smaller host adapter companies. Adaptec's competitive strategy is to continue to leverage its technical leadership and concentrate on the most technology-intensive solutions. To address the competitive nature of the business Adaptec designs advanced features into its products, with particular emphasis on data transfer rates, software-defined features and compatibility with major operating systems and most peripherals. Adaptec believes that it obtains a significant competitive advantage by supplying its customers with a comprehensive array of solutions ranging from connectivity products for the personal computing market to high performance products for enterprise-wide computing and networked environments. In addition, technical leadership, product innovation, strong financial position, and brand awareness are important competitive factors in these markets which Adaptec believes it competes favorably.

     Adaptec's principal competitor in the mass storage market is Cirrus Logic, Inc. Adaptec believes that its competitive strengths in the mass storage market include its ability to obtain major design wins as the result of its systems level expertise, integrated circuit design capability and substantial experience in I/O applications. Adaptec believes the principal competitive factors in design wins are performance, product features, price, quality and technical and administrative support. Based on these factors, Adaptec believes it has, in the past, successfully competed for design wins.

     The markets for Adaptec's products are highly competitive and are characterized by rapid technological advances, frequent new product introductions and evolving industry standards. Adaptec's competitors continue to introduce products with improved performance characteristics and its customers continue to develop new applications. Adaptec will have to continue to develop and market appropriate products to remain competitive. Adaptec believes one of the significant factors in its competitive success is its continued commitment of significant resources to research and development.

MANUFACTURING

     Adaptec's Singapore manufacturing facility produces and tests high volume host adapter products. The Singapore facility has earned ISO 9001 certification, a stringent quality standard that has become a requirement for doing business globally. By establishing this facility in Singapore in 1988, Adaptec has experienced lower costs, shorter manufacturing cycle times, and improved service to customers. Adaptec's products make extensive use of standard logic, printed circuit boards and random access memory supplied by several outside sources.

     All semiconductor wafers used in manufacturing Adaptec's products are processed to its specifications by outside suppliers. Adaptec believes that its current wafer volume and manufacturing technology requirements are best met with subcontracting relationships. In fiscal 1996, Adaptec secured capacity through an agreement with Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) that ensures availability of a portion of Adaptec's wafer capacity for both current and future technologies. Under this agreement, which is effective through 2001, Adaptec made advance payments of $20 million and has signed a $46 million promissory note which becomes due at the end of June 1996. his agreement is in addition to an existing deposit and supply agreement with TSMC which expires in June 1997. Also in fiscal 1996, Adaptec signed an agreement with AT&T that provides Adaptec with a guaranteed supply of wafers from AT&T's fabrication facility located in Madrid, Spain in return for an investment in fabrication equipment of up to $25 million. Adaptec did not make any payments in connection with this agreement during fiscal 1996.

PATENTS AND LICENSES

     Adaptec believes that patents are of less significance in its industry than such factors as innovative skills, technological expertise and marketing abilities. However, Adaptec encourages its engineers to document patentable inventions and has applied for and continues to apply for patents both in the United States and in foreign countries when it deems it to be advantageous to do so. There can be no assurance that patents will be issued or that any patent issued will provide significant protection or could be successfully defended.

     As is the case with many companies in the electronics industry, it may be desirable in the future for Adaptec to obtain technology licenses from other companies. Adaptec has occasionally received notices of claimed infringement of intellectual property rights and may receive additional such claims in the future. Adaptec evaluates all such claims and, if necessary, will seek to obtain appropriate licenses. There can be no assurance that any such licenses, if required, will be available on acceptable terms.

EMPLOYEES

     At March 31, 1996, Adaptec had 2,211 employees, including 559 in engineering, 993 in manufacturing (including 841 at its Singapore facility), 115 in customer technical support, 167 in marketing, 187 in sales, and 190 in finance and administration. Adaptec's continued success will depend in large measure on its ability to attract and retain highly skilled employees who are in great demand. None of Adaptec's employees are represented by a labor union.

FOREIGN AND DOMESTIC OPERATIONS

     Adaptec operates in the microcomputer input/output industry and is a leading supplier of high-performance intelligent subsystems and associated software and very large-scale integrated circuits used to control the flow of data between a microcomputer's CPU and its peripherals. Adaptec focuses its worldwide marketing efforts on major OEM customers through its direct sales force located in the United States, Europe and the Far East and also sells through distributors and sales representatives in each of these geographic areas.

     Income from operations consists of net revenues less cost of revenues and operating expenses incurred in supporting the revenues of each geographic area. Adaptec's write-offs of acquired in-process technology are included in the corporate income from operations. All of the Company's identifiable assets are used to support the operations in each geographic area. Corporate assets include cash and cash equivalents, marketable securities, deferred tax assets and certain other assets. Intercompany sales are made at arms-length prices, and revenues for the European subsidiaries consist mainly of commissions earned in connection with obtaining foreign orders.

PROPERTIES

     Adaptec owns six buildings (approximately 375,000 square feet) in Milpitas, California which are primarily used by Adaptec for corporate offices, research, manufacturing, marketing and sales. Adaptec leases another building which is mainly occupied to support administrative and sales functions. Adaptec also leases facilities in Boulder, Colorado (47,000 square feet), Irvine, California (82,000 square feet) and Hudson, Wisconsin (5,000 square feet) to support technical design efforts and sales.

     Adaptec Manufacturing Singapore is located in two leased facilities (approximately 150,000 square feet). The two buildings are used by Adaptec for research, manufacturing and sales. Adaptec also leases ten sales offices in the United States, and one sales office each in Brussels, Belgium; Munich, Germany; Bretonneux, France; Fleet, England; Singapore; Taiwan; and Tokyo, Japan. The Tokyo office also provides technical design efforts and technical support with the Brussels office providing technical support to Europe. Adaptec believes its existing facilities and equipment are well maintained and in good operating condition and believes its manufacturing facilities, together with the use of independent manufacturers where required or desirable, will be sufficient to meet its anticipated manufacturing needs through fiscal 1997.

     During fiscal 1996, Adaptec acquired a parcel of land in Fremont, California for approximately $12 million cash to support anticipated future growth. Adaptec's future facilities requirements will depend upon Adaptec's business and, Adaptec believes additional space, if required, may be obtained on reasonable terms.

                       SELECTED FINANCIAL DATA OF ADAPTEC
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following selected historical financial data of Adaptec, insofar as it relates to each of the fiscal years ended March 31, 1992 through March 31, 1996, has been derived from the audited consolidated financial statements of Adaptec, including the consolidated balance sheets at March 31, 1995 and 1996 and the related consolidated statements of operations and of cash flows for each of the two fiscal years in the period ended March 31, 1996 and the related notes thereto appearing elsewhere herein.

                                                            YEAR ENDED MARCH 31,
                                          --------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                          --------    --------    --------    --------    --------
STATEMENT OF OPERATIONS DATA
  Net revenues..........................  $150,315    $311,339    $372,245    $466,194    $659,347
  Cost of revenues......................    84,549     174,179     189,526     205,596     275,939
                                          --------    --------    --------    --------    --------
     Gross profit.......................    65,766     137,160     182,719     260,598     383,408
                                          ========    ========    ========    ========    ========
  Operating expenses:
     Research and development...........  $ 17,514    $ 26,324    $ 39,993    $ 60,848    $ 87,628
     Sales and marketing................    21,338      32,525      46,192      58,737      81,548
     General and administrative.........    10,517      15,568      19,399      23,229      35,784
     Write-off of acquired in-process
       technology.......................        --          --          --          --      52,313
                                          --------    --------    --------    --------    --------
                                          $ 49,369    $ 74,417    $105,584    $142,814    $257,273
                                          ========    ========    ========    ========    ========
  Net income............................  $ 14,614    $ 49,390    $ 58,950    $ 93,402    $103,375
                                          ========    ========    ========    ========    ========
  Net income per share:
     Net income per share...............  $    .35    $    .96    $   1.10    $   1.75    $   1.89
                                          ========    ========    ========    ========    ========
     Weighted average shares
       outstanding......................    41,664      51,652      53,602      53,357      54,569
                                          ========    ========    ========    ========    ========

                                                              AS OF MARCH 31,
                                          --------------------------------------------------------
                                            1992        1993        1994        1995        1996
                                          --------    --------    --------    --------    --------
BALANCE SHEET DATA
  Working capital.......................  $105,671    $191,693    $243,451    $294,058    $334,989
  Total assets..........................   138,615     282,896     358,475     435,708     646,486
  Long-term debt, net of current
     portion............................       423      14,450      11,050       7,650       4,250
  Shareholders' equity..................   117,742     225,155     297,616     371,644     511,945

                  ADAPTEC MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 1996 COMPARED TO FISCAL 1995

     Adaptec (or "The Company") experienced growth worldwide as net revenues increased 41% to $659 million in fiscal 1996 from $466 million in fiscal 1995. The Company's continued increase in net revenues was driven by growth of client-server networking environments, complex microcomputer based applications requiring high-performance I/O, and the expanded adoption of various peripheral devices. This growth combined with the Company's market leadership in SCSI solutions resulted in increased net revenues from the Company's host adapters. During the year, the Company also began shipping products incorporating newer technologies such as RAID, ATM and CD-Recordable (CD-R) software. Fiscal 1996 net revenue from sales of mass storage integrated circuits (ICS) also increased from the prior year as the Company benefitted from next-generation design wins for higher capacity disk drives that are required for advanced applications.

     Gross margin of 58% in fiscal 1996 increased from 56% in fiscal 1995. Gross margin was favorably affected by the increased revenues from the Company's higher margin products. The Company's focus on design for manufacturability allowed it to continue to experience efficiencies in the manufacturing process and accelerate time to customer volume.

     Research and development expenditures in fiscal 1996 were $88 million, an increase of 44% over fiscal 1995. As a percentage of net revenues, research and development expenses were 13% for both fiscal 1996 and fiscal 1995. The Company's research and development efforts continue to be focused on solutions which enhance performance in single-user desktop, enterprise-wide computing, and networked environments. This commitment included investing in its current core SCSI business as well as several emerging technologies encompassing RAID, CD-R, ATM, and serial architectures such as 1394 and Fibre Channel. The Company believes these expenditures, consisting primarily of increased staffing levels, have allowed the Company to maintain its position in technical leadership and product innovation. The Company believes it is essential to continue this significant level of investment in research and development and anticipates actual spending in fiscal 1997 will increase.

     Sales and marketing expenses increased to $82 million in fiscal 1996, an increase of 39% over fiscal 1995. As a percentage of net revenues, fiscal 1996 sales and marketing expenses were 13% in both fiscal 1996 and fiscal 1995. The increase in actual spending was a result of advertising and promotional programs aimed at generating demand in the consumer and enterprise computer markets and increased staffing levels to support the continued growth of the Company. The Company's promotional and advertising programs have allowed it to leverage its brand image around the globe. The Company believes that sales and marketing expenditures will increase in fiscal 1997 primarily to support its existing products as well as products resulting from newer technologies.

     General and administrative expenses as a percentage of net revenues were consistent at 5% for both fiscal 1996 and fiscal 1995. Actual spending increased from fiscal 1995, primarily due to increased staffing to support the continued growth of the Company. The Company anticipates general and administrative expenditures will increase in fiscal 1997 to support its growth.

     During the year, the Company acquired Trillium Research, Inc. (Trillium), Future Domain Corporation (Future Domain), Incat Systems Software, USA, Inc. (Incat), and Power I/O, Inc. (Power I/O). These acquisitions were accounted for using the purchase method of accounting. Among the assets acquired was in-process technology, resulting in write-offs totaling $52 million. Excluding these write-offs, the Company's results of operations for fiscal 1996 were not materially affected by these acquisitions.

     Interest income, net of interest expense, was $12 million in fiscal 1996, an increase of $5 million over fiscal 1995. The increase was primarily due to the increase in cash and cash equivalents and marketable securities partially offset by lower interest expense.

     The Company's effective tax rate for fiscal 1996 was 25%, the same as fiscal 1995. During fiscal 1996, the Company concluded negotiations with the Singapore government extending the tax holiday for the Company's manufacturing subsidiary. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax for a period of 10 years, subject to certain conditions. In addition, profits derived from the Company's remaining products will be taxed at a rate of 15%, which is lower than the statutory rate of 27%, through fiscal 1998.

     While the Company has experienced significant growth in revenues and profitability, various factors could adversely affect its results of operations in the future including its reliance on the high-performance microcomputer and server markets, changes in product mix, competitive pricing pressures, fluctuations in manufacturing yields, changes in technological standards, availability of components, changes in product costs, timing of new product introductions and market demand for these products, capacity for wafer fabrication, the accounting effect of acquisitions of other companies or businesses that the Company may make from time to time, or general economic downturns.

FISCAL 1995 COMPARED TO FISCAL 1994

     Net revenues increased 25% to $466 million in fiscal 1995 from $372 million in fiscal 1994. The continued adoption of SCSI in personal computers (PCs) resulted in increased sales of the Company's SCSI host adapter products across all performance ranges. Additionally, demand for the Company's host adapters was driven by the growing use of file servers where SCSI usage approaches 100%. During fiscal 1995, the Company introduced several new Ioware(R) solutions ranging from connectivity products for the single-user and small-office markets, to high-performance products for enterprise-wide computing and networked environments. The market acceptance of the Company's high-performance host adapters for the PCI local bus market resulted in the fastest product ramp in the Company's history. The Company's fiscal 1995 revenue from mass storage ICS was comparable to the prior year. The Company believes this was due to the timing of design win cycles at original equipment manufacturers (OEMs) coupled with significant fluctuations in demand experienced in the disk drive market. During fiscal 1995 the Company won key designs for next-generation products at major OEMs in the Pacific Rim.

     Gross margin of 56% in fiscal 1995 increased from 49% in fiscal 1994. Gross margin was favorably affected by the increased revenues from the Company's higher margin SCSI host adapters. The Company also continued to experience component cost reductions and manufacturing efficiencies, including the move of the IC production test facility to Singapore where costs are lower. This also allowed the Company to shorten the manufacturing cycle time and better serve its customers.

     Research and development expenditures in fiscal 1995 were $61 million, an increase of 52% over fiscal 1994. As a percentage of net revenues, research and development expenses increased to 13% in fiscal 1995 compared to 11% in fiscal 1994. This was primarily due to increased staffing levels. The Company continued to invest in its SCSI products, where it has captured a leadership position by improving system performance as the computer industry has become more I/O intensive with more powerful CPUs, multitasking operating systems, and a new generation of intelligent peripherals. While SCSI solutions remained the core of the Company's business, fiscal 1995 saw the Company broaden its portfolio of solutions to include ATM, RAID, serial I/O and infrared technology.

     Sales and marketing expenses increased to $59 million in fiscal 1995, an increase of 27% over fiscal 1994. As a percentage of net revenues, fiscal 1995 sales and marketing expenses were 13% compared to 12% in fiscal 1994. The increase in actual spending was a result of increased staffing levels to support the continued growth of the Company, including expansion of the Company's international sales and marketing infrastructure. Additionally, increases in advertising and promotional expenses were aimed at strategies to further accelerate and expand SCSI acceptance in the marketplace and drive demand for the Company's products.

     General and administrative expenses as a percentage of net revenues in fiscal 1995 were consistent with fiscal 1994 at 5%. Actual spending increased from fiscal 1994, primarily due to increased staffing to support the continued growth of the Company.

     Interest income, net of interest expense, was $7 million in fiscal 1995, an increase of $3 million over fiscal 1994. The increase was primarily due to the increase in cash and cash equivalents and marketable securities coupled with slightly higher average yields on cash and investment balances.

     The Company's effective tax rate for fiscal 1995 was 25%, the same as fiscal 1994.

LIQUIDITY AND CAPITAL RESOURCES

     Operating Activities. Net cash generated from operating activities during fiscal 1996 was $103 million compared to $118 million in fiscal 1995. This aggregate decrease was a result of the increase in the Company's current assets to support its overall growth. During fiscal 1996, the majority of funds generated from operations resulted from $103 million of net income adjusted by non-cash items including a non-recurring write-off of acquired in-process technology (net of taxes) of $40 million and depreciation and amortization of $18 million. Additionally contributing to favorable operating cash flows was an increase in accrued liabilities of $22 million reflecting the overall growth of the Company. Offsetting these were increases in current assets, excluding cash and investments, of $60 million. This increase in assets primarily resulted from the Company's continued overall growth.

     During fiscal 1996, the Company signed an agreement with Taiwan Semiconductor Manufacturing Co., Ltd. (TSMC) that will ensure availability of a portion of the Company's wafer capacity for both current and future technologies. The agreement, which runs through 2001, provides the Company with a guarantee of increased capacity for wafer fabrication in return for advance payments of $20 million during fiscal 1996 relating to this agreement. This agreement is in addition to an existing contract with TSMC for guaranteed supply and technology.

     During fiscal 1995, the majority of funds generated from operations resulted from $93 million of net income adjusted by non-cash items including depreciation and amortization of $16 million. Also contributing to favorable cash flows was a decrease in net inventories of $7 million and increases in accrued liabilities and accounts payable of $7 million. During fiscal 1995, the Company paid an additional advance payment on a deposit and supply agreement to support its silicon wafer requirements.

     During fiscal 1994, the Company's net cash generated from operating activities primarily resulted from $59 million of net income adjusted by non-cash items including depreciation and amortization of $11 million. An increase in accrued liabilities of $9 million also contributed to positive cash flows. These items were mainly offset by increases in accounts receivable and other assets totaling $24 million.

     Investing Activities. The Company made payments of $31 million in connection with the acquisitions of Trillium, Future Domain, and Power I/O during the year. Additionally, the Company acquired Incat through the issuance of 385,000 shares of common stock with a fair market value of $17 million. Also in fiscal 1996, the Company continued to invest in equipment for product development and manufacturing to support increased demand for its products and future business requirements. Additionally, to provide for future growth the Company purchased land for $12 million.

     During fiscal years 1996, 1995, and 1994, the Company continued to invest significant amounts of funds in marketable securities consisting mostly of highly rated municipal instruments.

     During the 1997 fiscal year, the Company anticipates it will invest approximately $75 million in equipment for future product innovation and development as well as land and facilities to support its growth. Also, during fiscal 1996, the Company signed an agreement with AT&T Corporation (AT&T), acting through its Microelectronics business division, that will ensure availability of a portion of the Company's wafer capacity for both current and future technologies. This contract, which runs through 2001, provides the Company with a guaranteed supply of wafers in return for an investment in fabrication equipment of up to $25 million for AT&T's fabrication facility located in Madrid, Spain. The sources for capital expenditures are expected to be funds generated from operations and available sources of financing as well as working capital presently on hand.

     Subsequent to year end, the Company acquired certain assets and the ongoing business of Western Digital's Connectivity Solutions Group (CSG) which primarily designs, manufactures and markets controller ICS for high-capacity disk drives. In connection with the acquisition, the Company was assigned capacity for wafer fabrication. The Company paid $33 million cash for CSG and will pay future consideration based on certain performance criteria. The Company will account for this acquisition using the purchase method of accounting and will evaluate the allocation of the purchase price to assets acquired, which includes in-process technology that will be written off. The results of operations for CSG were immaterial relative to the Company's financial statements.

     Financing Activities. During fiscal 1996, the Company continued to receive proceeds from the issuance of common stock under its Employee Stock Option and Employee Stock Purchase Plans totaling $27 million. Also, the Company repurchased 260,000 shares of its common stock through open market transactions totaling $8 million. In fiscal 1995, two million shares totaling $37 million were repurchased. In connection with the TSMC agreement, the Company also issued a $46 million note payable due in June 1996.

     Subsequent to year end, the Company acquired all of the outstanding capital stock of Cogent Data Technologies, Inc. (Cogent) in a $68 million stock transaction. Cogent provides high-performance Fast Ethernet products for the networking market. The Company will record this acquisition using the pooling method of accounting and will record acquired assets and assumed liabilities at their book values as of the acquisition date. The results of operations for Cogent for the three year period ended March 31, 1996 were immaterial relative to the Company's financial statements.

     The Company has an unsecured $17 million revolving line of credit under which there were no outstanding borrowings as of March 31, 1996. The Company's liquidity is affected by various factors, some based on its continuing operations of the business and others related to the industry and global economies. Although the Company's cash situation will fluctuate based on the timing of these factors, the Company believes that existing working capital combined with expected cash generated from operations and available sources of bank and equipment financing will be sufficient to meet its cash requirements throughout fiscal 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The names of the Directors and executive officers of Adaptec, Inc., their ages as of March 31, 1996 and certain information about them are set forth below. Adaptec has appointed two of the following individuals to serve as the Directors and executive officers of the surviving corporation following the
Merger: F. Grant Saviers will serve as Director, President and Chief Executive Officer and Paul G. Hansen will serve as Director and Chief Financial Officer.

              NAME OF NOMINEE                AGE                   PRINCIPAL OCCUPATION
- -------------------------------------------  ---     ------------------------------------------------
John G. Adler..............................  59      Chairman of the Board of Directors
F. Grant Saviers...........................  51      President and Chief Executive Officer of the
                                                     Company
Robert N. Stephens.........................  50      Chief Operating Officer
Daniel W. Bowman...........................  51      Vice President of Administration
Andrew J. Brown............................  36      Corporate Controller and Principal Accounting
                                                     Officer
Michael G. Fisher..........................  37      Vice President and General Manager
John D. Hamm...............................  36      Vice President and General Manager
Paul G. Hansen.............................  48      Vice President of Finance, Chief Financial
                                                     Officer and Assistant Secretary
Sam Kazarian...............................  53      Vice President of Operations
Christopher G. O'Meara.....................  38      Vice President and Treasurer
Subramanian Sundaresh......................  39      Vice President and General Manager
Henry P. Massey, Jr. ......................  56      Secretary
Laurence B. Boucher........................  53      Director
Carl J. Conti..............................  58      Director
John East..................................  51      Director
Robert J. Loarie...........................  53      Director
B.J. Moore.................................  60      Director
W. Ferrell Sanders.........................  59      Director
Phillip E. White...........................  53      Director

     Except as set forth below, each of the nominees has been engaged in his principal occupation described above during the past five years. These is no family relationship between any director or executive officer of Adaptec.

     Mr. Adler served as President of Adaptec from May 1985 to August 1992, as Chief Executive Officer from December 1986 to July 1995, as a director since February 1986 and as Chairman of the Board of Directors since May 1990.

     Mr. Saviers has served as President and Chief Executive Officer of Adaptec since August 1992 and July 1995 respectively, and was Chief Operating Officer from August 1992 to July 1995. Prior to joining Adaptec, Mr. Saviers was employed with Digital Equipment Corporation for more than five years, last serving as Vice President of its personal computer systems and peripherals operation.

     Mr. Stephens has served as Chief Operating Officer since November 1995. From 1993 to 1995, he founded, and served as Chairman for Power I/O Corporation. From 1990 to 1993, Mr. Stephens held the position of President and CEO of Emulex Corporation.

     Mr. Bowman has served as Vice President of Administration since December 1990 and from September 1988 to December 1990, was Director of Administration.

     Mr. Brown has served as Corporate Controller and Principal Accounting Officer since May 1994. From July of 1988 to April of 1994 he served in various financial roles with the Company, the most recent as Operations Accounting Controller.

     Mr. Fisher has served as Vice President and General Manager since November 1994. Between May 1994 and October 1994 he held the position of General Manager, Mass Storage Electronics Product Group. Before then, Mr. Fisher held the position of Director of Hard Disk Drive Products at Exar Corporation from November 1990 until 1994.

     Mr. Hamm has served as Vice President and General Manager since February 1994, after serving as Vice President of Sales from December 1990 to February 1994.

     Mr. Hansen, a certified public accountant, has served as Vice President of Finance and Chief Financial Officer since January 1988, after serving as Corporate Controller from March 1985 to December 1987 and Director of Accounting from March 1984 to 1985.

     Mr. Kazarian has served as Vice President of Operations since May 1990. Before joining Adaptec, he served as Executive Vice President and Chief Operating Officer at Rugged Digital Systems from January 1988 to April 1990.

     Mr. O'Meara has served as a Vice President since July 1992 and as Treasurer since April 1989. Between May 1988 and April 1989, Mr. O'Meara served as the Company's Director of Financial Planning.

     Mr. Sundaresh has served as Vice President and General Manager since February 1994. From March of 1993 until January of 1994 he served as Director of Marketing. From 1991 to 1993 he served as Director of PC Marketing at Hyundai Electronics America.

     Mr. Massey has served as Secretary since November 1989. For more than the last five years, Mr. Massey has been a practicing lawyer and a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm and general outside counsel to the Company.

     Mr. Boucher has served as President from December 1987 to June 1995, as Chief Executive Officer from December 1987 to January 1996, Chairman of the Board of Directors from February 1994 to June 1996, and a director since 1987 of Auspex Systems, Inc., a manufacturer of computer systems. He is a founder of Adaptec and served as Chairman of the Board of Directors from May 1981 to May 1990 and as Chief Executive Officer from May 1981 to December 1986.

     Mr. Conti is an independent management consultant. From 1959 to 1991, he held a variety of technical and managerial positions with International Business Machines Corporation, a manufacturer of computer hardware and software, concluding with four years as a Senior Vice President.

     Mr. East has, since December 1988, served as a director, President and Chief Executive Officer of Actel Corporation, a manufacturer of field programmable gate arrays.

     Mr. Loarie has, since August 1992, served as a principal of Morgan Stanley & Co. Incorporated, a diversified investment firm, and as a general partner of Morgan Stanley Venture Partners, L.P. and Morgan Stanley Venture Partners II, L.P., venture capital investment partnerships. Prior to that time and for more than the previous five years, Mr. Loarie was a general partner of Weiss, Peck & Greer, an investment management firm, and of several venture capital partnerships affiliated with Weiss Peck & Greer. Mr. Loarie is also a director of Telcom Semiconductor, Inc. and CSG Systems International, Inc.

     Mr. Moore is an independent management consultant. Mr. Moore served as President of Outlook Technology, Inc., a company engaged in the development, manufacture and marketing of digital test instrumentation, from February 1986 to July 1991. Mr. Moore is also a director of Dionex Inc.

     Mr. Sanders has served as a general partner of Asset Management Co. since February 1989 and served as a senior associate of Asset Management Co. from March 1987 to February 1989. Mr. Sanders is also a director of Solectron Corporation.

     Mr. White has served as President, Chief Executive Officer, director, and Chairman of the Board of Informix Software, Inc., a software company, since January 1989. Prior to that time and for more than the last five years, Mr. White was President of Wyse Technology, Inc., a manufacturer of computers and computer terminals. Mr. White is also a director of Legato Systems, Inc.

EXECUTIVE COMPENSATION AND OTHER MATTERS

     The table below sets forth information for the three most recently completed fiscal years concerning the compensation of the Chief Executive Officer of Adaptec, and the four other most highly compensated executive officers of Adaptec in the fiscal year ended March 31, 1996:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                               ANNUAL               COMPENSATION
                                            COMPENSATION       -----------------------
                                         -------------------   RESTRICTED  SECURITIES
                                FISCAL    SALARY     BONUS       STOCK     UNDERLYING         ALL OTHER
 NAME AND PRINCIPAL POSITION     YEAR      ($)       ($)(1)    AWARD ($)   OPTIONS (#)   COMPENSATION ($)(2)
- ------------------------------  ------   --------   --------   ---------   -----------   -------------------
John G. Adler.................   1996    $494,135   $558,000         --       60,000           $ 4,080
  Chairman and former            1995     450,000    625,000         --      200,000             3,720
  Chief Executive Officer        1994     420,000    315,000         --      160,000             3,720
F. Grant Saviers..............   1996     468,462    533,000         --      139,600             2,520
  President, Chief Executive     1995     350,000    475,000         --      200,000             2,780
  Officer and Chief              1994     310,000    235,000         --       80,000             1,260
  Operating Officer
John D. Hamm..................   1996     229,711    260,750         --       53,800                54
  Vice President and             1995     215,000    322,500         --       50,000                48
  General Manager                1994     180,000    135,000         --       50,000                36
Paul G. Hansen................   1996     229,615    259,500         --       53,800             1,380
  Vice President, Finance and    1995     222,115    291,058         --       50,000             1,260
  Chief Financial Officer        1994     190,000    145,000         --       40,000             1,260
Sam Kazarian..................   1996     214,712    243,500         --       52,900             2,520
  Vice President, Operations     1995     200,000    270,000         --       60,000             2,280
                                 1994     174,615    110,000         --       40,000             2,280
Subramanian Sundaresh.........   1996     199,327    221,250    $19,992(3)    24,000               332
  Vice President and             1995     165,000    140,000         --       50,000               475
  General Manager                1994     104,115     50,000         --       84,000               540

- ---------------
(1) In each case, the fiscal year 1995 bonus amounts include an amount equal to one-half of the individual's base salary for fiscal year 1995 that was accrued but not paid by Adaptec in fiscal year 1995. Half of such amounts were paid to the individuals at the end of fiscal year 1996 and the remaining half will be paid at the end of fiscal year 1997 if the individual remains in the employ of Adaptec at that date.

(2) Life insurance premiums.

(3) Represents the grant of 392 Incentive Stock Units pursuant to Adaptec's 1990 Stock Plan. On the first and second anniversaries of the date of grant, if Mr. Sundaresh is still in the employ of Adaptec, Adaptec will redeem one-half of the Incentive Stock Units by giving Mr. Sundaresh either 196 shares of Common Stock of Adaptec or the fair market value of such shares at Adaptec's discretion. The value of the grant is based on the fair market value of 392 shares of Adaptec Common Stock on the date of grant. As of March 31, 1996, Mr. Sundaresh held 392 Incentive Stock Units with a value of $18,914 (based on the fair market value of Adaptec Common Stock on that date).

     The table below provides the specified information concerning grants of options to purchase Adaptec Common Stock made during the fiscal year ended March 31, 1996 to the persons named in the Summary Compensation Table:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                       INDIVIDUAL GRANTS                            POTENTIAL REALIZABLE
                    -------------------------------------------------------           VALUE AT ASSUMED
                     NUMBER OF       % OF TOTAL                                     ANNUAL RATES OF STOCK
                    SECURITIES        OPTIONS                                        PRICE APPRECIATION
                    UNDERLYING       GRANTED TO    EXERCISE OR                      FOR OPTION TERM(3)(4)
                      OPTIONS       EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------------
                    GRANTED (#)     FISCAL YEAR      ($/SH)         DATE          5% ($)            10% ($)
                    -----------     ------------   -----------   ----------   --------------     --------------
John G. Adler.....     60,000(1)         2.6%        $ 44.75       8/24/05    $    1,688,582     $    4,279,199
F. Grant
  Saviers.........    100,000(1)         4.4           44.75       8/24/05         2,814,303          7,131,998
                       39,600(2)         1.7           56.00       3/22/00         1,394,637          3,534,283
John D. Hamm......     40,000(1)         1.7           44.75       8/24/05         1,125,721          2,852,799
                       13,800(2)         0.6           56.00       3/22/00           486,010          1,231,644
Paul G. Hansen....     40,000(1)         1.7           44.75       8/24/05         1,125,721          2,852,799
                       13,800(2)         0.6           56.00       3/22/00           486,010          1,231,644
Sam Kazarian......     40,000(1)         1.7           44.75       8/24/05         1,125,721          2,852,799
                       12,900(2)         0.5           56.00       3/22/00           454,313          1,151,320
Subramanian
  Sundaresh.......     20,000(1)         0.8           44.75       8/24/05           562,861          1,426,400
                        4,000(2)         0.2           56.00       3/22/00           140,872            356,998
All
  Shareholders....         NA             NA              NA            NA    $1,608,840,896     $4,077,118,714

- ---------------
(1) These options were granted pursuant to Adaptec's 1990 Stock Plan. The option exercise prices were at the fair market value of Adaptec Common Stock on the date of grant. All options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 12.5% of the shares subject to the option six months after the date of grant and at the rate of 6.25% of the shares subject to the option at the end of each of the next 14 quarters. To the extent exercisable at the time of employment termination, options may be exercised for an additional three months unless termination is the result of total and permanent disability, in which case the options may be exercised within six months following termination, or unless termination is the result of death, in which case unvested options become exercisable to a maximum of 50,000 shares per individual and may be exercised within six months following death by the individual's estate or other successor.

(2) These options were granted pursuant to Adaptec's 1990 Stock Plan. The option exercise prices were at 110% of the fair market value of Adaptec Common Stock on the date of grant. All options expire 4 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. 50% of the options subject to the grant become exercisable one year after the date of the grant with the remaining 50% becoming exercisable two years after the date of grant. To the extent exercisable at the time of employment termination, options may be exercised for an additional three months unless termination is the result of total and permanent disability, in which case the options may be exercised within six months following termination, or unless termination is the result of death, in which case unvested options become exercisable to a maximum of 50,000 shares per individual and may be exercised within six months following death by the individual's estate or other successor.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved and do not reflect Adaptec's estimate of future stock price growth.

(4) In the case of all shareholders, indicates the potential shareholder return over a ten-year period at the respective rate determined from the closing sales price on the Nasdaq National Market of $48.25 on March 31, 1996. On March 31, 1996, there were 53,019,777 shares of Common Stock issued and outstanding.

     The table below provides the specified information concerning the exercise of options to purchase Adaptec Common Stock in the fiscal year ended March 31, 1996 and the unexercised options held as of March 31, 1996 by the persons named in the Summary Compensation Table.

                AGGREGATED OPTION EXERCISED IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                         SHARES ACQUIRED   VALUE REALIZED    OPTIONS AT FY-END (#):        OPTIONS AT FY-END ($):
         NAME            ON EXERCISE (#)       ($)(1)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE(2)
- -----------------------  ---------------   --------------   -------------------------   ----------------------------
John G. Adler..........      227,449         $7,082,720            7,500/263,125            $   26,250/$6,654,258
F. Grant Saviers.......       50,000          2,037,440          261,673/323,384             8,585,137/ 6,427,230
John D. Hamm...........       10,000            472,813          109,063/104,737             3,956,639/ 1,838,361
Paul G. Hansen.........       25,000          1,060,938           65,000/ 98,800             2,037,813/ 1,644,688
Sam Kazarian...........        1,244             46,483           73,072/105,712             2,326,389/ 1,874,494
Subramanian
  Sundaresh............       10,000            266,188            57,750/90,250             1,713,406/ 2,091,531

- ---------------
(1) Market value of underlying securities on date of exercise, minus the exercise or base price.

(2) Market value of underlying securities at fiscal year end, minus the exercise or base price.

CHANGE IN CONTROL ARRANGEMENTS

     Adaptec's 1990 Stock Plan authorizes the acceleration of payment of awards and related shares in the event of a Change in Control as defined in the 1990 Stock Plan. Such acceleration or payment may cause part or all of the consideration involved to be treated as a "parachute payment" under the Internal Revenue Code of 1986 as amended (the "Code"), which may subject the recipient thereof to a 20% excise tax and which may not be deductible by the participant's employer.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1996, Adaptec purchased approximately $291,532 of computer equipment in the ordinary course of business from Auspex Systems, Inc., a supplier of computer network file servers. Mr. Boucher is the Chairman of the Board of Directors and a shareholder of Auspex Systems, Inc.

                    SECURITY OWNERSHIP OF ADAPTEC MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS

     The table below sets forth as of May 31, 1996 certain information with respect to the beneficial ownership of Adaptec's Common Stock by (i) each person known by Adaptec to own beneficially more than five percent

(5%) of the outstanding shares of Common Stock; (ii) each director of Adaptec,
(iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group.

                                                                  SHARES        APPROXIMATE
                                                               BENEFICIALLY       PERCENT
                 NAME OF PERSON OR IDENTITY OF GROUP             OWNED(1)          OWNED
        -----------------------------------------------------  ------------     -----------
        FMR Corp.(2).........................................     5,979,360         11.2%
          82 Devonshire Street
          Boston, MA 02109-3614
        John G. Adler........................................       130,319            *
        Laurence B. Boucher..................................         8,145            *
        Carl J. Conti........................................             0            *
        John East............................................             0            *
        John D. Hamm(3)......................................       113,007            *
        Paul G. Hansen.......................................        57,581            *
        Sam Kazarian.........................................        86,686            *
        Robert J. Loarie.....................................        66,427            *
        B.J. Moore...........................................        47,910            *
        W. Ferrell Sanders...................................        54,875            *
        F. Grant Saviers.....................................       301,751            *
        Subramanian Sundaresh................................        59,557            *
        Phillip E. White.....................................        11,250            *
        All current directors and officers as a group (19
          persons)...........................................       987,587          1.8

- ---------------
 *  Less than 1%

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. Amounts shown include the following number of shares, options for which are presently exercisable or will become exercisable within 60 days of May 31, 1996; Mr. Adler, 56,250; Mr. Boucher, 8,125; Mr. Conti, 0; Mr. East, 0; Mr. Hamm, 102,813; Mr. Hansen, 56,875; Sam
    Kazarian, 86,197; Mr. Loarie, 26,875; Mr. Moore, 26,875; Mr. Sanders, 16,875; Mr. Saviers, 249,476; Mr. Sundaresh, 57,875; Mr. White, 11,250; and
    all current officers and directors as a group, 742,642.

(2) Includes 4,652,770 shares beneficially owned by Fidelity Management & Research Company as a result of serving as investment advisor to various registered investment companies and 1,226,390 shares beneficially owned by Fidelity Management Trust Company as a result of serving as trustee or managing agent for various private investment accounts. FMR Corp. has sole voting power with respect to 611,990 shares and sole dispositive power with respect to 5,879,160 shares.

(3) Includes 5,333 shares held in the name of Mr. Hamm's wife.

                               BUSINESS OF COGENT

GENERAL

     Cogent Data Technologies, Inc. designs, develops, manufactures, and distributes a line of networking hardware adapter add-in boards for personal computers ("PCs"). Cogent's adapter products conform to industry standards for Ethernet and for Fast Ethernet Personal Computer Local Area Networks (PC LANs). These adapters are designed for the high performance segment of the PC LAN marketplace.

     Cogent's products are marketed directly to OEMs and large corporations, and indirectly through domestic and international distributors to customers that currently have a need for high performance network products. Cogent has focused its marketing activities primarily in North America and Europe. Sales are accomplished primarily through two tier distribution and through OEM channels.

     Cogent was incorporated in Washington in 1982 under the name Prism Computer Systems, Incorporated. Its name changed to Cogent Data Technologies, Inc. in August 1983.

MARKET

     PCs have become the dominant form of distributed computing used in business today. To optimize the efficiency, versatility and computing power of PCs used in the business environment, businesses increasingly rely on Local Area Networks, in which PC workstations are connected together to provide common access to data and applications stored centrally on file servers. This also permits sharing of peripheral devices such as printers and CD-ROMs, and facilitates workstation to workstation activity. Network connectivity requires that each desktop PC and file server have a LAN adapter and driver software. A LAN adapter is the device which physically connects the PC bus to the communications cable, and formats and transmits data. The adapter's driver software provides the logical interface between the LAN and the workstation's operating system. The communications cables from each of the LAN adapters are interconnected to hubs, devices which echo the signal and pass it forward to the server.

     A number of industry standards exist for the format and cabling of these LANs. Ethernet has become the dominant standard for LAN connections. A recent extension, Fast Ethernet, which has ten times the cable speed of Ethernet, is poised for rapid growth and is expected to replace some of the installed base of Ethernet over the next few years. Cogent has developed and sells LAN adapters, driver software and hubs for both Ethernet and Fast Ethernet LANs.

     Cogent has focused its development and marketing activities on the server segment of the LAN market. The file server segment of the LAN market is generally characterized by a need for more specialized technologies to handle the loads imposed by multiple users, as well as higher margins, and somewhat less competition than the desktop PC LAN segment.

PRODUCTS

     Cogent's eMASTER+ product family consists of high performance PC Ethernet LAN adapters optimized for high end applications such as database, graphics, multimedia and general client-server software packages. Specific design features of certain eMASTER+ products are directed toward PC server installations.

     eMASTER+ adapters cover popular PC bus types including ISA(Industry Standard Architecture), EISA (Extended Industry Standard Architecture), and PCI (Peripheral Component Interconnect). Cogent's eMASTER+ LAN adapters are available for traditional 10 Megabit per second Ethernet as well as the new 100 Megabit per second Fast Ethernet standard.

     eMASTER+ adapters are based upon Cogent's "Bus Master" design which permits high data transfer rates at a relatively low cost. Product reviews have consistently shown Cogent's eMASTER+ adapters to be high in performance compared to other similar LAN adapters. eMASTER+ adapters also implement a proprietary Cogent architecture called "Predictive Pipelining" which permits more efficient use of the CPU for a given level of network traffic. This feature is targeted primarily at server installations.

     The eMASTER+ driver software, permits use of the LAN adapters in a wide variety of the popular network protocol environments including Novell(R) NetWare(R), Windows(R) NTTM, Microsoft(R) LAN Manager, OS/2(R) and UNIX(TM).

COMPETITION

     The markets in which Cogent competes are characterized by rapid technological change, frequent introductions of new products and changing industry standards. Cogent has seen and expects significant competition in all areas of its business activities including competition on price, product features, and company size and resources. Cogent's principal competitors include the following:

     Intel. Intel is a leading manufacturer of microprocessor chips. Intel has a family of Ethernet and Fast Ethernet LAN adapters which competes directly with Cogent's hardware products. The Intel products have suggested prices substantially lower than suggested prices for Cogent's products. Intel has been extremely aggressive in the Fast Ethernet marketplace.

     3COM. 3COM manufacturers PC LAN adapters and sells widely into corporate accounts through most sales channels. 3COM has a large revenue base and can be expected to aggressively market future competitive products.

     In addition to the foregoing principle competitors, there are more than 100 companies which manufacture PC LAN adapters, and at least 50 of these produce Ethernet adapters. Many of these companies manufacture inexpensive adapters targeted at the low cost, low performance end of the market. However, a few of these companies have also targeted the high end PC LAN market and therefore compete directly with Cogent.

MARKETING

     Cogent sells its products through both OEM and distributor channels. Principal marketing activities include exhibition at industry trade shows, public relations, advertising in the trade press, and mailings, both directly from Cogent and indirectly from the distributors. In addition, Cogent offers promotions through the distribution channel consisting of special offers to customers and resellers. These promotions are advertised by means of fax blasts, mailings and advertisements in distributor publications and the trade press. Cogent participates in other distributor training and promotion activities such as vendor fairs and informational meetings. Cogent also markets directly to resellers with a Key Reseller program, which gives benefits to resellers for discounts and support.

MANUFACTURING

     Cogent subcontracts its manufacturing processes. The manufacturing process involves purchase and inventory of individual components from vendors such as Intel, SMC, and Digital. Printed circuit boards are manufactured according to Cogent's design specifications by Pacific Circuits, Inc., an outside contractor. Kits consisting of the components and PC boards for quantity builds of each product are collected in Friday Harbor and sent to an assembly subcontractor. Finished products are shipped to Friday Harbor, where they are tested, packaged and inventoried for shipment.

EMPLOYEES

     As of March 31, 1996, Cogent had 52 full time employees, including 9 in engineering, 11 in production, 22 in sales and marketing, and 10 in finance and administration, and an additional 6 part-time employees, mostly in production. None of Cogent's employees are covered by collective bargaining agreements, and Cogent believes its relationships with employees are good.

FACILITIES

     Cogent's corporate headquarters and production facilities are located in Friday harbor, Washington. This facility consists of 8,544 square feet of leased space. Cogent also leases approximately 3,000 square feet of additional space in Friday Harbor which is used for inventory, test and repair, and packaging. Cogent's principle sales and marketing office is located in Bellevue, Washington, in approximately 8,500 square feet of leased space. Finally, Cogent leases a single serviced office in Munich, Germany.

                         COGENT SELECTED FINANCIAL DATA

     The selected financial data presented below under the captions "Statements of Operation Data" and "Balance Sheet Data" as of March 31, 1996 and the two years then ended are derived from the financial statements of Cogent, which financial statements have been audited by Deloitte & Touche, LLP, independent certified public accountants, and are included elsewhere in this Prospectus/Proxy Statement. The data presented below under the captions "Statements of Operation Data" for the years ended March 31, 1992, 1993, and 1994 and "Balance Sheet Data" as of March 31, 1992, 1993 and 1994 are derived from the audited financial statements of Cogent and are not included in this Prospectus/Proxy Statement. This selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Cogent's financial statements, including the Notes thereto, appearing elsewhere in this Prospectus/Proxy Statement.

                                                                   YEAR ENDED MARCH 31,
                                                    ---------------------------------------------------
                                                     1992       1993       1994       1995       1996
                                                    ------     ------     ------     ------     -------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Product and software sales......................  $2,158     $3,308     $3,811     $6,560     $12,526
  License fees, royalties and support fees........     190        555        437         70           8
                                                    ------     ------     ------     ------     -------
          Total revenues..........................   2,348      3,863      4,248      6,630      12,534
Cost of sales.....................................   1,214      1,718      1,758      3,356       7,306
                                                    ------     ------     ------     ------     -------
          Gross profit............................   1,134      2,145      2,490      3,274       5,228
Operating expenses:
  Engineering, research and development...........     333        422        475        615         955
  Provision for technology rights and capitalized
     software ....................................      --        183         --         --          --
  Sales and marketing.............................     310        626      1,087      2,143       3,016
  General and administrative......................     303        500        498        818       1,313
                                                    ------     ------     ------     ------     -------
          Total operating expenses................     946      1,731      2,060      3,576       5,284
                                                    ------     ------     ------     ------     -------
Income (loss) from operations.....................     188        414        430       (302)        (56)
  Interest income.................................      --         --         32         16          --
  Interest expense................................     (55)        (1)        --         --         (31)
                                                    ------     ------     ------     ------     -------
Net income (loss) before federal income tax.......     133        413        462       (286)        (87)
Federal income tax benefit (expense)..............     (46)      (151)      (158)        99          21
                                                    ------     ------     ------     ------     -------
Earnings before extraordinary items...............      87        262        304       (187)        (66)
Extraordinary items
  Tax benefit of operating loss carryforward......      46        150         --         --          --
  Cumulative effect on prior years of a change in
     accounting principal.........................      --         --        305         --          --
                                                    ------     ------     ------     ------     -------
          Net earnings............................  $  133     $  412     $  609     $ (187)    $   (66)
                                                    ======     ======     ======     ======     =======

                                                                      AS OF MARCH 31,
                                                     -------------------------------------------------
                                                     1992       1993       1994       1995       1996
                                                     -----     ------     ------     ------     ------
                                                                      (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents..........................  $  12     $1,153     $1,092     $  234     $  142
Working capital (deficit)..........................   (192)     1,386      1,860      1,559      1,349
Total assets.......................................    961      2,095      2,670      3,195      4,946
Long-term obligations..............................
                                                     -----     ------     ------     ------     ------
          Total stockholders' equity...............    238      1,618      2,258      2,071      2,005
                                                     =====     ======     ======     ======     ======

                  COGENT MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

     Cogent Data Technologies, Inc. was incorporated in 1982 to design, develop, manufacture, market and sell a line of hardware and associated software driver products for personal computer local area networks (PC LANs) that are focused on high performance and wide interoperability.

     Cogent's main product lines have been in the Ethernet and Fast Ethernet technology areas. These technologies are industry and market standards for PC LANs. Cogent has developed a wide array of models of these products for most of the popular PC motherboard bus systems including PCI, EISA and ISA. Likewise these products have been designed to meet the various popular LAN cable types including twisted pair, coax and AUI types for Ethernet and TX (data grade), T4 (voice grade) and FX (fiber optic) for Fast Ethernet.

     Cogent competes in a large, rapidly growing and highly competitive marketplace. Cogent has invested significant resources in the last few years in establishing a distribution channel in North America and Europe. Likewise Cogent has invested in a significantly increased marketing effort to support this new sales channel. These activities have included advertising, trade shows, public relations, product packaging and collateral marketing materials. The results have been a significant growth in revenues.

REVENUES

     Cogent's revenues are derived from the sale of Local Area Network (LAN) adapters designed to comply with the Ethernet and Fast Ethernet IEEE standards. The adapters are sold both to original equipment manufacturers (OEMs) and through two tier distribution to international and domestic distributors. Certain distributors have the right to return a percentage of their purchases on a quarterly basis. An allowance for these returns has been provided based on the history of past returns.

     Total revenues increased from $6,629,957 in fiscal 1995 to $12,534,206 in fiscal 1996, an increase of 89%. The growth was due primarily to the sales of Cogent adapters through distribution increasing from approximately $2.0 million in 1995 to approximately $6.0 million in 1996. In addition, new products introduced in 1996 which conform to the Fast Ethernet standard have been well accepted by its customers.

     For the year ended March 31, 1995 one customer accounted for 21% of total revenue. For the year ended March 31, 1996 one customer accounted for 16% of total revenues.

     Cogent markets its products through its direct sales force to OEM customers, its indirect channel partners, including distributors, resellers and system integrators and to end users. Revenues from OEM customers comprised 34% and 26% of revenues in 1995 and 1996 respectively. Revenues from channel sales and direct sales comprised 66% and 74% of revenues in 1995 and 1996 respectively.

     Sales made by Cogent to international customers represented 29% and 33% of the sales in 1995 and 1996 respectively. Over 80% of the international sales are to customers in western Europe. Cogent's sales to international customers are in United States dollars. Although exposure to currency fluctuations to date has been insignificant, there can be no assurance that fluctuations in currency exchange rates in the future will not have a material adverse impact on Cogent sales to international customers.

COST OF SALES

     Cost of sales consists primarily of the components and labor required to manufacture the adapters, packaging, documentation, production costs and freight. Cost of sales was $3,355,706 and $7,306,566 in 1995 and 1996 respectively, representing 51% and 58% of revenues for each year, respectively. The percentage increased in 1996 for two reasons. First, the competition in the rapidly growing Fast Ethernet market was intense, resulting in downward pressure on selling prices. Second, Cogent introduced 24 new Fast Ethernet products in 1996. The unit cost of producing initial small runs of the new products is higher than the unit costs when the product ramps up to larger production quantities.

OPERATING EXPENSES

  Research and Development

     Research and Development costs consist primarily of personnel costs, outside contractors, depreciation of computer equipment, and hardware and software compliance testing. Research and development expenses were $615,949 and $954,735 or 9% and 8% of revenues in 1995 and 1996 respectively.

  Sales and Marketing

     Sales and marketing expenses consist primarily of salaries, commissions and other expenses related to the direct sales force and various marketing expenses including advertising and trade shows. Sales and marketing expenses were $2,142,990 and $3,015,707 million or 32% and 24% of total revenues in 1995 and 1996 respectively. In 1995 Cogent aggressively added personnel and marketing expenses to gain market share. In fiscal 1995 the percentage of sales and marketing expenses to total revenue was 32%; in fiscal 1996 the percentage of sales and marketing expenses to total revenue came down to 24%.

  General and Administrative

     General and administrative expenses consist primarily of personnel costs for accounting, purchasing, management information systems and general management, as well as professional services, insurance and general office expenses. General and administrative expenses were $817,701 and $1,312,990 or 12% and 10% of total revenues in 1995 and 1996 respectively. The increase in dollar amount was due to increased staffing to support Cogent's growth.

  Interest

     In 1995, Cogent had short term investments from issuance of stock in November of 1992 and consequently had interest income of $16,347. In 1996, Cogent borrowed from its bank to finance accounts receivable, inventories, and capital equipment. Interest expense for 1996 was $31,624.

FEDERAL INCOME TAX BENEFITS

     The federal income tax benefit was $99,171 and $21,119 in 1995 and 1996, respectively. The benefit was 35% and 24% of pre tax loss in 1995 and 1996 respectively. In addition, Cogent has various tax credit carry forwards of $129,033 as of March 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, Cogent has financed its operations primarily through private sales of common stock totaling $2,281,593 and bank borrowings. Net cash used in operating activities was $550,782 and $456,418 for the years ended March 31, 1995 and 1996, respectively. Capital expenditures were $306,518 and $318,106 for 1995 and 1996 respectively. Cogent has no capital spending commitments other than normal purchase commitments and commitments under facilities leases.

     Cogent has three lines of credit. The largest is for $1,000,000 with an interest rate of 1% over prime, expiring November 24, 1996. The other lines are for $500,000 and $350,000 and have interest rates of 1.25% over prime and 2% over prime, respectively. Both of these lines expire on November 25, 1996. The prime rate at March 31, 1996 was 8.25%. All lines of credit are secured by substantially all of Cogent's assets. There were no amounts outstanding at March 31, 1995. As of March 31, 1996, Cogent has amounts outstanding of $600,000 and $82,316 on its $1,000,000 and $350,000 lines, respectively. As of March 31,1996 Cogent was out of compliance with certain covenants related to the lines of credit. The lender has issued a waiver for the covenant violations.

          STOCK OWNED BY COGENT MANAGEMENT AND PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information, as of June 24, 1996, by
(i) each person known to be a beneficial owner of 5% or more of any class of voting securities of Cogent, (ii) each director and executive officer of Cogent and (iii) all directors and executive officers of Cogent as a group. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over, his, her or its shares.

                                                                 SHARES OF
                                                               COMMON STOCK       PERCENT OF
                                                               BENEFICIALLY      COMMON STOCK
                      BENEFICIAL OWNER                           OWNED(1)         OUTSTANDING
- -------------------------------------------------------------  -------------     -------------
Charles R. Anderson & Deanna J. Anderson(2)..................      597,790            26.3%
  3675 Bailer Hill Road
  Friday Harbor, WA 98250
Alan Bellanca(3).............................................      387,565            17.0%
  Bellanca Enterprises
  3815 SW Hall Blvd.
  Beaverton, OR 97005
Richard L. Rome(4)...........................................      188,534             8.3%
  Rome & Associates
  17285 N.E. 70th Street
  Redmond, WA 98052
Nash Gubelman(5).............................................      107,994             4.8%
  6308 Evanston Ave.
  North Seattle, WA 98103
Daniel L. Wittkopp(6)........................................       58,000             2.5%
  167 Brock Ct.
  Friday Harbor, WA 98250
Frank Foster(7)..............................................       13,250               *
  22 Battery Street, No. 6
  Boston, MA 02109
Directors and officers as a group............................    1,353,133            55.7%

- ---------------
 *  less than 1%

(1) "Beneficial ownership" is defined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and generally means any person who directly or indirectly has or shares voting or investment power with respect to a security. Under applicable provisions of the Exchange Act, shares issuable upon the exercise of an outstanding stock option which is currently exercisable (or exercisable within 60 days) are considered beneficially owned by the holder thereof and are considered outstanding for purposes of calculating the percentage of Common Stock owned by such person, but not for the purpose of calculating the percentage of Common Stock owned by any other person.
(2) Includes vested options to purchase 13,500 shares held by each of Charles R. Anderson and Deanna J. Anderson.
(3) Includes vested options to purchase 27,000 shares and options to purchase an additional 3,000 shares that vested upon execution of the Merger Agreement.
(4) Includes vested options to purchase 27,000 shares and options to purchase an additional 3,000 shares that vested upon execution of the Merger Agreement.
(5) Includes vested options to purchase 27,000 shares and options to purchase an additional 3,000 shares that vested upon execution of the Merger Agreement.
(6) Includes vested options to purchase 20,000 shares and options to purchase an additional 30,000 shares that vested upon execution of the Merger Agreement. Also includes vested options to purchase 1,000 shares and options to purchase an additional 7,000 shares that vested upon execution of the Merger Agreement held by Patricia Wittkopp, Controller of Cogent.

(7) Includes vested options to purchase 10,250 shares and options to purchase an additional 3,000 shares that vested upon execution of the Merger Agreement.

                      DESCRIPTION OF ADAPTEC CAPITAL STOCK

GENERAL

     The authorized capital stock of Adaptec consists of 200,000,000 shares of Common Stock, $0.001 par value, and 1,000,000 shares of Preferred Stock, $0.001
par value. As of             ,1996, there were           shares of Common Stock
outstanding held of record by           shareholders.

ADAPTEC COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders, except that upon giving notice required by law, shareholders may accumulate their votes in the election of directors. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Adaptec, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering will be, fully paid and non-assessable.

ADAPTEC PREFERRED STOCK

     The Board of Directors has the authority to issue the 1,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any further vote or action by the shareholders. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Adaptec without further action by the shareholders. Such issuance of Preferred Stock may also adversely affect, among other things, the voting rights of existing shareholders. Adaptec has at present no plans to issue any of the Preferred Stock.

COMMON STOCK RIGHTS

     On April 25, 1989, the Board of Directors of Adaptec declared a dividend of one common share purchase right (a "Right" or "Rights" collectively) for each outstanding share of Common Stock, $.001 par value (the "Common Shares"), of the Company. The dividend was paid on May 9, 1989 (the "Record Date") to shareholders of record at the close of business on that date, and Rights have been issued in connection with all Common Shares issued since that date. The rights issued were registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Act") on a Registration Statement on Form 8-A as filed with the Securities and Exchange Commission on May 11, 1989. Chemical Bank and Trust Company of California (the "Rights Agent") has been appointed to serve as rights agent. The Company and the Rights Agent have entered into the First Amended and Restated Common Shares Rights Agreement dated as of June 30, 1992 (the "Amended Rights Agreement"), which entitles the registered holder of a Right to purchase from the Company one Common Share at a price of $50.00 (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in the Amended Rights Agreement between the Company and the Rights Agent.

  Rights Evidenced by Common Share Certificates

     The Rights will not be exercisable until the Distribution Date (as defined below). Certificates for the Rights ("Rights Certificates") have not been and until after the Distribution Date will not be, sent to shareholders. Until after the Distribution Date, Rights will remain attached to and trade only together with the Common Shares. Accordingly, Common Share certificates outstanding on the Record Date will evidence the rights related thereto, and Common Share certificates issued after the Record Date contain a notation incorporating the Prior Agreement or the Amended Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender or transfer of any certificates for Common Shares, outstanding as of the Record Date, even without notation or a copy of the Summary of Rights being attached thereto, also constitutes the transfer of the Rights associated with the Common Shares represented by such certificates.

  Distribution Date

     The Rights will separate from the Common Shares, Rights Certificates will be issued and the Rights will become exercisable upon the earlier of: (i) 10 days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the Acquiring Person, as defined below (the "Continuing Directors")) following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Shares or (ii) 10 business days (or such later date as may be determined by a majority of the Continuing Directors) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares. The earlier of such dates is referred to as the "Distribution Date." However, the Rights will not separate from the Common Shares, Rights Certificates will not be issued, and the Rights will not become exercisable under the following circumstances: (i) when a person or group which acquires 20% or more of the outstanding Common Stock of the Company notifies the Board of Directors of the Company within eight days after the acquisition that such person or group made such acquisition inadvertently and, within two days after such notification, such person or group is the beneficial owner of less than 20% of the outstanding Common Stock of the Company (an "Inadvertent Acquisition"), (ii) when a person or group has the right to acquire securities pursuant to a merger or acquisition agreement between the Company and such person or group and the merger or acquisition agreement has been approved by the Board of Directors of the Company, or (iii) when a tender offer for all outstanding shares of Common Stock of the Company made pursuant to the requirements of the Securities Exchange Act of 1934 provided that such tender offer occurs at a time when Continuing Directors are in office and a majority of such Continuing Directors have determined that the offer is adequate and otherwise in the best interests of the Company and its shareholders (a "Permitted Offer").

  Issuance of Rights Certificates; Expiration of Rights

     As soon as practicable following the Distribution Date, separate Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Rights Certificates alone will evidence the Rights from and after the Distribution Date. All Common Shares issued prior to the Distribution Date will be issued with Rights. Common Shares issued after the Distribution Date may be issued with Rights if such shares are issued (i) upon the conversion of securities issued after adoption of the Prior Rights Agreement or (ii) pursuant to the exercise of stock options or under employee benefit plans unless such issuance would result in (or create a risk that) such options or plans would not qualify for otherwise available special tax treatment. Except as otherwise determined by the Board of Directors, no other Common Shares issued after the Distribution Date will be issued with Rights. The expiration date for the Rights has been extended to June 30, 2002, (the "Final Expiration Date"), unless (i) the Final Expiration Date is extended further,
(ii) the Rights are earlier redeemed or exchanged by the Company, as described below, or (iii) consummation of an acquisition of the Company satisfying certain conditions by a person who acquired shares pursuant to a Permitted Offer, as described below.

  Initial Exercise of the Rights

     Following the Distribution Date, and until the occurrence of one of the further events described below, holders of the Rights will be entitled to receive, upon exercise and the payment of $50.00 per Right, one Common Share.

 Protection Against Certain Acquisitions Not Negotiated with the Board of Directors;
    Right to Buy Common Shares at Half Price

     Unless the Rights are earlier redeemed, in the event that a person becomes the beneficial owner of 20% or more of the Company's Common Shares then outstanding (other than pursuant to a Permitted Offer), then proper provision will be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price. Rights are not exercisable following the occurrence of the event set forth above until the Distribution Date. In the event that the Company does not have sufficient Common Shares available for all Rights to be exercised, or the Board decides that such action is necessary and not contrary to the interests of Rights holders, the Company may instead substitute cash, assets or other securities for the Common Shares into which the Rights would have been exchangeable under this provision.

 Protection Against Certain Unfair Two-Step or Coercive Transactions; Right to
 Buy
    Acquiring Company Stock at Half Price

     Similarly, unless the Rights are earlier redeemed, in the event that, after the Share Acquisition Date (as defined below), (i) the Company is acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or in which the Company's outstanding Common Shares are changed or exchanged for stock or assets of another person or (ii) 50% or more of the Company's consolidated assets or earning power are sold (other than in transactions in the ordinary course of business), proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, shares of common stock of the acquiring company having a value equal to two times the Purchase Price.

  Exchange Provision

     At any time after the acquisition by an Acquiring Person of 20% or more of the Company's outstanding Common Shares and prior to the acquisition by such Acquiring Person of 50% or more of the Company's outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by the Acquiring Person) in whole or in part, at an exchange ratio of one Common Share per Right.

  Adjustments to Prevent Dilution

     The Purchase Price, the number and kind of shares or other property covered by each Right and the number of Rights outstanding are subject to adjustment from time to time as provided in the Amended Rights Agreement. In the case of
(i) stock dividends, (ii) subdivision of the outstanding Common Shares, (iii) combination of the outstanding Common Shares into a smaller number of Common Shares (through a reverse stock split or otherwise), or (iv) issuance of Common Shares of the Company's capital stock in a reclassification of the Common Shares, each of the Rights outstanding at the time of the record date for such dividend or the effective date of such subdivision, combination or reclassification shall be proportionally adjusted pursuant to the Amended Rights Agreement. With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

  Redemption

     At any time on or prior to the close of business on the earlier of (i) the tenth day following the acquisition by an Acquiring Person (the "Share Acquisition Date") or such later date as may be determined by a majority of the Continuing Directors and publicly announced by the Company or (ii) the Final Expiration Date of the Rights, the Company may redeem the Rights in whole, but not in part, at a reset price of $.01 per Right ("Redemption Price"), appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof. Immediately upon the action of the Board of Directors authorizing redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

  No Shareholders' Rights Prior to Exercise

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company (other than any rights resulting from such holder's ownership of Common Shares), including, without limitation, the right to vote or to receive dividends.

  Amendment of the Amended Rights Agreement

     The provisions of the Amended Rights Agreement may be supplemented or amended by the Board of Directors in any manner prior to the close of business on the Distribution Date without the approval of Rights holders. After the Distribution Date, the provisions of the Amended Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Amended Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

  Certain Anti-takeover Effects

     The Rights approved by the Board of Directors are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company, in a manner or on terms not approved by the Board of Directors. Takeover attempts frequently include coercive tactics to deprive a corporation's Board of Directors and its shareholders of any real opportunity to determine the destiny of the corporation. The Rights were declared by the Board of Directors in order to deter such tactics, including a gradual accumulation of shares in the open market of a 20% or greater position to be followed by a merger or a partial or two-tier tender offer that does not treat all shareholders equally. These tactics can unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice and deprive them of the full value of their shares.

     The Rights are not intended to prevent a takeover of the Company on appropriate terms and will not do so. The Rights may be redeemed by the Company at $.01 per Right within ten days (or such later date as may be determined by a majority of the Board of Directors, excluding directors affiliated with the acquiror) after the accumulation of 20% or more of the Common Shares by a single acquiror or group. Accordingly, the Rights should not interfere with any merger or business combination approved by the Board of Directors.

     Issuance of the Rights does not in any way weaken the financial strength of the Company or interfere with its business plans. The issuance of the Rights has no dilutive effect, will not affect reported earnings per share, should not be taxable to the Company or to its shareholders and will not change the way in which the Common Shares are presently traded. The Company's Board of Directors believes that the Rights represent a sound and reasonable means of addressing the complex issues of corporate policy created by the current takeover environment.

     However, the Rights may have the effect of rendering more difficult or discouraging an acquisition of the Company in a manner deemed undesirable by the Board of Directors. The Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms or in a manner not approved by the Company's Board of Directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

                   COMPARATIVE RIGHTS OF COGENT SHAREHOLDERS
                            AND ADAPTEC SHAREHOLDERS

     If the Merger is consummated, holders of Cogent Common Stock will become holders of Adaptec Common Stock and the rights of the former Cogent shareholders will be governed by the California General Corporation Law ("CGCL") and by the Articles of Incorporation of Adaptec (the "Adaptec Articles") and the Bylaws of Adaptec (the "Adaptec Bylaws"). The rights of Adaptec shareholders under the CGCL and the Adaptec Articles and Bylaws differ in certain limited respects from the rights of Cogent shareholders under the Washington Business Corporation Act (the "WBCA") and the Articles of Incorporation (the "Cogent Articles") and Bylaws of Cogent (the "Cogent Bylaws"). Certain differences between the rights of Adaptec shareholders and Cogent shareholders are summarized below. This summary is qualified in its entirety by reference to the full text of such documents. For information as to how such documents may be obtained, see "Available Information."

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     The WBCA authorizes a corporation's board of directors to make certain minor changes to the corporation's articles of incorporation without shareholder action, including deleting the names and addresses of the initial directors and making certain changes to the corporation's name. The board of directors may recommend other amendments to the articles of incorporation for submission to the shareholders for a vote. The amendment must be approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote thereon, unless the WBCA, the corporation's articles of incorporation or the board of directors as a condition to its recommendation to the shareholders requires another proportion. The Cogent Articles do not specify another proportion.

     The WBCA authorizes a corporation's board of directors to amend, repeal or adopt new bylaws, unless (i) the corporation's articles of incorporation or the WBCA reserve such power exclusively to the shareholders, or (ii) the shareholders, in amending or repealing a particular bylaw, expressly provide that the board of directors may not amend or repeal such bylaw. The Cogent Articles do not reserve the power to amend, repeal or adopt bylaws exclusively to the Cogent shareholders.

     The CGCL authorizes a corporation's board of directors to adopt certain amendments to the corporation's articles of incorporation without shareholder action, including without limitation, deleting the names and addresses of the initial directors and effecting a stock split. The board of directors may propose other amendments to the shareholders. Unless the corporation's articles of incorporation requires a greater proportion, the amendment must be approved by a majority of the votes entitled to be cast by each voting group entitled to vote thereon. The Adaptec Articles do not specify another proportion. Under the CGCL, certain changes affecting the number, rights, preferences and privileges of outstanding non-voting stock, or creating a class of shares senior to such stock, require the approval of the holders of such stock notwithstanding that such stock is non-voting.

     Under the CGCL, bylaws may be amended or repealed, or new bylaws adopted, by the corporation's board of directors unless the corporation's articles of incorporation or bylaws restrict or eliminate the board's power to do so. The Adaptec Articles and Bylaws do not restrict or eliminate the power of the Adaptec Board of Directors to adopt, amend or repeal bylaws. Under the CGCL, bylaws may also be adopted, amended or repealed by the vote of a majority of the outstanding shares entitled to vote.

SHAREHOLDER POWER TO CALL SPECIAL SHAREHOLDERS' MEETING;
  SHAREHOLDER NOMINATIONS AND PROPOSALS

     The WBCA provides that a special meeting of shareholders of a corporation may be called by its board of directors, persons authorized to do so by the corporation's articles of incorporation or bylaws, or by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The WBCA permits the right of shareholders of a public company to call a special meeting of shareholders to be limited or denied to the extent provided in the corporation's articles of incorporation. The

Bylaws of Cogent authorize the President, the Board of Directors, or the holders of one-tenth of all shares entitled to vote at the meeting to call a special meeting of Cogent shareholders.

     The CGCL provides that a special meeting of shareholders may be called by a corporation's board, the chairman of the board, the president, or the holders of at least 10% of all the votes entitled to be cast at the proposed special meeting, or such other persons as are authorized under the corporation's Articles of Incorporation or Bylaws. In addition to the persons authorized to call a special meeting under the CGCL, the Adaptec Bylaws of Adaptec authorize the Chief Executive Officer to call a special meeting of shareholders.

     The Adaptec Bylaws contain advance notice provisions regarding shareholder nominations for directors and other shareholder proposals. To submit a nomination of any person for election to the Adaptec Board of Directors at the annual meeting, a shareholder must provide advance notice to Adaptec of the name of and certain other information regarding the nominee and the proposing shareholder. To be effective, such notice must be received by Adaptec at least 20 but not more than 60 days prior to the annual meeting, unless less than 30 days notice or other public disclosure of the date of such meeting has been given by Adaptec, in which case the shareholder's nomination notice must be received within 10 days of the date of such notice or other public disclosure. Unless a shareholder nominee is nominated in accordance with these provisions, he or she is not eligible for election as a director. In addition to the foregoing, a shareholder who wishes to have any business considered at the annual meeting must provide similar advance notice to Adaptec regarding the business to be conducted and other information regarding the proposing shareholder. Unless such advance notice provisions are satisfied, no business proposed by a shareholder shall be considered at the annual meeting.

ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS

     Under the WBCA and the Cogent Bylaws, action by the shareholders may be taken without a meeting if the action is evidenced by one or more written consents describing the action and signed by all of the shareholders entitled to vote. Under the CGCL and the Adaptec Bylaws, action by the shareholders may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. Action by written consent to elect directors, however, requires unanimous written consent. If written consents are not solicited in writing and unanimous written consents with respect to an action are not received, Adaptec must give notice of the corporate action approved. In the case of certain corporate actions, such notice must be given at least ten days before the action is consummated.

CUMULATIVE VOTING IN ELECTION OF DIRECTORS

     Under the WBCA, unless otherwise provided in the articles of incorporation, shareholders of a corporation entitled to vote at any election of directors are entitled to cumulate votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and to cast the product for a single candidate or distribute the product among two or more candidates. The Cogent Articles have eliminated the right of Cogent shareholders to cumulate votes in election of directors.

     Under the CGCL, shareholders are entitled to cumulate votes in the election of directors as described above except for "listed corporations" (including a corporation with outstanding securities designated as qualified for trading on Nasdaq and at least 800 shareholders of record), which may eliminate cumulative voting by a duly authorized amendment to the corporation's articles of incorporation or bylaws. Neither the Adaptec Articles nor the Adaptec Bylaws have eliminated the right of shareholders to cumulate votes in the election of directors.

APPROVAL OF CERTAIN CORPORATE TRANSACTIONS

     Under the WBCA, a merger or share exchange must be recommended by the Board of Directors to the shareholders, and the shareholders must approve the merger or share exchange by a two-thirds majority of the votes of each voting group entitled to vote thereon, unless the WBCA, the corporation's articles of incorporation or the board of directors requires a greater proportion or the articles of incorporation require a lesser proportion (although not less than a majority). The Cogent Articles do not specify a different proportion. The WBCA also provides that a merger need not be approved by the shareholders of the surviving corporation if (i) the articles of incorporation of the surviving corporation will not differ after the merger, except for certain specified changes, (ii) no change occurs in the number, designations, preferences, limitations, and relative rights of shares held by those shareholders who are shareholders prior to the merger, (iii) the number of voting shares outstanding immediately after the merger, plus the voting shares issuable as a result of the merger, will not exceed the total number of voting shares authorized in the surviving corporation's articles of incorporation immediately prior to the merger, and (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed the total number of participating shares authorized in the corporation's articles of incorporation immediately prior to the merger. Participating shares are those shares that entitle their holders to participate without limitation in distributions.

     The WBCA provides that, in general, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property or assets, or dissolve, if the board of directors recommends the proposed transaction to the shareholders and the shareholders approve the transaction by a two-thirds majority of the votes of each voting group entitled to vote thereon, unless a greater proportion is specified in the corporation's articles of incorporation or by the Board of directors or a lesser proportion is specified in the corporation's articles of incorporation (although not less than a majority). The Cogent Articles do not specify a greater or lesser proportion.

     Under the CGCL, a merger, share exchange or sale of all or substantially all of a corporation's assets (a "reorganization") must be approved by the Board of directors and the shareholders must approve the reorganization by a majority of the votes of each voting group entitled to vote thereon. The CGCL provides that a reorganization need not be approved by the holders of any class of outstanding preferred shares of the surviving corporation if the rights, preferences, privileges and restrictions remain unchanged. In addition, no shareholder approval is required if, after the reorganization, the corporation or its shareholders (or both) own, immediately after the merger, equity securities possessing more than five-sixths of the voting power of the surviving or acquiring corporation.

DISSENTERS' RIGHTS

     Under the WBCA, a shareholder is entitled to dissent from and to obtain payment of the fair value of his shares in the event of certain corporate actions. The actions which trigger a shareholder's dissenter rights include certain mergers or share exchanges, certain sales of all or substantially all of the corporation's assets, and an amendment to the corporation's articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share.

     Under the CGCL, except as described below, a shareholder is entitled to dissent from and to obtain payment of the fair value of his shares in the event of a reorganization (as defined above) which requires the approval of the outstanding shares or in the event of a short-form merger of a less than wholly-owned subsidiary with its parent. [UNDER THE CGCL, DISSENTERS' RIGHTS ARE NOT AVAILABLE TO SHAREHOLDERS OF A CORPORATION IF THE SHARES OF SUCH CORPORATION ARE LISTED ON A NATIONAL SECURITIES EXCHANGE OR LISTED ON THE LIST OF OTC MARGIN STOCKS ISSUED BY THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM. BECAUSE ADAPTEC'S SHARES ARE MARGIN STOCK, ADAPTEC SHAREHOLDERS ARE NOT ENTITLED TO DISSENTERS' RIGHTS WITH RESPECT TO CERTAIN CORPORATE TRANSACTIONS.]

ANTI-TAKEOVER PROVISIONS

     The WBCA contains an anti-takeover statute which imposes restrictions on certain transactions between a corporation and an "Interested Shareholder." An Interested Shareholder includes a person, or group of affiliated persons, who beneficially own 20% or more of the outstanding voting shares of a corporation. Subject to certain exceptions, a merger or share exchange, sale of assets other than in the regular course of business or dissolution of a corporation involving an Interested Shareholder, must be approved by a two-thirds majority of each voting group entitled to vote thereon, not counting the votes of shares owned by or voted under the control of, the Interested Shareholder. This statute does not apply to a transaction (i) involving a corporation with fewer than 300 shareholders, (ii) approved by a majority vote of the corporation's Board of directors who are not affiliated with the Interested Shareholder, or (iii) in which a majority of unaffiliated directors determines that the fair market value of the consideration to be received by non-Interested Shareholders is not less than the highest fair market value of the consideration paid by any Interested Shareholder to acquire shares within two years of the proposed transaction. A corporation may, in its Articles of Incorporation, exempt itself from coverage of this statute. The Articles of Incorporation of Cogent do not provide such an exemption, but Cogent is not currently subject to this provision because it has fewer than 300 shareholders.

     The WBCA also contains provisions which prohibit a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons who beneficially owns 10% or more of the outstanding voting shares of the target corporation (an "Acquiring Person") for a period of five years after the acquisition of such shares, unless the transaction or the acquisition of such shares is approved by a majority of the members of the target corporation's Board of directors prior to the date of the acquisition of such shares. Significant business transactions include, among other things, (i) merger or consolidation with, disposition of assets to or with, or issuance or redemption of stock to or from, the Acquiring Person, (ii) termination of 5% or more of the employees of the target corporation employed in the State of Washington as a result of the Acquiring Person's acquisition of 10% or more of the shares, or (iii) the Acquiring Person's receipt of any disproportionate benefit as a shareholder. A target corporation is a domestic corporation that satisfies certain other tests. Cogent believes that it currently satisfies such tests and, as a result, is covered by this statute. A corporation may not "opt out" from application of these provisions. Shares acquired prior to March 23, 1988 are exempt from application of these provisions.

     The CGCL does not contain any anti-takeover provisions.

"BLANK CHECK" PREFERRED STOCK AND COMMON STOCK RIGHTS

     The Adaptec Articles permit the Board of Directors to determine the rights, preferences, privileges and restrictions of authorized but unissued Preferred Stock, commonly referred to as "Blank Check" Preferred Stock. The issuance of preferred stock with extraordinary rights may be used to deter hostile takeover attempts. Although Adaptec's Board of Directors has no present intention of issuing such preferred stock, it could do so in the future without shareholder approval. In addition, Adaptec has implemented a shareholder rights plan, or "poison pill," which could have the effect of deferring a hostile takeover. See "Description of Capital Stock -- Common Stock Rights." The Articles of Incorporation of Cogent also permit its Board of Directors to issue "Blank Check" Preferred Stock.

REMOVAL OF DIRECTORS

     Under the WBCA, the shareholders of a corporation may remove one or more directors with or without cause, unless the corporation's Articles of Incorporation provide that directors may be removed only for cause. The Articles of Incorporation of Cogent do not provide that a director may be removed only for cause. The WBCA further provides that if a director is elected by the holders of one or more classes or series of shares, only the holders of such classes or series of shares may participate in the vote to remove such director. The Bylaws of Cogent provide that the entire Board of Directors, or any director, may be removed, with or without cause at a meeting of shareholders called expressly for such purpose, by a vote of the holders of the shares entitled to vote at an election of such director or directors.

     Under the CGCL, shareholders may, by the vote of a majority of the outstanding shares entitled to vote, remove one or more directors of a corporation with or without cause. However, no director may be removed, unless the entire board is removed, if the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of authorized directors were then being elected. In addition, directors elected separately by the holders of a class of shares may be removed only by the applicable vote of the holders of the shares of that class.

CLASSIFIED BOARD OF DIRECTORS

     The WBCA permits the establishment in the corporation's articles of incorporation of a classified board, under which the terms of directors may be staggered by dividing the total number of directors into two or three groups, with each group containing, as near as may be, one-half or one-third of the total number of directors. The Articles of Incorporation of Cogent do not provide for a classified board with staggered terms for directors.

     Under the CGCL, a "listed corporation" may, by amendment of its articles or bylaws, adopt provisions to divide the board of directors into two or three classes to serve for terms of two or three years, respectively (provided that there are at least six directors in the case of a board divided into two classes and at least nine directors in the case of a board divided into three classes). Neither the Adaptec Articles nor the Adaptec Bylaws have made provision for the creation of a classified board

DIVIDENDS AND REPURCHASE OF SHARES

     The WBCA permits a corporation, unless otherwise restricted by the corporation's articles of incorporation, to make a distribution to its shareholders (including a distribution on redemption of its shares), unless, after giving effect to such distribution, either (i) the corporation would be unable to pay its debts as they became due in the usual course of business, or
(ii) the corporation's total assets would be less than the sum of its total liabilities, plus, unless the corporation's articles of incorporation provide otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those shareholders receiving the distribution. The Articles of Incorporation of Cogent do not contain any restrictions regarding distributions to shareholders. In addition, under the WBCA a corporation may acquire its own shares provided that the foregoing tests are met.

     The CGCL prohibits a corporation from making any distribution to its shareholders (including a distribution on redemption of shares), unless (i) the corporation's retained earnings prior to the distribution equal or exceed the amount of the distribution or (ii) after giving effect to the distribution, (A) the sum of the assets of the corporation (exclusive of goodwill, capitalized research and development expenses and deferred charges) would be at least equal to 1 1/4 times its liabilities (excluding deferred taxes, deferred income and other deferred credits) and (B) the current assets of the corporation would be at least equal to its current liabilities or, if the average earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities.

                                    EXPERTS

     The consolidated financial statements of Adaptec as of March 31, 1996 and 1995 and for each of the two fiscal years in the period ended March 31, 1996 included in this Prospectus/Proxy Statement have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

     The consolidated financial statements of Adaptec for the year ended March 31, 1994 included in this Prospectus/Proxy Statement have been audited by Arthur Anderson LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

     The financial statements and schedules of Cogent as of March 31, 1996 and 1995 and for the two years ended March 31, 1996 included in this Prospectus/Proxy Statement and the Registration Statement have been included herein and in the Registration Statement in reliance upon the reports of Deloitte & Touche

LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Adaptec Common Stock issuable pursuant to the Merger and certain other legal matters relating to the Merger and the transactions contemplated thereby will be passed upon for Adaptec by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Davis Wright Tremaine is acting as counsel for Cogent in connection with certain legal matters relating to the Merger and the transactions contemplated thereby.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                 ADAPTEC, INC.

Report of Independent Accountants.....................................................  F-2
Consolidated Balance Sheets...........................................................  F-3
Consolidated Statements of Operations.................................................  F-4
Consolidated Statements of Stockholders' Equity.......................................  F-5
Consolidated Statements of Cash Flows.................................................  F-6
Notes to Consolidated Financial Statements............................................  F-7

                        COGENT DATA TECHNOLOGIES, INC.


Independent Auditors' Report..........................................................  F-17
Balance Sheets........................................................................  F-18
Statements of Operations..............................................................  F-19
Statements of Shareholders' Equity....................................................  F-20
Statements of Cash Flows..............................................................  F-21
Notes to Year Ended March 31, 1996 and 1995 Financial Statements......................  F-22

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
  Shareholders of Adaptec, Inc.:

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of shareholders' equity present fairly, in all material respects, the financial position of Adaptec, Inc. and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The financial statements of Adaptec, Inc. as of and for the year ended March 31, 1994 were audited by other independent accountants whose report dated April 25, 1994 expressed an unqualified opinion on those statements.

/s/ PRICE WATERHOUSE LLP

San Jose, California
April 22, 1996

                                 ADAPTEC, INC.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                            AS OF MARCH 31,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
ASSETS
Current assets
  Cash and cash equivalents............................................  $ 91,211     $ 66,835
  Marketable securities................................................   204,283      179,911
  Accounts receivable, net of allowance for doubtful accounts of $4,220
     in 1996 and $4,431 in 1995........................................    89,487       56,495
  Inventories..........................................................    55,028       31,712
  Prepaid expenses and other...........................................    25,271       15,519
                                                                         --------     --------
          Total current assets.........................................   465,280      350,472
Property and equipment, net............................................    92,778       67,863
Other assets...........................................................    88,428       17,373
                                                                         --------     --------
                                                                         $646,486     $435,708
                                                                         ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Current portion of long-term debt....................................  $  3,400     $  3,400
  Note payable.........................................................    46,200           --
  Accounts payable.....................................................    23,974       22,008
  Accrued liabilities..................................................    56,717       31,006
                                                                         --------     --------
          Total liabilities............................................   130,291       56,414
                                                                         --------     --------
Long-term debt, net of current portion.................................     4,250        7,650
                                                                         --------     --------
Commitments (Note 7)
Shareholders equity
  Preferred stock
     Authorized shares, 1,000
     Outstanding shares, none..........................................        --           --
  Common stock
     Authorized shares, 200,000
     Outstanding shares, 53,020 in 1996 and 51,677 in 1995.............   182,932      140,191
  Retained earnings....................................................   329,013      231,453
                                                                         --------     --------
          Total shareholders' equity...................................   511,945      371,644
                                                                         --------     --------
                                                                         $646,486     $435,708
                                                                         ========     ========

                            See accompanying notes.

                                 ADAPTEC, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                    YEAR ENDED MARCH 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Net revenues...............................................  $659,347     $466,194     $372,245
Cost of revenues...........................................   275,939      205,596      189,526
                                                             --------     --------     --------
          Gross profit.....................................   383,408      260,598      182,719
                                                             --------     --------     --------
Operating expenses:
  Research and development.................................    87,628       60,848       39,993
  Sales and marketing......................................    81,548       58,737       46,192
  General and administrative...............................    35,784       23,229       19,399
  Write-off of acquired in-process technology..............    52,313           --           --
                                                             --------     --------     --------
                                                              257,273      142,814      105,584
                                                             --------     --------     --------
  Income from operations...................................   126,135      117,784       77,135
                                                             --------     --------     --------
Shareholder settlement.....................................        --           --       (2,409)
Interest income............................................    12,694        7,932        5,183
Interest expense...........................................      (840)      (1,179)      (1,306)
                                                             --------     --------     --------
                                                               11,854        6,753        1,468
                                                             --------     --------     --------
  Income before income taxes...............................   137,989      124,537       78,603
Provision for income taxes.................................    34,614       31,135       19,653
                                                             --------     --------     --------
          Net income.......................................  $103,375     $ 93,402     $ 58,950
                                                             ========     ========     ========
Net income per share.......................................  $   1.89     $   1.75     $   1.10
                                                             ========     ========     ========
  Weighted average number of common and common equivalent
     shares outstanding....................................    54,569       53,357       53,602
                                                             ========     ========     ========

                            See accompanying notes.

                                 ADAPTEC, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                       COMMON STOCK
                                                    -------------------     RETAINED
                                                    SHARES      AMOUNT      EARNINGS      TOTAL
                                                    ------     --------     --------     --------
Balance, March 31, 1993...........................  50,714     $124,806     $100,349     $225,155
  Sale of common stock under employee purchase and
     option plans.................................   1,577        7,728           --        7,728
  Income tax benefit of employees' stock
     transactions.................................      --        5,783           --        5,783
  Net income......................................      --           --       58,950       58,950
                                                    ------     --------     --------     --------
Balance, March 31, 1994...........................  52,291      138,317      159,299      297,616
  Sale of common stock under employee purchase and
     option plans.................................   1,426       11,245           --       11,245
  Income tax benefit of employees' stock
     transactions.................................      --        5,929           --        5,929
  Repurchases of common stock.....................  (2,040)     (15,300)     (21,248)     (36,548)
  Net income......................................      --           --       93,402       93,402
                                                    ------     --------     --------     --------
Balance, March 31, 1995...........................  51,677      140,191      231,453      371,644
  Sale of common stock under employee purchase and
     option plans.................................   1,218       16,512           --       16,512
  Issuance of common stock in connection with
     acquisition..................................     385       17,232           --       17,232
  Income tax benefit of employees' stock
     transactions.................................      --       10,947           --       10,947
  Repurchases of common stock.....................    (260)      (1,950)      (5,815)      (7,765)
  Net income......................................      --           --      103,375      103,375
                                                    ------     --------     --------     --------
Balance, March 31, 1996...........................  53,020     $182,932     $329,013     $511,945
                                                    ======     ========     ========     ========

                            See accompanying notes.

                                 ADAPTEC, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED MARCH 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Cash Flows from Operating Activities:
  Net income...............................................  $103,375     $ 93,402     $ 58,950
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Write-off of acquired in-process technology, net of
       taxes...............................................    39,686           --           --
     Depreciation and amortization.........................    17,593       15,662       11,489
     Provision for doubtful accounts.......................       250          150        2,069
     Changes in assets and liabilities:
       Accounts receivable.................................   (30,727)      (1,311)     (13,020)
       Inventories.........................................   (20,516)       7,228       (5,563)
       Prepaid expenses....................................    (8,973)         460       (5,470)
       Other assets........................................   (19,111)      (4,107)     (11,478)
       Accounts payable....................................      (167)       2,354       (2,781)
       Accrued liabilities.................................    21,969        4,251        8,867
                                                             --------     --------     --------
  Net cash provided by operating activities................   103,379      118,089       43,063
                                                             --------     --------     --------
Cash Flows from Investing Activities:
  Purchase of Trillium, Future Domain and Power I/O,
     net of cash acquired..................................   (31,177)          --           --
  Investments in property and equipment....................   (39,748)     (31,576)     (17,314)
  Investments in marketable securities, net................   (24,372)     (32,291)     (20,250)
                                                             --------     --------     --------
  Net cash used for investing activities...................   (95,297)     (63,867)     (37,564)
                                                             --------     --------     --------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock...................    27,459       17,174       13,511
  Repurchase of common stock...............................    (7,765)     (36,548)          --
  Principal payments on debt...............................    (3,400)      (3,400)      (2,968)
                                                             --------     --------     --------
  Net cash provided by (used for) financing activities:....    16,294      (22,774)      10,543
                                                             --------     --------     --------
  Net increase in cash and cash equivalents................    24,376       31,448       16,042
     Cash and cash equivalents at beginning of year........    66,835       35,387       19,345
                                                             --------     --------     --------
     Cash and cash equivalents at end of year..............  $ 91,211     $ 66,835     $ 35,387
                                                             ========     ========     ========

                            See accompanying notes.

                                 ADAPTEC, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE ONE:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of intercompany transactions and balances. Foreign currency transaction gains and losses are included in income as they occur. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Revenue Recognition. The Company recognizes revenue generally at the time of shipment or upon satisfaction of contractual obligations. The Company records provisions for estimated returns at the time of sale.

     Fair Value of Financial Instruments. The Company measures its financial assets and liabilities in accordance with generally accepted accounting principles. For certain of the Company's financial instruments, including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their short maturities. The amounts shown for long-term debt also approximate fair value because current interest rates offered to the Company for debt of similar maturities are substantially the same.

     Marketable Securities. At March 31, 1996, the Company's marketable securities are classified as available for sale and are reported at fair market value which approximates cost. Marketable securities with maturities after one through three years totaled $153,996,000 with all remaining securities maturing less than one year. Realized gains and losses are based on the book value of the specific securities sold and were immaterial during fiscal 1996, 1995 and 1994.

     Concentration of Credit Risk. Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade accounts receivable. The Company places its marketable securities primarily in municipal securities. The Company, by policy, limits the amount of credit exposure through diversification and investment in highly rated securities. Sales to customers are primarily denominated in U.S. dollars. As a result, the Company believes its foreign currency risk is minimal.

     The Company sells its products to original equipment manufacturers and distributors throughout the world. The Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. The Company maintains an allowance for uncollectible accounts receivable based upon the expected collectibility of all accounts receivable. There were no significant amounts charged to this allowance during the current year.

     Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market.

     Property and Equipment. Property and equipment are stated at cost and depreciated or amortized using the straight-line method over the estimated useful lives of the assets. During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed
Of " (SFAS 121) which will be effective for the Company in fiscal 1997. The Company does not expect that adoption of SFAS 121 to have a material impact on its financial position or results of operations.

     Income Taxes. The Company accounts for income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled.

                                 ADAPTEC, INC.

     Net Income Per Share. Net income per share is computed under the treasury stock method using the weighted average number of common and common equivalent shares from dilutive options outstanding during the respective periods.

     Cash and Cash Equivalents. Cash and cash equivalents consist of funds in checking accounts, money market funds and marketable securities with original maturities of three months or less.

NOTE TWO: SUPPLEMENTAL FINANCIAL INFORMATION

                             MARKETABLE SECURITIES
                                 (IN THOUSANDS)

                                                                       1996         1995
                                                                     --------     --------
    Municipal securities...........................................  $203,305     $169,972
    U.S. Government securities and other...........................       978        9,939
                                                                     --------     --------
                                                                     $204,283     $179,911
                                                                     ========     ========

                                  INVENTORIES
                                 (IN THOUSANDS)

                                                                       1996         1995
                                                                     --------     --------
    Raw materials..................................................  $ 23,415     $ 12,230
    Work-in-progress...............................................    12,865        5,839
    Finished goods.................................................    18,748       13,643
                                                                      -------      -------
                                                                     $ 55,028     $ 31,712
                                                                      =======      =======

                             PROPERTY AND EQUIPMENT
                                 (IN THOUSANDS)

                                                           LIFE          1996         1995
                                                       -------------   --------     --------
    Land.............................................             --   $ 25,154     $ 13,240
    Buildings and improvements.......................     5-40 years     20,328       18,088
    Machinery and equipment..........................      3-5 years     59,290       42,810
    Furniture and fixtures...........................      3-8 years     22,944       17,005
    Leasehold improvements...........................  Life of lease      5,245        3,968
                                                                       --------     --------
                                                                        132,961       95,111
    Accumulated depreciation and amortization........                   (40,183)     (27,248)
                                                                       --------     --------
                                                                       $ 92,778     $ 67,863
                                                                       ========     ========

                              ACCRUED LIABILITIES
                                 (IN THOUSANDS)

                                                                       1996         1995
                                                                     --------     --------
    Accrued compensation and related taxes.........................  $ 22,440     $ 15,740
    Sales and marketing related....................................     7,443        4,877
    Tax related....................................................    16,218        5,746
    Other..........................................................    10,616        4,643
                                                                      -------      -------
                                                                     $ 56,717     $ 31,006
                                                                      =======      =======

                                 ADAPTEC, INC.

                     SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 1996        1995        1994
                                                                -------     -------     -------
Interest paid.................................................  $   764     $ 1,125     $ 1,300
Income taxes paid.............................................   32,869      29,411      14,927

NOTE THREE:  LINE OF CREDIT

     The Company has available an unsecured $17 million revolving line of credit which expires on December 31, 1997. Of the total line of credit available, $7 million has been issued as an irrevocable standby letter of credit to guarantee component purchases from a supplier (see Note 7) at a fee of 3/4% per annum. As of March 31, 1996, no borrowings were outstanding under this line of credit. The Company may select its own method of interest payment on borrowings based upon the bank's CD rate plus one percent, Eurodollar rate plus one percent or prime lending rate. A commitment fee of 1/4% per annum is payable on the unused line of credit. In addition, the arrangement requires the Company to comply with certain financial covenants. The Company was in compliance with all such covenants as of March 31, 1996.

NOTE FOUR:  LONG-TERM DEBT

     The Company entered into a $17 million term loan agreement in June 1992 bearing interest at 7.65%, with principal and interest payable in quarterly installments of $850,000. All outstanding principal and accrued but unpaid interest is due and payable in June 1998. The arrangement requires the Company to comply with certain financial covenants. The Company was in compliance with all such covenants as of March 31, 1996.

NOTE FIVE:  ACQUISITIONS

     During fiscal 1996, the Company acquired all of the outstanding capital stock of Future Domain, Power I/O, Trillium, and Incat for $25 million, $7 million, $3 million, and 385,000 shares of the Company's common stock with a fair market value of $17 million, respectively. Also in connection with the Incat acquisition, the Company will pay consideration, contingent upon certain future performance criteria. These companies design and develop high-performance I/O products, networking technologies and software for recordable CD peripherals for both the consumer and enterprise computing markets.

     The Company accounted for these acquisitions using the purchase method of accounting, and excluding the aggregate $52 million write-off of purchased in-process technology from these companies, the aggregate impact on the Company's results of operations from the acquisition date was not material.

     The allocation of the Company's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed was based on independent appraisals and is summarized as follows:

                                                                         (IN THOUSANDS)
                                                                         --------------
        Tangible assets................................................     $  8,108
        In-process technology..........................................       52,313
        Goodwill.......................................................        8,200
                                                                             -------
        Assets acquired................................................       68,621
                                                                             -------
        Accounts payable and accrued liabilities.......................        3,125
        Deferred tax liability.........................................       12,627
                                                                             -------
        Liabilities assumed............................................       15,752
                                                                             -------
        Net assets acquired............................................     $ 52,869
                                                                             =======

                                 ADAPTEC, INC.

     Subsequent to year end, the Company acquired certain assets and the ongoing business of Western Digital's Connectivity Solutions Group (CSG), which primarily designs, manufactures and markets controller ICs for high-capacity disk drives. In connection with the acquisition, the Company was assigned capacity for wafer fabrication. The Company paid $33 million cash for CSG and will pay future consideration based on certain performance criteria. The Company will account for this acquisition using the purchase method of accounting and will evaluate the allocation of the purchase price to assets acquired, which includes in-process technology that will be written off. The results of operations for CSG were immaterial relative to the Company's financial statements.

     Also subsequent to year end, the Company acquired all of the outstanding capital stock of Cogent Data Technologies, Inc. (Cogent) in a $68 million stock transaction. Cogent provides high-performance Fast Ethernet products for the networking market. The Company will record this acquisition using the pooling method of accounting and will record acquired assets and assumed liabilities at their book values as of the acquisition date. The results of operations for Cogent for the three year period ended March 31, 1996 were immaterial relative to the Company's financial statements.

NOTE SIX:  STOCK PLANS

     1986 Employee Stock Purchase Plan. The Company has authorized 2,800,000 shares of common stock for issuance under the 1986 Employee Stock Purchase Plan (1986 Plan). Qualified employees may elect to have a certain percentage (not to exceed 10%) of their salary withheld pursuant to the 1986 Plan. The salary withheld is then used to purchase shares of the Company's common stock at a price equal to 85% of the market value of the stock at the beginning or ending of a three-month offering period, whichever is lower. Under this Plan, 139,275 shares were issued during fiscal 1996, representing approximately $4,578,000 in employee contributions.

     1990 Stock Plan. The Company's 1990 Stock Plan allows the Board of Directors to grant to employees, officers and consultants options to purchase common stock or other stock rights at exercise prices not less than 50% of the fair market value on the date of grant. The expiration of options or other stock rights is not to exceed ten years after the date of grant. To date, the Company has issued substantially all incentive and non-statutory stock options under this Plan at exercise prices of 100% of fair market value on the respective dates of grant. Generally, options vest and become exercisable over a four year period.

                                 ADAPTEC, INC.

     Option activity under the 1990 Stock Plan is as follows:

                                                                         OPTIONS OUTSTANDING
                                                                   -------------------------------
                                             OPTIONS AVAILABLE       SHARES            PRICE
                                             -----------------     ----------     ----------------
    Balance, March 31, 1993................       2,280,412         3,751,052     $ 2.47 to $13.88
      Authorized...........................       2,000,000                --                   --
      Granted..............................      (1,837,500)        1,837,500     $11.31 to $21.38
      Exercised............................              --          (859,513)    $ 2.47 to $15.44
      Terminated...........................         330,662          (330,662)    $ 2.85 to $16.50
                                                  ---------         ---------
    Balance, March 31, 1994................       2,773,574         4,398,377     $ 2.47 to $21.38
      Authorized...........................       2,500,000                --                   --
      Granted..............................      (1,914,500)        1,914,500     $15.63 to $35.88
      Exercised............................              --          (930,574)    $ 2.47 to $21.38
      Terminated...........................         599,053          (599,053)    $ 2.84 to $27.63
                                                  ---------         ---------
    Balance, March 31, 1995................       3,958,127         4,783,250     $ 2.47 to $35.88
      Authorized...........................       2,193,900                --                   --
      Granted..............................      (2,294,750)        2,294,750     $22.88 to $56.00
      Exercised............................              --        (1,017,131)    $ 2.47 to $44.75
      Terminated...........................         241,038          (241,038)    $ 3.06 to $45.75
                                                  ---------         ---------
    Balance, March 31, 1996................       4,098,315         5,819,831     $ 2.47 to $56.00
                                                  =========         =========

     At March 31, 1996, there were 1,956,767 exercisable options under this Plan at prices ranging from $2.47 to $45.88 per share.

     1990 Directors' Option Plan. The 1990 Directors' Option Plan provides for the automatic grant to non-employee directors of non-statutory stock options to purchase common stock at the fair market value on the date of grant, which is generally the last day of each fiscal year except for the first grant to any newly elected director. Each current director receives an option at the end of each fiscal year for 10,000 shares, which vests and becomes exercisable over a four year period. Each newly elected director receives an initial option on the date of his or her appointment or election for 40,000 shares, which also vests and becomes exercisable over a four year period. The options expire five years after the date of grant.

     Option activity under the 1990 Directors' Option Plan is as follows:

                                                                         OPTIONS OUTSTANDING
                                                                     ----------------------------
                                               OPTIONS AVAILABLE     SHARES           PRICE
                                               -----------------     -------     ----------------
    Balance, March 31, 1993..................         40,000         157,500     $ 2.91 to $13.88
      Authorized.............................        500,000              --                   --
      Granted................................        (50,000)         50,000     $          18.38
      Exercised..............................             --          (5,000)    $           2.91
                                                                     --------
                                                                           -
                                                   ---------
    Balance, March 31, 1994..................        490,000         202,500     $ 2.91 to $18.38
      Granted................................        (50,000)         50,000               $33.00
      Exercised..............................             --         (21,250)    $ 2.91 to $13.88
                                                                     --------
                                                                           -
                                                   ---------
    Balance, March 31, 1995..................        440,000         231,250     $ 2.91 to $33.00
      Granted................................       (150,000)        150,000     $44.50 to $48.25
      Exercised..............................             --         (55,000)    $ 2.91 to $18.38
                                                                     --------
                                                                           -
                                                   ---------
    Balance, March 31, 1996..................        290,000         326,250     $ 7.69 to $48.25
                                                   =========         =========

                                 ADAPTEC, INC.

     At March 31, 1996 there were 93,750 exercisable options under this Plan at prices ranging from $7.69 to $33.00 per share.

     Rights Plan. The Company has reserved 120,000,000 shares of common stock for issuance under the Rights Plan which was amended and restated as of June 30, 1992. Under this plan, shareholders will receive one Common Share Purchase Right ("Right") for each outstanding share of the Company's common stock. Each Right will entitle shareholders to buy one share of common stock at an exercise price of $50.00 per share. The Rights will trade automatically with shares of the Company's common stock. The Rights are not exercisable until ten days after a person or group announces acquisition of 20% or more of the Company's outstanding common stock or the commencement of a tender offer which would result in ownership by a person or group of 20% or more of the then outstanding common stock.

     The Company is entitled to redeem the Rights at $.005 per Right anytime on or before the tenth day following such an acquisition or tender offer. This redemption period may be extended by the Company in some cases. If, prior to such redemption, the Company is acquired in a merger or other business combination, a party acquires 20% or more of the Company's common stock, a 20% shareholder engages in certain self-dealing transactions, or the Company sells 50% or more of its assets, each right will entitle the holder to purchase from the surviving corporation, for $50.00 per share, common stock having a then current market value of $100.00 per share.

     At March 31, 1996, the Company has reserved the following shares of authorized but unissued common stock:

        1986 Employee Stock Purchase Plan...............................      869,187
        1990 Stock Plan.................................................    9,918,146
        1990 Directors' Option Plan.....................................      616,250
        Rights Plan.....................................................  120,000,000
                                                                          -----------
                                                                          131,403,583
                                                                          ===========

NOTE SEVEN:  COMMITMENTS

     The Company leases certain office facilities, vehicles and certain equipment under operating lease agreements that expire at various dates through fiscal 2001. As of March 31, 1996, the minimum future payments on existing leases totaled $7,290,000. Rent expense was approximately $3,715,000, $2,377,000 and $1,640,000 during fiscal 1996, 1995 and 1994, respectively.

     During fiscal 1996, the Company signed an agreement with TSMC totaling $66 million that ensures availability of a portion of the Company's wafer capacity for both current and future technologies. The agreement runs through 2001 providing the Company with a guarantee of increased capacity for wafer fabrication in return for advance payments. As of March 31, 1996, the Company made advance payments to TSMC totaling $20 million and has signed a $46 million promissory note payable which becomes due June 30, 1996. The majority of these amounts are included in other assets in the fiscal 1996 consolidated balance sheets.

     In addition to this agreement, the Company has an existing deposit and supply agreement with TSMC to secure supply of silicon wafers. Under the deposit and supply agreement, the Company has made deposits aggregating $14,650,000 which are classified as other assets in the accompanying consolidated balance sheets. These advances are repayable at the expiration of the agreement in June 1997. The supplier has provided an irrevocable standby letter of credit to the Company in an equal amount to guarantee the repayment of deposits made by the Company. Under the agreement, the Company is committed to minimum purchases of $19,800,000 and $4,950,000 in fiscal 1997 and 1998, respectively.

                                 ADAPTEC, INC.

     During fiscal 1996, the Company signed an agreement with AT&T, acting through it Microelectronics business division, that will ensure availability of a portion of the Company's wafer capacity for both current and future technologies. This contract, which runs through 2001, provides the Company with a guaranteed supply of wafers at a specified level in return for an investment in fabrication equipment of up to $25 million for AT&T's fabrication facility located in Madrid, Spain. As of March 31, 1996 the Company has not made any payments in connection with this agreement.

NOTE EIGHT:  INCOME TAXES

     The components of income before income taxes for the years ended March 31 are as follows:

                                                           1996         1995         1994
                                                         --------     --------     --------
                                                                   (IN THOUSANDS)
    Domestic...........................................  $ 57,882     $ 74,397     $ 54,972
    Foreign............................................    80,107       50,140       23,631
    Income before income taxes.........................  $137,989     $124,537     $ 78,603

     The split of domestic and foreign income was impacted mainly by the acquisition related write-offs of in-process technology, which reduced domestic income by $52,313,000.

     The components of the provision for income taxes for the years ended March 31 are as follows:

                                                             1996        1995        1994
                                                            -------     -------     -------
                                                                    (IN THOUSANDS)
    Federal
      Current.............................................  $22,066     $26,455     $13,899
      Deferred............................................   (4,263)       (311)      2,658
                                                             17,803      26,144      16,557
                                                            -------     -------     -------
    Foreign
      Current.............................................  $15,074     $ 1,106     $   317
      Deferred............................................   (1,491)         --          --
                                                             13,583       1,106         317
                                                            -------     -------     -------
    State
      Current.............................................  $ 3,611     $ 3,177     $ 3,474
      Deferred............................................     (383)        708        (695)
                                                              3,228       3,885       2,779
                                                            -------     -------     -------
    Provision for income taxes............................  $34,614     $31,135     $19,653
                                                            =======     =======     =======

     Significant components of the Company's deferred tax assets, included in prepaid expenses in the accompanying consolidated balance sheets as of March 31 are as follows:

                                                                        1996        1995
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Inventory reserves...............................................  $ 3,426     $ 1,048
    State taxes......................................................    1,323         990
    Bad debt reserve.................................................    1,901       1,829
    Compensatory accruals............................................    5,091       4,355
    Various expense accruals.........................................    5,581       3,725
    Other, net.......................................................      764           2
                                                                       -------     -------
    Net deferred tax assets..........................................  $18,086     $11,949
                                                                       =======     =======

                                 ADAPTEC, INC.

     The provision for income taxes differs from the amount computed by applying the federal statutory tax rate to income before income taxes for the years ended March 31 as follows:

                                                               1996        1995       1994
                                                               -----       ----       -----
    Federal statutory rate...................................   35.0%      35.0%       35.0%
    State taxes, net of federal benefit......................    2.7        2.2         2.9
    Foreign subsidiary income at other than the U.S. tax
      rate...................................................  (11.8)      (9.9)      (10.5)
    Tax-exempt interest income net...........................   (2.1)      (1.7)       (1.6)
    Other....................................................    1.3        (.6)        (.8)
    Effective income tax rate................................   25.1%      25.0%       25.0%

     The Company's effective tax rate for fiscal 1996 was 25%, the same as fiscal 1995 and 1994. During fiscal 1996, the Company concluded negotiations with the Singapore government extending the tax holiday for the Company's manufacturing subsidiary. The terms of the tax holiday provide that profits derived from certain products will be exempt from tax for a period of 10 years, subject to certain conditions. In addition, profits derived from the Company's remaining products will be taxed at a rate of 15%, which is lower than the statutory rate of 27%, through fiscal 1998. As of March 31, 1996, the Company had not accrued income taxes on $186,100,000 of accumulated undistributed earnings of its Singapore subsidiary, as these earnings will be reinvested indefinitely.

NOTE NINE:  SEGMENT INFORMATION

     Adaptec operates in the microcomputer input/output industry and is a leading supplier of high-performance intelligent subsystems and associated software and very large-scale integrated circuits used to control the flow of data between a microcomputer's CPU and its peripherals. The Company focuses its worldwide marketing efforts on major OEM customers through its direct sales force located in the United States, Europe and Far East and also sells through distributors and sales representatives in each of these geographic areas.

     Income from operations consists of net revenues less cost of revenues and operating expenses incurred in supporting the revenues of each geographic area. The Company's write-offs of acquired in-process technology are included in the corporate income from operations. All of the Company's identifiable assets are used to support the operations in each geographic area. Corporate assets include cash and cash equivalents, marketable securities, deferred tax assets and certain other assets. Intercompany sales are made at arms-length prices, and revenues for the European subsidiaries consist mainly of commissions earned in connection with obtaining foreign orders.

                                 ADAPTEC, INC.

                                           SINGAPORE,                           ADJUSTMENTS
                                UNITED     FAR EAST,                                AND         CONSOLIDATED
                                STATES       OTHER       EUROPE    CORPORATE    ELIMINATIONS       TOTAL
                               --------    ----------    ------    ---------    ------------    ------------
                                                              (IN THOUSANDS)
Fiscal 1996
  Revenues
     Sales to customers.....   $609,060     $  49,211    $1,076    $      --     $       --       $659,347
     Intercompany sales
       between geographical
       areas................      7,205       399,036     6,175           --       (412,416)            --
                               --------      --------    ------     --------      ---------       --------
     Net revenues...........   $616,265     $ 448,247    $7,251    $      --     $ (412,416)      $659,347
                               ========      ========    ======     ========      =========       ========
  Income from operations....    100,838        76,942       668      (52,313)            --        126,135
  Identifiable assets.......    201,128       259,179     2,644      322,910       (139,375)       646,486
Fiscal 1995
  Revenues
     Sales to customers.....   $464,707     $   1,487    $   --    $      --     $       --       $466,194
     Intercompany sales
       between geographical
       areas................     10,401       191,360     3,905           --       (205,666)            --
                               --------      --------    ------     --------      ---------       --------
     Net revenues...........   $475,108     $ 192,847    $3,905    $      --     $ (205,666)      $466,194
                               ========      ========    ======     ========      =========       ========
  Income from operations....     68,594        48,847       343           --             --        117,784
  Identifiable assets.......    122,097       123,044     1,070      262,383        (72,886)       435,708
Fiscal 1994
  Revenues
     Sales to customers.....   $371,863     $     382    $   --    $      --     $       --       $372,245
     Intercompany sales
       between geographical
       areas................     10,344       119,305     2,375           --       (132,024)            --
                               --------      --------    ------     --------      ---------       --------
     Net revenues...........   $382,207     $ 119,687    $2,375    $      --     $ (132,024)      $372,245
                               ========      ========    ======     ========      =========       ========
  Income from operations....     53,945        23,074       116           --             --         77,135
  Identifiable assets.......    153,340        74,512       347      207,591        (77,315)       358,475

     Export Revenues. The following table represents export revenues by geographic region as a percentage of total revenues:

                                                                      1996     1995     1994
                                                                      ----     ----     ----
    Singapore, Far East, Other......................................   32%      37%      38%
    Europe..........................................................   24       25       20
                                                                       --       --       --
                                                                       56%      62%      58%
                                                                       ==       ==       ==

     Major Customers. In fiscal 1996, sales to one distributor represented 10% of net revenues. In fiscal 1995 and 1994, no customer accounted for more than 10% of net revenues.

NOTE TEN:  LEGAL MATTERS

     A class action lawsuit alleging federal securities law violations and negligent misrepresentation was filed against the Company, its directors, and certain of its officers on February 21, 1991. That action was settled by letter agreement on July 29, 1993. The Company has made all payments required under the terms of the letter agreement. Final settlement of the class action lawsuit was made on May 15, 1995 pursuant to the Court's final judgment and order of dismissal.

                                 ADAPTEC, INC.

NOTE ELEVEN:  COMPARATIVE QUARTERLY FINANCIAL DATA UNAUDITED

     Summarized quarterly financial data is as follows:

                                                         QUARTERS
                                      -----------------------------------------------
                                       FIRST        SECOND       THIRD        FOURTH        YEAR
                                      --------     --------     --------     --------     --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenues........................  $138,025     $149,110     $176,187     $196,025     $659,347
Gross profit........................    81,359       86,451      101,986      113,612      383,408
Net income*.........................    31,163          557       30,587       41,068      103,375
Net income per share*...............  $    .58     $    .01     $    .56     $    .75     $   1.89
Weighted average shares
  outstanding.......................    53,942       54,461       54,792       55,061       54,569

- ---------------
* The second and third quarters of fiscal 1996 include write-offs of acquired in-process technology, net of taxes, totaling $33 million and $7 million, respectively.

                                                         QUARTERS
                                      -----------------------------------------------
                                       FIRST        SECOND       THIRD        FOURTH        YEAR
                                      --------     --------     --------     --------     --------
                                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Fiscal 1995
Net revenues........................  $106,061     $106,574     $123,367     $130,192     $466,194
Gross profit........................    54,888       57,413       71,563       76,734      260,598
Net income..........................    17,592       18,458       27,403       29,949       93,402
Net income per share................  $    .33     $    .35     $    .52     $    .56     $   1.75
Weighted average shares
  outstanding.......................    53,944       53,182       52,958       53,802       53,357

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Cogent Data Technologies, Inc.

     We have audited the accompanying balance sheets of Cogent Data Technologies, Inc. (the Company) as of March 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/  DELOITTE & TOUCHE LLP

May 31, 1996

                         COGENT DATA TECHNOLOGIES, INC.

                                 BALANCE SHEETS
                            MARCH 31, 1996 AND 1995

                                                                         1996           1995
                                                                      ----------     ----------
                                            ASSETS
CURRENT ASSETS:
  Cash..............................................................  $  142,444     $  234,403
  Accounts receivable, net of allowance of $88,093 and $196,412.....   1,939,752      1,228,886
  Inventories
     Finished goods.................................................     650,834        284,518
     Raw Materials..................................................   1,254,204        686,622
  Prepaid expenses, deposits, and other.............................     184,416        114,104
  Deferred income taxes.............................................     118,215        134,405
                                                                      ----------     ----------
          Total current assets......................................   4,289,865      2,682,938
EQUIPMENT AND LEASEHOLD IMPROVEMENTS, at cost:
  Furniture and office equipment....................................     353,939        223,876
  Computer equipment................................................     610,057        497,888
  Manufacturing and test equipment..................................     168,104        102,538
  Leasehold improvements............................................      20,790         10,482
                                                                      ----------     ----------
                                                                       1,152,890        834,784
  Less accumulated depreciation and amortization....................     649,132        448,986
                                                                      ----------     ----------
          Total equipment and leasehold improvements................     503,758        385,798
CAPITALIZED SOFTWARE COSTS, less accumulated amortization of
  $135,874..........................................................      11,158
DEFERRED INCOME TAXES...............................................     152,456        115,417
                                                                      ----------     ----------
          TOTAL.....................................................  $4,946,079     $3,195,041
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................................  $1,767,742     $  987,325
  Accrued expenses..................................................     491,303        136,701
  Line of credit....................................................     682,316
                                                                      ----------     ----------
          Total current liabilities.................................   2,941,361      1,124,026
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY:
  Preferred stock -- Authorized, 5,000,000 shares; issued and outstanding, none Common stock, $.01 par value -- Authorized,
     10,000,000 shares; issued and outstanding, 2,242,793 shares....      22,427         22,427
  Additional paid-in capital........................................   2,259,166      2,259,166
  Accumulated deficit...............................................    (276,875)      (210,578)
                                                                      ----------     ----------
          Total stockholders' equity................................   2,004,718      2,071,015
                                                                      ----------     ----------
          TOTAL.....................................................  $4,946,079     $3,195,041
                                                                      ==========     ==========

                            See accompanying notes.

                         COGENT DATA TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                                        1996            1995
                                                                     -----------     ----------
REVENUES:
  Product and software sales.......................................  $12,525,791     $6,560,238
  License fees, royalties, and support fees........................        8,415         69,719
                                                                      ----------     ----------
          Total revenues...........................................   12,534,206      6,629,957
COST OF SALES......................................................    7,306,566      3,355,706
                                                                      ----------     ----------
          Gross profit.............................................    5,227,640      3,274,251
OPERATING EXPENSES:
  Engineering, research, and development expenses..................      954,735        615,949
  Sales and marketing expenses.....................................    3,015,707      2,142,990
  General and administrative expenses..............................    1,312,990        817,701
                                                                      ----------     ----------
          Loss from operations.....................................      (55,792)      (302,389)
INTEREST INCOME (EXPENSE), net.....................................      (31,624)        16,347
                                                                      ----------     ----------
          Loss before federal income tax benefit...................      (87,416)      (286,042)
FEDERAL INCOME TAX BENEFIT.........................................       21,119         99,171
                                                                      ----------     ----------
          NET LOSS.................................................  $   (66,297)    $ (186,871)
                                                                      ----------     ----------

                            See accompanying notes.

                         COGENT DATA TECHNOLOGIES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                            ADDITIONAL                         TOTAL
                                   COMMON       COMMON       PAID-IN       ACCUMULATED     STOCKHOLDERS'
                                   SHARES        STOCK       CAPITAL         DEFICIT          EQUITY
                                  ---------     -------     ----------     -----------     -------------
BALANCE, April 1, 1994..........  2,242,793     $22,427     $2,259,166      $ (23,707)      $ 2,257,886
  Net loss......................                                             (186,871)         (186,871)
                                  ---------     -------     ----------      ---------        ----------
BALANCE, March 31, 1995.........  2,242,793      22,427      2,259,166       (210,578)        2,071,015
  Net loss......................                                              (66,297)          (66,297)
                                  ---------     -------     ----------      ---------        ----------
BALANCE, March 31, 1996.........  2,242,793     $22,427     $2,259,166      $(276,875)      $ 2,004,718
                                  =========     =======     ==========      =========        ==========

                         COGENT DATA TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS
                      YEARS ENDED MARCH 31, 1996 AND 1995

                                                                        1996           1995
                                                                      ---------     ----------
OPERATING ACTIVITIES:
  Net loss..........................................................  $ (66,297)    $ (186,871)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization..................................    211,304        189,581
     Cash provided (used) by changes in operating assets and
      liabilities:
       Accounts receivable..........................................   (710,866)      (523,971)
       Inventories..................................................   (933,898)      (607,971)
       Prepaid expenses, deposits, and other........................    (70,312)       (34,733)
       Accounts payable.............................................    780,417        689,290
       Accrued expenses.............................................    354,602         46,023
       Deferred revenue.............................................                   (20,000)
       Federal income tax payable...................................                    (2,959)
       Deferred income taxes........................................    (21,119)       (99,171)
                                                                      ---------     ----------
  Net cash used by operating activities.............................   (456,169)      (550,782)
INVESTING ACTIVITIES:
  Purchasing of equipment...........................................   (318,106)      (306,518)
  Sale of short-term investments....................................                 1,004,148
                                                                      ---------     ----------
  Net cash provided (used) by investing activities..................   (318,106)       697,630
FINANCING ACTIVITIES:
  Net proceeds from line of credit..................................    682,316
                                                                      ---------     ----------
  NET INCREASE (DECREASE) IN CASH...................................    (91,959)       146,848
CASH:
  Beginning of year.................................................    234,403         87,555
                                                                      ---------     ----------
  End of year.......................................................  $ 142,444     $  234,403
                                                                      =========     ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the year for interest............................  $  31,968     $   15,902

                            See accompanying notes.

                         COGENT DATA TECHNOLOGIES, INC.

                     NOTES TO YEAR ENDED MARCH 31, 1996 AND
                           1995 FINANCIAL STATEMENTS

NOTE ONE:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of business. Cogent Data Technologies, Inc. (the Company) is engaged primarily in the development, manufacture, and sale of local area network (LAN) Ethernet and Fast Ethernet adapters.

     Revenue recognition. Revenue from sales of products is recognized when the products are shipped. Revenue from license fees is recognized when all material services or conditions relating to the licensing agreement have been substantially performed or satisfied. A provision is made for estimated product returns.

     Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value for finished goods and replacement cost for raw materials).

     Depreciation and amortization. Equipment is depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized on the straight-line basis over the terms of the respective leases if shorter than their estimated useful lives.

     Capitalized software costs. Software development costs incurred in conjunction with product development are charged to research and development expense until technological feasibility has been established. Thereafter, software development costs for qualified projects are capitalized and reported at the lower of amortized cost or net realizable value. Amortization of capitalized software costs begins when the related product is available for general release to customers and is provided for each product using the straight-line method over the lesser of a four-Year period or the estimated economic life of the product.

     Research and development. Research and development costs are expensed as incurred.

     Basis of presentation. Certain prior year amounts have been reclassified to conform with the current year's presentation.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Certain significant risks. The Company operates in a very dynamic high-technology industry and believes that any of the following could have a material adverse effect on the Company's future financial position or results of operations: changes in the overall demand for the Company's products, changes in the technology underlying the Company's products, increased competition, concentration of sales among a limited number of customers, litigation against the Company based on intellectual property, risks associated with international operations, compliance with regulatory requirements, availability of necessary components and integration and distribution licenses, and the Company's ability to attract and retain employees necessary to support its growth.

NOTE TWO:  BANK LINES OF CREDIT

     The Company has three lines of credit. One line is for $1,000,000 with an interest rate of 1% over prime, expiring November 24, 1996. The two other lines are for $500,000 and $350,000, and have interest rates of 1.25% over prime and 2% over prime, respectively. Both of these lines expire on November 25, 1996. The prime rate at March 31, 1996 was 8.25%. All lines of credit are secured by substantially all of the Company's assets. There were no amounts outstanding at March 31, 1995. As of March 31, 1996, the Company has amounts outstanding of $600,000 and $82,316 on its $1,000,000 and $350,000 lines, respectively. The lines of credit require the Company to maintain certain financial covenants. The Company was not in compliance with certain covenants at March 31, 1996, and has received a waiver from the bank on those covenants.

                         COGENT DATA TECHNOLOGIES, INC.

                     NOTES TO YEAR ENDED MARCH 31, 1996 AND
                    1995 FINANCIAL STATEMENTS -- (CONTINUED)

NOTE THREE:  ACCRUED EXPENSES

     Accrued expenses at March 31 consist of:

                                                                       1996         1995
                                                                     --------     --------
    Vacations......................................................  $ 78,500     $ 40,910
    Employee and management bonuses................................   279,361       61,000
    Other..........................................................   133,442       34,791
                                                                     --------     --------
                                                                     $491,303     $136,701
                                                                     ========     ========

NOTE 4:  FEDERAL INCOME TAXES

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Under this method, deferred income taxes are recognized for tax consequences of temporary differences by applying enacted tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

     The Company's deferred income tax benefit was $21,119 and $99,171 at March 31, 1996 and 1995, respectively.

     At March 31, 1996 and 1995, the provision for income taxes based on statutory corporate rates differs from the provision shown in the accompanying statement of operations due to permanent differences relating to officers' life insurance and to meals and entertainment expenses not deductible for tax purposes.

     The Company utilized no tax credits during fiscal year 1996 and has the following tax credit carryforwards available at March 31, 1996 (expiring 1997 through 2008):

        Research and development tax credit...............................  $122,366
        Alternative minimum tax credit....................................     4,390
        Investment tax credit.............................................     2,277
                                                                            --------
                                                                            $129,033
                                                                            ========

     The net deferred tax asset consisted of the following at March 31:

                                                                       1996         1995
                                                                     --------     --------
    Research and development tax credit............................  $122,366     $119,427
    Uniform inventory capitalization...............................    22,914       11,589
    Accrued Liabilities............................................    26,690       16,115
    Reserves for bad debt allowance................................     6,151        7,280
    Reserve for obsolete inventory.................................    19,720       10,034
    Reserves for distributor returns...............................    23,800       59,500
    Reserve for co-op advertising..................................    18,940       19,500
    NOL carryforward...............................................    21,626        3,082
    Other..........................................................     8,464        3,025
                                                                     --------     --------
    Net deferred tax asset.........................................  $270,671     $249,552
                                                                     ========     ========

NOTE FIVE:  COMMON STOCK

     Options. Effective July 30, 1993, the Company adopted the Cogent Data Technologies, Inc. 1993 Incentive Stock Option Plan (Plan A), Nonstatutory Stock Option Plan (Plan B), and Stock Bonus Plan (Plan C).

                         COGENT DATA TECHNOLOGIES, INC.

                     NOTES TO YEAR ENDED MARCH 31, 1996 AND
                    1995 FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has adopted two other stock option plans: the Cogent Data Technologies. Inc. 1983 Incentive Stock Option Plan. and the Cogent Data Technologies. Inc. 1988 Combined Incentive and Nonqualified Stock Option Plan. While the Company intends the 1983 and 1988 Plans to remain in effect as to options which have been issued pursuant to those plans, any new options shall be issued pursuant to the 1993 Plans. Options may be granted to key employees and certain nonemployee officers, directors, trustees, and consultants to purchase Company common stock at prices which are not less than the fair market value of the stock on the date of grant. A total of 325,000 shares of common stock has been reserved for issuance under Plan A and Plan B. and 25,000 under Plan C. Generally, the options vest ratably over a one-to-four year period in cumulative increments beginning from the date of grant and expire no more than ten years after the date of grant. A summary of transactions under the plans follows:

                                                         INCENTIVE                  NONQUALIFIED
                                                    OPTIONS OUTSTANDING          OPTIONS OUTSTANDING
                                                 -------------------------     -----------------------
                                                  NUMBER          PRICE         NUMBER         PRICE
                                                 OF SHARES      PER SHARE      OF SHARES     PER SHARE
                                                 ---------     -----------     ---------     ---------
Balance, April 1, 1994.........................   171,000      $1.75-3.00        67,250      $.90-2.25
  Options granted..............................    37,000         2.75           36,000        2.75
  Options forfeited............................   (16,000)        2.50
                                                  -------                       -------
Balance, March 31, 1995........................   192,000       1.75-3.00       103,250      .90-2.75
  Options granted..............................    43,000       3.75-4.80
  Options forfeited............................    (1,000)        1.75
                                                  -------                       -------
Balance, March 31, 1996........................   234,000       1.75-4.80       103,250      .90-2.75
                                                  =======                       =======

     At March 31, 1996, 131,000 incentive options were vested and exercisable at prices ranging from $1.75 to $3.00 per share. At March 31, 1996, 91,250 nonqualified options were vested and exercisable at prices ranging from $.90 to $2.75 per share.

NOTE SIX:  LEASE COMMITMENTS AND CONTINGENCIES

     The Company conducts its operations in leased facilities under three operating leases. Rent expense totaled $302,714 and $178,576 for 1996 and 1995, respectively. The lease commitment amounts below include the rental for the Friday Harbor facilities for which the lease has not yet been finalized because the Company has not accepted the premises as complete under the terms of the lease.

     As of March 31, 1996, future annual minimum rental payments under such leases are as follows:

        1997..............................................................  $293,734
        1998..............................................................   208,285
        1999..............................................................   114,831
        2000 and thereafter...............................................   114,831
                                                                            --------
                                                                            $731,681
                                                                            ========

NOTE SEVEN:  MAJOR CUSTOMERS

     Sales to one customer amounted to approximately 16% and 21 % of total revenues in fiscal years 1996 and 1995, respectively, approximately 31% and 21% of accounts receivable at fiscal year ends 1996 and 1995, respectively, relate to the same customer.

NOTE EIGHT:  SUBSEQUENT EVENT

     In May 1996, the Company and its shareholders entered into an agreement to exchange the outstanding stock of the Company for the stock of Adaptec, Inc.

                                   ANNEX A



                     AGREEMENT AND PLAN OF REORGANIZATION

                                 BY AND AMONG

                                ADAPTEC, INC.,
                        COGENT DATA TECHNOLOGIES, INC.
                            CDT ACQUISITION CORP.
                         AND CERTAIN SHAREHOLDERS OF
                        COGENT DATA TECHNOLOGIES, INC.

                                 May 31, 1996

                               TABLE OF CONTENTS

                                                                                           PAGE
                                                                                           ----
1.   Certain Definitions..................................................................    1
2.   The Merger...........................................................................    2
     2.1    Merger; Effective Time of the Merger..........................................    2
     2.2    Closing.......................................................................    2
     2.3    Effect of the Merger..........................................................    2
     2.4    Tax-Free Reorganization; Pooling of Interests.................................    3
3.   Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of       3
     Certificates.........................................................................
     3.1    Exchange of Stock.............................................................    3
     3.2    Dissenters' Rights............................................................    3
     3.3    Fractional Shares.............................................................    4
     3.4    Exchange of Certificates......................................................    4
     3.5    Taking of Necessary Action; Further Action....................................    5
     3.6    Escrow Agreement..............................................................    5
4.   Representations and Warranties of Cogent.............................................    5
     4.1    Organization, Qualification, and Corporate Power..............................    5
     4.2    Authorization.................................................................    5
     4.3    Capitalization................................................................    6
     4.4    Noncontravention..............................................................    6
     4.5    Fees..........................................................................    6
     4.6    Financial Statements..........................................................    6
     4.7    Subsidiaries..................................................................    6
     4.8    Title to Assets...............................................................    7
     4.9    Events Subsequent to Most Recent Fiscal Year End..............................    7
     4.10   Undisclosed Liabilities.......................................................    8
     4.11   Legal Compliance..............................................................    8
     4.12   Tax Matters...................................................................    9
     4.13   Properties....................................................................    9
     4.14   Intellectual Property.........................................................   10
     4.15   Tangible Assets...............................................................   11
     4.16   Inventory.....................................................................   11
     4.17   Contracts.....................................................................   11
     4.18   Notes and Accounts Receivable.................................................   12
     4.19   Power of Attorney.............................................................   12
     4.20   Insurance.....................................................................   12
     4.21   Litigation....................................................................   12
     4.22   Product Warranty..............................................................   13
     4.23   Product Liability.............................................................   13
     4.24   Employees.....................................................................   13
     4.25   Employee Benefits.............................................................   13
     4.26   Guaranties....................................................................   14
     4.27   Environment, Health, and Safety...............................................   15
     4.28   Certain Business Relationships With Cogent....................................   16
     4.29   Full Disclosure...............................................................   16
     4.30   Information Supplied..........................................................   16
     4.31   Accounting Matters............................................................   16
5.   Representation of the Majority Shareholders..........................................   16

                                                                                           PAGE
                                                                                           ----
6.   Representations and Warranties of Adaptec and Acquisition Sub........................   16
     6.1    Organization of Adaptec.......................................................   17
     6.2    Capitalization................................................................   17
     6.3    Authorization.................................................................   17
     6.4    Noncontravention..............................................................   17
     6.5    SEC Filings; Financial Statements.............................................   17
     6.6    No Undisclosed Liabilities....................................................   18
     6.7    Absence of Certain Changes or Events..........................................   18
     6.8    Absence of Litigation.........................................................   18
     6.9    Information Supplied..........................................................   18
     6.10   Brokers' Fees.................................................................   18
     6.11   Full Disclosure...............................................................   18
7.   Conduct and Transactions Prior to Effective Time; Additional Agreements..............   19
     7.1    General.......................................................................   19
     7.2    Notices and Consents..........................................................   19
     7.3    Operation of Business.........................................................   19
     7.4    Preservation of Business......................................................   19
     7.5    Access to Information.........................................................   19
     7.6    Notice of Developments........................................................   19
     7.7    Best Efforts..................................................................   19
     7.8    Employment Agreements.........................................................   20
     7.9    Preparation of S-4 and the Proxy Statement; Other Filings.....................   20
     7.10   Shareholder Approval..........................................................   20
     7.11   Nasdaq National Market........................................................   20
     7.12   Affiliates....................................................................   20
     7.13   Pooling Accounting............................................................   20
     7.14   Exclusivity...................................................................   21
     7.15   Post-Closing Cooperation......................................................   21
     7.16   Litigation Support............................................................   21
     7.17   Transition....................................................................   21
     7.18   Confidentiality...............................................................   21
     7.19   Cogent Employees..............................................................   21
8.   Conditions to Obligation to Close....................................................   22
     8.1    Conditions to Each Party's Obligation to Effect the Merger....................   22
     8.2    Conditions to Adaptec's Obligation to Close...................................   22
     8.3    Conditions to Cogent's Obligation.............................................   23
9.   Survival of Representations, Warranties and Covenants; Indemnification...............   24
     9.1    Survival......................................................................   24
     9.2    Indemnification Provisions for Benefit of Adaptec.............................   24
     9.3    Procedure for Indemnification Claims..........................................   24
     9.4    Exclusivity of Remedy.........................................................   25
10.  Termination..........................................................................   25
     10.1   Termination of the Agreement..................................................   25
     10.2   Effect of Termination.........................................................   25
11.  Miscellaneous........................................................................   25
     11.1   Press Releases and Public Announcements.......................................   25
     11.2   No Third-Party Beneficiaries..................................................   25
     11.3   Entire Agreement..............................................................   25

                                                                                         PAGE
                                                                                         ----
        11.4    Succession and Assignment.............................................     25
        11.5    Counterparts..........................................................     26
        11.6    Headings..............................................................     26
        11.7    Notices...............................................................     26
        11.8    Governing Law.........................................................     27
        11.9    Forum Selection; Consent to Jurisdiction..............................     27
        11.10   Amendments and Waivers................................................     27
        11.11   Severability..........................................................     27
        11.12   Expenses..............................................................     27
        11.13   Construction..........................................................     27
        11.14   Incorporation of Exhibits and Schedules...............................     27
        11.15   Shareholders' Representative..........................................     27
        11.16   Attorneys' Fees.......................................................     28
12.     Location of Definitions.......................................................     28

EXHIBITS

Exhibit 3.6     Escrow Agreement
Exhibit 4       Cogent Disclosure Schedule
Exhibit 6       Adaptec Disclosure Schedule
Exhibit 7.8(a)  List of Key Employees
Exhibit 7.8(b)  Employment Agreement
Exhibit 7.12    Affiliate Agreement
Exhibit 8.2(m)  General Release

                      AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization (the "Agreement") is entered into as of May 31, 1996, by and among ADAPTEC, INC., a California corporation ("Adaptec"), COGENT DATA TECHNOLO[HD] GIES, INC., a Washington corporation ("Cogent"), CDT ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Adaptec ("Acquisition Sub"), and Charles Anderson, Deanna Anderson, Alan Bellanca, Richard Rome, Nash Gubelman and Frank Foster (the "Majority Shareholders"). Adaptec, Cogent, Acquisition Sub and the Majority Shareholders are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

        A. Pursuant to the Agreement and Plan of Merger in the form attached hereto as Exhibit 2.1 providing for the merger of Acquisition Sub into Cogent pursuant to the Washington Business Corporation Act (the "WBCA"), the shares of Common Stock of Cogent issued and outstanding immediately prior to the effective time of the Merger will be converted into shares of Common Stock of Adaptec.

        B. The Parties desire to enter into this Agreement for the purpose of setting forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement, and to serve as conditions precedent to the consummation of the merger of Acquisition Sub into Cogent.

        C. The respective Boards of Directors of Adaptec, Cogent and Acquisition Sub have approved and adopted this Agreement, and the agreement is intended to be a plan of reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended;

        D. For accounting purposes, it is intended that the transaction be accounted for as a pooling of interests under United States generally accepted accounting principles.

        NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto do hereby agree as follows:

                                   AGREEMENT

        1. Certain Definitions. As used in this Agreement the following terms have the following meanings (terms defined in the singular to have a correlative meaning when used in the plural and vice versa). Certain other terms are defined in the text of this Agreement, the location of which is set forth in
Section 11 hereof.

        "Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

        "Business Condition" means the current business, financial condition, results of operations and assets of such corporate entity.

        "Confidential Information" means any information concerning the business and affairs of Cogent or its subsidiaries that is designated by Cogent as confidential except for information which (i) was known to, or had been (or was in the process of being) independently developed by, Adaptec or an Affiliate of Adaptec prior to the receipt thereof from Cogent; (ii) was at the time of disclosure by Cogent a matter of public knowledge through no fault of Adaptec or an Affiliate of Adaptec; or (iii) was or hereafter is obtained by Adaptec or an Affiliate of Adaptec from a third party under no duty of confidentiality to Cogent or it subsidiaries.

        "Employee Benefit Plan" means any (a) nonqualified deferred compensation, retirement plan, severance plan or similar plan or arrangement;
(b) Employee Pension Benefit Plan; (c)<ws>Employee Welfare Benefit Plan;
(d)<ws>Multiemployer Plan; and (e) any other nonqualified plan providing welfare benefits, including but not limited to medical, dental, life insurance and disability benefits.

        "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Gross Negligence" consists of an intentional act, or the failure to perform a duty, with reckless disregard for the consequences of such act or failure.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, drawings, specifications, customer and supplier lists, pricing and cost information, financial information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

     "Material Adverse Effect" on any corporation shall mean a material adverse effect on the Business Condition of such corporation.

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37) and Code Sec. 414(f).

     "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

     2. The Merger.

     2.1 Merger; Effective Time of the Merger. Subject to the terms and conditions of this Agreement, Acquisition Sub will be merged with and into Cogent (the "Merger") in accordance with the WBCA and the Delaware General Corporation Law (the "DGCL"). In accordance with the provisions of this Agreement, Articles of Merger in such form as is required by, and executed in accordance with, the WBCA, shall be filed with the Washington Secretary of State and the Delaware Secretary of State in accordance with the WBCA and the DGCL on the Closing Date (as defined in Section 2.2) and each issued and outstanding share of Common Stock of Cogent ("Cogent Common Stock"), shall be converted into shares of Common Stock, $.001 par value, of Adaptec ("Adaptec Common Stock") in the manner contemplated by Section 3. The Merger shall become effective at the time of the filing of such Articles of Merger with the Washington Secretary of State (the date of such filing being hereinafter referred to as the "Effective Date of the Merger" and the time of such filing being hereinafter referred to as the "Effective Time of the Merger").

     2.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable on the first business day after satisfaction or waiver of the latest to occur of the conditions set forth in Section 7 (the "Closing Date"), at the offices of Wilson, Sonsini, Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, California 94304-1050, unless a different date or place is agreed to by the Parties.

     2.3 Effect of the Merger. At the Effective Time of the Merger, (i) the separate existence of Acquisition Sub shall cease and Acquisition Sub shall be merged with and into Cogent (Cogent and Acquisition Sub are sometimes referred to herein as the "Constituent Corporations" and Cogent after the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of Cogent shall be the

Articles of Incorporation of the Surviving Corporation, (iii) the Bylaws of Acquisition Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of Acquisition Sub shall be the directors of the Surviving Corporation, (v) the officers of Acquisition Sub shall be the officers of the Surviving Corporation and (vi) the Merger shall, from and after the Effective Time of the Merger, have all the effects provided by applicable law.

     2.4 Tax-Free Reorganization; Pooling of Interests. The Merger is intended to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board.

     3. Effect of Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates.

     3.1 Exchange of Stock. As of the Effective Time of the Merger, each share of Cogent Common Stock that is issued and outstanding immediately prior to the Effective Time of the Merger (other than shares, if any, held by persons exercising dissenters' rights in accordance with Chapter 23B.13 of the WBCA ("Dissenting Shares") as provided for in Section 3.2 below), shall, by virtue of the Merger and without any action on the part of the Cogent shareholders, be converted into the right to receive, subject to the provisions of the Escrow Agreement, that number of shares of Adaptec Common Stock as is determined in accordance with the formula set forth below. The number of shares of Adaptec Common Stock into which each share of Cogent Common Stock is convertible as determined under the formula set forth below is hereinafter referred to as the "Exchange Ratio".

     A. Unless B or C applies, the Exchange Ratio shall be:

PP/APS  = ER
  OS

     B. If the Average Price = Closing is greater than 1.05 multiplied by the Average Price at Signing (APC greater than 1.05 x APS) then the Exchange Ratio shall be computed as:

PP X 1.05/APC  = ER
      OS

     C. If Average Price = Closing is less than 0.95 multiplied by the Average Price at Signing (APC less than 0.95 x APS) then the Exchange Ratio shall be computed as:

PP X 0.95/APC  = ER
      OS
where:
ER      =    Exchange Ratio
PP      =    $68,763,558 minus any expenses payable by the shareholders of Cogent pursuant to Section 10.12 hereof.
APS     =    Average of the closing prices of the Adaptec Common Stock as reported on the NASDAQ National Market for the five trading days prior to the date of execution of this Agreement (the "Average Price at Signing").
APC     =    Average of the closing prices of the Adaptec Common Stock as reported on the NASDAQ National Market for the five trading days prior to the Closing
             Date (the "Average Price at Closing").
OS      =    The total number of shares of Cogent Common Stock that are issued and outstanding immediately prior to the Effective Time of the Merger.

     3.2 Dissenters' Rights. If holders of Cogent Common Stock are entitled to dissenters' rights at the Effective Time of the Merger under Chapter 23B.13 of the WBCA, the shares as to which dissenters' rights are available ("Dissenting Shares") shall not be converted into Adaptec Common Stock on or after the

Effective Time of the Merger, but shall instead be converted into the right to receive from the Surviving Corporation such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the WBCA. Each holder of Dissenting Shares (a "Dissenting Shareholder") who, pursuant to the provisions of Chapter 23B.13 of the WBCA, becomes entitled to payment of the value of shares of Cogent Common Stock held by such Dissenting Shareholder shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of the legal obligation, after the Effective Time of the Merger, to deliver shares of Adaptec Common Stock to any Dissenting Shareholder who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Shareholder, the Surviving Corporation shall issue and deliver, upon surrender by such Dissenting Shareholder of his certificate or certificates representing shares of Cogent Common Stock, the shares of Adaptec Common Stock to which such Dissenting Shareholder is then entitled under this Section 3.2 and Chapter 23B.13 of the WBCA. The Surviving Corporation will pay all sums due to holders of Dissenting Shares on account of such shares.

     3.3 Fractional Shares. No fractional share of Adaptec Common Stock shall be issued in the Merger. In lieu thereof, each holder of shares of Cogent Common Stock who would otherwise be entitled to receive a fraction of a share of Adaptec Common Stock shall receive from Adaptec an amount of cash (rounded to the nearest whole cent) equal to the product of the fraction of a share of Adaptec Common Stock to which such holder would otherwise be entitled, multiplied by the per share market value of Adaptec Common Stock (based on the closing price of Adaptec Common Stock as reported on the Nasdaq National Market on the Effective Date of the Merger). For the purpose of determining fractional shares, all shares of Adaptec Common Stock to be issued to any Cogent shareholder shall be aggregated.

     3.4 Exchange of Certificates.

     (a) Exchange Agent. Prior to the Closing Date, Adaptec shall appoint Chemical Trust Company of California to act as the exchange agent (the "Exchange Agent") in the Merger.

     (b) Adaptec to Provide Adaptec Common Stock. Promptly after the Effective Date of the Merger (but in no event later than ten business days thereafter), Adaptec shall make available for exchange in accordance with this Section 3, through such reasonable procedures as Adaptec may adopt, the shares of Adaptec Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Cogent Common Stock.

     (c) Exchange Procedures. Within ten days after the Effective Date of the Merger, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date of the Merger represented outstanding shares of Cogent Common Stock (the "Certificates") whose shares are being converted into Adaptec Common Stock pursuant to Section 3.1 hereof, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in such form and have such other provisions as Adaptec may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Adaptec Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Adaptec with the reasonable concurrence of the former Cogent shareholders, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the number of shares of Adaptec Common Stock to which the holder of Cogent Common Stock is entitled pursuant to Section 3.1 hereof. The Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Cogent Common Stock which is not registered on the transfer records of Cogent, the appropriate number of shares of Adaptec Common Stock may be delivered to a transferee if the Certificate representing such Cogent Common Stock is presented to the Exchange Agent and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. From and after the Effective Date of the Merger, until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed for all corporate purposes to evidence the number of shares of Adaptec Common Stock into which the shares of Cogent Common Stock represented by such Certificate have been converted and shall have the rights with respect thereto as provided by the California General Corporation Law.

     (d) No Further Ownership Rights in Capital Stock of Cogent. All Adaptec Common Stock delivered upon the surrender for exchange of shares of Cogent Common Stock in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Cogent Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Cogent Common Stock which were outstanding immediately prior to the Effective Date of the Merger. If, after the Effective Date of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 3.4, provided that the presenting holder is listed on Cogent's shareholder list as a holder of Cogent Common Stock.

     3.5 Taking of Necessary Action; Further Action. Adaptec, Cogent and Acquisition Sub shall take all such action as may be necessary or appropriate in order to effect the Merger as promptly as possible provided that nothing herein shall obligate any Majority Shareholder to vote in favor of the Merger. If, at any time after the Effective Date of the Merger, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either Cogent or Acquisition Sub, the officers and directors of such corporation are fully authorized in the name of the corporation or otherwise to take, and shall take, all such action.

     3.6 Escrow Agreement. At the Closing, the Majority Shareholders and Adaptec shall execute and deliver an escrow agreement (the "Escrow Agreement") substantially in the form attached hereto as Exhibit 3.6. Pursuant to the Escrow Agreement, the Escrow Amount shall be deducted, pro rata, from the number of shares of Adaptec Common Stock otherwise issuable to the Majority Shareholders and shall be placed in escrow for the purpose of securing the indemnity obligations set forth in Section 9 hereof . As used herein, "Escrow Amount" shall mean 10% of the shares of Adaptec Common Stock (rounded to the nearest whole share) issuable to the Majority Shareholders in the Merger pursuant to
Section 3.1.

     4. Representations and Warranties of Cogent. Cogent hereby represents and warrants, to Adaptec and Acquisition Sub that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4), except as set forth in the disclosure schedule delivered by Cogent to Adaptec on the date hereof (and initialed by Adaptec), a copy of which is attached hereto as Exhibit 4 (referred to herein as the "Cogent Disclosure Schedule") and except for events occurring in the Ordinary Course of Business of Cogent between the date of this Agreement and the Closing Date, which events are not material individually or in the aggregate, do not violate any of the covenants or agreements of Cogent, and are disclosed to Adaptec by means of an updated Cogent Disclosure Schedule not less than two days prior to the Closing. The Cogent Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

     4.1 Organization, Qualification, and Corporate Power. Cogent is a corporation duly organized and validly existing under the laws of the jurisdiction of the State of Washington. Cogent is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Cogent has full corporate power and authority, and has all necessary licenses and permits, to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 4.1 of the Cogent Disclosure Schedule lists the directors and officers of Cogent. The operations now being conducted by Cogent have not been conducted under any other name during the past five (5) years.

     4.2 Authorization. Cogent has full power and authority to execute and deliver this Agreement, and, subject to receipt of the requisite approvals of its shareholders, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and except as set forth on Section 4.2 of the Cogent Disclosure Schedule, no other proceedings on the part of Cogent are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Cogent, enforceable against Cogent in accordance with its terms and conditions. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, regulatory authority or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Cogent in connection with the execution and delivery of this Agreement or the

Articles of Merger by Cogent or by consummation by Cogent of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification report by Cogent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the distribution of the registration statement/proxy statement relating to the Shareholders' Meeting (the "Registration Statement/Proxy Statement") and the obtaining of the approval of the Merger by Cogent's shareholders, and (iii) the filing of the Articles of Merger with the Secretary of State of the State of Washington and the Secretary of the State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Cogent is qualified to do business.

     4.3 Capitalization.

     (a) Capital Stock. The entire authorized capital stock of Cogent consists of 10,000,000 shares of Common Stock without par value, 2,242,793 of which are issued and outstanding, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding. All of the issued and outstanding shares of capital stock have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the respective shareholders as set forth in Section 4.3(a) of the Cogent Disclosure Schedule. All of the outstanding shares of capital stock have been offered, issued and sold by Cogent in compliance with applicable Federal and state securities laws.

     (b) No Other Rights or Agreements. Section 4.3(b) of the Cogent Disclosure Schedule lists all of the holders of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Cogent to issue, sell or otherwise cause to become outstanding any of its capital stock (the "Stock Rights"), and if determinable, the number of shares of Cogent Common Stock subject to such Stock Rights. Except as set forth in Section 4.3(b) of the Cogent Disclosure Schedule, there are no other outstanding or authorized Stock Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Cogent. Except as set forth in Section 4.3(b) of the Cogent Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of Cogent.

     4.4 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Cogent is subject or any provision of its Articles of Incorporation or bylaws, or (B) except as set forth in Section 4.4 of the Cogent Disclosure Schedule, (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or
(vi) require any notice under, any agreement, contract, lease, license, instrument, franchise permit or other arrangement to which Cogent is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

     4.5 Fees. Except for the fee to be paid to Broadview Associates L.P., Cogent has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

     4.6 Financial Statements. Section 4.6 of the Cogent Disclosure Schedule contains an audited balance sheet and statement of operations as of and for the fiscal year ended March 31, 1995 and an unaudited balance sheet and statement of operations as of and for the fiscal year ended March 31, 1996 (the "Most Recent Fiscal Year End") for Cogent (collectively the "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except that the unaudited Financial Statements lack footnotes and certain other presentation items) throughout the periods covered thereby and present fairly the financial condition of Cogent as of such dates and the consolidated results of operations of Cogent as for such periods. The books of account of Cogent reflect as of the dates shown thereon substantially all items of income and expenses, and all assets, liabilities and accruals of Cogent required to be reflected therein, in accordance with generally accepted accounting principles consistently applied.

     4.7 Subsidiaries.  Cogent has no subsidiaries.

     4.8 Title to Assets. Except as set forth in Section 4.8 of the Cogent Disclosure Schedule, Cogent has good and marketable title to, or a valid leasehold interest in, the properties and assets (including, without limitation, all Intellectual Property) used by it, located on its premises, or shown on the balance sheet of Cogent as of March 31, 1996 (the "Most Recent Balance Sheet") or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. No Person other than Cogent will own at the time of the Closing any assets or properties currently utilized in or reasonably necessary to the operations or business of Cogent or situated on any of the premises of Cogent. There are no existing contracts, agreements, commitments or arrangements with any Person to acquire any of the assets or properties of Cogent (or any interest therein) except for this Agreement and those contracts entered into during the Ordinary Course of Business for the sale of products and services to customers of Cogent.

     4.9 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the Business Condition of Cogent. Without limiting the generality of the foregoing, since that date:

          (a) Cogent has not sold, leased, transferred, or assigned any assets or properties, tangible or intangible, outside the Ordinary Course of Business;

          (b) except for those agreements, contracts, leases and commitments identified in Section 4.17 of the Cogent Disclosure Schedule, Cogent has not entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment (collectively a "Cogent Agreement") or extended or modified the terms of any Cogent Agreement which
     (i) involves the payment of greater than $50,000 per annum or which extends for more than one (1) year, (ii) involves any payment or obligation to any Affiliate of Cogent other than in the Ordinary Course of Business, (iii) involves the sale of any assets material to the business and operations of Cogent, (iv) involves any OEM relationship, or (v) involves any exclusive or extraordinary license of Cogent's technology;

          (c) Except as set forth on Section 4.9(e) of the Cogent Disclosure Schedule, no party (including Cogent) has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Cogent is a party or by which it is bound and Cogent has not modified, canceled or waived or settled any debts or claims held by it, outside the Ordinary Course of Business, or waived or settled any rights or claims of a substantial value, whether or not in the Ordinary Course of Business;

          (d) none of the assets of Cogent, tangible or intangible, has become subject to any Security Interest;

          (e) Cogent has not made any capital expenditures except in the Ordinary Course of Business and not exceeding $50,000 in the aggregate of all such capital expenditures;

          (f) Except as set forth on Section 4.9(f) of the Cogent Disclosure Schedule, Cogent has not made any capital investment in, or any loan to, any other Person in excess of $10,000;

          (g) Except as set forth on Section 4.9(g) of the Cogent Disclosure Schedule, Cogent has not created, incurred, assumed, prepaid or guaranteed any indebtedness for borrowed money and capitalized lease obligations, or extended or modified any existing indebtedness;

          (h) Except in the Ordinary Course of Business, Cogent has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

          (i) there has been no change made or authorized in the articles of incorporation or bylaws of Cogent;

          (j) Except as set forth on Section 4.9(j) of the Cogent Disclosure Schedule, Cogent has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

          (k) Cogent has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

          (l) Cogent has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property in excess of $50,000 in the aggregate of all such damage, destruction and losses;

          (m) Except as set forth on Section 4.9(m) of the Cogent Disclosure Schedule, Cogent has not suffered any repeated, recurring or prolonged shortage, cessation or interruption of inventory shipments, supplies or utility services;

          (n) Except as set forth on Section 4.9(n) of the Cogent Disclosure Schedule, Cogent has not entered into any other transaction with, or paid any bonuses in excess of an aggregate of $10,000 to, any of its Affiliates, directors, officers, or employees, and, in any event, any such transaction was on fair and reasonable terms no less favorable to Cogent than would be obtained in a comparable arm's length transaction with a Person which is not such an Affiliate, director, officer or employee thereof;

          (o) Except as set forth on Section 4.9(o) of the Cogent Disclosure Schedule, Cogent has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

          (p) Except as set forth on Section 4.9(p) of the Cogent Disclosure Schedule, Cogent has not granted any increase in the base compensation of any of its directors or officers, or, except in the Ordinary Course of Business, any of its employees;

          (q) Except as set forth on Section 4.9(q) of the Cogent Disclosure Schedule, Cogent has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan);

          (r) Cogent has not made any other change in employment terms for any of its directors, officers, or employees outside the Ordinary Course of Business;

          (s) Except as set forth on Section 4.9(s) of the Cogent Disclosure Schedule, Cogent has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of its major customers, distributors or dealers;

          (t) Except as set forth on Section 4.9(t) of the Cogent Disclosure Schedule, Cogent has not suffered any adverse change or any threat of any adverse change in its relations with, or any loss or threat of loss of, any of it major suppliers;

          (u) Cogent has not received notice or had knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

          (v) Cogent has not changed any of the accounting principles followed by it or the method of applying such principles;

          (w) Cogent has not made a change in any of its banking or safe deposit arrangements;

          (x) Except for the execution of this Agreement, Cogent has not entered into any transaction other than in the Ordinary Course of Business; and

          (y) Cogent has not committed to any of the foregoing.

     4.10 Undisclosed Liabilities. Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes) of a character which, under GAAP, should be accrued, shown or disclosed on a balance sheet of Cogent, except for (i) liabilities set forth on the Most Recent Balance Sheet, (ii) liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business, and (iii) liabilities arising out of the transactions contemplated by this Agreement.

     4.11 Legal Compliance. Cogent has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof). No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, notice or inquiry has been filed or commenced against, or received by, any governmental body alleging any failure to so comply. The licenses, permits, approvals, registrations, qualifications, certificates and other governmental authorizations that are listed on Section 4.11 of the Cogent Disclosure Schedule are the only governmental authorizations that are necessary for the operations of Cogent as they are presently conducted.

     4.12 Tax Matters.

     (a) For purposes of this Agreement, "Taxes" means all federal, state, municipal, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, value added, license, excise, franchise, employment, withholding, capital stock, levies, imposts, duties, transfer and registration fees or similar taxes or charges imposed on the income, payroll, properties or operations of Cogent, together with any interest, additions or penalties, deficiencies or assessments with respect thereto and any interest in respect of such additions or penalties.

     (b) Cogent has filed all reports and returns with respect to any Taxes ("Tax Returns") that it was required to file. All such Tax Returns were correct and complete in all respects, and no such Tax Returns are currently the subject of audit. Except as set forth in Section 4.12(b) of the Cogent Disclosure Schedule, All Taxes owed by Cogent (whether or not shown on any Tax Return) were paid in full when due or are being contested in good faith and are supported by adequate reserves on the Most Recent Financial Statements. Cogent has provided adequate reserves on its Financial Statements for the payment of any taxes accrued but not yet due and payable. Cogent is not currently the beneficiary of any extension of time within which to file any Tax Return, and Cogent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency.

     (c) There is no dispute or claim concerning any Tax liability of Cogent either (A) claimed or raised by any authority in writing or (B) based upon personal contact with any agent of such authority. There are no tax liens of any kind upon any property or assets of Cogent, except for inchoate liens for taxes not yet due and payable.

     (d) Cogent has not filed a consent under Sec. 341(f) of the Internal Revenue Code of 1986, as amended (the "Code") concerning collapsible corporations. Cogent has not made any payments, is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments as a result of the consummation of the Merger that will not be deductible under Code Sec. 280G. Cogent has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Cogent is not a party to any tax allocation or sharing agreement. Cogent (A) has not been a member of any affiliated group within the meaning of Code Sec. 1504 or any similar group defined under a similar provision of state, local, or foreign law (an "Affiliated Group") filing a consolidated federal Income Tax Return (other than a group the common parent of which was Cogent) and (B) has no any liability for the taxes of any Person (other than any of Cogent and its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     (e) The unpaid Taxes of Cogent (A) did not, as of the Most Recent Fiscal Period End, exceed by any amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent in filing its Tax Returns.

     4.13 Properties.

     (a) Cogent owns no real property.

     (b) Section 4.13 of the Cogent Disclosure Schedule lists and describes briefly all real property leased or subleased to Cogent. Cogent has delivered to Adaptec correct and complete copies of the leases and subleases listed in
Section 4.13 of the Cogent Disclosure Schedule (as amended to date), and with respect to each lease and sublease listed in Section 4.13 of the Cogent Disclosure Schedule to the knowledge of Cogent, except as set forth on Section 4.13 of the Cogent Disclosure Schedule:

          (i) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect in all respects;

          (ii) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

          (iii) no party to the lease or sublease has repudiated any provision thereof;

          (iv) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease:

          (v) Cogent has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

     4.14 Intellectual Property.

     (a) Cogent has not interfered with, infringed upon, misappropriated or violated any Intellectual Property rights of third parties in any respect, and except as set forth on Section 4.14(a) of the Cogent Disclosure Schedule, Cogent has not received since its inception any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of Cogent must license or refrain from using any Intellectual Property rights of any third party). To the best of Cogent's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of Cogent.

     (b) Section 4.14(b) of the Cogent Disclosure Schedule identifies each patent or registration which has been issued to Cogent with respect to any of the Intellectual Property used in Cogent's business, identifies each pending patent application or application for registration which Cogent has made with respect to any of the Intellectual Property used in Cogent's business, and identifies each license, agreement, or other permission which Cogent has granted to any third party with respect to any of the Intellectual Property used in Cogent's business (together with any exceptions). Cogent has delivered to Adaptec correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date).
Section 4.14(b) of the Cogent Disclosure Schedule also identifies (i) each trade name or unregistered trademark used by Cogent in connection with any of its businesses and (ii) each unregistered copyright owned by Cogent with respect to Intellectual Property used in Cogent's business. With respect to each item of Intellectual Property required to be identified in Section 4.14(b) of the Cogent Disclosure Schedule:

          (i) Cogent possesses, or will possess prior to the Closing, all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

          (ii) the item is legal and valid and in full force and effect and is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened in writing which challenges the legality, validity, enforceability, use or ownership of the item; and

          (iv) Except as set forth in the Cogent Disclosure Schedule, Cogent has no obligation to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     (c) Section 4.14(c) of the Cogent Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Cogent uses pursuant to license, sublicense, agreement, or permission. Cogent has delivered to Adaptec correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.14(c) of the Cogent Disclosure
Schedule:

          (i) the license, sublicense, agreement or permission covering the item is, to the knowledge of Cogent, legal, valid, binding and enforceable, and in full force and effect in all respects;

          (ii) no party to the license, sublicense, agreement, or permission is, to the knowledge of Cogent, in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

          (iii) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof; and

          (iv) Cogent has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

     4.15 Tangible Assets. The buildings, machinery, equipment, and other tangible assets that Cogent owns and leases are free from material defects, have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the Ordinary Course of Business.

     4.16 Inventory. Except as set forth in Section 4.16 of the Cogent Disclosure Schedule, all of the inventory of Cogent, which consists of raw materials and supplies, manufactured and processed parts, work in process, and finished goods, is usable, merchantable and fit for the purpose for which it was procured or manufactured, and none of such inventory is obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent.

     4.17 Contracts. Section 4.17 of the Cogent Disclosure Schedule lists the following contracts, agreements, commitments and other arrangements currently in effect to which Cogent is a party or by which Cogent or any of its assets is bound:

          (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $12,000 per annum;

          (b) except for purchase orders issued in the Ordinary Course of Business, any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involves consideration in excess of $50,000;

          (c) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors the performance of which will extend over a period of more than one year or involves consideration in excess of $50,000;

          (d) any agreement concerning a partnership or joint venture;

          (e) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in excess of $50,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

          (f) any agreement concerning confidentiality, noncompetition or restraint of trade;

          (g) any agreement with any Cogent shareholder or any of such shareholder's Affiliates (other than Cogent) or with any Affiliate of Cogent;

          (h) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

          (i) any collective bargaining agreement;

          (j) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

          (k) any agreement under which Cogent has advanced or loaned any amount to any of its directors, officers, and employees;

          (l) any other agreement under which the consequences of a default or termination could have a Material Adverse Effect on Cogent;

          (m) any agreement with any original equipment manufacturer involving consideration in excess of $100,000;

          (n) any agreement pursuant to which Cogent is obligated to provide maintenance, support or training for its products;

          (o) any standard form agreement used by Cogent, including, but not limited to, any purchase order, statement of standard terms and conditions of sale, or employment offer letter;

          (p) any agreement pursuant to which any of Cogent's products is manufactured; and

          (q) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $50,000 or which is expected to continue for more than six months from the date hereof.

     Cogent has delivered to Adaptec a correct and complete copy of each written agreement listed in Section 4.17 of the Cogent Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.17 of the Cogent Disclosure Schedule. Except as set forth on Section 4.17 of the Cogent Disclosure Schedule, with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect in all respects in accordance with its terms; (B) no party is in breach or default, and no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (C) no party has repudiated any provision of the agreement.

     4.18 Notes and Accounts Receivable. Except as set forth on Section 4.18 of the Cogent Disclosure Schedule, all notes and accounts receivable of Cogent, all of which are reflected properly on the books and records of Cogent, are valid receivables (less cash discounts) subject to no setoffs, defenses or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserves for bad debts, warranty, and allowance for distributor returns set forth on the face of the Most Recent Balance Sheet as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Cogent.

     4.19 Power of Attorney. Except as set forth on Section 4.19 of the Cogent Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of Cogent.

     4.20 Insurance. Cogent has delivered to Adaptec copies of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) with respect to which Cogent is a party, a named insured, or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect in all respects (and there has been no notice of cancellation or nonrenewal of the policy received); (B) neither Cogent nor any other party to the policy, is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; (C) no party to the policy has repudiated any provision thereof; and (D) there has been no failure to give any notice or present any claim under the policy in due and timely fashion. Section 4.20 of the Cogent Disclosure Schedule describes any self-insurance arrangements presently maintained by Cogent.

     4.21 Litigation. Section 4.21 of the Cogent Disclosure Schedule sets forth each instance in which Cogent (or any of its assets) (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is or has been within the last three years a party, or, to the knowledge of Cogent, is threatened to be made a party, to any action, suit, proceeding, hearing, arbitration, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the knowledge of Cogent, there are no facts or circumstances which would form the basis of any claim against Cogent.

     4.22 Product Warranty. Substantially all of the products manufactured, sold, leased, and delivered by Cogent have conformed in all respects with all applicable contractual commitments and all express and implied warranties, and as disclosed in the Cogent Disclosure Schedule, Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or repair thereof or other damages in connection therewith, other than in the Ordinary Course of Business in an aggregate amount not exceeding $50,000. Substantially all of the products manufactured, sold, leased, and delivered by Cogent are subject to standard terms and conditions of sale or lease. Section 4.17(o) of the Cogent Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for Cogent (containing applicable guaranty, warranty, and indemnity provisions).

     4.23 Product Liability. To the best of Cogent's knowledge, Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Cogent.

     4.24 Employees. Except as set forth on Section 4.24 of the Cogent Disclosure Schedule, no executive, key employee, or significant group of employees has advised any executive officer of Cogent that he, she or they plan to terminate employment with Cogent during the next 12 months. Cogent is not a party to or bound by any collective bargaining agreement, nor has it experienced any strike or grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three years. Cogent has not committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Cogent.

     4.25 Employee Benefits.

     (a) Section 4.25(a) of the Cogent Disclosure Schedule lists each Employee Benefit Plan that Cogent maintains or to which Cogent contributes or is obligated to contribute.

          (i) Each such Employee Benefit Plan (and each related trust, or fund established by Cogent) complies in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code, and other applicable laws.

          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Sec. 4980B have been met in all respects with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan. To the best of Cogent's knowledge, no event has occurred and no condition exists with respect to any Employee Benefit Plan that would subject Cogent to any tax under Code Sections 4972, 4976 or 4979 or to a fine under ERISA Sections 502(i) or 502(l).

          (iii) All contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan and all contributions, premiums or other payments for any period ending on or before the Closing Date which are not yet due shall been paid to each such Employee Benefit Plan or shall be accrued in accordance with the custom and practice of Cogent.

          (iv) Each such Employee Benefit Plan which is an Employee Pension Benefit Plan and which is intended to qualify under Code Sec. 401(a), has received a favorable determination letter from the Internal Revenue Service with respect to the qualification of the plan under Code Section 401(a) and the exemption of any corresponding trust under Code Section 501, unless the Internal Revenue Service is deemed to have approved the form of such Plan under applicable IRS Revenue Procedures. A copy of such determination letters have been provided to Adaptec and nothing has occurred since the date of each such determination letter that would cause such Employee Pension Benefit Plan to lose its ability to rely on such letter. Each Employee Pension Benefit Plan has been restated to comply with the 1986 Tax Reform Act and subsequent applicable tax legislation to the extent required by governing tax law. A copy of any determination letters applicable to such restatement which have been received by Cogent has been provided to Adaptec.

          (v) Neither Cogent nor any other Person or entity under common control with Cogent within the meaning of Section 414(b), (c) or (m) of the Code and the regulations thereunder has now or at any previous time, maintained, established, sponsored, participated in, or contributed to, any Employee Pension Benefit Plan that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code. No Employee Welfare Benefit Plan or other Employee Benefit Plan providing welfare benefits is funded with a trust or other funding vehicle, other than insurance policies or contracts with a health maintenance organization or similar health care delivery entity.

          (vi) Cogent has delivered to Adaptec correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, if any, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each maintained Employee Benefit Plan. The terms of any such documentation or other communication do not prohibit Adaptec from amending or terminating any such Employee Benefit Plan.

     (b) With respect to each Employee Benefit Plan that Cogent, and/or any controlled group of corporations within the meaning of Code Sec. 1563 (a "Controlled Group of Corporations") which includes Cogent, maintains or ever has maintained or to which any of them contributes, ever contributed, or ever has been required to contribute:

          (i) To the best of Cogent's knowledge, there have been no prohibited transactions within the meaning of ERISA Sec 406 and Code Sec. 4975 with respect to any such Employee Benefit Plan. No fiduciary within the meaning of ERISA Sec. 3(21) (a "Fiduciary"), has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened.

     (c) Except as disclosed in Section 4.25(c) of the Cogent Disclosure Schedule, Cogent does not maintain or contribute to, has never maintained or contributed to, and has never been required to contribute to, any Employee Welfare Benefit Plan or any other Employee Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B or Part 6 of Subtitle B of Title I of ERISA).

     (d) There is no liability in connection with any Employee Benefit Plan that is not fully disclosed or provided for on the Most Recent Balance Sheet for which disclosure would be required under generally accepted accounting principles.

     (e) No Employee Benefit Plan or Cogent has any liability to any plan participant, beneficiary or other person by reason of the payment of benefits or the failure to pay benefits with respect to benefits under or in connection with any such Employee Benefit Plan, other than claims in the normal administration of such plans.

     4.26 Guaranties. Cogent is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

     4.27 Environment, Health, and Safety.

     (a) For purposes of this Agreement, the following terms have the following meanings:

          "Environmental, Health, and Safety Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms as defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term "Environmental, Health and Safety Laws" shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

          "Extremely Hazardous Substance" means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

          "Hazardous Material" means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

     (b) Each of Cogent and its predecessors and Affiliates (A) has complied with the Environmental, Health, and Safety Laws in all respects (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (B) has obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (C) has complied in all respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental. Health, and Safety Laws.

     (c) Cogent has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to, and none of Cogent and its predecessors and Affiliates has handled or disposed of any Hazardous Materials or extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

     (d) No Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the business of Cogent and its predecessors and Affiliates.

     (e) No Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the business of Cogent and its predecessors and Affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

     4.28 Certain Business Relationships With Cogent. Neither the shareholders of Cogent nor any director or officer of Cogent, nor any member of their immediate families, nor any Affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Cogent in excess of $2,000 per annum, or (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted by Cogent.

     4.29 Full Disclosure. No representation or warranty in this Section 4 or in any document delivered by Cogent pursuant to the transactions contemplated by this Agreement, and no statement, list, certificate or instrument furnished to Adaptec pursuant hereto or in connection with this Agreement contains any untrue statement of a material fact, or omits or shall omit to state any fact necessary, in light of the circumstances under which it was made, to make any statement herein or therein not materially misleading. There is no fact, event or condition which Cogent has not disclosed to Adaptec in writing and which is having or is reasonably likely to have a Material Adverse Effect on Cogent. Except as specifically disclosed on the Cogent Disclosure Schedule, Cogent has delivered to Adaptec true, correct and complete copies of all documents, including all amendments, supplements and modifications thereof or waivers currently in effect thereunder, described in the Cogent Disclosure Schedule.

     4.30 Information Supplied. None of the information supplied or to be supplied by Cogent for inclusion in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission (the "SEC") by Adaptec in connection with the issuance of the Adaptec Common Stock in or as a result of the Merger (the "S-4"), including the Proxy Statement included therein, at the date such information is supplied and at the time of the Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or will, in the case of the S-4 at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     4.31 Accounting Matters. Neither Cogent nor any of its Affiliates, has taken or agreed to take any action that would adversely affect the ability of Adaptec to account for the business combination to be effected by the Merger as a pooling of interests.

     5. Representation of the Majority Shareholders. Each of the Majority Shareholders represents and warrants to Adaptec that he or she is not aware, and has no reason to believe, that any of the representations and warranties of Cogent set forth in Section 4 is untrue or inaccurate.

     6. Representations and Warranties of Adaptec and Acquisition Sub. Adaptec and Acquisition Sub jointly and severally represent and warrant to Cogent that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6), except as set forth in the disclosure schedule delivered by Adaptec and Acquisition Sub to Cogent on the date hereof (and initialed by Adaptec, Acquisition Sub and Cogent), a copy of which is attached hereto as Exhibit 6 (referred to herein as the "Adaptec Disclosure Schedule") and except for events occurring in the Ordinary Course of Business of Adaptec and Acquisition Sub between the date of this Agreement and the Closing Date, which events are not material individually or in the aggregate, do not violate any of the covenants or agreements of Adaptec or Acquisition Sub, and are disclosed to Cogent by means of an updated Adaptec Disclosure Schedule not less than two days prior to the Closing. The Adaptec Disclosure Schedule will be arranged in paragraphs corresponding to the numbered paragraphs contained in this Section 6.

     6.1 Organization of Adaptec. Each of Adaptec and Acquisition Sub is a corporation duly organized, validity existing, and in good standing under the laws of the States of California and Delaware, respectively. Each of Adaptec and Acquisition Sub is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required.

     6.2 Capitalization.

     (a) As of March 31, 1996, the authorized capital stock of Adaptec consisted of (i) 1,000,000 shares of Preferred Stock, $.001 par value, none of which are outstanding and (ii) 200,000,000 shares of Common Stock, of which 53,019,777 shares were issued and outstanding, 10,534,396 shares were reserved for issuance pursuant to Adaptec's employee and director stock plans, and 120,000,000 shares were reserved for issuance under Adaptec's Shareholder Rights Plan. The authorized capital stock of Acquisition Sub consists of 100 shares of Common Stock, $.001 par value, all of which, as of the date hereof, are issued and outstanding and owned by Adaptec. All of the outstanding shares of Adaptec's and Acquisition Sub's respective capital stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section 6.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Adaptec or any of its subsidiaries or obligating Adaptec or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Adaptec or any of its subsidiaries.

     (b) The shares of Adaptec Common Stock to be issued pursuant to Section 3.1 of this Agreement are duly authorized and reserved for issuance, and the shares of Adaptec Common Stock to be issued pursuant to Section 3.5 of this Agreement will be duly authorized, and in each case upon issuance thereof will be validly issued, fully paid and nonassessable and, subject to notice of issuance, shall be approved for listing on the Nasdaq National Market.

     6.3 Authorization. Adaptec and Acquisition Sub each has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, to consummate the transactions contemplated hereunder and to perform its obligations hereunder and no other proceedings are necessary to authorize the execution, delivery and performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of Adaptec and Acquisition Sub, enforceable against Adaptec and Acquisition Sub in accordance with its terms and conditions. Adaptec has full corporate power and authority to execute and deliver the Escrow Agreement. The Escrow Agreement constitutes the valid and binding obligation of Adaptec, enforceable against Adaptec in accordance with its terms and conditions. Except for the filing of (i) the S-4,
(ii) a premerger notification report by Adaptec under the HSR Act, and (iii) the Articles of Merger with the Secretary of States of Washington and Delaware, neither Adaptec nor Acquisition Sub need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

     6.4 Noncontravention. Neither the execution and the delivery of this Agreement and, to the extent applicable, the Shareholders Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Adaptec or Acquisition Sub is subject or any provision of their respective charters or bylaws, or (B) (i) conflict with, (ii) result in a breach of, (iii) constitute a default under, (iv) result in the acceleration of, (v) create in any party the right to accelerate, terminate, modify, or cancel, or
(vi) require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Adaptec or any of its subsidiaries or Acquisition Sub is a party or by which any of them is bound or to which any of their assets is subject.

     6.5 SEC Filings; Financial Statements.

     (a) Adaptec has filed all forms, reports and documents required to be filed with the SEC since March 31, 1995, and has heretofore delivered to Cogent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended March 31, 1995 and March 31, 1994, (ii) its Quarterly Reports on Form 10-Q for the periods ended June 30, 1995, September 30, 1995, December 31, 1995, (iii) all proxy statements relating to Adaptec's meetings of shareholders (whether annual or special) held since

March 31, 1995, (iv) all other reports filed by Adaptec with the SEC since March 31, 1995 and (v) all amendments and supplements to all such reports and registration statements, including Adaptec's Annual Report filed pursuant to Rule 14a-3 promulgated under the Exchange Act, filed by Adaptec with the SEC (collectively, the "Adaptec SEC Reports"). The Adaptec SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Adaptec's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Adaptec SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Adaptec and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not, or are not expected to be, material in amount.

     (c) Adaptec has heretofore furnished to Cogent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Adaptec with the SEC pursuant to the Securities Act or the Exchange Act.

     6.6 No Undisclosed Liabilities. Neither Adaptec nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are in the aggregate material to the business, operations or financial condition of Adaptec and its subsidiaries taken as a whole, except liabilities adequately reserved for in the balance sheet as of March 31, 1996 provided to Cogent (the "Adaptec Balance Sheet") or incurred since March 31, 1996 in the ordinary course of business and consistent with past practice and liabilities incurred in connection with this Agreement.

     6.7 Absence of Certain Changes or Events. Since March 31, 1996, Adaptec and its subsidiaries have conducted their respective businesses in the Ordinary Course of Business, and since such date, there has not occurred any change in the financial condition, results of operations, business or prospects of Adaptec, or any development that would reasonably be expected to have a Material Adverse Effect on Adaptec.

     6.8 Absence of Litigation. Other than as disclosed in the Adaptec SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the best knowledge of Adaptec, threatened against Adaptec or any of its subsidiaries, or any properties or rights of Adaptec or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a Material Adverse Effect on Adaptec.

     6.9 Information Supplied. None of the information supplied by Adaptec or Acquisition Sub for inclusion in the Proxy Statement or the S-4 at the time such information is supplied and at the time of the Shareholders' Meeting, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or will, in the case of the S-4, at the time the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     6.10 Brokers' Fees. Except as contained in Section 11.12, neither Adaptec nor Acquisition Sub has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Cogent could become liable or obligated.

     6.11 Full Disclosure. No representation or warranty in this Section 6 or in any document delivered by Adaptec or Acquisition Sub pursuant to the transactions contemplated by this Agreement, and no statement,

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

certificate or schedule furnished or to be furnished by Adaptec or Acquisition Sub to Cogent in, or pursuant to the provisions of, this Agreement contains or shall contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading. There is no event, fact or condition that materially and adversely affects the business, assets (including intangible assets), financial condition, results of operations or prospects of Adaptec and its subsidiaries taken as a whole, or that reasonably could be expected to do so, that has not been set forth in this Agreement or in the Adaptec Disclosure Schedule.

     7. Conduct and Transactions Prior to Effective Time; Additional Agreements.

     7.1 General. Each of Adaptec, Cogent and Acquisition Sub will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8 below).

     7.2 Notices and Consents. Cogent will give any notices to third parties and will use its reasonable best efforts to obtain any third party consents that Adaptec reasonably may request in connection with the matters identified in
Section 4.4 of the Cogent Disclosure Schedule and as may be necessary for Adaptec to operate the business of Cogent as an ongoing concern following the Closing Date. Notwithstanding the foregoing, nothing in this Section 7.2 shall be construed to require any Party to transfer or assign rights or other assets to a Person who is not a Party.

     7.3 Operation of Business. Cogent will not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, Cogent will not (i) cause or permit any amendment to its Articles of Incorporation or Bylaws, (ii) issue any capital stock or issue or grant any options, warrants or rights to acquire any capital stock (other than in connection with the exercise of stock options outstanding on the date of this Agreement) or (iii) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (iv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4.9 above. In addition, Cogent will comply with all laws, statutes, ordinances, rules, regulations and orders applicable to its or to the conduct of its business, except for violations that would not subject Cogent to a penalty or loss that would constitute a Material Adverse Effect on Cogent.

     7.4 Preservation of Business. Cogent will use its best efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

     7.5 Access to Information. Cogent will permit Adaptec and its representatives to have access at all reasonable times, and in a manner so as not to interfere with the normal business operations of Cogent, to the business and operations of Cogent. Neither such access, inspection and furnishing of information to Adaptec and its representatives, nor any investigation by Adaptec and its representatives, shall in any way diminish or otherwise effect Adaptec's right to rely on any representation or warranty made by Cogent hereunder. All information received or made available to Adaptec and its representatives pursuant to this Section 7.5 shall be subject to and deemed covered by the terms of the Master Mutual Nondisclosure Agreement, NDA #3813 dated April 1, 1996 between Adaptec and Cogent.

     7.6 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 4, Section 5 or Section 6 above. No disclosure by any Party pursuant to this Section 7.6, however, shall be deemed to amend or supplement the Cogent Disclosure Schedule or the Adaptec Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     7.7 Best Efforts. Adaptec, Cogent and Acquisition Sub will each use its best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement.

     7.8 Employment Agreements. Prior to the Effective Time of the Merger, Cogent will use its best efforts to obtain an employment agreement and covenant not to compete (the "Employment Agreement") in the form attached hereto as
Exhibit 7.8(a) with the persons listed on Exhibit 7.8(b) attached hereto and with those other key employees designated by Adaptec following the date hereof.

     7.9 Preparation of S-4 and the Proxy Statement; Other Filings. As promptly as practicable after the date of this Agreement, Cogent shall provide to Adaptec and its counsel for inclusion in the Prospectus/Proxy Statement on the S-4 in form and substance satisfactory to Adaptec and its counsel, such information concerning Cogent, its operations, capitalization, technology, share ownership and other material as Adaptec or its counsel may reasonably request. As promptly as practicable after the date of this Agreement, Adaptec shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Adaptec and Cogent shall use its reasonable efforts to respond to any comments of the SEC, to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement to be mailed to Cogent's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, Adaptec and Cogent shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other Federal or state securities or "blue sky" laws relating to the Merger and the transactions contemplated by this Agreement and the Articles of Merger, including, without limitation, under the HSR Act (the "Other Filings"). Each company will notify the other company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the S-4, the Proxy Statement or any Other Filing or for additional information and will supply the other company with copies of all correspondence between such company or any of its representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the S-4, the Proxy Statement, the Merger or any Other Filing. The Proxy Statement, the S-4 and the Other Filings shall comply in all material respects with all applicable requirements of law. Whenever any event occurs which should be set forth in an amendment or supplement to the Proxy Statement, the S-4 or any Other Filing, Adaptec or Cogent, as the case may be, shall promptly inform the other company of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of Cogent, such amendment or supplement. The Proxy Statement shall include the unanimous recommendation of the Board of Directors of Cogent that the shareholders of Cogent approve the Merger.

     7.10 Shareholder Approval. Cogent will call a meeting of its shareholders (the "Shareholders' Meeting") to be held as promptly as practicable for the purpose of obtaining the shareholder approval required in connection with the transactions contemplated hereby and by the Articles of Merger and shall use all reasonable efforts to obtain such approval. Cogent shall coordinate and cooperate with Adaptec with respect to the timing of the Shareholders Meeting. Cogent shall not change the date of the Shareholders Meeting without the prior written consent of Adaptec, nor shall Cogent adjourn the Shareholders Meeting without the prior written consent of Adaptec, unless such adjournment is due to the lack of a quorum, in which case the Chairman of the Shareholders Meeting shall announce at such meeting the time and place of the adjourned meeting.

     7.11 Nasdaq National Market. Adaptec shall use its best efforts to cause the shares of Adaptec Common Stock issuable to the shareholders of Cogent in the Merger to be authorized for quotation on the Nasdaq National Market, upon official notice of issuance.

     7.12 Affiliates. Cogent shall use its best efforts to deliver or cause to be delivered to Adaptec, from each "affiliate" of Cogent within the meaning of Accounting Series Releases 130 and 135 of the SEC, an agreement in the form attached as Exhibit 7.12 (the "Affiliate Agreement"). Adaptec and Acquisition Sub shall be entitled to place appropriate legends on the certificates evidencing any Adaptec Common Stock to be received by such "affiliates" pursuant to the terms of this Agreement and the Articles of Merger, and to issue appropriate stop transfer instructions to the transfer agent for Adaptec Common Stock, consistent with the terms of such Affiliates Agreements.

     7.13 Pooling Accounting. Each Party agrees not to take any action that would adversely affect the ability of Adaptec to treat the Merger as a pooling of interests, and each party agrees to take such action as

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

may be reasonably required to negate the impact of any past actions which would adversely impact the ability of Adaptec to treat the Merger as pooling of interests.

     7.14 Exclusivity. None of the Majority Shareholders nor Cogent will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of Cogent (including any acquisition structured as a merger, consolidation, or share exchange) (each an "Other Proposal") or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any Other Proposal. Except to immediate family members or trust created in their behalf, none of the Majority Shareholders will transfer or offer to transfer any of their Cogent Common Stock. None of the Majority Shareholders will vote their Cogent Common Stock in favor of any Other Proposal.

     7.15 Post-Closing Cooperation. In case at any time after the Effective Time of the Merger any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

     7.16 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction (A) on or prior to the Effective Time of the Merger involving Cogent or (B) arising out of Adaptec's operation of the business of the Surviving Corporation following the Effective Time of the Merger in the manner in which it is presently conducted and planned to be conducted, each of the other Parties will cooperate with the party, its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be reasonably necessary in connection with the contest or defense, all at the reasonable cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 9 below).

     7.17 Transition. None of the Majority Shareholders will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Cogent from maintaining the same business relationships with the Surviving Corporation after the Effective Time of the Merger as it maintained with Cogent prior to the Effective Time of the Merger.

     7.18 Confidentiality. Each of the Majority Shareholders will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement. In the event that any of the Majority Shareholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process or by law or regulation pursuant to the advice of counsel) to disclose any Confidential Information, that Person will notify Adaptec promptly of the request or requirement so that Adaptec may seek an appropriate protective order. If, in the absence of a protective order, any of the Majority Shareholders and directors and officers of Cogent is, on the advice of counsel, compelled to disclose any Confidential Information, that Person may disclose the Confidential Information; provided, however, that such disclosing Person shall use its reasonable efforts to obtain, at the reasonable request of Adaptec, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Adaptec shall designate. In the event that anything in this Section 7.18 is inconsistent with any provision of an Employment Agreement, the terms of such Employment Agreement shall prevail.

     7.19 Cogent Employees. Except for the Cogent employees who will be executing Employment Agreements, all employees of Cogent following the Closing will be subject to Adaptec's standard employment terms and practices. Except as otherwise prohibited, these employees will be eligible to participate in all standard Adaptec benefit plans. Employees of Cogent as of the Effective Time shall be permitted to participate in the Adaptec Employee Stock Purchase Plan commencing on the first enrollment date following the Effective Time, subject to compliance with the eligibility provisions of such plan.

     8. Conditions to Obligation to Close.

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) the S-4 shall have been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and no proceeding for that purpose (or any similar proceeding with respect to the Proxy Statement) shall have been initiated or threatened by the SEC;

          (b) this Agreement and the Articles of Merger shall have been approved and adopted by the affirmative vote or consent of the holders of at least 90% of the issued and outstanding shares of Cogent Common Stock present, in person or by proxy, at the meeting of Cogent's shareholders contemplated by
     Section 7.10;

          (c) the applicable waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; and

          (d) all material authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement and the Articles of Merger shall have been filed, expired or been obtained.

     8.2 Conditions to Adaptec's Obligation to Close. The obligation of Adaptec and Acquisition Sub to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties set forth in Section 4 and
     Section 5 above (supplemented by the updated Cogent Disclosure Schedule permitted under Section 4) shall be true and correct in all material respects at and as of the Closing Date;

          (b) Cogent shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (c) all Stock Rights shall have been terminated or shall have been exercised for, or converted into, shares of Cogent Common Stock;

          (d) Cogent shall have procured all of the third party consents specified in Section 7.2 above;

          (e) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Adaptec to control the Surviving Corporation following the Effective Time of the Merger, or (D) affect adversely the right of Cogent or the Surviving Corporation to own its assets (including without limitation its intellectual property assets) and to operate its businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A), (B), (C), or (D) of this Section 8.2(f) to occur.

          (f) the Chief Executive Officer of Cogent shall have delivered to Adaptec a certificate to the effect that each of the conditions specified above in Sections 8.2(a) to 8.2(e) (inclusive) is satisfied in all respects;

          (g) each of the employees of Cogent listed on Exhibit 7.8(b) attached hereto shall have executed and delivered an Employment Agreement and such agreement shall be in full force and effect;

          (h) Adaptec shall have received from counsel to Cogent an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Adaptec, and dated as of the Closing Date;

          (i) Adaptec shall have received a letter from Price Waterhouse in form and substance satisfactory to Adaptec to the effect that the Merger will be accounted for as a pooling of interests.

          (j) Adaptec shall have received the executed Cogent Affiliate Agreements contemplated by Section 7.12.

          (k) Adaptec, as agent for the shareholders of Cogent shall have received a properly executed FIRPTA Notification Letter, in form and substance satisfactory to Adaptec, which states that shares of capital stock of Cogent do not constitute "United States real property interests" under Section 897(c) of the Code, for purposes of satisfying Adaptec's obligations under Treasury Regulation Section 1.1445-2(c)(3).

          (l) all actions to be taken by the Majority Shareholders and Cogent in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Adaptec and its counsel;

          (m) each officer and director of Cogent shall have executed and delivered a general release of any claims against Cogent and its successors in the form attached hereto as Exhibit 7.2(m);

          (n) there shall have been no Material Adverse Effect on Cogent on or before the Closing Date;

          (o) all disputes between Cogent and third parties shall have been resolved to the satisfaction of Adaptec;

          (p) Deloitte & Touche LLP shall have completed its audit of Cogent's financial statements for the fiscal year ended March 31, 1996 and such audit shall be satisfactory to Adaptec; and

          (q) Adaptec shall have received a letter from Deloitte & Touche LLP to the effect that it is not aware of any actions taken by Cogent or its Affiliates that would adversely affect the ability of Adaptec to account for the merger as a pooling of interests.

     Adaptec may waive any condition (in whole or in part) specified in this
Section 8.2 if it executes a writing so stating at or prior to the Closing.

     8.3 Conditions to Cogent's Obligation. The obligation of Cogent to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

          (a) the representations and warranties of Adaptec and Acquisition Sub set forth in Section 6 above shall be true and correct in all respects at and as of the Closing Date;

          (b) Adaptec shall have performed and complied with all of its covenants hereunder in all respects through the Closing;

          (c) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or
     (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect) and no law, statute, ordinance, rule, regulation or order shall have been enacted, enforced or entered which has caused or will likely cause any of the effects under clause (A) or (B) of this Section 8.3(c) to occur;

          (d) the Chief Financial Officer or other duly authorized officer of Adaptec shall have delivered to Cogent a certificate to the effect that each of the conditions specified above in Sections 8.3(a) to 8.3(c) (inclusive) is satisfied in all respects;

          (e) Adaptec and the employees of Cogent listed on Exhibit 6.8(b) hereto shall each have executed and delivered an Employment Agreement and such agreement shall be in full force and effect;

          (f) Cogent shall have received from counsel to Adaptec an opinion in form and substance mutually satisfactory to Adaptec and Cogent, addressed to Cogent, and dated as of the Closing Date;

          (g) Cogent shall have received an opinion from its counsel to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code.

          (h) all actions to be taken by Adaptec in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Cogent and its counsel.

     Cogent may waive any condition (in whole or in part) specified in this
Section 8.3 if it executes a writing so stating at or prior to the Closing.

     9. Survival of Representations, Warranties and Covenants; Indemnification.

     9.1 Survival. All of the representations and warranties of the Parties contained in Sections 4, 5 and 6 shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one year following the Closing. The covenants and agreements in this Agreement shall survive except to the extent they are specifically limited by their terms.

     9.2 Indemnification Provisions for Benefit of Adaptec. The Majority Shareholders agree, jointly and severally, to indemnify and hold harmless Adaptec from and against the entirety of any and all claims, actions, proceedings, or direct or indirect losses, including court costs and reasonable attorneys' fees and expenses ("Losses") resulting from (i) any breach of any of the representations, warranties, agreements or covenants of Cogent or the Majority Shareholders contained herein; (ii) any failure of Cogent prior to the Closing to comply with applicable federal and state securities laws; and (iii) any failure of Cogent to comply with applicable German tax laws with respect to Cogent's German operations. Notwithstanding the foregoing, the Majority Shareholders shall not be required to indemnify Adaptec under this Section 9 except to the extent that the cumulative amount of the Losses incurred by Adaptec exceeds $150,000, in which case the Majority Shareholders shall be obligated to indemnify Adaptec only for the amount of such Losses that exceed $150,000.

     9.3 Procedure for Indemnification Claims.

     (a) In the event that Adaptec makes a claim against any Majority Shareholder for indemnification under Section 9.2 (a "Claim"), it shall notify the Shareholders' Representative in writing as to the existence and amount of the Claim (the "Claim Notice"). If the Majority Shareholder with respect to such Claim disputes the existence or the amount of such Claim, the Majority Shareholder shall notify Adaptec in writing (with reasonable specificity) within thirty (30) days following the Adaptec's receipt of the Claim Notice (the "Response Notice"). Upon such an exchange of written notification, the parties will negotiate in good faith for up to thirty (30) days or such other period of time as the parties mutually agree in an effort to resolve their differences with respect to such Claim. If no Response Notice is received by Adaptec within thirty (30) days of the Shareholders' Representative's receipt of the Claim Notice or if the parties have not resolved their differences with the aforementioned thirty (30) day negotiation period, then Adaptec shall be entitled to recover the amount of the Claim from the Escrow Fund pursuant to the Escrow Agreement.

     (b) Adaptec may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, any third party claim which may give rise to a Claim under this Section 9 in any manner Adaptec may deem appropriate (and Adaptec need not consult with, or obtain any consent from, any Majority Shareholder in connection therewith), and the Majority Shareholders will remain responsible for any Losses Adaptec may suffer resulting from, arising out of, relating to, in the nature of, or caused by the third party claim to the fullest extent provided in this Section 9.

     9.4 Exclusivity of Remedy. Notwithstanding any other provision of this Agreement, in the absence of fraud, Adaptec's sole recourse following the Closing for any breach by Cogent or any Majority Shareholder of any representation, warranty, agreement or covenant contained herein shall be the recovery of the Escrow Amount Common Stock pursuant to the Escrow Agreement.

     10. Termination.

     10.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement as provided below:

          (a) Adaptec and Cogent may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

          (b) Adaptec may terminate this Agreement by giving written notice to Cogent and the Majority Shareholders at any time prior to the Closing (A) in the event either of Cogent or the Majority Shareholders has breached any representation, warranty, or covenant contained in this Agreement in any respect, Adaptec has notified Cogent and the Majority Shareholders of the breach, and the breach has continued without cure for a period of thirty
     (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 8.1 or 8.2 hereof (unless the failure results primarily from Adaptec itself breaching any representation, warranty, or covenants contained in this Agreement); and

          (c) Cogent may terminate this Agreement by giving written notice to Adaptec and the Majority Shareholders at any time prior to the Closing (A) in the event Adaptec has breached any representation, warranty, or covenant contained in this Agreement in any respect, Cogent has notified Adaptec of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if the Closing shall not have occurred on or before October 31, 1996, by reason of the failure of any condition precedent under Section 8.1 or 8.3 hereof (unless the failure results primarily from Cogent itself breaching any representation, warranty, or covenants contained in this Agreement).

     10.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 7.18 above shall survive termination.

     11. Miscellaneous.

     11.1 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Adaptec and Cogent; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

     11.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties, the shareholders and option holders of Cogent and their respective successors and permitted assigns.

     11.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

     11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that Adaptec may (i) assign any or all of its rights and interests hereunder to one or more of its subsidiaries and
(ii) designate one or more of its subsidiaries to perform its obligations hereunder (in any or all of which cases Adaptec nonetheless shall remain responsible for the performance of all of its obligations hereunder).

     11.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     11.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     11.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given or received if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

     If to Adaptec:

         Adaptec, Inc.
         691 S. Milpitas Blvd.
         Milpitas, California 95035
         Attention: Christopher G. O'Meara
                    Alicia Jayne Moore, Esq.

     Copy to:

         Wilson, Sonsini, Goodrich & Rosati
         Professional Corporation
         650 Page Mill Road
         Palo Alto, California 94304-1050
         Attention: Henry P. Massey, Jr., Esq.

     If to Cogent:

         Cogent Data Technologies, Inc.
         640 Mullis St.
         Friday Harbor, WA 98250
         Attention: Charles Anderson,
                    Deanna Anderson

     copy to:

         Davis Wright Tremaine
         2600 Century Square
         Seattle, WA 98101-1688
         Attention: A. Peter Parsons, Esq.

     If to the Majority Shareholders:

         Deanna Anderson
         c/o Cogent Data Technologies, Inc.
         640 Mullis St.
         Friday Harbor, WA 98250

     Copy to:

         Davis Wright Tremaine
         2600 Century Square
         Seattle, WA 98101-1688
         Attention: A. Peter Parsons, Esq.

     Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     11.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

     11.9 Forum Selection; Consent to Jurisdiction. All disputes arising out of or in connection with this Agreement shall be solely and exclusively resolved by a court of competent jurisdiction in the State of California. The Parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Courts of California and waive any objections or rights as to forum nonconveniens, lack of personal jurisdiction or similar grounds with respect to any dispute relating to this Agreement.

     11.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Adaptec, Cogent and the Majority Shareholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior to subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

     11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     11.12 Expenses. Each of Adaptec and Cogent will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that the shareholders of Cogent will be responsible for (i) any brokers', finders' or advisory fees payable on behalf of Cogent in connection with the Agreement and the transactions contemplated hereby in excess of $700,000, and (ii) any legal or accounting fees in excess of $100,000 undertaken on behalf of Cogent or its principals in connection with the Agreement and the transactions contemplated hereby.

     11.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     11.14 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     11.15 Shareholders' Representative. The Majority Shareholders hereby appoint Deanna Anderson as their agent and representative (the "Shareholders' Representative") for the purposes of: (i) representing, acting for and binding each of them for all purposes of this Agreement, including without limitation, authorizing delivery to Adaptec of the Adaptec Shares in the Escrow Fund in satisfaction of claims by Adaptec, the settlement of any controversies or disagreements between Adaptec and the Majority Shareholders of Cogent hereunder;
(ii) receiving or giving any notices to or from the Majority Shareholders hereunder; and (iii) communicating with Adaptec or Cogent as to any matters relating to this Agreement. In the event Deanna Anderson is unable, unwilling or unavailable to serve as the Shareholders' Representative, the Majority Shareholders hereby appoint Charles Anderson to serve in such capacity; provided that any such agency may be changed by the holders of a majority in interest in the Escrow Amount upon not less than 10 days written notice to Adaptec. Adaptec shall be entitled to presumptively rely without further inquiry upon all acts of, and communications from, the Shareholders' Representative as being the authorized actions and communications of the Shareholders' Representative as approved by the Majority Shareholders. The Shareholders' Representative shall be entitled to take binding action on behalf of the Majority Shareholders upon obtaining the approval of such Majority Shareholders who immediately prior to the Closing owned at least 51% of the aggregate voting power of all of the Majority Shareholders. The Shareholders' Representative shall not be liable for any act done or omitted while acting in good faith and the exercise of reasonable judgment. Each Majority Shareholder hereby further agrees that he will indemnify and hold harmless the Shareholders' Representative against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders' Representative in connection with any and all actions taken by the Shareholders' Representative under the provisions of this Section 11.15 and under Article 8 hereunder.

     11.16 Attorneys' Fees. If any legal proceeding or other action relating to this Agreement is brought or otherwise initiated, the prevailing party shall be entitled to recover reasonable attorneys fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

     12. Location of Definitions. The following table sets forth the Sections of this Agreement in which certain terms are defined:

                                    TERM                                            SECTION
- -----------------------------------------------------------------------------    -------------
Acquisition Sub..............................................................    Introduction
Affiliate....................................................................          1
Affiliated Group.............................................................       4.12(d)
Adaptec......................................................................         2.1
Adaptec Common Stock.........................................................    Introduction
Adaptec Disclosure Schedule..................................................          6
Adaptec SEC Reports..........................................................       6.5(a)
Certificates.................................................................       3.4(c)
Closing......................................................................         2.2
Closing Date.................................................................         2.2
Code.........................................................................         2.4
Cogent.......................................................................    Introduction
Cogent Common Stock..........................................................         2.1
Cogent Disclosure Schedule...................................................          4
Cogent Shareholders' Meeting.................................................        7.10
Confidential Information.....................................................          1
Controlled Group of Corporations.............................................       4.2(b)
Dissenting Shareholder.......................................................         3.2
Dissenting Shares............................................................         3.2
Exchange Agent...............................................................       3.4(a)
Exchange Ratio...............................................................         3.1
Effective Date of the Merger.................................................         2.1
Effective Time of the Merger.................................................         2.1
Employee Benefit Plan........................................................          1
Employee Pension Benefit Plan................................................          1
Employee Welfare Benefit Plan................................................          1
Employment Agreement.........................................................         7.8
Environmental, Health and Safety Laws........................................       4.27(a)
ERISA........................................................................          1
Fiduciary....................................................................        4.25
Financial Statements.........................................................         4.6

                                    TERM                                            SECTION
- -----------------------------------------------------------------------------    -------------
Intellectual Property........................................................          1
Majority Shareholders........................................................    Introduction
Merger.......................................................................         2.1
Merger Agreement.............................................................         2.1
Most Recent Balance Sheet....................................................         4.8
Most Recent Fiscal Year End..................................................         4.6
Ordinary Course of Business..................................................          1
Party........................................................................    Introduction
Person.......................................................................          1
Registration Statement/Proxy Statement.......................................         4.2
Security Interest............................................................          1
Shareholders' Meeting Date...................................................        7.10
Surviving Corporation........................................................         2.3
Taxes........................................................................       4.12(a)
Tax Returns..................................................................       4.12(b)

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                         COGENT DATA TECHNOLOGIES, INC.

                                                     By: /s/ Charles Anderson
                                                     -------------------------------------------
Company:                                             Title: President
Adaptec:                                             ADAPTEC, INC.
                                                     By: /s/ Christopher G. O'Meara
                                                     -------------------------------------------
                                                     Title: Corporate Vice President and
                                                     Treasurer
Acquisition Sub:                                     CDT ACQUISITION CORP.
                                                     By: /s/ Clay Marr
                                                     ----------------------------------------------
                                                     Title: President
                                                     /s/ Charles Anderson
                                                     ----------------------------------------------
Majority Shareholders:                               Charles Anderson
                                                     /s/ Deanna Anderson
                                                     ----------------------------------------------
                                                     Deanna Anderson
                                                     /s/ Alan Belanca
                                                     ----------------------------------------------
                                                     Alan Bellanca
                                                     /s/ Richard Rome
                                                     ----------------------------------------------
                                                     Richard Rome
                                                     /s/ Nash Gubelman
                                                     ----------------------------------------------
                                                     Nash Gubelman
                                                     /s/ Frank Foster
                                                     ----------------------------------------------
                                                     Frank Foster

                                  EXHIBIT 3.6

                                ESCROW AGREEMENT

     This ESCROW AGREEMENT (the "Agreement") is made and entered into as of
          , 1996, among Adaptec, Inc., a California corporation ("Adaptec"), Cogent Technology, Inc., a Washington corporation ("Cogent"), certain of the holders (the "Majority Shareholders") of Cogent's capital stock who are listed
on Exhibit A hereto and           as the escrow agent (the "Escrow Agent").
Adaptec, Cogent and the Majority Shareholders may be hereinafter collectively referred to as the "Parties."

                                    RECITALS

     A. Adaptec, CDT Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Cogent ("Subsidiary") and Cogent have entered into that certain
Agreement and Plan of Reorganization, dated as of           , 1996 (together
with the Exhibits and Schedules thereto, the "Reorganization Agreement"), pursuant to which Subsidiary will be merged with and into Cogent (the "Merger"), and the shares of Cogent capital stock held by the Cogent shareholders will be converted into shares of Adaptec Common Stock, $.001 par value (the "Common Stock") in accordance with the Reorganization Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Reorganization Agreement.

     B. Pursuant to the Reorganization Agreement, a portion of the Common Stock issuable to the Majority Shareholders is to be deposited into an escrow fund to be governed by the provisions of this Agreement.

     C. Cogent and the Majority Shareholders have made certain representations and warranties and covenants to Adaptec in the Reorganization Agreement, and the Reorganization Agreement requires that the Majority Shareholders place a certain number of shares of Common Stock received by them in the Merger into escrow to serve as security for the indemnity obligations of Cogent to Adaptec with respect to, among other things, breaches of such representations and warranties and covenants.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein and in the Reorganization Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent hereby agree as follows:

     1. ESCROW FUND. As security for the indemnity provided for in Section 8 of the Reorganization Agreement, the Majority Shareholders hereby instruct Adaptec to withhold from the shares of Common Stock otherwise issuable to the Majority Shareholders pursuant to the Reorganization Agreement that number of shares of Common Stock (rounded to the nearest whole number) as is equal to ten percent (10%) of the aggregate number of shares of Common Stock issuable to the Cogent Majority Shareholders in the Merger (the "Escrow Shares") and to deposit a stock certificate representing such Escrow Shares registered in the name of the Escrow Agent as nominee for the Majority Shareholders into an "Escrow Fund", without any further act of a Majority Shareholder or Cogent. The Escrow Shares shall be withheld from the Majority Shareholders in proportion to the number of shares of Common Stock issuable to each Majority Shareholder in accordance with the terms of the Reorganization Agreement. The Escrow Fund shall include the Escrow Shares, as provided above, and any and all other shares of Adaptec's Common Stock or other securities of Adaptec and any other issuer, and any other property or cash received or receivable in respect to such Escrow Shares, including without limitation, any and all securities, property or cash to be issued or distributed in connection with any recapitalization, reclassification, split-up, merger, consolidation, exchange, stock dividend, stock split or similar event declared or effected with respect to such Escrow Shares.

     2. TERMINATION.  The Escrow Fund shall remain in existence from the date
hereof until 5:00 p.m., Pacific time on           , 1997 [one year anniversary
of closing]; provided, however, that if the Escrow Agent receives written
notification from Adaptec prior to           , 1997 [one year anniversary of
closing] that Adaptec has made a claim for indemnity under Section 8 of the Reorganization Agreement for which it has not delivered a Claim Notice (as
defined below), then the Escrow Fund shall remain in existence until           ,
1997 [45 days following one year anniversary of closing].

     3. PROTECTION OF ESCROW FUND; VOTING OF PURCHASE SHARES IN ESCROW. The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof. If at any time the Escrow Agent receives written instructions signed by both Adaptec and the Shareholders' Representative, it shall, without delay, take the action that is described in such instructions. The Escrow Agent shall vote all Escrow Shares in accordance with the written instructions of the Shareholders' Representative, with such Shareholders' Representative entitled to so instruct the Escrow Agent only with regard to that number of Escrow Shares which each Majority Shareholder is entitled to receive upon termination of the Escrow Fund in accordance with the terms of this Agreement.

     4. CLAIMS UPON ESCROW FUND. Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Adaptec (a "Claim Notice"):

          (a) stating that Adaptec (or any of its directors, officers or affiliates) has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Losses (which, when added to any Losses specified in any prior Claim Notice, exceed $150,000 in the aggregate) to which such party is entitled to indemnity pursuant to the Reorganization Agreement,

          (b) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, and

          (c) stating that the procedural requirements set forth in Section 9.3(a) of the Reorganization Agreement have been met.

the Escrow Agent shall deliver to Adaptec out of the Escrow Fund, as promptly as practicable, a number of Escrow Shares with aggregate Share Value (as defined below) equal to such Losses as indemnity.

     For purposes of this Agreement, "Share Value" of an Escrow Share shall mean the Average Price at Closing as defined in the formula set forth in Section 3.1 of the Reorganization Agreement.

     5. DISTRIBUTIONS OUT OF ESCROW FUND. Promptly following termination of the Escrow Period, the Escrow Agent shall deliver to the Majority Shareholders all of the Escrow Shares remaining in the Escrow Fund. Any distribution of the Escrow Shares made to the Majority Shareholders in accordance with this Section 5 shall be allocated among the Majority Shareholders in proportion to the number of shares of Common Stock issuable to each Majority Shareholder in accordance with the terms of the Reorganization Agreement.

     6. ESCROW AGENT'S DUTIES.

     (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein. In performing any duties under the Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (i) any act or failure to act made or omitted in good faith, or (ii) any action taken or omitted in reliance upon any instrument, including any written statement of affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine (including any Claim Notice delivered by Adaptec pursuant to Section 4 hereof), nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with its legal counsel in connection with Escrow Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of such counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

     (b) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

     (c) The Parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of his/her duties under this Agreement.

     (d) The Escrow Agent may resign at any time upon giving at least thirty
(30) days written notice to the Parties; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Parties shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the Parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business as a bank or trust company in the State of California. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall be discharged from any further duties and liability under this Agreement.

     7. FEES. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Adaptec pursuant to the fee schedule attached hereto as Exhibit B. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement, or if the Parties request a substantial modification of its terms, the Escrow Agent shall be reasonably compensated for such extraordinary service.

     8. GENERAL PROVISIONS.

     (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (i)   if to Adaptec to:

        Adaptec, Inc.
        691 S. Milpitas Blvd.
        Milpitas, CA 95035
        Attention: Christopher G. O'Meara
                   Alicia Jayne Moore, Esq.
        Telecopy: (408) 957-7137
        Telephone: (408) 945-8600

        with a copy to:

        Wilson, Sonsini, Goodrich & Rosati, P.C.
        650 Page Mill Road
        Palo Alto, CA 94304-1050
        Attention: Henry P. Massey, Jr., Esq.
        Telecopy: (415) 493-6811
        Telephone: (415) 493-9300

     (ii)  if to Cogent to:

           Cogent Data Technologies, Inc.
        Cogent Technology, Inc.
        640 Mullis Street
        Friday Harbor, WA 98250
        Attention: Deanna Anderson
        Telecopy: (360) 378-6225
        Telephone: (360) 378-2929

        with a copy to:

        Davis Wright Tremaine
        2600 Century Square
        Seattle, WA 98101-1688
        Attention: A. Peter Parsons
        Telecopy: (206) 628-7040
        Telephone: (206) 622-3150

     (iii) if to a Majority Shareholder, to the address of such Majority Shareholder set forth on the signature pages hereto.

        with a copy to:

        Davis Wright Tremaine
        2600 Century Square
        Seattle, WA 98101-1688
        Attention: A. Peter Parsons
        Telecopy: (206) 628-7040
        Telephone: (206) 622-3150

     (iv) if to Escrow Agent, to:

        -----------------------------------------------------

        -----------------------------------------------------

        -----------------------------------------------------

        Attention:  ___________________________
        Telecopy: (     )       -
        Telephone: (     )       -

     (b) INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     (c) COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     (d) ENTIRE AGREEMENT. This Agreement among the parties hereto: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof;
(b) except as expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided in writing by the parties hereto; provided that, Adaptec may assign its rights and obligations hereunder to any of its affiliates or any successor in interest to the business of Adaptec; provided, however, that such assignment will not relieve Adaptec of any of its obligations hereunder. Notwithstanding the foregoing, any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties.

     (e) SEVERABILITY. If any provision of this Agreement, or the application thereof, will be or is held for any reason and to any extent invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the parties hereto.

     (f) AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of the instrument in writing signed on behalf of (a) Adaptec,
(b) Escrow Agent and (c) the Shareholders' Representative.

     (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     (h) RULES OF CONSTRUCTION. The parties hereto agree that they each have been represented by counsel during the negotiation and execution of this Agreement and acknowledge that they each understand all provisions of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     IN WITNESS WHEREOF, Adaptec, Company, each of the Majority Shareholders, and the Escrow Agent have caused this Agreement to be signed by them or their respective duly authorized officers, all as of the date first written above.

COGENT DATA TECHNOLOGIES, INC.                   ADAPTEC, INC.
By:                                              By:
Name:                                            Name:
Title:                                           Title:
ESCROW AGENT                                     MAJORITY SHAREHOLDER
By:                                              By:
Name:                                            Name:
Title:                                           Title:
                                                 (if applicable)
                                                 Address:
                                                 Telecopy:
                                                 Telephone:

                                   EXHIBIT A

SHAREHOLDERS

Charles Anderson
Deanna Anderson
Alan Bellanca
Richard Rome
Nash Gubelman
Frank Foster

                                   EXHIBIT B

FEES OF ESCROW AGENT:

[To come]

                                   EXHIBIT 4

                           COGENT DISCLOSURE SCHEDULE

     Capitalized words not otherwise defined herein shall have the meanings assigned to them in the Agreement and Plan of Reorganization. Headings used herein are for convenience of reference only and are not intended to expand, alter, be a part of or affect the provisions, meaning, or interpretation of the Agreement and Plan of Reorganization. Any document, agreement or statement which is listed in response to the matters covered by any one of the following sections of the Disclosure Schedule shall be deemed to be listed on any other section of the Disclosure Schedule to which such document, agreement or statement relates.

4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.

     Directors:  Charles R. Anderson
             Deanna Anderson
             Alan Bellanca
             Nash Gubelman
             Richard Rome
             Frank Foster

     Board Observer: Dylan Hixon (uncompensated non-voting observer). The October, 1992, subscription agreements provide in pertinent part: "It is the intention of the Company and the purchasers that the purchasers as a group for a period of not more than five years shall be entitled, until any public underwriting of the shares of the Company, to a non-transferable right to designate a person who shall be a director of the Company and a person who shall be an uncompensated non-voting observer. Certain shareholders of the Company have agreed with the Purchasers to vote their shares in such a fashion to effect this intention." This arrangement is confirmed in the board of director minutes dated September 14, 1992. While this arrangement has been adhered to since inception, there appears to be no single document summarizing the voting agreement and listing the shareholders agreeing to this arrangement.

     Officers:  Charles R. Anderson, President/CEO
            Deanna Anderson, Executive Vice President/Secretary
            Daniel Wittkopp, Chief Financial Officer/Treasurer

     See discussion in Section 4.11 below regarding licensing.

4.2 AUTHORIZATION.  None.

4.3 CAPITALIZATION.

     (a) Capital Stock.
       Shareholders: See Attachment 4.3(a).

     (b) No Other Rights or Agreements.
        Holders of Options: See Attachment 4.3(b).

     The only securities filings made by Cogent are as follows: Form D, Notice
of Sale of Securities, filed           , 1992, with the SEC. Form D; Notice of
Sale of Securities, filed           , 1992 with the Securities Division of the
Washington Department of Licensing. Notice of Transaction Pursuant to Corporations Code -- Section 25102(f), delivered November 16, 1992, to the Department of Corporations of the State of California. This file was made a least one month after funds were transferred into Cogent's account for payment of the shares and was apparently not timely.

     No other state or federal securities filings have been made with respect to the issuance of stock by Cogent.

     At the time of issuing stock and warrants, Cogent did not obtain representations from stockholders regarding their state of residence. In addition, Cogent's stock records are not complete regarding the address for each shareholder or warrant holder either at the time of issuance of the shares or warrants or at the time of transfer of the shares or warrants to another shareholder or warrant holder. It is likely, therefore, that certain of the shares or warrants of Cogent were issued without complying with applicable state securities laws. Based on certain limited address information in Cogent's records, it appears that shares were issued or transferred to shareholders in at least the following states without making state securities filings (if required): New York, California, New Jersey, Nevada, Oregon, Texas and Maryland.

     At the time of issuing stock or warrants, Cogent did not always obtain representations from shareholders or warrant holders that they were accredited investors. Therefore, there may have been failures to comply with federal securities laws at that time.

     It is possible that not all share certificates or warrants do not always contain complete authorization documents for shares that were issued in the name of another shareholder or shareholders.

     Some shares were issued in exchange for services. It is possible that such transactions may not have been treated as taxable transactions and applicable tax may not have been paid.

4.4 NONCONTRAVENTION.

     Execution and delivery of the Agreement and consummation of the transactions contemplated thereby will require the following consents:

          (1) It is unclear whether the consent of the Landlord is required regarding the lease of the premises at 640 Mullis, Friday Harbor, Washington.

          (2) The consent of the Landlord is not required regarding the lease of the premises at 15375 SE 30th Place, Suite 310, Eastgate Office Park, Bellevue, but Cogent must provide the Landlord with written notice at least thirty (30) days prior to the date the transaction is to become effective.

          (3) The lease of the premises in Munich, Germany requires that the Landlord be informed of any changes of the lessee's business structure and ownership. This lease appears to have expired.

          (4) [DO EQUIPMENT LEASES REQUIRE CONSENT?]

          (5) The Foreign Accounts Receivable Business Loan Agreement between Cogent and Silicon Valley Bank dated January 31, 1996 provides that change in ownership of twenty-five percent (25%) or more of the common stock of Cogent creates a default under the agreement. Under the agreement, Cogent has covenanted that it will not merge, consolidate with any other entity or change ownership without the prior written consent of Silicon Valley Bank. A default under the agreement also creates a default under the associated promissory note and security agreement.

          (6) The Borrower Agreement by Cogent in favor of Silicon Valley Bank and Export-Import Bank of the United States dated January 31, 1996 provides that Cogent shall not merge or consolidate with any other entity without the prior written consent of Silicon Valley Bank and Export-Import Bank of the United States.

          (7) The Business Loan Agreement between Cogent and Silicon Valley Bank dated December 23, 1994 provides that change in ownership of twenty-five percent (25%) or more of the common stock of Cogent creates a default under the agreement. Under the agreement, Cogent has covenanted that it will not merge, consolidate with any other entity or change ownership without the prior written consent of Silicon Valley Bank. A default under the agreement also creates a default under the associated promissory notes and security agreements.

4.5 FEES.

     On February 27, 1996, Cogent entered into an agreement with Broadview Associates, L.P. San Mateo, California ("Broadview"), for assistance in identifying a potential buyer of Cogent and structuring and valuing transaction alternatives. Under the terms of that agreement, Cogent paid Broadview a commitment fee of $35,000. In addition, Cogent is required to pay Broadview a "success" fee of 5% of the first five million dollars of consideration, 2% of the next five million dollars and 1% of all consideration past the first ten million dollars.

4.6 FINANCIAL STATEMENTS.

     Financial Statements: See Attachment 4.6 [SHOULD INCLUDE AUDITED BALANCE SHEETS AND STATEMENTS OF INCOME FOR THE FISCAL YEARS ENDED 3/31/95 AND 3/31/96].

4.7 SUBSIDIARIES.  None.

4.8 TITLE TO ASSETS.

     Pursuant to the Foreign Accounts Receivable Commercial Security Agreement between Cogent and Silicon Valley Bank dated January 31, 1996, Silicon Valley Bank has a security interest in all export-related accounts and export-related inventory of Cogent and related collateral, products and proceeds.

     Pursuant to the Commercial Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994, Silicon Valley Bank has a security interest in Cogent's inventory, equipment, chattel paper, instruments, documents, general intangibles, accounts, deposit accounts, contract rights and fixtures.

     Pursuant to the Collateral Assignment, Patent Mortgage and Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994, Silicon Valley Bank has a security interest in Cogent's copyright rights, trade secrets, design rights, patent rights, trademark rights, service mark rights, claims for damages for infringements, licenses, license fees and royalties from use of copyrights, patents or trademarks, and proceeds and products of the same.

[DOES COPELCO CAPITAL HAVE ON LIEN ON COPIER & FAX?]

4.9 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END.

     4.9(c): Broadcom Corporation ("Broadcom") is a chip vendor to Cogent.

     Broadcom supplied Cogent with certain chips that were defective and, under certain conditions, cause the products into which they were incorporated to fail. In recompense, Broadcom has offered to Cogent cash refund payments totaling $124,000 on return the defective chips. In addition, it has offered Cogent $50,000 in credits against future purchases and to replace up to 2,000 chips in existing Cogent products with a revised version. Cogent has agreed to accept the monetary and chip replacement portions of the settlement, but is in the process of negotiating the provisions of the release associated with the proposed settlement.

     4.9(f): Cogent routinely grants advances on expenses to certain of its employees and advances on commissions to its sales people.

     4.9(g): Cogent's primary banking relationship is with Silicon Valley Bank. It is the only bank Cogent has a borrowing relationship with. As of May 28, 1996, Cogent is indebted to Silicon Valley Bank as follows:

                                                                           CURRENT       MAXIMUM
                                                       COLLATERAL+        BORROWINGS     ALLOWED*
                                                    ------------------    ----------    ----------
Line of Credit..................................    Domestic A/R           $600,000     $1,000,000
Line of Credit..................................    International A/R      $      0     $  500,000
Equipment term loan.............................    Equipment              $ 82,305     $  350,000

- ---------------

* -- Subject to borrowing base calculations.

+ -- Cogent has granted general and specific security interests in the collateral to Silicon Valley Bank. As of May 28, 1996, Silicon Valley Bank had recorded a single general UCC-1 which would appear to include all the collateral.

     4.9(m): From time to time, Cogent experiences recurring shortages of supplies from its suppliers, including shortages of chips used in Cogent products.

     4.9(n): Cogent routinely pays bonuses to its employees in May of each year.
Bonuses paid in May of 1996 totaled approximately [$          ].

     4.9(o): Cogent had a formal employment agreement with V.P. -- Sales, Jon Pageler that appears to have expired on April 1, 1994.

     4.9(p): Cogent routinely increases the compensation of its employees, including the officers, in May of each year. Adaptec and Acquisition Sub acknowledge receipt of a listing of the compensation increases granted by Cogent in May of 1996.

     4.9(q): Cogent routinely modifies the commission schedule of its sales force in May of each year. Adaptec and Acquisition Sub acknowledge receipt of the commission schedule adopted by Cogent in May of 1996.

     4.9(s): Cogent will not be renewing its relationship with Westcon, Inc., and the distributor agreement dated December 29, 1994, a copy of which was provided to Adaptec and Acquisition Sub, between Cogent and Westcon, Inc. has terminated.

     4.9(t): See 4.9(c)

4.10 UNDISCLOSED LIABILITIES.  None.

4.11 LEGAL COMPLIANCE.

     Licenses: State of Washington Master Business License, Uniform Business ID No. 600 427 015, expires 7/31/96.

          City of Bellevue Business Registration, Registration No. 49880, issued 9/27/94.

          Town of Friday Harbor Business License, License No. 96-100161.0, expires 6/30/96.

          Cogent does not have a business license regarding its operations centered in its German office. In the past, Cogent has had only one employee in Germany and has taken the position that the activities of that employee did not constitute a "permanent establishment" in Germany such that Cogent's income would be subject to German income tax. Cogent has recently added a second employee to its German office, who will be providing technical support services. It is unclear whether such additional activities may subject Cogent's income to tax in Germany or other countries in Europe in which Cogent offers similar services.

     See 4.3 regarding issuance of stock, options and warrants.

4.12 TAX MATTERS.

     In May of 1996, Cogent voluntarily filed amended Combined Washington Excise Tax Returns for the period of October 1993 to March 1995. During the period at issue, Cogent had originally reported Business and Occupation Tax based on the wholesaling classification. Cogent subsequently determined that it should be reporting as a manufacturer which engaged processors for hire to manufacture its products. Cogent paid the additional Business and Occupation Tax owing, in the amount of $32,901, at the time of filing the amended returns.

     By letter dated March 5, 1996, Cogent was notified by the State of Washington Department of Revenue that it will be audited for excise tax purposes for the period of January 1, 1992 through December 31, 1995. Cogent requested a postponement of the audit so that it did not interfere with Cogent's fiscal year-end activities. The date for the audit has not yet been scheduled.

     In June of 1994, Cogent determined that incorrect information was used to prepare its 941 returns for the year 1991. In June of 1994, Cogent filed a 941C return reflecting the correct information and correcting the amount paid for payroll tax liability for 1991. In October of 1994, Cogent made an additional correction of the amount owing.

     In April of 1995, Cogent determined that certain incorrect information was used to prepare its 941 returns for the year 1992. Cogent filed a form 941C reflecting the correct information and correcting the amount paid for payroll tax liability for 1992.

     Cogent's fiscal year end is March 31 and its federal tax return is therefore due June 15 of each year. For the last several years, Cogent has filed form 7004 in order to obtain the automatic six month extension. Cogent anticipates that it will also be filing for the automatic six month extension for this year.

4.13 PROPERTIES.

     Cogent leases or subleases the following real properties:

          (1) Premises located at 640 Mullis, Friday Harbor, Washington. Cogent executed a lease for these premises by a lease with James G. Sackett dated March 23, 1995, as amended by Amendment No. 1 dated June 12, 1995, Amendment No.2 dated June 12, 1995, Amendment No.3 dated October 13, 1995, and Amendment No.4 dated January 10, 1996. The landlord of the Premises has not yet delivered the Premises as complete. Cogent has not accepted the Premises as complete but is presently occupying the Premises on a month to month basis. The Landlord has obtained a temporary certificate of occupancy for the Premises, but no final certificate of occupancy has yet been issued.

          (2) Premises located at Airport Center, Friday Harbor, Washington. Cogent leases these premises pursuant to a lease with Mary M. Enersen dated November 27, 1995. The lease has not been acknowledged by the parties.

          (3) Premises located at 15375 SE 30th Place, Suite 310, Eastgate Office Park, Bellevue, Washington. Cogent leases these premises pursuant to a lease with Sekotac U.S.A., Inc. dated September 27, 1994. In April of 1995, Cogent sent two letters to the Landlord of these premises complaining that equipment had been stolen from the premises.

          (4) See 4.28 for description of oral agreement on Cogent's use of hangar space.

          (5) Premises located at Rosenstra(beta)e 7, 8000 Munchen 2, Germany. Cogent leases these premises pursuant to an Office Service Agreement with Buro -- & Relocation Services dated April 27 and April 30, 1993. This lease is believed to have expired.

4.14 INTELLECTUAL PROPERTY.

     (a) Cogent has had the following claims against third parties with respect to its intellectual property:

          (1) Northern Telecom Ltd. ("NorTel") has filed for federal trademark registration of COGENT in the United States, Canada, United Kingdom, France, and Italy, and in the Benelux nations. The Canadian, U.S., and UK applications are for use of the mark for telecommunications, data, broadband and multimedia services, and integrated network communication services. Cogent sent a demand to NorTel to withdraw their U.S. and Canadian registrations, and to cease using the mark. NorTel has, in a response dated April 29, 1996, offered a geographical compromise which Cogent has rejected. This conflict is unresolved.

          (2) T-NETIX, Inc. (f/k/a Tele-Matic Corporation), a Colorado corporation, owns, by way of assignment, two federal trademark registrations for COGENT and has been using COGENT on accounting software. After receiving a demand from Cogent, on March 25, 1996, T-NETIX agreed, by entering into a Consent Agreement with Cogent, to limit their use of the COGENT mark to accounting software sold only to penal institutions, and to amend their federal registrations to reflect that restriction. (Cogent requested, on April 26, 1996, but has not yet received confirmation from T-NETIX that it has filed the necessary documents with the U.S. Patent and Trademark Office requesting said amendment of their registrations). Pursuant to the Consent Agreement, Cogent may use the mark COGENT to identify computer hardware and software products, computer related consulting services and telecommunications related products and services without limitation, except that notwithstanding the foregoing, Cogent may not use the mark "COGENT" to identify computer software products primarily designed and marketed to perform accounting applications for penal institutions.

          (3) Cogent is aware of the use of the mark "COGENT" in various forms by Cogent, Inc. Cogent vigorously disputed such use of the mark. By letter agreement dated September 28, 1995 and accepted

     October 8, 1995, Cogent, Inc. agreed to cease all use of the "Cogent" name by November 15, 1995 and to refrain from using a name confusingly similar to "Cogent". Pursuant to the letter agreement, Cogent, Inc. was allowed to continue to use the mark, on a limited basis, until January 15, 1996.

          (4) Cogent is aware of the use of the mark "COGENT" by Cogent Research, Inc. Cogent Research, Inc. registered the mark "C COGENT RESEARCH" on February 28, 1989, Registration No. 1,526,611. It is not clear if this company is still in business or not.

          (5) Cogent is aware of the use of the mark "COGENT" by Amzi, Inc. Amzi, Inc. had been using the mark COGENT PROLOG on software. After receiving a demand from Cogent, Amzi, Inc. agreed on May 22, 1995 to cease using the mark.

          (6) Cogent is aware of the use of the name "Cogent" by Cogent Computer Systems, Inc., located in Hubbardston, Massachusetts. No action has yet been taken with respect to such use.

          (7) Cogent is aware of the use of the name "Cogent" by Cogent Computing Corporation, located in Albuquerque, New Mexico. No action has yet been taken with respect to such use.

          (8) Cogent is aware of the use of the name "Cogent" by Cogent Information Systems, Inc., located in Livingston, New Jersey. No action has yet been taken with respect to such use.

          (9) Cogent is aware of the use of the name "Cogent" by Cogent Research of Dana Point, California. It is not known if this company is still in business. No action has yet been taken with respect to such use.

     Cogent has had the following claims against it with regard to its intellectual property:

          (1) On January 9, 1991, Cogent filed an application for U.S. Registration of the mark "Open Windows", U.S. Patent Application Serial No. 74/128,923. That application was refused registration over the prior registration of WINDOWS to Microsoft and another registration for FENESTRA to Clive Lee. Cogent also was notified by Sun Microsystems, Inc. that it claimed rights in the mark "Open Windows". Cogent decided to drop any registration efforts regarding the mark "Open Windows". By letter dated August 31, 1992, Microsoft indicated that it had no objection to the use of either "WinNET Plus" or "WinNET 2".

          (2) On           , Cogent received a letter from Cogent Associates
     regarding the use of the mark "COGENT". While Cogent management recalls that it responded to this letter documenting its right to the Cogent trademark, there has been no further communication between the parties.

          (3) The COGENT mark is not a registered trademark. Though not subject of a current claim, the COGENT mark should no longer appear with the (R) symbol. Until U.S. registration is obtained, the ()- symbol should be used in its place.

     (b) On June 18, 1985, Cogent obtained a United States Trademark Registration No. 1,342,199 for COGENT, for computer peripheral equipment -- namely, backend processors and Winchester Drive Controllers, in Class 9 (U.S. Cl. 26). That registration was canceled when a declaration regarding use was not filed within the required time period.

     On March 28, 1996, Cogent filed an application, No. 396 15 393.3, for registration of the mark COGENT in Germany. That application is pending.

     On April 12, 1996, Cogent filed a Section 1(a) application for the wordmark COGENT in the U.S. Patent and Trademark Office to identify "computer hardware and software for networking and communications technologies, namely local and wide area network adapters, repeaters, hubs and switches and networking software." The application asserts August 10, 1983, as Cogent's date of first use of the mark in commerce.

     The following are trade names and unregistered trademarks used by Cogent or any Affiliate of Cogent in connection with any of its businesses:

    Cogent
     Cogent Data Technologies, Inc.
     E/Master
     eMaster+
     Quartet
     Predictive Pipelining
     WinNET
     WinNET plus
     Cogent (as it appears with the logo)
     Cogent Data Technologies, Inc. (as it appears with the logo)

     The following are unregistered copyrights owned by Cogent or any Affiliate of Cogent with respect to Intellectual Property used in Cogent's business (in connection with these materials, Cogent sometimes, but not always, uses the (C) symbol):

    Each version of software created by Cogent employees
     All product documentation created by Cogent employees
     Diskettes containing work by Cogent employees
     Promotional or other literature created by Cogent employees
     All written materials created by Cogent employees
     Texts of presentations by Cogent employees

     Certain of the distributorship agreements listed in Section 4.17 below contain provisions regarding indemnification of distributors and distributors' customers against any claim that Cogent does not have sufficient right, title or interest in Cogent products or that Cogent products infringe or violate any U.S patent, copyright or trade secret.

     Certain of the distributorship agreements listed in Section 4.17 below state that Cogent's logo is a registered trademark when it is not.

     Certain of the distributorship agreements listed in Section 4.17 below allow the use of Cogent's Intellectual Property for advertising, marketing or promotional purposes.

     From time to time, Cogent releases partial "sample" portions of its source code to third parties pursuant to Nondisclosure Agreements. The sample source code is provided royalty free. No ownership rights are granted to third parties pursuant to such releases.

     Pursuant to the Collateral Assignment, Patent Mortgage and Security Agreement between Cogent and Silicon Valley Bank, dated December 23, 1994, Silicon Valley Bank has a security interest in Cogent's copyright rights, trade secrets, design rights, patent rights, trademark rights, service mark rights, claims for damages for infringements, licenses, license fees and royalties from use of copyrights, patents or trademarks, and proceeds and products of the same.

     Pursuant to the Collateral Assignment, Patent Mortgage and Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994, Cogent agreed to indemnify, defend and hold Silicon Valley Bank harmless against claims by third parties in respect to the transactions contemplated by the agreement or suffered by Silicon Valley Bank as a result of the agreement.

     Under the Collateral Assignment, Cogent purported to collaterally assign its rights in U.S. Trademark Registration No. 1,342,199. At the time of execution of the Collateral Assignment, however, the trademark registration had been canceled. Under the Collateral Assignment, Cogent represented that it was the sole owner of the collateral it was granting a security interest in, and made various representations and warranties about the trademark registration and other collateral with which it may not have complied.

     In connection with the Collateral Assignment, Silicon Valley Bank recorded the Collateral Assignment with the United States Patent and Trademark Office, reflecting an assignment of U.S. Trademark Registration No. 1,342,199 to Silicon Valley Bank. At the time of that assignment, however, the trademark registration had been canceled.

     (c) The following are items of Intellectual Property owned by third parties that Cogent uses pursuant to license, sublicense, agreement, or permission:

          From time to time, third parties release partial "sample" portions of their source code under license to Cogent in order to assist Cogent in the development of drivers particular to such third parties. Cogent also sublicenses such source code to other parties in connection with the license of Cogent drivers. [NOTE TO: HAVE REVIEWED AND LISTED AGREEMENTS WITH DEC, INTEL AND WIND RIVER.]

[NOTE: IF 4.14(B) (iv) REMAINS, MUST ADD REFERENCE TO THAT COGENT ROUTINELY SIGNS AGREEMENTS UNDER WHICH COGENT AGREED TO INDEMNIFY OTHERS FOR INTERFERENCE, MISAPPROPRIATION, ETC. OF INTELLECTUAL PROPERTY]

[NOTE: REFER TO APPLICABLE ITEMS ON ENGINEERING DISCLOSURE LIST, INCLUDING THE BROADCOM CHIPS AND THE OBSOLESCENT HUBS.]

     Also, due to the fast moving nature of the marketplace in which Cogent competes, issues may arise causing obsolescence of Cogent inventory beyond Cogent's reserve for inventory write down. See further 4.9(c) and 4.16.

4.15 TANGIBLE ASSETS.  None.

4.16 INVENTORY. [NOTE: REFER TO APPLICABLE ITEMS ON ENGINEERING DISCLOSURE LIST, INCLUDING THE OBSOLESCENT HUBS] See 4.9(c) as to return of Broadcom chips in return for payment of $124,000. As a leading edge provider of adapter and hub products, Cogent's inventory is vulnerable to rapid obsolescence caused by changes in market conditions and technological innovation. While Cogent believes its inventory reserves to be appropriate, there is no assurance that changes in the marketplace will not adversely materially affect the marketability of the Cogent inventory.

4.17 CONTRACTS.

     The following is a comprehensive list of contracts in response to Section
4.17 of the Agreement. Each of the contracts listed below may apply to more than one of the subsections of Section 4.17. While some notation has been made of contract terms, their terms are believed to be typical of agreements of the type and no attempt has been made to list all germane or potentially material provisions.

DISTRIBUTOR AGREEMENTS

     1. Distributor Agreement dated May 17, 1995, between Cogent and Colorshop, Inc. and, by virtue of yearly automatic renewal provision, continues in effect until 1997.

     2. International Distributor Agreement (containing warranty and confidentiality provisions) between Cogent and Compu-Shack Distribution GmbH. While this contract has expired, the parties continue to do business under terms of agreement.

     3. Distributor Co-Op Marketing Plan between Cogent and Compu-Shack.

     4. Distributor Agreement dated January 22, 1999 (note: the agreement appears to have been signed in January of 1995 but states that it was signed January 22, 1999, contains warranty and indemnification and confidentiality provisions) between Cogent and Forefront. While this contract has expired, the parties continue to do business under terms of agreement.

     5. Distributor Agreement dated March 21, 1996 between Cogent and International Electronics and Engineering. Agreement contains warranty and indemnification and confidentiality provisions.

     6. Distribution Agreement dated March 2, 1995 between Cogent and Ingram Micro Inc. and, by virtue of yearly automatic renewal provision, continues in effect until 1997. Agreement contains warranty and indemnification and confidentiality provisions.

     7. International Distributor Agreement dated October 26, 1994, between Cogent and Logitek Distribution Limited. Agreement contains warranty and indemnification and confidentiality provisions. While this contract has expired, the parties continue to do business under terms of agreement.

     8. Distributor Contract between Cogent and Micro Central, Inc. Agreement was terminated by Cogent effective January 9, 1996. Per agreement, all products held by Micro Central were returned for full credit.

     9. Distributor Co-Op Marketing Plan between Cogent and Peacock AG.

     10. International Reseller Agreement dated November 29, 1994, between Cogent and SKL Datentechnik and continues in effect. Agreement contains warranty and indemnification and confidentiality provisions.

     11. Domestic Distributor Agreement dated October 11, 1994, between Cogent and SYNNEX Corporation and, by virtue of yearly automatic renewal provision, continues in effect. Agreement contains warranty and indemnification and confidentiality provisions.

     12. Distributor Agreement dated October 13, 1994, between Cogent and Tech Data Corporation and, by virtue of yearly automatic renewal provision, continues in effect. Agreement contains warranty, software license, authorization to use trademarks and trade names of Cogent, indemnification provision (requiring Cogent to indemnify Tech Data), and confidentiality provision. Cogent must have Tech Data's prior written consent to assign the agreement.

     13. Distributor Agreement dated December 29, 1994, between Cogent and Westcon, Inc. Agreement appears to have expired. Agreement contains warranty and indemnification and confidentiality provisions.

OEM, LICENSE AND OTHER AGREEMENTS

     14. Prototype License and Confidentiality Agreement dated April 13, 1995, between Cogent and Apple Computer, Inc.

     15. Purchase Contract dated March 11, 1996 between Cogent (as seller) and The Boeing Company (as buyer). Performed.

     16. Purchase Contract dated March 12, 1996 between Cogent and The Boeing Company. Performed.

     17. Restricted License Agreement (undated) between Cogent (as licensor) and Desk Station Technology, Inc. (as licensee).

     18. Letter Agreement dated February 14, 1996, between Cogent (and signed by Cogent on February 27, 1996) and Broadview Associates, L.P. See 4.9(c).

     19. License Agreement dated June 15, 1995 between Cogent (as licensee) and Intel Corporation (as licensor). Agreement terminates when Cogent ceases to utilize the licensed programs (in this case, the 82595TS-NDIS 3.0 NT driver code).

     20. License Agreement dated June 15, 1995 between Cogent (as licensee) and Intel Corporation (as licensor). Agreement terminates when Cogent ceases to utilize the licensed programs (in this case, the 82595TX-NT miniport driver code).

     21. Independent Consulting Agreement dated June 6, 1995 between Cogent and Lakeside Design, Inc. Never utilized.

     Microsoft Windows NT Logo License Agreement dated March 30, 1996 between Cogent (as licensee) and Microsoft Corporation (as licensor) with a three year term.

     23. Microsoft Windows 95 Logo License Agreement dated December 7, 1995 between Cogent (as licensee) and Microsoft Corporation (as licensor) with a three year term.

     24. Novell's Development Subscription Agreement between Cogent and Novell, Inc. signed by Cogent on January 11, 1996.

     25. Exhibit A to Novell Labs Agreement and/or Independent Manufacturer Support Program Agreement. Exhibit requires minimum annual fee of $30,000. Copy of exhibit is signed by Cogent (on November 13, 1995) but not Novell.]

     26. OEM Purchase Agreement dated March 25, 1991 between Cogent and Network General Corporation, as amended by letter agreements between Cogent and Network General Corporation dated April 10, 1992 and August 7, 1992.

     27. Independent Contractor Agreement between Cogent and Northwest Multimedia, Inc. Contractor periodically consults with Cogent.

     28. OEM Purchase Agreement dated July 29, 1991 between Cogent and NCR Corporation and, by virtue of yearly automatic renewal provision, continues in effect. Agreement contains warranty and indemnification and confidentiality provisions.

     29. Support Services and Source Code License Addendum dated July 29, 1991 between Cogent and NCR Corporation.

     30. Software License Agreement dated July 17, 1992 between Cogent and NCR Corporation. [

     31. Letter Agreement concerning the EMCDIAG Source Code dated March of 1992 between Cogent and NCR Corporation.

     32. Independent Consulting Services Agreement signed November 15, 1995 between Cogent and LC Microsystems, Inc.

     33. License Buy-Back Agreement with Gateway dated July 3, 1989 ending December 12, 1986 Letter Agreement with Gateway as modified by License Agreement for the SMB Surface Software, DBM II Development Agreement and Support Services Agreement all dated November 16, 1987. These Agreements are referenced in June 10, 1988 correspondence alleging Cogent default and July 22, 1988 correspondence alleging Gateway default. Some proposed amendments and modifications are not signed (see 7/21/88 letter to Gateway). The confidentiality clause in Section 8 (at page 9) of December 10, 1986 Letter Agreement appears to: (1) survive per
Section 6 of the License Buy-Back Agreement; and (2) apply to the 11/16/87 License Agreement for the SMB Surface Software (see Section 10). Cogent may also still have a duty to indemnify Gateway for certain claims per Section 9 of the December 10, 1986 Letter Agreement. Buy-back has long been completed and all materials returned to Cogent.

     34. License Agreement with Microsoft dated June 1, 1988 for FTD II Fault Tolerance Product contains a Cogent warranty regarding noninfringement, etc. and a mutual limited indemnity which survives termination (see Sections 5, 7, and 14) as modified by "Agreement to Modify the License Agreement for FTD II Fault Tolerance Product" dated June 24, 1989, Amendment 1 (June 22, 1989) and Amendment 2 (October 15, 1990) as well as a March 28, 1991 Microsoft letter. (On Cogent copies Amendment No. 3 (1/91) was not signed by either party; Amendment No. 3 (4/30/91) was not signed by Microsoft; Amendment No. 2 (4/30/91) was apparently not signed by Microsoft.) Microsoft appears to have an ongoing right to license fault tolerance code if it had been provided according to the existing agreement.

     35. License Agreement for Microsoft LAN Manufacturing Version 1.0 effective December 1, 1988. Date of termination of this Agreement established in Section 9 is uncertain since it depends on date for shipment. Cogent management indicates that this Agreement is terminated. Section 13 nondisclosure requirements survive ten years after the Agreement terminates.

     36. DEC chip 21040 Software Program License Agreement between Cogent and Digital Equipment Corporation. A transfer of a majority interest in Cogent is deemed an assignment and gives Digital the right to terminate the Agreement.

     37. Networld + Interop '97 Contract and Application for Exhibit Space ('97 Las Vegas) dated April 2, 1996 between Cogent and Softbank Expos.

     38. Networld + Interop '96 Contract and Application for Exhibit Space ('96 Atlanta) dated September 25, 1995 between Cogent and Softbank Expos.

     39. While there can be no assurance, Cogent reasonably expects that it will sign the settlement agreement with Broadcom described in 4.9(c) prior to June 1, 1996.

     40. OEM License Agreement with Intel dated March 29, 1991. Expired, product discontinued.

     41. OEM Purchase Agreement with Siemens Nixdorf dated April 29, 1992. Expired term is three years with deliveries up to one year later. Agreement includes limited warranty extending twelve months from receipt of products and in certain circumstances, two years later and survives termination. Cogent provides indemnity regarding infringement and product liability claims (Sections 14 and 15). Product liability limited to the greater of the value of the products provided or $1,000,000 (Section 15). Mutual confidentiality clause lasts five years after Agreement is terminated.]

     42. Support Agreement with Siemens Nixdorf dated June 7, 1993. Expired.

     43. Siemens Nixdorf Development Agreement, April 30, 1991. Expired.

     44. [SMC JULY 19, 1995 LETTER REFERENCES A SOFTWARE LICENSING AGREEMENT REGARDING SMC 9000 SOFTWARE DRIVERS BUT THE AGREEMENT WAS NOT ATTACHED.]

     45. [UNDERWRITERS LABORATORIES, INC. AND TUV PRODUCT SERVICES CERTIFICATION SYSTEM DOCUMENTS APPEAR TO SHOW THAT CERTAIN CERTIFICATIONS ARE IN PROGRESS -- ARE THERE ANY PROBLEMS WHICH REQUIRE REPORTING?]

     46. [A FEBRUARY 7, 1996 AGREEMENT BY COGENT TO ACCEPT DIGITAL SEMICONDUCTOR'S 211140AC PCI FAST ETHERNET LAN CONTROLLER WITH LIMITATION DOES NOT CONTAIN THE LIMITATION REFERENCED.]

     47. OEM Purchase Agreement with Unisys Corporation dated April 25, 1995 and prior Agreement was dated November 19, 1991. Provides nonexclusive license until December 31, 1996 (with a continuation for work in progress); the parties may extend the Agreement for another year. Cogent provides indemnity regarding certain infringement claims (Section 10); a three-year limited warranty (Section
11); a limited warranty for certain "epidemic claims" occurring up to five years later; out of warranty repair service for five years after warranty expiration (Section 12); and a Mutual Confidentiality Agreement (Section 13).

FINANCING DOCUMENTS

     48. Foreign Accounts Receivable Promissory Note executed by Cogent in favor of Silicon Valley Bank, in the amount of $500,000, dated January 31, 1996.

     49. Foreign Accounts Receivable Business Loan Agreement, between Cogent and Silicon Valley Bank, dated January 31, 1996.

     50. Foreign Accounts Receivable Commercial Security Agreement, between Cogent and Silicon Valley Bank, dated January 31, 1996.

     51. Borrower Agreement by Cogent in favor of Silicon Valley Bank and the Export-Import Bank of the United States, dated January 31, 1996.

     52. Business Loan Agreement between Cogent and Silicon Valley Bank dated December 23, 1994.

     53. Commercial Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994.

     54. Collateral Assignment, Patent Mortgage and Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994.

     55. Promissory Note, executed by Cogent in favor of Silicon Valley Bank, in the amount of $250,000, dated December 23, 1994.

     56. Promissory Note, executed by Cogent in favor of Silicon Valley Bank, in the amount of $1,000,000, dated December 23, 1994.

     57. Addendum to Loan Documents between Cogent and Silicon Valley Bank.

     58. Loan Modification Agreement between Cogent and Silicon Valley Bank dated November 22, 1995.

     59. Promissory Note, executed by Cogent in favor of Silicon Valley Bank, in the amount of $350,000, dated November 22, 1995.

NONDISCLOSURE AGREEMENTS AND EVALUATION AGREEMENTS

     60. Gandalf Technologies, Inc. through Broadview Associates, April 18,
1996.

     61. Bay Networks, Inc. through Broadview Associates, March 22, 1996.

     62. Madge Networks, Inc. through Broadview Associates, March 25, 1996.

     63. U.S. Robotics, Inc. through Broadview Associates, April 18, 1996.

     64. Compaq Mutual Confidentiality and Nondisclosure Agreement, April 23, 1996.

     65. Sun Microsystems, Inc. with Broadview Associates and Cogent, March 22, 1996.

     66. Sea Change Technology nondisclosure of Ethernet adapter information regarding OEM adoption, February 2, 1995.

     67. Veber Partners nondisclosure of plans and financial opportunities regarding investment opportunities for Cogent, November 9, 1995.

     68. IBM Mutual Confidentiality Agreement with Cogent, November 10, 1995.

     69. Pencom Software nondisclosure of Cogent Ethernet cards for surface service driver creation, November 27, 1995.

     70. Transition Networks nondisclosure of adapter card for developing software, February 23, 1996.

     71. Hewlett Packard Mutual Confidentiality Agreement, February 8, 1996.

     72. Bay Networks Mutual Nondisclosure Agreement, January 22, 1996.

     73. National Semiconductor Corporation Confidential Disclosure Agreement for engineering review, January 11, 1996.

     74. Quality Semiconductor, Inc. disclosure of Cam to Cogent for component evaluation, January 4, 1996.

     75. Sunsoft, Inc. (Sun Microsystems, Inc.) nondisclosure of Cogent technical reference manuals for software development, December 12, 1995.

     76. Gemini Computers, Inc. nondisclosure of Ethernet LAN adapters for OEM purchase arrangement, August 10, 1993.

     77. Digital Equipment Corporation disclosure of chip information to Cogent, September 25, 1995.

     78. Ingram Agreement to provide proprietary information to Cogent, October 31, 1995.

     79. Sequent Computers nondisclosure of Ethernet adapter information for OEM, August 7, 1995 (two copies).

     80. Apple Computer, Inc. specification for Ethernet PCI product, July 19, 1995.

     81. IMC Networks Corp. nondisclosure of adapter for OEM, July 11, 1995 (unsigned by Cogent).

     82. Standard Microsystems Corporation disclosure to Cogent, July 15, 1994.

     83. Network Peripherals, Inc. Mutual Nondisclosure Agreement, June 12,
1995.

     84. Research Machines, Inc. nondisclosure of Cogent information for debugging, June 1, 1995.

     85. Standard Microsystems Corporation disclosure of information regarding fast Ethernet chip to Cogent, May 25, 1995 (not signed by Standard).

     86. Cabletron Systems, Inc. nondisclosure of Ethernet adapters for OEM, May 16, 1995.

     87. Cabletron Systems, Inc. Mutual Nondisclosure Agreement, May 15, 1995.

     88. PYR Systems, Inc. provision of confidential information to Cogent, July 21, 1993.

     89. Cyprus Semiconductor Mutual Nondisclosure Agreement, January 27, 1995.

     90. Silicon Graphics, Inc. nondisclosure of Cogent information on Ethernet adapters, April 3, 1995.

     91. PCI Confidentiality Agreement for SIG compliance workshop, February 11, 1994.

     92. TGV nondisclosure of predictive pipeline technology, September 13, 1993 (no signature page).

     93. Darrel Sell & Associates Mutual Nondisclosure Agreement, October 11, 1993.

     94. Eagle Technology Mutual Nondisclosure Agreement, October 11, 1993.

     95. SystemSoft Corporation Mutual Confidential Disclosure Agreement, November 18, 1993.

     96. Sun Technology Enterprises, Inc. Confidential Disclosure Agreement regarding disclosures made by Sun about "'Solarnet' concepts and architecture," October 5, 1993.

     97. Compaq Computer Corporation Mutual Confidentiality and Nondisclosure Agreement, September 9, 1993.

     98. Integrated Systems, Inc. Evaluation Agreement, January 26, 1996 for computer program pSOS 2.02.

     99. Boeing No Cost Loan Agreement, May 17, 1993. Agreement assignment requires consent, indefinite term.

     The Santa Cruz Operation, Inc. Pre-Released Software License Agreement [date unknown, document incomplete, no signature page].

     Ascom Timeplex, Inc. Loan Agreement, February 1, 1993. Loan of equipment to Cogent; mutual confidentiality required (Section 6) (this copy not signed by Ascom).

STANDARD FORMS:

     Purchase Order

     Invoice

     104. Sales Order

MISCELLANEOUS

     (1) In the ordinary course of business, Cogent regularly enters into agreements containing confidentiality provisions with Cogent's suppliers and customers. Cogent has endeavored to list each such agreement above but, given the number of agreements to which Cogent is a party, Cogent cannot ensure that each such agreement is so listed.

     (2) In the ordinary course of business, Cogent regularly advances funds to certain of its directors, officers and employees for anticipated travel and other expenses.

     (3) As hereinafter described in paragraph 4.28 of this Disclosure Schedule, Cogent has an oral agreement with Charles and Deanna Anderson to use storage space in a hanger leased by Charles and Deanna Anderson.

[EQUIPMENT LEASE WITH COPELCO CAPITAL?]

[FINANCING DOCUMENTS WITH SILICON VALLEY BANK?]

[LIST ALL STANDARD FORMS.]

4.18 NOTES AND ACCOUNTS RECEIVABLE. Certain of Cogent's customers may be eligible for cash discounts from Cogent, which may take the form of set-offs against Cogent's accounts receivable. Cogent does not maintain any reserve against such set-offs.

4.19 POWER OF ATTORNEY.

     Under the Foreign Accounts Receivable Commercial Security Agreement between Cogent and Silicon Valley Bank dated January 31, 1996, Cogent has appointed Silicon Valley Bank as its irrevocable attorney-in-fact for various purposes.

     Under the Commercial Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994, as amended by Addendum to Loan Documents, Cogent has appointed Silicon Valley Bank as its irrevocable attorney-in-fact for various purposes.

     Under the Collateral Assignment, Patent Mortgage and Security Agreement between Cogent and Silicon Valley Bank dated December 23, 1994, as amended by Addendum to Loan Documents, Cogent has appointed Silicon Valley Bank as its irrevocable attorney-in-fact for various purposes.

     [DO ANY OF THE LEASES PROVIDE THAT THE TENANT GRANTS THE LANDLORD A POWER OF ATTORNEY?] [ADD REFERENCES TO BROADVIEW POWER OF ATTORNEY AND GERMAN LAW FIRM POWER OF ATTORNEY]

4.20 INSURANCE.  None.

4.21 LITIGATION. In early 1995, Cogent received a subpoena to produce records in connection with a lawsuit between Cylink Corporation and RSA Data Security, Inc., et al. Cogent produced the requested documents and has not had any further involvement in the lawsuit.

4.22 PRODUCT WARRANTY. See attached. [NOTE: CROSS-REFERENCE TO ENGINEERING ISSUES DISCLOSURE RE HUBS] See 4.9(c) regarding products incorporating Broadcom defective chips.

4.23 PRODUCT LIABILITY.

4.24 EMPLOYEES.  None.

4.25 EMPLOYEE BENEFITS.

     Cogent maintains, contributes to or is obligated to contribute to the following Employee Benefit Plans:

          (1) Group Health Care Service Coverage through Skagit County Medical Bureau.

          (2) Group Long Term Disability Insurance Program through the Reliance Standard Life Insurance Company.

          (3) 401(K) Plan. On April 19, 1996, Cogent filed Form 5307 with the Internal Revenue Service, requesting a determination with respect to the 401(k) Plan. Cogent has not received a reply from the IRS.

          (4) 1993 Incentive Stock Option Plan, Nonstatutory Stock Option Plan, and Stock Bonus Plan.

          (5) 1983 Incentive Stock Option Plan (inactive, except as to options already issued).

          (6) 1988 Combined Incentive and Nonqualified Stock Option Plan (inactive, except as to options already issued).

4.26 GUARANTIES.  None.

4.27 ENVIRONMENT, HEALTH AND SAFETY.  None.

4.28 CERTAIN BUSINESS RELATIONSHIPS WITH COGENT.

     Charles and Deanna Anderson, officers of Cogent, lease a hangar located at the Friday Harbor airport, in Friday Harbor, Washington, in which Cogent stores certain materials, including documents and trade show materials. Cogent pays Charles and Deanna Anderson $150 per month for Cogent's use of one-half of the hangar for storage.

4.29 NO ADVERSE DEVELOPMENTS.  None.

4.30 FULL DISCLOSURE.  None.

4.31 INFORMATION SUPPLIED.  None.

                                   EXHIBIT 6

                          ADAPTEC DISCLOSURE SCHEDULE

     This disclosure of exceptions is made and given pursuant to Section 6 of the Agreement and Plan of Reorganization, dated as of May 31, 1996 (the "Agreement"), by and among Adaptec, Inc. (the "Company"), Cogent Data Technologies, Inc. and CDT Acquisition Corp. Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement. The numbers below correspond to the section numbers of representations and warranties in the Agreement that are most directly modified by the disclosures, but all disclosures are intended to modify all of the Company's representations and warranties.

     6.5(c) There are no amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously have been filed by Adaptec with the SEC pursuant to the Securities Act or the Exchange Act.

                                 EXHIBIT 6.8(A)

                                 ADAPTEC, INC.
                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

     THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (the "Agreement") is made as
of                , 1996 by and between Adaptec, Inc., a California corporation
(the "Company"), and                , ("Employee").

                                   BACKGROUND

     A. The Company, Cogent Data Technologies, Inc., a Washington corporation ("Cogent"), CDT Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company ("CDT") and certain shareholders of Cogent have entered into an Agreement and Plan of Reorganization dated as of the date hereof (the "Reorganization Agreement"), which provides for the merger of CDT with and into Cogent (the "Merger").

     B. Employee is presently an employee of Cogent.

     C. As a condition to the Merger, the Reorganization Agreement contemplates, among other things, that Employee enter into this Agreement effective upon the Closing of the Merger.

     NOW THEREFORE, in consideration of the mutual promises made herein, the Company and Employee (collectively referred to as the "Parties") hereby agree as follows:

1.   DUTIES AND SCOPE OF EMPLOYMENT.

     a. POSITION. The Company shall employ the Employee in the position described in Exhibit A attached hereto. The Employee shall devote his full business efforts and time to the Company and its subsidiaries. The Employee shall comply with and be bound by the Company's operating policies, procedures and practices from time to time in effect during his employment. During the term of the Employee's employment with the Company, the Employee shall devote his full time, skill and attention to his duties and responsibilities, and shall perform them faithfully, diligently and competently, and the Employee shall use his best efforts to further the business of the Company and its affiliated entities.

     b. COMPENSATION. The Company shall pay the Employee as compensation for his services a base salary at the annualized rate specified in Exhibit
        A. Such salary shall be paid periodically in accordance with normal Company payroll practices.

     c. EMPLOYEE BENEFITS. The Employee shall be eligible to participate in certain employee benefit plans maintained by the Company, including the Company's 401(k) plan, medical, dental, life, short-term and long-term disability, accident and other insurance programs, paid vacations, stock purchase plan and similar plans or programs, subject in each case to the generally applicable terms and conditions of the applicable plan or program in question and to the determination of any committee administering such plan or program. Employee shall be eligible to take a number of paid vacation days and/or non-paid days off based on the duration of Employee's employment with the Company, which paid and/or non-paid time off shall be consistent with the number of days which other employees with similar employment tenure may take. Employee's years of employment at Cogent shall count towards determining the number of years worked at the Company with respect to the prior sentence.

     d. TERM OF EMPLOYMENT. The term of Employee's employment shall commence on the date hereof and shall terminate under this Agreement on the first anniversary hereof (the "Initial Employment Term"). This Agreement may be terminated by the Company at any time for good cause. As used herein "cause" shall mean (i) theft, embezzlement or fraud by the Employee or the Employee's involvement in any other scheme or conspiracy pursuant to which the Company has lost assets to the Employee or to others calculated by the Employee to receive such assets, (ii) incapacity on the job by reason of the use of alcohol or drugs, (iii) commission of a felony or a crime involving moral turpitude, (iv) gross insubordination, (v) unexplained and continuous absences from work, (vi) substantial breach by the Employee of any of the provisions of this Agreement which is not cured within 30 business days after the Company sends written notice thereof to the Employee specifying the nature of such breach, or (vii) material violation by the Employee of any of the Company's substantive policies and procedures which is not cured within a reasonable period of time given the circumstance of the violation. From and after the Initial Employment Term, Employee's employment with the Company shall constitute "at- will" employment and, as such, shall be terminable at any time, with or without good cause or for any or no cause, at the option of either the Employee or the Company. At such time, nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with the Employee's right or the Company's right to terminate Employee's employment at any time, with or without cause.

     e. CONFIDENTIALITY. Employee acknowledges and agrees that, as a result of his performance of his duties hereunder, he shall develop, make use of, acquire and have access to confidential and proprietary information of a special and unique nature and value relating to the Company (the "Confidential Information"). Such Confidential Information shall include, without limitation, manuals, reports, computer programs, sales formats, client data bases, compilation of client preferences, client and supplier lists and pricing of the Company's services, whether such materials were developed by the Employee or provided by the Company. Such Confidential Information is the exclusive property of, and is exclusively owned by, the Company. As a material inducement to the Company entering into this Agreement, the Employee covenants and agrees that he shall not, at any time during or for a period of five (5) years after the term of this Agreement, except in the course of performing his duties hereunder or in response to a court order or demand from a governmental agency, directly or indirectly, use, divulge or disclose for any purpose whatsoever any Confidential Information. The Employee agrees to use his best efforts and take all measures necessary to prevent any person from directly or indirectly using, divulging or disclosing any Confidential Information to any other person except to the extent that such Confidential Information may be used, but not further disclosed or divulged, to assist such other persons in advising Employee in the furtherance of Employee's duties hereunder. Confidential Information shall not include (i) information which is in the public domain at the time of the communication thereof by the Company to Employee, (ii) information which enters the public domain through no fault of Employee subsequent to the time of communication thereof by the Company to Employee, or (iii) information which is communicated by the Company to a third party free of any obligation of confidence. Upon termination of employment, Employee shall execute a Termination Statement acceptable to the Company and in form and content substantially similar to that set forth in Exhibit B.

     f. THIRD PARTY INFORMATION. As an Employee of the Company, its subsidiary or its affiliate, Employee recognizes that such entity has received and in the future shall receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees, during the term of his employment and thereafter, to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm, or corporation (except as necessary in carrying out work for the Company or such third party (consistent with the Company's agreement with such third party) without the express written authorization of the Company.

     g. RETURN OF DOCUMENTS AND PROPERTY. Upon termination of employment for any reason, whether as the result of a material breach of a material term hereof, or in accordance with its terms, the Employee shall deliver to the Company any property then in its possession belonging to the Company (or third parties pursuant to confidentiality agreements therewith). For purposes of this

        Agreement, the Parties hereto do hereby agree that any original or copies of any books, papers, customers lists, files, books of accounts, summaries, notes and other documents and data or the writings, tapes or records, relating to the Company or prepared in connection with the Employee's performance of his duties hereunder, are owned by and are the property of the Company. Any property situated on the Company's premises and owned by the Company, including desks, filing cabinets, or other storage or work area is subject to inspection by Company personnel at any time, with or without notice. In the event of termination of Employee's employment, Employee agrees to sign and deliver the "Termination Statement" attached hereto as Exhibit B.

2.   RETAINING AND ASSIGNING INVENTIONS AND ORIGINAL WORKS.

     a. INVENTIONS AND ORIGINAL WORKS RETAINED BY EMPLOYEE. Employee has listed, on Exhibit C, descriptions of any and all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Employee prior to employment with the Company, which belong to Employee, which relate to the Company's proposed business and products, and which are not assigned to the Company.

     b. INVENTIONS AND ORIGINAL WORKS ASSIGNED TO THE COMPANY. Employee agrees promptly to make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and to assign to the Company all right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets which Employee may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time Employee is in the employ of the Company. Employee recognizes, however, that assignment to the Company under this provision of any invention is subject to Section 2870 of the California Labor Code which reads as follows:

             "(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights to an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

             (1)  Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

             (2)  Result from any work performed by the employee for the employer.

             "(b) to the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and unenforceable."

        Employee acknowledges that all original works of authorship which are made by Employee (solely or jointly with others) within the scope of his employment and which are protectable by copyright are "works made for hire," as the term is defined in the United States Copyright Act (17 USCA, Section 101). The provisions of this Agreement requiring assignment to the Company do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code. Employee shall advise the Company promptly in writing of any inventions, original works of authorship, developments, improvements, or trade secrets that he believes are exempt from assignment to the Company based upon the application of Section 2870 of the California Labor Code, and shall at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company shall keep in confidence and shall not disclose to third parties without Employee's consent any confidential information disclosed in writing to the Company relating to inventions that qualify fully under the provisions of
        Section 2870 of the California Labor Code.

     c. MAINTENANCE OF RECORDS. Employee agrees to keep and maintain adequate and current written records of all inventions and original works of authorship made by Employee (solely or jointly with others) during the term of employment with the Company. The records shall be in the forms of notes, sketches, drawings, and any other format that may be specified by the Company. The records shall be available to and remain the sole property of the Company at all times.

     d. INVENTIONS ASSIGNED TO THE UNITED STATES. Employee agrees to assign to the United States government, all of Employee's right, title, and interest in and to any and all inventions, original works of authorship, developments, improvements, or trade secrets whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

     e. OBTAINING LETTERS PATENT, COPYRIGHTS, AND MASK WORK RIGHTS. Employee agrees that the obligation to assist the Company to obtain United States or foreign letters patent, copyrights, or mask work rights covering inventions, works of authorship, and mask works, respectively, assigned hereunder to the Company shall continue beyond the termination of employment, but after such termination the Company shall compensate Employee at a reasonable rate for the time actually spent at the Company's request on such assistance. If the Company is unable because of Employee's mental or physical incapacity or for any other reason to secure Employee's signature to apply for or to pursue any application for any United States or foreign letters patent, copyrights, or mask work rights covering inventions or other rights assigned to the Company, as above, then Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Employee's agent and attorney in fact, to act for and on Employee's behalf and stead and to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyrights, and mask work rights with the same legal force and effect as if executed by Employee. Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever, which Employee now or may hereafter have for infringement of any patents, copyrights, or mask work rights resulting from any such application assigned hereunder to the Company.

3.   COVENANT NOT TO COMPETE, SOLICIT OR HIRE.

     a. NON-COMPETITION. Until the later of (i) three (3) years following the closing of the Merger or (ii) one (1) year following the termination of Employee's employment for any or no reason (including a voluntary or involuntary termination), Employee shall not directly or indirectly , without the prior written consent of the Company, engage anywhere in the world in (whether as an employee, consultant, proprietor, partner, director or otherwise), or have any ownership interest in (except for ownership of ten percent (10%) or less of any outstanding entity whose securities are listed on a national securities exchange), or, participate in the financing, operation, management or control of, any firm, corporation or business that engages in the design, development, marketing or sale of adapters, repeaters or associated device driver software or MAC ASICS for local area networks, or adapters for the control of any peripheral storage devices and associated device driver software. Notwithstanding the foregoing, Employee may make passive investments in any entity in which Heather Anderson is a principal.

     b. NO SOLICITATION OR HIRING. Until three (3) years after Employee ceases to be employed by the Company for any or no reason (including a voluntary or involuntary termination), Employee shall not, directly or indirectly, without the prior written consent of the Company (i) solicit, encourage, hire or take any other action which is intended to induce any employee of the Company to terminate his or her employment with the Company, or (ii) disrupt, damage, impair or interfere in any manner with the contractual or employment relationship between the Company and any employee, customer or supplier of the Company.

     c. SEPARATE COVENANTS. The covenants contained in Sections 3(a) and 3(b) above shall be construed as a series of separate covenants, one for each county, city and state of any geographic area where any business is presently carried on by the Company. Except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in Sections 3(a) and 3(b). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenant (or portions thereof) to be enforced. In the event that the provisions of this
        Section 3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable laws.

     d. ACKNOWLEDGMENT. Employee acknowledges that his services are needed by virtue of the Acquisition, and that Employee's covenant not to compete or solicit contained in this Section 3 is given in the conjunction with such Acquisition and is intended to protect the value of the business acquired by the Company in the Acquisition.

     e. INJUNCTIVE RELIEF. Employee acknowledges that breach of this Section 3 would cause irreparable injury to the Company and agrees that in the event of such breach, the Company shall be entitled to seek injunction relief without the necessity of proving actual damages.

4.   ARBITRATION.

     a. CONSENT. Except as provided in Section 3(e) above, all disputes or controversies (whether of law or fact) of any nature whatsoever arising from or relating to this Agreement and the transactions contemplated hereby shall be decided by arbitration by the American Arbitration Association (the "Association") in accordance with the rules and regulations of the Association.

     b. TIMING AND EXPENSE. The Parties shall, within 30 days of the date of demand by either party for arbitration, mutually select one independent, qualified arbitrator. Each party reserves the right to object to any individual arbitrator who shall be employed by or affiliated with a competing organization. In the event objection is made, the American Arbitration Association shall resolve any dispute regarding the proprietary of an individual arbitrator acting in that capacity. The Parties shall each bear one-half of the expenses of the arbitrator. Hearings in the proceeding shall commence within 120 days of the selection of the arbitrator.

     c. PROCEDURE. Arbitration shall take place in the County of Santa Clara, California. At the request of either party, arbitration proceedings shall be conducted confidentially; in such case all documents, testimony and records shall be received, heard and maintained by the arbitrators in confidence under seal, available for the inspection only by the Association, the Parties and their respective attorneys and their respective experts who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence. The arbitrator shall be able to decree any and all relief of an equitable and legal nature, including but not limited to such relief as a temporary restraining order, a temporary and/or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof.

     d. NOTICE. Reasonable notice of the time and place of arbitration shall be given to all persons, other than the Parties, as shall be required by law, in which case such persons or those authorized representatives shall have the right to attend and/or participate in all the arbitration hearings in such manner as the law shall require.

5.   MISCELLANEOUS.

     a. SEVERABILITY. If any portion of this Agreement is held by a court of competent jurisdiction to conflict with any federal, state or local law, such portion of this Agreement shall be of no force or effect and this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

     b. NO ASSIGNMENT. Employee shall not assign this Agreement or any rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon Employee's heirs, executors, administrators, and other legal representatives and shall be for the benefit of the Company, its successors and its assigns.

     c. NOTICE. Any notice or communication required or permitted under this Agreement shall be made in writing and delivered personally to the other party or sent by certified or registered mail, return receipt requested and postage prepaid.

     d. ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding of the Parties and supersedes all prior discussions, agreements and understandings relating to the subject matter of this Agreement. Any subsequent change or changes in Employee's duties, salary, or compensation shall not affect the validity or scope of this Agreement. This Agreement may not be changed or modified, except by an agreement in writing executed by the Company and by Employee.

     e. WAIVER OF BREACH. The waiver of a breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

     f. GOVERNING LAW. This Agreement shall be governed by the laws of the State of California.

     g. HEADINGS. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

     h. SURVIVAL. Sections 1(e), 1(f), 1(g), 2, 3, 4 and the relevant subsections of this Section 5 shall survive the termination of Employee's employment, and all Sections of this Agreement shall survive the assignment of this Agreement by the Company to any successor in interest or other assignee.

     i. REPRESENTATIONS. Employee agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Employee represents that performance of all of the terms of this Agreement shall not breach any agreement to keep in confidence proprietary information acquired by Employee in confidence or in trust prior to employment by the Company. Employee has not entered into, and agrees not to enter into, any oral or written agreement in conflict herewith.

     j. COUNTERPARTS. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

ADAPTEC, INC.                                    EMPLOYEE
- --------------------------------------------     --------------------------------------------
(Print name)
- --------------------------------------------
(Sign name)
- --------------------------------------------
(Position)

                                   EXHIBIT A

Title of Position: Chief Technologist -- Network Products.

Duties: This person is responsible for defining market trends and detecting opportunities for networking technology, products and system solutions. Working closely with the Company's marketing and engineering groups, this person has the responsibility to define products and solutions and provide the architecture and leadership to implement these products.

Salary (annualized): $175,000.00

Option Grant Recommended for Adoption by the Board of Directors: 25,000 options, with the Company's standard vesting provisions.

Starting Grade: 33

Supervisor: Clay Marr

                                   EXHIBIT A

Title of Position: Director -- Business Alliances.

Duties: This person is responsible for the formation and management of business partnerships for the Network Products Business Unit. This includes joint technology development and/or joint marketing relationships with companies which have complementary products and technologies which the Company deems strategic to its business and product plans. Working closely with marketing and engineering management, this person has the responsibility to make initial contacts, establish the relationship, and provide the focal point for all joint activities with the partner to insure the success of the relationship. Examples of the types of companies the Network Business Unit would target are network infrastructure providers and third party network and application software vendors.

Salary (annualized): $120,000.00

Option Grant Recommended for Adoption by the Board of Directors: 12,000 options, with the Company's standard vesting provisions.

Starting Grade: 31

Supervisor: Gary Law

                                   EXHIBIT B

                             TERMINATION STATEMENT
                       TECHNICAL AND MANAGEMENT PERSONNEL

Employee:                                        Termination Date:

     During the course of my employment by ADAPTEC, INC., I acknowledge that I have acquired knowledge or had access to trade secrets and proprietary information of ADAPTEC, INC. and the trade secrets and proprietary information of other third parties pursuant to agreements by and between ADAPTEC, INC. and said third parties, including but not limited to, the information checked below.

     1.    Financial and pricing information.

     2. ADAPTEC, INC. business, research, and new product plans and strategies.

     3.    Patent applications and patent disclosures.

     4. Yields designs, efficiencies, and capacities of production methods, facilities, and systems.

     5.    Customer and vendor lists, contacts, habits, and plans.

     6.    Marketing information.

     7.    Process and manufacturing information.

     8.    Agreements with customers, vendors, and other companies.

     9.    Plastic overlays of circuits, circuit boards, and test chips.

     10.   Product and process specifications, procedures and test reports.

     11. Personnel lists and information regarding skills of various personnel.

     12.   Other:

     For the items marked above, the reverse side details any additional specific trade secrets and proprietary information to which I may have had access during my employment.

     I further acknowledge that I have been advised, during the termination interview, as to my obligations to ADAPTEC, INC. concerning trade secrets and proprietary information to which I may have had access during my employment, and of my continuing obligation to ADAPTEC, INC. to keep confidential all trade secrets and proprietary information to which I may have had access during my employment. I further acknowledge that I have returned all copies of technical papers, specifications, customer lists, and other ADAPTEC, INC. proprietary information, including controlled design notebooks.

     I have also been advised that I am free to use information in the public domain and my own skill, knowledge, know-how, and experience to whatever extent and in whatever way I wish so long as such uses does not involve any such trade secrets and proprietary information. In addition, I acknowledge that I have no reports, drawings, documents, process specifications, masks, or other written material or copies thereof or physical property of ADAPTEC, INC. in my possession or custody in any location whatsoever.

Date:                                            Employee:

     The foregoing Termination Statement has been reviewed and discussed with the terminating employee.

Date:                                            Manager:
Date:                                            Human Resources:

                                   EXHIBIT C

                               LIST OF INVENTIONS

     Pursuant to Section 2(a) of this Agreement, below is a list of Employee's prior inventions and original works of authorship.

  TITLE                          DATE                          BRIEF DESCRIPTION

     In the event, as a result of my work for the Company, the Company would infringe any intellectual property right of mine listed, the Company shall automatically have a royalty free, nonexclusive license throughout the work including the right to grant and sublicense to the extent necessary to permit the Company to use and to enjoy all the resulting product of such work of mine to the fullest extent, unless, prior to initiating any such work, I obtain the waiver, in writing, of the Company, by an officer of the Company waiving the Company's license in such instance.

     IF NO PRIOR INVENTIONS OR WORKS OR AUTHORSHIP ARE LISTED IN THIS EXHIBIT C, I HEREBY AFFIRM THAT THERE ARE NO SUCH INVENTIONS OR ORIGINAL WORKS OF AUTHORSHIP.

- --------------------------------------------     --------------------------------------------
Signature of Employee                            Name of Employee (typed or printed)
Dated:
ACCEPTED AND AGREED:
By:                                              Title:
Dated:

                                  EXHIBIT 6.12

                              AFFILIATE AGREEMENT

Adaptec, Inc.
691 S. Milpitas Blvd.
Milpitas, CA 95035

Ladies and Gentlemen:

     The undersigned acknowledges that, pursuant to an Agreement and Plan of
Reorganization dated           , 1996, (the "Agreement") entered into by and
among Adaptec, Inc., a California corporation ("Adaptec"), Cogent Data Technologies, Inc., a Washington corporation (the "Company"), CDT Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Adaptec ("Subsidiary") and certain shareholders of the Company, Subsidiary will be merged with and into Company, and Company's outstanding shares of capital stock shall be converted into the right to receive shares of Adaptec Common Stock, $.001 par value (the "Adaptec Stock"). Unless otherwise indicated, capitalized terms not defined herein have the meanings set forth in the Agreement.

     The undersigned also has been advised that as of the date hereof it may be deemed to be an "affiliate" of Company, as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission (the "Commission").

     The undersigned understands that the representations, warranties and covenants set forth herein will be relied upon by Adaptec, the shareholders of Adaptec, and Adaptec's counsel and independent auditors.

     The undersigned represents and warrants to and agrees with Adaptec that:

     1. The undersigned has full power to execute and deliver this Affiliate Agreement and to make the representations and warranties herein and to perform its obligations hereunder.

     2. The undersigned has carefully read this Affiliate Agreement and discussed its requirements and other applicable limitations upon its ability to sell, transfer or otherwise dispose of shares of Adaptec Stock to the extent the undersigned felt necessary.

     3. The undersigned is the beneficial owner of (has sole or shared voting or investment power with respect to) all the shares of Adaptec Stock indicated on the next page hereof (the "Adaptec Securities"). Except for the Adaptec Securities, the undersigned does not beneficially own any shares of Adaptec Stock or any other equity securities of Adaptec or any options, warrants or other rights to acquire any equity securities of Adaptec.

     4. During the 30-day period immediately prior to the Closing, the undersigned has not, and after the Closing until such time as results covering at least 30 days of combined operations of the Company and Adaptec have been published by Adaptec, in the form of a quarterly earnings report, an effective registration statement with the Commission, a report to the Commission on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes the combined results of operations, the undersigned will not sell, transfer or otherwise dispose of, or offer or agree to sell, transfer or otherwise dispose of, or in any other way reduce the risk of the undersigned's risk of ownership of or investment in, any of the following:

          (a) any shares of Adaptec Stock, or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities being referred to herein, collectively, as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities;

          (b) any Adaptec Securities; or

          (c) any shares of Adaptec Stock or other Adaptec equity securities which the undersigned purchases or otherwise acquires after the execution of this Affiliate Agreement.

  NUMBER OF SHARES OF ADAPTEC STOCK
      BENEFICIALLY OWNED BY THE
             UNDERSIGNED:
              (FILL IN)

                OTHER

       (FILL IN IF APPLICABLE)

          Very truly yours,
                                          By:
                                                        (Please sign)

                                          Name:
                                                         (Please print)

                                           (Signature of Spouse -- required if
                                                         married)

                                    ANNEX B

                                 CHAPTER 230.13
                               DISSENTERS' RIGHTS

Sections
23B.13.010   Definitions.
23B.13.020   Right to dissent.
23B.13.030   Dissent by nominees and beneficial owners.
23B.13.200   Notice of dissenters' rights.
23B.13.210   Notice of intent to demand payment.
23B.13.220   Dissenters' notice.
23B.13.230   Duty to demand payment.
23B.13.240   Share restriction.
23B.13.250   Payment.
23B.13.260   Failure to take action.
23B.13.270   After-acquired shares.
23B.13.280   Procedure if shareholder dissatisfied with payment or offer.
23B.13.300   Court action.
23B.13.310   Court costs and counsel fees.

     23B.13.010 Definitions.  As used in this chapter:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder. [1989 c 165 Section 140.]

     23B.13.020 Right to Dissent. (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

          (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

          (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

          (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

          (a) The proposed corporate action is abandoned or rescinded;

          (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

          (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation. [1991 c 269 Section 37; 1989 c 165 Section 141.)

     23B.13.030 Dissent By Nominees and Beneficial Owners. (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

          (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote. (1989 c 165 Section 142.)

     23B.13.200 Notice of Dissenters' Rights. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2) If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after [the] effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220. [1989 c 165
Section 143.]

     23B.13.210 Notice of Intent to Demand Payment. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2) A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 Section 144.]

     23B.13.220 Dissenters' Notice. (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

          (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

          (e) Be accompanied by a copy of this chapter. (1989 c 165 Section
     145.]

     23B.13.230 Duty to Demand Payment. (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter. [1989 c 165 Section 146.]

     23B.13.240 Share Restrictions. (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action. [1989 c 165 Section 147.]

     23B.13.250 Payment. (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2) The payment must be accompanied by:

          (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (b) An explanation of how the corporation estimated the fair value of the shares;

          (c) An explanation of how the interest was calculated;

          (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

          (e) A copy of this chapter. [1989 c 165 Section 148.]

     23B.13.260 Failure to Take Action. (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure. (1989 c 165 Section 149.]

     23B.13.270 After-Acquired Shares. (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280. [1989 c 165 Section 150.]

     23B.13.280 Procedure If Shareholder Dissatisfied With Payment or
Offer. (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

          (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

          (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

          (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares. [1989 c 165
Section 151.]

     23B.13.300 Court Action. (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery right as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment
(a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270. (1989 c 165 Section 152.]

     23B.13.310 Court Costs and Counsel Fees. (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the cost against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

          (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. [1989 c 165 Section 153.]

                                                                         ANNEX C

                                          May 31, 1996


Board of Directors
Cogent Data Technologies, Inc.
640 Mullis Street
Friday Harbor, WA 98250

Dear Members of the Board:

     We understand that Cogent Data Technologies, Inc. ("Cogent"), Adaptec, Inc. ("Adaptec"), CDT Acquisition Corp. ("Acquisition Sub"), and Charles Anderson, Deanna Anderson, Alan Bellanca, Richard Rome, Nash Gubelman and Frank Foster (the "Majority Shareholders" of Cogent) are proposing a transaction (the "Transaction") pursuant to which, through a merger of the Acquisition Sub with and into Cogent, each share of Cogent common stock, without par value, issued and outstanding shall be converted into the right to receive, subject to the provisions of an escrow agreement between Adaptec and the Majority Shareholders, a number of shares of Adaptec common stock, $0.001 par value, calculated by dividing the quotient of $68,763,558 and the average of the closing prices of the Adaptec common stock for the five trading days prior to the execution of the Agreement (as defined below) by the total number of shares of Cogent common stock issued and outstanding, subject to adjustment as provided in the Agreement. The proposed Transaction is intended to be a tax-free reorganization within the meaning of section 368(a) of the United States Internal Revenue Service Code of 1986, as amended, and to be accounted for as a pooling of interests pursuant to Opinion No. 16 of the Accounting Principles Board. The terms and conditions of the Transaction are more fully detailed in the Agreement.

     You have requested our opinion as to whether the consideration to be received by Cogent's shareholders is fair, from a financial point of view, to Cogent's shareholders.

     Broadview Associates focuses on providing merger and acquisition advisory services to information technology ("IT") companies. In this capacity, we are continually engaged in valuing such businesses, and we maintain an extensive database of IT mergers and acquisitions for comparative purposes. We are currently acting as financial advisor to Cogent's Board of Directors and will receive a fee from Cogent upon the successful conclusion of the Transaction.

     In rendering our opinion, we have, among other things:

          1.) reviewed the terms of the Agreement and Plan of Reorganization and associated exhibits to such agreement in the form of the draft (the "Agreement") furnished to us by Wilson, Sonsini, Goodrich & Rosati on May 30, 1996 (which, for the purposes of this opinion, we have assumed, with your permission, to be identical in all material respects to the Agreement to be executed);

          2.) reviewed Cogent's audited financial statements for its fiscal years ended March 31, 1994 and 1995 prepared by Deloitte & Touche, and the unaudited, internally prepared financial statements for the fiscal year ended March 31, 1996;

          3.) reviewed internal historical financial and operating data concerning Cogent prepared and provided to us by Cogent management;

          4.) reviewed financial projections for Cogent through the year ended March 31, 1997 prepared and provided to us by Cogent management;

          5.) participated in discussions with Cogent management concerning the operations, business strategy, financial performance and prospects for Cogent;

          6.) discussed with Cogent management its view of the strategic rationale for the Transaction;

          7.) compared certain aspects of the financial performance of Cogent with public companies we deemed comparable;

          8.) analyzed available information, both public and private, concerning other mergers and acquisitions we believe to be comparable in whole or in part to the Transaction;

          9.) reviewed Adaptec's audited financial statements for the fiscal years ended March 31, 1994 and 1995 prepared by Price Waterhouse LLP, and the unaudited financial statements for the fiscal year ended March 31, 1996 prepared and provided to us by management;

          10.) reviewed the reported closing prices and trading activity for Adaptec stock;

          11.) considered the total number of shares of Adaptec stock outstanding, the average weekly trading volume of Adaptec stock, and the maximum time period for Cogent shareholders to liquidate their Adaptec stock given SEC regulations;

        12.) reviewed recent equity analyst reports covering Adaptec;

          13.) participated in negotiations and discussions related to the Transaction among Cogent, Adaptec and their financial and legal advisors; and

          14.) conducted other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied, without independent verification, on the accuracy and completeness of all the financial and other information (including without limitation the representations and warranties contained in the Agreement) that was publicly available or furnished to us by Cogent or Adaptec. With respect to the financial projections examined by us, we have assumed that they were reasonably prepared and reflected the best available estimates and good faith judgments of the management of Cogent as to the future performance of Cogent. We have neither made nor obtained an independent appraisal or valuation of any of Cogent's assets. We have not reviewed any internal financial projections prepared by Adaptec as such projections have not been made available to us.

     Based upon and subject to the foregoing, we are of the opinion that the consideration to be received by Cogent's shareholders is fair, from a financial point of view, to Cogent's shareholders.

     This opinion speaks only as of the date hereof. It is understood that this opinion is for the information of the Board of Directors of Cogent in connection with its consideration of the Transaction, and does not constitute a recommendation to any Cogent shareholder as to how such shareholder should vote on the Transaction. Broadview Associates does not believe that any other person other than the Board of Directors of Cogent has the legal right under state law to rely on this opinion and, in the absence of any governing precedents, we would resist any assertion otherwise by any such person. This opinion may not be published or referred to, in whole or part, without our prior written permission, which shall not be unreasonably withheld. Broadview Associates hereby consents to references to and the inclusion of this opinion in its entirety in the proxy statement to be disseminated to the shareholders of Cogent in connection with the Transaction.

                                          Sincerely,

                                          /s/ Broadview Associates LLC

                                          Broadview Associates LLC

                                                                        ANNEX D



                                 TAX OPINION OF
                             DAVIS WRIGHT TREMAINE


                                   [TO COME]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. The Registrant's Amended and Restated Articles of Incorporation and By-laws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California General Corporation Law. In addition, the Registrant has entered into Indemnity Agreements (Exhibit 10.12) with all its directors and officers. The Registrant has also purchased and maintained insurance for its officers and directors against liabilities which an officer or a director may incur in his or her capacity as such.

     Commencing with the effectiveness of the Merger, the Registrant will either cause Cogent to, or will itself directly indemnify the current officers and directors of Cogent in accordance with Cogent's Bylaws in effect immediately before the Merger to any action or inaction by such person prior to the Merger.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

     (A) EXHIBITS

 2.1          Agreement and Plan of Reorganization By and Among Adaptec, Inc., CDT
              Acquisition Corp., Cogent Data Systems, Inc. and Certain Shareholders of Cogent
              Data Technologies, Inc. dated May 31, 1996.
 2.21(a)(3)   Stock Purchase Agreement By and Among Adaptec, Inc., Future Domain Corporation,
              Jack A. Allweiss, Patricia A. Allweiss and Certain Shareholders of Future
              Domain Corporation dated July 13, 1995
 2.21(b)(3)   Stock Purchase Agreement By and Between Adaptec, Inc. and Certain Shareholders
              of Future Domain Corporation dated July 13, 1995
 2.3(3)       Agreement and Plan of Reorganization By and Among Adaptec, Inc., Incat Systems
              Software USA, Inc., ISS Acquisition Corporation and Certain Shareholders of
              Incat Systems Software USA, Inc. dated August 23, 1995
 3.1(5)       Seventh Amended and Restated Articles of Incorporation of Registrant
 3.2(1)       Bylaws of Registrant as restated on February 9, 1996
 4.1(7)       First Amended and Restated Common Shares Rights Agreement dated June 30, 1992, between Registrant and Chemical Trust Company of California as Rights Agents
 5.1          Opinion of Wilson Sonsini Goodrich & Rosati, P.C. (regarding legality of securities being offered)
 8.1*         Tax Opinion of Davis Wright Tremaine
10.1**(5)     Registrant's 1986 Employee Stock Purchase Plan
10.2(9)       Technology License Agreement dated January 1, 1985 between the Registrant and
              International Business Machines Corporation
10.3**(8)     Registrant's Savings and Retirement Plan
10.4**(11)    1990 Stock Plan, as amended
10.5**(6)     Forms of Stock Option Agreement, Tandem Stock Option/SAR Agreement, Restricted
              Stock Purchase Agreement, Stock Appreciation Rights Agreement, and Incentive
              Stock Rights Agreement for use in connection with the 1990 Stock Plan, as amended
10.6**(5)     1990 Directors' Option Plan and forms of Stock Option Agreement
10.7(5)       Revolving Loan Agreement dated June 3, 1992 between Registrant and Plaza Bank of Commerce (incorporated by reference to Exhibit 10.26 filed with Registrant's
              Annual Report on Form 10-K for fiscal year ended March 31, 1992) and Amendment
              Number Three to the Revolving Credit Loan Agreement dated April 29, 1994 between the Registrant and Comerica Bank -- California (formerly Plaza Bank of
              Commerce) expiring August 31, 1997

10.8(5)       Amendments Four, Five and Six to the Revolving Credit Loan Agreement dated
              April 29, 1994 between the Registrant and Comerica Bank -- California expiring
              August 31, 1997
10.9***(4)    Option Agreement 1 between Adaptec Manufacturing (S) Pte. Ltd. and Taiwan
              Semiconductor Manufacturing Co., Ltd. dated October 23, 1995
10.10***(4)   Option Agreement II Between Adaptec Manufacturing (S) Pte. Ltd. and Taiwan
              Semiconductor Manufacturing Co., Ltd. dated October 23, 1995
10.11(1)      Consignment Agreement between Adaptec, Inc. and AT&T Corp. dated January 10,
              1996
10.12(10)     Form of Indemnification Agreement entered into with directors and officers of the Company
10.13(10)     Term Loan Agreement dated June 24, 1992 between the Registrant and Plaza Bank of Commerce expiring June 30, 1998
10.14***(5)   Deposit and Supply Agreement between Taiwan Semiconductor Manufacturing Co.,
              Ltd. and Adaptec Manufacturing Pte. Ltd.
10.15(2)      Industrial Lease Agreement between the Registrant, as Lessee, and Jurong Town
              Corporation, as Lessor
13.1          Annual Report to Shareholders for the fiscal year ended March 31, 1996
21.1(13)      Subsidiaries of Registrant
23.1          Consent of Independent Accountants, Price Waterhouse LLP
23.2          Consent of Independent Public Accountants, Arthur Andersen LLP
23.3          Independent Auditors' Consent, Deloitte & Touche LLP
23.4          Report of Independent Accountants, Arthur Andersen LLP
23.5          Consent of Broadview Associates LLC

- ---------------
  *  To be filed by amendment.

 ** Designates management contracts or compensatory plan arrangements required to be filed as an exhibit pursuant to item 14(c) of this report on Form 10-K.

***  Confidential treatment has been granted for portions of this agreement.


 (1) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1996.

 (2) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1995.

 (3) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1995.

 (4) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1995.

 (5) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1994.

 (6) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1993.

 (7) Incorporated by reference to Exhibit A filed with the Registrant's Registration Statement Number 0-15071 on Form 8-A on May 11, 1989 and to
     Exhibit 1.1 to Form 8 Amendments No. 1, No. 2 and No. 3 thereto as filed June 5, 1990, April 8, 1992 and July 20, 1992, respectively.

 (8) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1987.

 (9) Incorporated by reference to Exhibit 10.15 filed in response to Item 16(a) "Exhibits" of the Registrant's Registration Statement on Form S-1 and Amendment No. 1 and Amendment No. 2 thereto (file No. 33-5519), which became effective on June 11, 1986.

(10) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

(11) Incorporated by reference to Exhibit 4.2 to Form S-8 as filed February 7, 1996.

(12) Incorporated by reference to Exhibit 16 to Form 8-K/A-2 dated July 11,
     1994.

(13) Incorporated by reference from the information under the caption "Corporate Information" included in the Annual Report to Shareholders for the fiscal year ended March 31, 1996.

     (B) FINANCIAL STATEMENT SCHEDULE

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (4) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas State of California, on the 3rd day of July, 1996.

                                          ADAPTEC, INC

                                          By: /s/      F. GRANT SAVIERS

                                            ------------------------------------
                                                     F. Grant Saviers,
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints, jointly and severally, F. Grant Saviers and Paul G. Hansen, and each of them acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                  TITLE                        DATE
- ----------------------------------------   -----------------------------------   ----------------
/s/           JOHN G. ADLER                Chairman of the Board of Directors    July 3, 1996
- ----------------------------------------
(John G. Adler)
/s/          F. GRANT SAVIERS              President and Chief Executive         July 3, 1996
                                             Officer (Principal Executive
- ----------------------------------------     Officer)
(F. Grant Saviers)
/s/          PAUL G. HANSEN                Vice President of Finance and Chief   July 3, 1996
- ----------------------------------------     Financial Officer (Principal
(Paul G. Hansen)                             Financial
                                             Officer) Assistant Secretary
/s/         ANDREW J. BROWN                Corporate Controller and Principal    July 3, 1996
- ----------------------------------------     Accounting Officer
(Andrew J. Brown)
/s/       LAURENCE B. BOUCHER              Director                              July 3, 1996
- ----------------------------------------
(Laurence B. Boucher)
/s/            CARL J. CONTI               Director                              July 3, 1996
- ----------------------------------------
(Carl J. Conti)
/s/              JOHN EAST                 Director                              July 3, 1996
- ----------------------------------------
(John East)

               SIGNATURE                                  TITLE                        DATE
- ----------------------------------------   -----------------------------------   ----------------
/s/          ROBERT J. LOARIE              Director                              July 3, 1996
- ----------------------------------------
(Robert J. Loarie)
/s/             B. J. MOORE                Director                              July 3, 1996
- ----------------------------------------
(B. J. Moore)
/s/        W. FERRELL SANDERS              Director                              July 3, 1996
  --------------------------------------
  (W. Ferrell Sanders)
/s/           Phillip E. White             Director                              July 3, 1996
- ----------------------------------------
(Phillip E. White)

                               INDEX TO EXHIBITS

 2.1          Agreement and Plan of Reorganization By and Among Adaptec, Inc., CDT
              Acquisition Corp., Cogent Data Systems, Inc. and Certain Shareholders of Cogent
              Data Technologies, Inc. dated May 31, 1996.
 2.21(a)(3)   Stock Purchase Agreement By and Among Adaptec, Inc., Future Domain Corporation,
              Jack A. Allweiss, Patricia A. Allweiss and Certain Shareholders of Future
              Domain Corporation dated July 13, 1995
 2.21(b)(3)   Stock Purchase Agreement By and Between Adaptec, Inc. and Certain Shareholders
              of Future Domain Corporation dated July 13, 1995
 2.3(3)       Agreement and Plan of Reorganization By and Among Adaptec, Inc., Incat Systems
              Software USA, Inc., ISS Acquisition Corporation and Certain Shareholders of
              Incat Systems Software USA, Inc. dated August 23, 1995
 3.1(5)       Seventh Amended and Restated Articles of Incorporation of Registrant
 3.2(1)       Bylaws of Registrant as restated on February 9, 1996
 4.1(7)       First Amended and Restated Common Shares Rights Agreement dated June 30, 1992, between Registrant and Chemical Trust Company of California as Rights Agents
 5.1          Opinion of Wilson Sonsini Goodrich & Rosati, P.C. (regarding legality of securities being offered)
 8.1*         Tax Opinion of Davis Wright Tremaine
10.1*(5)      Registrant's 1986 Employee Stock Purchase Plan
10.2(9)       Technology License Agreement dated January 1, 1985 between the Registrant and
              International Business Machines Corporation
10.3**(8)     Registrant's Savings and Retirement Plan
10.4**(11)    1990 Stock Plan, as amended
10.5**(6)     Forms of Stock Option Agreement, Tandem Stock Option/SAR Agreement, Restricted
              Stock Purchase Agreement, Stock Appreciation Rights Agreement, and Incentive
              Stock Rights Agreement for use in connection with the 1990 Stock Plan, as amended
10.6*(5)      1990 Directors' Option Plan and forms of Stock Option Agreement
10.7(5)       Revolving Loan Agreement dated June 3, 1992 between Registrant and Plaza Bank of Commerce (incorporated by reference to Exhibit 10.26 filed with Registrant's
              Annual Report on Form 10-K for fiscal year ended March 31, 1992) and Amendment
              Number Three to the Revolving Credit Loan Agreement dated April 29, 1994 between the Registrant and Comerica Bank -- California (formerly Plaza Bank of
              Commerce) expiring August 31, 1997
10.8(5)       Amendments Four, Five and Six to the Revolving Credit Loan Agreement dated
              April 29, 1994 between the Registrant and Comerica Bank -- California expiring
              August 31, 1997
10.9***(4)    Option Agreement 1 between Adaptec Manufacturing (S) Pte. Ltd. and Taiwan
              Semiconductor Manufacturing Co., Ltd. dated October 23, 1995
10.10***(4)   Option Agreement II Between Adaptec Manufacturing (S) Pte. Ltd. and Taiwan
              Semiconductor Manufacturing Co., Ltd. dated October 23, 1995
10.11(1)      Consignment Agreement between Adaptec, Inc. and AT&T Corp. dated January 10,
              1996
10.12(10)     Form of Indemnification Agreement entered into with directors and officers of the Company
10.13(10)     Term Loan Agreement dated June 24, 1992 between the Registrant and Plaza Bank of Commerce expiring June 30, 1998
10.14***(5)   Deposit and Supply Agreement between Taiwan Semiconductor Manufacturing Co.,
              Ltd. and Adaptec Manufacturing Pte. Ltd.
10.15(2)      Industrial Lease Agreement between the Registrant, as Lessee, and Jurong Town
              Corporation, as Lessor

13.1          Annual Report to Shareholders for the fiscal year ended March 31, 1996
21.1(12)      Subsidiaries of Registrant
23.1          Consent of Independent Accountants, Price Waterhouse LLP
23.2          Consent of Independent Public Accountants, Arthur Andersen LLP
23.3          Independent Auditors' Consent, Deloitte & Touche LLP
23.4          Report of Independent Accountants, Arthur Andersen LLP
23.5             Consent of Broadview Associates LLC

- ---------------
  *  To be filed by amendment.

 ** Designates management contracts or compensatory plan arrangements required to be filed as an exhibit pursuant to item 14(c) of this report on Form 10-K.

***  Confidential treatment has been granted for portions of this agreement.

 (1) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1996.

 (2) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1995.

 (3) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended September 29, 1995.

 (4) Incorporated by reference to exhibits filed with Registrant's Quarterly Report on Form 10-Q for the quarter ended December 29, 1995.

 (5) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1994.

 (6) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the year ended March 31, 1993.

 (7) Incorporated by reference to Exhibit A filed with the Registrant's Registration Statement Number 0-15071 on Form 8-A on May 11, 1989 and to
     Exhibit 1.1 to Form 8 Amendments No. 1, No. 2 and No. 3 thereto as filed June 5, 1990, April 8, 1992 and July 20, 1992, respectively.

 (8) Incorporated by reference to exhibits filed with the Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1987.

 (9) Incorporated by reference to Exhibit 10.15 filed in response to Item 16(a) "Exhibits" of the Registrant's Registration Statement on Form S-1 and Amendment No. 1 and Amendment No. 2 thereto (file No. 33-5519), which became effective on June 11, 1986.

(10) Incorporated by reference to exhibits filed with Registrant's Annual Report on Form 10-K for the fiscal year ended March 31, 1992.

(11) Incorporated by reference to Exhibit 4.2 to Form S-8 as filed February 7, 1996.

(12) Incorporated by reference to Exhibit 16 to Form 8-K/A-2 dated July 11,
     1994.

(13) Incorporated by reference from the information under the caption "Corporate Information" included in the Annual Report to Shareholders for the fiscal year ended March 31, 1996.